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INDEX TO FINANCIAL STATEMENTS OF GEXA CORP.

As filed with the Securities and Exchange Commission on April 28, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FPL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	4911	59-2449419
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Edward F. Tancer, Esq. Vice President & General Counsel FPL Group, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	Thomas R. McGuigan, P.A. Steel Hector & Davis LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401 (561) 650-7200	Robert J. Reger, Jr., Esq. Thelen Reid & Priest, LLP 875 Third Avenue New York, New York 10022 (212) 603-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agents for Service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

Ira N. Rosner, Esq. Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 (305) 579-0500	Robert G. Reedy, Esq. Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described herein.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	$90,270,474(3)	$10,625
Preferred Share Purchase Rights(1)		(2)

(1)
The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

(2)
Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee related to the common stock.

(3)
Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f) and (o) under the Securities Act of 1933, as amended, based on (a) $6.56, which is the average of the high and low sales prices of the common stock of Gexa Corp. on the Nasdaq SmallCap Market on April 25, 2005, multiplied by (b) the maximum possible shares of Gexa Corp. common stock to be cancelled pursuant to the merger contemplated in the Agreement and Plan of Merger, dated as of March 28, 2005, by and among FPL Group, Inc., FRM Holdings, LLC, WPRM Acquisition Subsidiary, Inc., and Gexa Corp. (calculated as 13,760,743 shares, including all shares of Gexa Corp. common stock issuable upon the exercise of outstanding options and warrants).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion—Dated April 28, 2005

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. FPL GROUP MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROXY STATEMENT

PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

                        , 2005

Dear Gexa Shareholder:

        It is a pleasure to invite you to the special meeting of Gexa Corp. shareholders on                        , 2005, beginning at 10:00 a.m. Houston time at the location given below.

        At the meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of March 28, 2005, among Gexa Corp., FPL Group, Inc., and two of its subsidiaries, FRM Holdings, LLC and WPRM Acquisition Subsidiary, Inc., as it may be amended from time to time, and the merger thereunder. In the merger, WPRM will merge with and into Gexa and, as a result, Gexa will become an indirect wholly-owned subsidiary of FPL Group.

        After careful consideration, Gexa's board of directors has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the merger.

        If the merger is completed, for each share of Gexa common stock that you hold, you will receive a fraction of a share of FPL Group common stock equal to the quotient (rounded to four decimal points) obtained by dividing $6.88 by the average of the daily closing sale prices of FPL Group common stock for the 10 consecutive trading days ending on the third business day (including such third business day) immediately prior to the closing date of the merger.

        You may call toll free any time beginning May 1, 2005 at (877) 229-9284 for the current 10-day average FPL Group common stock closing price and a preliminary calculation of the fraction of a share of FPL Group common stock that you would receive for each of your Gexa shares of common stock based on that price.

        FPL Group's common stock is listed on the New York Stock Exchange and trades under the symbol "FPL." On                        , FPL Group's closing common stock price was $            .

        To complete the merger, holders of two-thirds of Gexa's outstanding common stock must approve the merger agreement and the merger. Holders of approximately 36.3% of Gexa's outstanding shares of common stock have agreed to vote for the merger agreement and the merger. This means that the holders of approximately 30.4% more of Gexa's outstanding common stock must vote for the merger agreement and the merger to ensure its approval.

        Gexa has scheduled a special meeting to vote on the merger agreement and the merger. If you were a shareholder of record on                        , you may vote at the special meeting. Whether or not you plan to attend, it is very important that you take the time to vote by completing and mailing the enclosed proxy card to Gexa.

        The date, time and place of the special meeting is as follows:

                        , 2005
10:00 A.M. Houston Time
at the offices of: Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 72002

        This proxy statement/prospectus provides you with detailed information about the merger. This document is also the prospectus of FPL Group for FPL Group common stock that will be issued to you in the merger. We encourage you to read this entire document carefully.

        In particular, you should carefully consider the discussion in the section labeled "RISK FACTORS" beginning on page 14 of this proxy statement/prospectus. You can also obtain information about Gexa and FPL Group from documents that each company has filed with the Securities and Exchange Commission.

/s/ NEIL M. LEIBMAN Neil M. Leibman Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus or the securities to be issued pursuant to the merger under this proxy statement/prospectus or determined that this proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                        , 2005, and is expected to be first mailed to Gexa shareholders on or about                        , 2005.

Gexa Corp.
20 Greenway Plaza, Suite 600
Houston, Texas 77046

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        To Be Held On            , 2005

To our shareholders:

        NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Gexa Corp., a Texas corporation, will be held at 10:00 a.m., Houston time, on                        , 2005, at the offices of Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas. At the Gexa special meeting, we will ask you to vote on:

  1.
  a proposal to approve the merger agreement, dated as of March 28, 2005, among Gexa, FPL Group, Inc., and two of its subsidiaries, FRM Holdings, LLC and WPRM Acquisition Subsidiary, Inc., as it may be amended from time to time, and the merger thereunder; and

  2.
  such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        We have fixed the close of business on                        , 2005 as the record date for the special meeting of Gexa shareholders. Only holders of record of our common stock on that date will be entitled to notice of and to vote at the special meeting of Gexa shareholders or any postponement or adjournment of the special meeting. Approval of the merger agreement and the merger proposal requires the affirmative vote of the holders of two-thirds of the Gexa common stock outstanding as of the record date and entitled to vote thereon.

        Gexa's board unanimously recommends that you vote FOR the approval of the merger agreement and the merger.

        The proxy statement/prospectus describes the proposed merger in more detail. We encourage you to read the entire proxy statement/prospectus carefully, including the merger agreement which is included as Annex A.

        Please complete, sign and promptly return the proxy card in the enclosed prepaid envelope, whether or not you expect to attend the special meeting. You can revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special meeting. Returning your proxy card will not affect your right to vote in person if you chose to attend the special meeting. If you fail to vote by proxy card or at the special meeting, or fail to instruct your broker how to vote any shares that your broker holds for you in its name, or if you abstain, it will have the same effect as voting against the approval of the merger agreement and the merger.

        You should not send Gexa stock certificates with your proxy card. After we complete the merger, the exchange agent will send you written instructions for exchanging Gexa stock certificates for FPL Group common stock.

By order of the Board of Directors,
David K. Holeman Secretary

Houston, Texas
                        , 2005

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about FPL Group, Inc., sometimes referred to as FPL Group, from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from FPL Group at the following address and telephone number:

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Investor Relations
(561) 694-4000

        In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including FPL Group. Also, FPL Group maintains an Internet site (http://www.fplgroup.com). Information included on FPL Group's Internet site is not incorporated by reference in this proxy statement/prospectus.

        Please note that copies of the documents to be provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or into this proxy statement/prospectus.

        PLEASE CONTACT FPL GROUP NO LATER THAN                        , 2005 IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING OF GEXA SHAREHOLDERS.

        Also see "Where You Can Find More Information" beginning on page 92.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by FPL Group, constitutes a prospectus of FPL Group under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of FPL Group common stock to be issued to Gexa shareholders in connection with the merger described in this proxy statement/prospectus, which is sometimes referred to as the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of shareholders of Gexa Corp. to consider and vote upon the proposal to approve the merger agreement and the merger.

QUESTIONS AND ANSWERS ABOUT THE FPL GROUP/GEXA MERGER
SUMMARY
The Companies
What You Will Receive in the Merger
Assumption of Stock Options and Warrants
Reasons for the Merger
Recommendation of the Board
Opinion of Gexa's Financial Advisor
Voting Agreement
Risk Factors
Interests of Directors and Officers in the Merger
Dissenters' Rights
Conditions to the Merger
Regulatory Approvals
Termination of the Merger Agreement
Termination Payments
No Solicitation of Competing Transactions
Income Tax Consequences of the Merger
Federal Securities Law Consequences
FPL Group Dividends
Accounting Treatment
FPL Group's Common Stock; Comparison of Shareholder Rights
Forward-Looking Statements
Selected Historical Financial Information
FPL Group — Selected Historical Financial Information
Gexa — Selected Historical Financial Information
Comparative Per Share Information
Comparative Per Share Market Price Information
FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE SPECIAL MEETING
Time and Place of Special Meeting
Matters to be Considered at the Gexa Special Meeting
Record Date for the Gexa Special Meeting and Voting Rights
Quorum; Required Votes; Abstentions and Broker Non-Votes
Proxies; Solicitation of Proxies
Revocation of Proxies
Adjournments or Postponements
THE MERGER
Background of the Merger
Recommendation of the Board; Gexa's Reasons for the Merger
Strategic Advantages of the Merger
Terms of the Merger Agreement and Merger Consideration.
Risks of the Proposed Merger
Opinion of Financial Advisor to Gexa
Interests of Directors and Officers in the Merger
Federal Income Tax Consequences to Holders of Gexa Common Stock
General
Material Tax Consequences of the Merger
Backup Withholding
Reporting Requirements

i

Accounting Treatment
No Dissenters' or Appraisal Rights
Dividend Policy
Regulatory Approvals
Stock Exchange Listing
Delisting and Deregistration of Gexa Common Stock
Federal Securities Laws Consequences
THE MERGER AGREEMENT
Terms of the Merger
General
Conversion of Securities
Fractional Shares
Exchange of Certificates
Exchange Procedure
Stock Options and Other Stock Rights
No Further Ownership Rights in Gexa Common Stock
Return of Merger Consideration to FPL Group
No Liability
Representations and Warranties
Covenants
No Solicitation of Transactions
Employment Matters
Indemnification and Insurance
Limitations of Liability
Conditions to the Merger
Termination
Termination Fees and Expenses
RELATED AGREEMENTS
Voting Agreement
Employment Agreement
Escrow Agreement
BUSINESS OF FPL GROUP
BUSINESS OF GEXA
Forward-Looking Statements
Overview and Company History
Texas Market
Regulatory Environment
Operations
Marketing and Sales
Other Markets
Electricity Supply
Competition
Subsequent Events
Properties
Legal Proceedings
Market for Gexa's Common Equity, Related Shareholder Matters and Gexa's Purchases of Equity Securities.
Market Information
Holders of Common Stock
Dividends
Equity Compensation Plan Information

ii

Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operation
Overview
Business Strategy
Subsequent Events
Results of Operations
Revenues
Cost of Goods Sold
Gross Profits
General and Administrative Expenses
Other financing income (net of expense)
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
Critical Accounting Policies
Normal Purchases and Sales Accounting
Revenue and Cost Recognition
Unbilled Revenue and Accounts Receivable
Recent Sales of Unregistered Securities
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Quantitative and Qualitative Disclosures About Market Risk
DESCRIPTION OF WPRM ACQUISITION SUBSIDIARY, INC. AND FRM HOLDINGS, LLC
DESCRIPTION OF FPL GROUP'S COMMON STOCK
General
Dividend Rights
Voting Rights and Non-Cumulative Voting
Liquidation Rights
Preferred Share Purchase Rights
FPL Group Preferred Stock
COMPARISON OF RIGHTS OF HOLDERS OF FPL GROUP COMMON STOCK AND GEXA COMMON STOCK
Authorized Capital Stock
Number of Directors
Vacancies on the Board
Removal of Directors
Required Shareholder Vote for Certain Shareholder Actions
Interested Shareholder Transactions
Control Shares
Constituencies Provision
Shareholder Action by Written Consent
Special Meetings of Shareholders
Amendments to Governing Documents
Indemnification of Directors and Officers
Limitation on Director Liability
Dissenters' or Appraisal Rights
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Annex A Merger Agreement
Annex B Opinion of Gexa's Financial Advisor
Annex C Voting Agreement

iii

QUESTIONS AND ANSWERS ABOUT THE FPL GROUP/GEXA MERGER

1.	Q:	What am I being asked to vote upon?
A:
You are being asked to vote to approve a merger agreement entered into among Gexa Corp., FPL Group, Inc. and two of its subsidiaries, FRM Holdings, LLC and WPRM Acquisition Subsidiary, Inc., and the merger thereunder. As a result of the merger, Gexa will become an indirect wholly-owned subsidiary of FPL Group.
2.	Q:	Why is the merger being proposed?
A:
Among other benefits, the Gexa board concluded that the proposed merger will give Gexa a stronger competitive position in the retail electricity market and greater opportunities for growth than Gexa would have by operating independently, as well as provide Gexa shareholders significantly more liquidity based upon the market for the FPL Group shares that they will receive in the merger. To review the reasons for the merger in greater detail, see "The Merger—Recommendations of the Board; Gexa's Reasons for the Merger", beginning on page 23 of this proxy statement/prospectus.
3.	Q:	What votes are required to complete the transaction?
A:
To complete the merger, holders of two-thirds of Gexa's outstanding common stock as of the record date, , 2005, must approve the merger agreement and the merger. Holders of approximately 36.3% of Gexa's outstanding common stock have agreed to vote for the merger. This means that the holders of approximately 30.4% more of Gexa's outstanding common stock as of the record date must vote for the merger to ensure its approval.
4.	Q:	What will I receive as a result of the merger?
A:
In the merger, you will receive for each of your outstanding shares of Gexa common stock a fraction of a share of FPL Group common stock equal to the quotient (rounded to four decimal points) obtained by dividing $6.88 by the average of the daily closing sale prices of FPL Group common stock for the 10 consecutive trading days ending on the third business day (including such third business day) immediately prior to the closing date of the merger.
5.	Q:	Will FPL Group issue fractional shares?
A:
You will not receive any fractional shares of FPL Group common stock. Instead you will receive cash in an amount (without interest) rounded to the nearest cent determined by multiplying the average FPL Group common stock closing sale price described in question 4 by the fractional interest to which you would otherwise be entitled.
6.	Q:	What happens as the market price of FPL Group common stock fluctuates?
A:
The exchange ratio, and therefore the number of shares of FPL Group common stock that you will receive in the merger, is based on the average of the daily closing sale prices of FPL Group common stock, as described above, not on the FPL Group share price on the effective date of the merger or on the date on which your Gexa shares are exchanged for FPL Group shares. Therefore, the value of the FPL common stock you will receive in the merger may be greater or less than $6.88 per share for the Gexa common stock that is exchanged in the merger.
7.	Q:	How will I know what the actual exchange ratio is?
A:
We will issue a press release prior to the special meeting that will disclose the exchange ratio, assuming that the closing of the merger will occur on or within three business days after the same day as the special meeting. If the closing of the merger is delayed for any reason, then the exchange ratio could change. Additionally, prior to the calculation of the final exchange ratio, you can call toll free at any time beginning May 1, 2005 at (877) 229-9284 to receive hypothetical information about the exchange ratio.

8.	Q:	When do you expect the merger to be completed?
	A:	FPL Group and Gexa expect to complete the merger as soon as practicable after Gexa's special meeting and after all of the other conditions to the merger are either satisfied or waived.
9.	Q:	Will Gexa's shareholders have dissenters' or appraisal rights as a result of the merger?
	A:	You will not have appraisal or dissenters' rights under Texas law in connection with the merger or any of the transactions contemplated by the merger agreement.
10.	Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document, please indicate on your proxy card how you want to vote and mail your signed and dated proxy card in the enclosed return envelope as soon as possible.
11.	Q:	Should I send my stock certificates now?
	A:	No. After the merger is completed, the exchange agent will send you written instructions for exchanging your stock certificates.
12.	Q:	Can I change or revoke my vote?
	A:	If you are a shareholder of record, you may revoke a previously-granted proxy and change your vote at any time before your proxy is voted at the special meeting in one of the following ways:
• notifying Gexa in writing at 20 Greenway Plaza, Suite 600, Houston, Texas 77002, Attention: Secretary, that your proxy is revoked;
• submitting another proxy with a later date by mail; or
•
attending the special meeting and voting in person (merely attending the special meeting will not revoke your previously-granted proxy and change your vote; you must cast a vote at the special meeting).
If your shares are held in the name of a broker, firm, bank or other fiduciary, you must contact the holder of record to determine how to revoke your proxy.
13.	Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me without my instructions?
A:
No. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement and the merger.
14.	Q:	What if I plan to attend the special meeting in person?
	A:	Gexa recommends that you send in your proxy card in any event.
15.	Q:	What are the tax consequences to me of the merger?
A:
You generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Gexa common stock for FPL Group common stock. To review the tax consequences to Gexa shareholders in greater detail, see "The Merger—Federal Income Tax Consequences to Holders of Gexa Common Stock", beginning on page 33 of this proxy statement/prospectus. The tax consequences to you will depend on your particular situation. We urge you to consult your own tax advisor for an understanding of the tax consequences to you resulting from the merger.

16.	Q:	What will happen to Gexa if Gexa does not complete the merger?
A:
If Gexa does not complete the merger, Gexa may be required under certain circumstances to pay FPL Group a termination fee. In addition, significant merger-related costs incurred by Gexa, such as legal, accounting and financial advisor fees, will be paid by Gexa. Also, the price of Gexa common stock may change to the extent that Gexa's current market price reflects a market assumption that we will complete the merger.
17.	Q:	Who can I call with questions?
A:
If you would like additional copies of this proxy statement/prospectus or the enclosed proxy card or any documents incorporated by reference in or furnished with this proxy statement/prospectus, or, if you have questions about the merger, the merger agreement, the special meeting, or how to vote by proxy, you should contact the following:
Gexa Corp. Attention: Secretary 20 Greenway Plaza, Suite 600 Houston, Texas 77046 Telephone: (713) 470-0400 Toll Free: (866) 301-GEXA Fax: (713) 961-7997 Email: info@gexaenergy.com

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus, including the Annexes and the other documents to which we have referred you. See the section labeled "Where You Can Find More Information" on page 92 of this proxy statement/prospectus. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Companies (Page 52)

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000

        FPL Group, Inc., or FPL Group, was incorporated in Florida in 1984 and is a public utility holding company exempt from substantially all of the provisions of the Public Utility Holding Company Act of 1935, as amended. Its principal subsidiary, Florida Power & Light Company, or FPL, is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. FPL Group Capital Inc, or FPL Group Capital, a wholly-owned subsidiary of FPL Group, holds the capital stock and provides funding for FPL Group's operating subsidiaries other than FPL. The business activities of these other operating subsidiaries primarily consist of the wholesale electric generation business of FPL Energy, LLC, or FPL Energy.

Gexa Corp.
20 Greenway Plaza, Suite 600
Houston, Texas 77046
(713) 470-0400

        Gexa Corp., or Gexa, which conducts business as Gexa Energy, was incorporated in Texas in 2001 and is a retail electric provider, or REP. Gexa primarily provides electric power to residential and commercial customers in the deregulated Texas electricity market. Gexa also is currently licensed to supply retail electricity power to the Massachusetts and New York electricity markets and has submitted an application to become an electricity provider in Maine.

What You Will Receive in the Merger (Page 38)

        In the merger, you will receive for each of your outstanding shares of Gexa common stock, a fraction of a share of FPL Group common stock equal to the quotient (rounded to four decimal points) obtained by dividing $6.88 by the average of the daily closing sale prices of FPL Group common stock for the 10 consecutive trading days ending on the third business day (including such third business day) immediately prior to the closing date of the merger. You will not receive any fractional shares of FPL Group common stock. Instead you will receive an amount in cash (without interest) rounded to the nearest cent determined by multiplying the average FPL Group common stock sale price described above by the fractional interest to which you would otherwise be entitled.

Assumption of Stock Options and Warrants (Page 39)

        Once we complete the merger, each outstanding option, whether vested or unvested, and warrant to purchase shares of Gexa common stock will be assumed by FPL Group. This means that each such option and warrant will be deemed to constitute an option or warrant to acquire shares of FPL Group common stock on the same terms and conditions pursuant to which such options and warrants were issued by Gexa, adjusted to reflect the exchange ratio and except to the extent that, as a result of the merger, the terms of such options provide for accelerated vesting.

Reasons for the Merger (Page 23)

        In considering the proposed merger, the Gexa board of directors has evaluated, and you should evaluate, a number of factors, including the belief by Gexa's board and management that the proposed merger will provide Gexa with a stronger competitive position in the retail electricity market and greater opportunities for growth than Gexa would have by operating independently, the improved liquidity for the Gexa shareholders based upon the market for the FPL Group shares of common stock that they will receive in the merger and the fairness opinion of Oppenheimer & Co. Inc. After considering the alternative of continuing to operate as an independent entity, the Gexa board believes the merger is in the best long-term interests of Gexa and its shareholders.

Recommendation of the Board (Page 23)

        The Gexa board has unanimously determined that the merger agreement and the merger are fair to you and in your best interests. The Board unanimously recommends that you vote FOR approval of the merger agreement and the merger.

Opinion of Gexa's Financial Advisor (Page 26)

        Oppenheimer & Co. Inc., as financial advisor to Gexa's board, has delivered its written opinion to the board that, as of March 27, 2005, the consideration to be paid in the merger for Gexa common stock was fair from a financial point of view to the Gexa shareholders. The full text of Oppenheimer's opinion is attached as Annex B. The opinion describes important assumptions and limitations and is not a recommendation as to how you should vote on the merger.

  We urge you to read the Oppenheimer opinion carefully in its entirety.

Voting Agreement (Page 50)

        Gexa's directors and certain of its executive officers, who are holders of approximately 36.3% of Gexa's outstanding common stock, have agreed to vote for approval of the merger agreement and the merger. Because approval of the merger agreement and the merger requires the affirmative vote of two-thirds of Gexa's outstanding shares of common stock as of the record date,                        , 2005, this means that the holders of approximately 30.4% more of Gexa's outstanding shares of common stock must vote for the approval of the merger agreement and the merger to ensure their approval. Gexa's directors, executive officers and their affiliates, as a group, beneficially own 41.4% of Gexa's outstanding common stock, including certain shares subject to exercisable options and warrants.

Risk Factors

        In evaluating whether to vote for or against the merger, you should carefully consider the "Risk Factors" beginning on page 14.

Interests of Directors and Officers in the Merger (Page 32)

        In considering the Gexa board's recommendation that you vote for the merger agreement and the merger, you should be aware that a number of Gexa's directors and officers have interests in the merger that are different from yours as a Gexa shareholder.

        These interests include:

  •
  Gexa will enter into an employment agreement with Neil Leibman, which will provide for his continued employment after the merger;

  •
  some officers of Gexa will remain officers of Gexa following the merger;

  •
  FPL Group will indemnify and provide insurance for Gexa's directors and officers;

  •
  the vesting of some stock options held by Gexa's directors and officers, as with other option holders, will accelerate because of the merger; and

  •
  the vesting of some restricted stock grants held by Gexa's officers will accelerate because of the merger.

Dissenters' Rights (Page 35)

        Under Texas law, you do not have dissenters' rights with respect to the merger because your shares of Gexa common stock are part of a class that is listed on the Nasdaq SmallCap Market and you will be receiving shares of FPL Group common stock that will be part of a class that is listed on the New York Stock Exchange.

Conditions to the Merger (Page 46)

        The merger will not be completed unless a number of conditions are satisfied or waived. The conditions include, among others:

  •
  approval of the merger agreement and the merger by the holders of at least two-thirds of the outstanding shares of Gexa common stock;

  •
  receipt by Gexa and FPL Group of regulatory consents and approvals relating to the business of Gexa and the merger, of which the principal approvals are those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to which we refer as the HSR Act, and that of the Public Utilities Commission of the State of Texas, or PUCT;

  •
  receipt by Gexa and FPL Group of legal opinions confirming the tax-free nature of the merger;

  •
  delivery by Gexa of a closing balance sheet and working capital statement, setting forth working capital of Gexa of at least $13.5 million;

  •
  receipt of certain third party consents; and

  •
  amendment or termination of certain of Gexa's contracts.

Regulatory Approvals (Page 36)

        The HSR Act prohibits completion of the merger until a required notification and report form is filed and a required waiting period has expired or been terminated. On April 26, 2005, FPL Group and Gexa filed the required notification and report forms. Neither FPL Group nor Gexa believe that the completion of the merger will result in the violation of the HSR Act or any other applicable antitrust laws.

        In addition, the completion of the merger will require the filing of notices with or the consent of state regulatory authorities in Texas, Massachusetts, Maine and New York that regulate Gexa as a REP. FPL Group and Gexa believe that the necessary consents will be obtained on a timely basis. Except for these filings, the parties to the merger do not believe additional material governmental filings in the United States are required with respect to the merger, other than the filing of articles of merger with the Texas Secretary of State.

Termination of the Merger Agreement (Page 48)

        FPL Group and Gexa can agree to terminate the merger agreement without completing the merger. Either one of us can terminate the merger agreement:

  •
  if the merger is not completed before July 31, 2005 (subject, under certain circumstances to a one-month extension); or

  •
  if the other company has failed to perform its obligations under the merger agreement.

        In addition, FPL Group or Gexa can terminate the merger agreement under those circumstances described on pages 48 and 49, including the right of Gexa to terminate the merger agreement if Gexa receives a Superior Acquisition Proposal (as defined in the section below labeled "The Merger Agreement—No Solicitation of Transactions"). Among other things, in order to qualify as a Superior Acquisition Proposal, any competing proposal must be more favorable by at least $3.5 million than the transaction contemplated by the merger agreement.

Termination Payments (Page 49)

        Gexa is required to pay FPL Group a termination payment of $3.25 million if the merger agreement is terminated under those circumstances described on page 49, including if Gexa enters into a transaction constituting a Superior Acquisition Proposal.

No Solicitation of Competing Transactions (Page 44)

        The merger agreement imposes conditions on Gexa's ability to solicit, encourage and participate in discussions with respect to any alternative acquisition transactions with third parties. Gexa's board of directors can, however, provide information or negotiate with third parties as a result of unsolicited proposals to the extent required by their fiduciary duties. Gexa must also promptly notify FPL Group if it receives offers or proposals for any such alternative transactions.

Income Tax Consequences of the Merger (Page 33)

        The merger is intended to be tax-free to you with respect to the exchange of your Gexa stock for FPL Group stock, except with respect to cash received instead of fractional shares of FPL Group common stock.

        The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor.

Federal Securities Law Consequences (Page 37)

        All shares of FPL Group common stock received by you in the merger will be freely transferable unless you are considered an "affiliate" of either Gexa or FPL Group for purposes of the Securities Act. Shares held by affiliates may only be resold in transactions permitted by the resale provisions of Rule 145 of the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of FPL Group) or as otherwise permitted under the Securities Act.

FPL Group Dividends (Page 36)

        FPL Group expects to continue to pay quarterly dividends on its common stock in accordance with its current policy and subject to its financial condition. The amount and timing of dividends on FPL Group's common stock are within the sole discretion of FPL Group's board.

Accounting Treatment (Page 35)

        The merger is expected to be accounted for using the purchase method of accounting, which means that the assets and liabilities of Gexa, including its intangible assets, will be recorded on FPL Group's consolidated financial statements at their fair market value. The results of operations and cash flows of Gexa will be included in the consolidated financial statements of FPL Group prospectively commencing from the date that the merger is completed.

FPL Group's Common Stock; Comparison of Shareholder Rights (Pages 77 and 83)

        FPL Group's charter and bylaws and those of certain of its subsidiaries contain various provisions affecting the rights of its common stock and may impede a change of control of FPL Group. In addition, FPL Group has adopted a shareholder rights plan. Gexa and FPL Group are incorporated in different states having differing corporation laws. The governing documents of each company also vary. As a result, you will have different rights as an FPL Group shareholder than you currently have as a Gexa shareholder.

Forward-Looking Statements (Pages 14 and 52)

        Statements in this document and in the documents incorporated by reference in this document are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in such statements depending on a variety of factors. You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this document.

Selected Historical Financial Information

        FPL Group and Gexa are providing the following historical financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary and you should read it together with the consolidated financial statements (including the notes) and other financial information of FPL Group contained in its most recent annual and quarterly reports, which are incorporated by reference, and of Gexa contained elsewhere, in this proxy statement/prospectus, and from which this information was derived. See "Where You Can Find More Information" on page 92.

        The per share data and other financial information contained in this document has been appropriately adjusted to reflect a two-for-one stock split of FPL Group common stock which occurred on March 15, 2005.

FPL Group—Selected Historical Financial Information

        The selected financial data in the following table sets forth consolidated balance sheet data as of, and consolidated operating data for, each of the fiscal years in the five-year period ending December 31, 2004 derived from FPL Group's consolidated financial statements audited by Deloitte & Touche, LLP, independent registered public accounting firm. The information below should be read in conjunction with FPL Group's financial statements and notes thereto incorporated by reference in this proxy statement/prospectus.

	Years Ended December 31,
	2004		2003		2002		2001		2000
SELECTED DATA OF FPL GROUP (millions, except per share amounts):
Operating revenues	$10,522		$9,630		$8,173		$8,217		$6,920
Income before cumulative effect of changes in accounting principles	$887	(a)	$893	(a)	$695	(b)	$781	(c)	$704	(d)
Cumulative effect of adopting FAS 142, net of income taxes of $143	$—		$—		$(222)		$—		$—
Cumulative effect of adopting FIN 46, net of income taxes of $2	$—		$(3)		$—		$—		$—
Net income	$887	(a)	$890	(e)	$473	(f)	$781	(c)	$704	(d)
Earnings per share of common stock(g)
Earnings per share before cumulative effect of changes in accounting principles	$2.47	(a)	$2.52	(a)	$2.01	(b)	$2.31	(c)	$2.07	(d)
Cumulative effect of changes in accounting principles	$—		$(0.01)		$(0.64)		$—		$—
Earnings per share	$2.47	(a)	$2.51	(e)	$1.37	(f)	$2.31	(c)	$2.07	(d)
Earnings per share of common stock—assuming dilution:(g)
Earnings per share before cumulative effect of changes in accounting principles	$2.45	(a)	$2.51	(a)	$2.01	(b)	$2.31	(c)	$2.07	(d)
Cumulative effect of changes in accounting principles	$—		$(0.01)		$(0.64)		$—		$—
Earnings per share	$2.45	(a)	$2.50	(e)	$1.37	(f)	$2.31	(c)	$2.07	(d)
Dividends paid per share of common stock(g)	$1.30		$1.20		$1.16		$1.12		$1.08
Total assets(h)(i)	$28,333		$26,935		$23,185		$20,713		$18,355
Long-term debt, excluding current maturities(h)	$8,027		$8,723		$5,790		$4,858		$3,976
Obligations of FPL under capital lease, excluding current maturities(h)	$—		$—		$140		$133		$127
SELECTED DATA OF FPL (millions:)
Operating revenues	$8,734		$8,293		$7,378		$7,477		$6,361
Net income available to FPL Group	$749		$733		$717		$679	(d)	$607	(d)
Total assets(h)	$19,114		$17,817		$16,032		$15,174		$15,075
Long-term debt, excluding current maturities(h)	$2,813		$3,074		$2,364		$2,579		$2,577
Energy sales (kilowatt hour)	103,635		103,202		98,605		93,488		91,969
Energy sales:
Residential	50.7%		51.8%		51.6%		50.9%		50.4%
Commercial	40.6		40.1		40.6		40.6		40.2
Industrial	3.8		3.9		4.1		4.4		4.1
Interchange power sales	2.9		2.3		1.8		2.2		3.1
Other(j)	2.0		1.9		1.9		1.9		2.2

Total	100.0%		100.0%		100.0%		100.0%		100.0%

(Footnotes on following page)

(a)
Includes net unrealized mark-to-market gains or losses associated with non-qualifying hedges.

(b)
Includes impairment and restructuring charges, charges related to certain wind projects and leveraged leases, a favorable settlement of litigation with the Internal Revenue Service and net unrealized mark-to-market gains associated with non-qualifying hedges.

(c)
Includes merger-related expenses and net unrealized mark-to-market gains associated with non-qualifying hedges.

(d)
Includes merger-related expenses.

(e)
Includes the cumulative effect of an accounting change and net unrealized mark-to-market gains associated with non-qualifying hedges.

(f)
Includes the cumulative effect of an accounting change, impairment and restructuring charges, charges related to certain wind projects and leveraged leases, a favorable settlement of litigation with the Internal Revenue Service and net unrealized mark-to-market gains associated with non-qualifying hedges.

(g)
The per share information reflects the effect of the two-for-one stock split effective March 15, 2005.

(h)
Reflects the adoption of Financial Accounting Standards Board Interpretation No. (FIN) 46 in July 2003.

(i)
Reflects the adoption of Statement of Financial Accounting Standard No. (FAS) 142 in January 2002.

(j)
Includes the net change in unbilled sales.

Gexa—Selected Historical Financial Information

        The selected financial data in the following table sets forth (a) balance sheet data as of December 31, 2002, 2003 and 2004, and statement of operations data for the fiscal years ended December 31, 2002, 2003 and 2004 derived from Gexa's consolidated financial statements audited by Hein & Associates LLP, independent registered public accounting firm and (b) balance sheet data as of December 31, 2001, and statement of operations data for the fiscal year ended December 31, 2001 derived from Gexa's financial statements audited by Grassano Accounting, P.A. Gexa did not have operations during the fiscal year ended December 31, 2000. The information below should be read in conjunction with Gexa's financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
	2004	2003	2002	2001
	(in thousands except for per share data)
Statement of Operations Data:
Sales	$273,894	$115,143	$19,039	$—
Cost of goods sold	238,206	99,697	14,589	—

Gross profit	35,688	15,446	4,450	—
Selling, general and administrative expenses	24,144	12,662	3,492	210

Income from operations	11,544	2,784	958	(210)
Interest income (expense), net	(2,078)	(428)	13	(1)
Gain on extinguishment of debt	688	—	—	—
Other financing income (expense)	2,062	(3,630)	—	—

Income (loss) before provision	12,216	(1,274)	971	(211)
Provision for income taxes	4,034	922	331	—

Net income (loss)	8,182	(2,196)	640	(211)
Preferred stock dividend	—	(167)	(50)	—

Net income (loss) available to common shareholders	$8,182	$(2,363)	$590	$(211)

Earnings (loss) per common share
Basic	$0.95	$(0.31)	$0.08	$(0.05)
Diluted	0.83	(0.31)	0.07	(0.05)
Weighted-average shares outstanding:
Basic	8,606	7,647	7,328	4,209
Diluted	9,835	7,647	7,989	4,209
Consolidated Balance Sheet Data:
Working capital	$12,348	$7,763	$2,930	$364
Total assets	56,255	38,202	10,988	1,081
Shareholders' equity	16,410	2,129	3,347	759

Comparative Per Share Information

        We have summarized below the per share information for our respective companies on an historical, pro forma and equivalent basis. The FPL Group information has been adjusted to reflect the two-for-one common stock split effective March 15, 2005. The FPL Group pro forma share information assumes that 1.7 million additional weighted shares and potential shares of FPL Group common stock associated with the merger were outstanding during fiscal year 2004. The Gexa equivalent pro forma share information assumes an exchange ratio of .1742 of a share of FPL Group common stock for each share of Gexa common stock based on the FPL Group common stock closing price as reported on the New York Stock Exchange Composite Transactions Tape on March 24, 2005, the last trading day before the announcement of the merger.

        The merger is not a "significant business combination" for FPL Group under the Securities and Exchange Commission's accounting rules. Therefore, no pro forma financial information has been included in this proxy statement/prospectus, except as provided below.

        The data below should be read in conjunction with FPL Group's consolidated financial statements (and related notes), which are incorporated by reference in this document. See "Where You Can Find More Information" on page 92.

        The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that we would have had or the future results that FPL Group and Gexa will experience after the merger is completed.

At or for the year ended December 31, 2004
Gexa Historical
Book value per share of common stock	$1.68
Dividends declared per share of common stock	—
Earnings per share of common stock—assuming dilution	$0.83
At or for the year ended December 31, 2004
FPL Group Historical
Book value per share of common stock	$20.83
Dividends declared per share of common stock	$1.30
Earnings per share of common stock—assuming dilution	$2.45
FPL Group Pro Forma
Book value per share of common stock	$20.78
Dividends declared per share of common stock	$1.30
Earnings per share of common stock—assuming dilution	$2.46
Gexa Equivalent Pro Forma
Book value per share of common stock	$3.62
Dividends declared per share of common stock	$0.23
Earnings per share of common stock—assuming dilution	$0.43

Comparative Per Share Market Price Information

        FPL Group common stock is listed on the New York Stock Exchange and trades under the symbol "FPL." Gexa common stock is listed on the Nasdaq SmallCap Market and trades under the symbol "GEXA." Listed below are the per share closing market prices as reported on the New York Stock Exchange Composite Transactions Tape for shares of FPL Group common stock and on the Nasdaq SmallCap Market for shares of Gexa common stock. We list this information as of March 24, 2005, the last trading day before public announcement of the signing of the merger agreement, and as of May    , 2005, the latest practicable date prior to the printing of this document.

        We also list the implied equivalent per share value for shares of Gexa common stock, which assumes an exchange ratio of .1742 of a share of FPL Group common stock for each share of Gexa common stock based on FPL Group's common stock closing price as reported on the New York Stock Exchange on March 24, 2005, the last trading day before the announcement of the merger, and an exchange ratio of            of a share of FPL Group common stock for each share of Gexa common stock based on FPL Group's common stock closing price as reported on the New York Stock Exchange on May    , 2005, the latest practicable date prior to the printing of this document.

        We urge you to obtain current market quotations for Gexa common stock and FPL Group common stock before voting on the merger.

	Gexa Common Stock Share Price	FPL Group Common Stock Share Price	Gexa Share Common Stock Equivalent Value
March 24, 2005	$6.88	$39.49	$6.88
May , 2005

FORWARD-LOOKING STATEMENTS

        In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), FPL Group is hereby filing cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group in this proxy statement/prospectus, in any supplement hereto, in presentations, in response to questions, or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "believe", "could", "estimated", "may", "plan", "potential", "projection", "target", "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the specific factors discussed in "Risk Factors" herein and in the FPL Group reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group.

        Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management of FPL Group to predict all of those factors, nor can either assess the impact of each of those factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

        The issues and associated risks and uncertainties described above are not the only ones FPL Group may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL Group's businesses in the future.

RISK FACTORS

        You should consider carefully the following risks, along with the other information contained in this proxy statement/prospectus. The risks and uncertainties described below are not the only ones that may affect FPL Group. Additional risks and uncertainties also may adversely affect FPL Group's business and operations. If any of the following events actually occur, FPL Group's business, financial condition and results of operations could be materially adversely affected.

        FPL Group is subject to complex laws and regulations and to changes in laws and regulations, including initiatives regarding restructuring of the energy industry. FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements. These factors may have a negative impact on the business and results of operations of FPL Group.

        FPL Group is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the utility commissions of other states in which FPL Group and its subsidiaries have operations, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.

        The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

        FPL Group is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

        FPL Group operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

        FPL Group's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

        The operation of power generation facilities, including nuclear facilities, involves significant risks that could adversely affect the results of operations and financial condition of FPL Group.

        The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's nuclear units face certain risks that are unique to the nuclear industry including the ability to store and/or dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's plants or at the plants of other nuclear operators.

        Breakdown or failure of an FPL Energy operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

        The construction of, and capital improvements to, power generation facilities involve substantial risks. Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group could be negatively affected.

        FPL Group's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks.

        Should any such efforts be unsuccessful, FPL Group could be subject to additional costs, termination payments under committed contracts and/or the write off of its investment in the project or improvement.

        The use of derivative contracts by FPL Group in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group.

        FPL Group uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks, and to a lesser extent, engage in limited trading activities. FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.

        In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and, if found imprudent, cost recovery could be disallowed by the Florida Public Service Commission.

        FPL Group's unregulated businesses, particularly FPL Energy, are subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

        There are other risks associated with FPL Group's non-rate regulated businesses, particularly FPL Energy. In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy. FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results. In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable FPL Energy's ability to sell and deliver its wholesale power may be limited.

        FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition resulting from the consolidation of the power industry.

        FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

        Because FPL Group relies on access to capital markets, the inability to access capital markets on favorable terms may limit the ability of FPL Group to grow its businesses and would likely increase interest costs.

        FPL Group and its subsidiaries rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL Group and its subsidiaries to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn could impact FPL Group's ability to grow its businesses and would likely increase its interest costs.

        Weather conditions affect FPL Group's results of operations.

        FPL Group's results of operations are affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred. Recovery of these costs is subject to regulatory action.

        FPL Group is subject to costs and other effects of legal proceedings, as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

        FPL Group is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

        Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group in unpredictable ways.

        FPL Group is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

        The ability of FPL Group to obtain insurance and the terms of any available insurance coverage could be affected by national and company-specific events.

        FPL Group's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

        FPL Group is subject to employee workforce factors that could affect the businesses and financial condition of FPL Group.

        FPL Group is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

THE SPECIAL MEETING

        This proxy statement/prospectus is being mailed on or about                        , 2005 to holders of record of Gexa common stock as of the close of business on                         , 2005, and constitutes notice of the Gexa special meeting in conformity with the requirements of the Texas Business Corporations Act, or TBCA. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Gexa board for use at the special meeting and at any adjournments or postponements of the special meeting.

Time and Place of Special Meeting

        The Gexa special meeting is scheduled to be held as follows:

                            , 2005
    10:00 a.m., local time (CST)
    at the offices of: Porter & Hedges, L.L.P.
    1000 Main Street, 36th Floor
    Houston, Texas 77002

Matters to be Considered at the Gexa Special Meeting

        The purpose of the special meeting of Gexa's shareholders is to consider and vote upon a proposal to approve the merger agreement and the merger. You may also consider and vote upon such other matters as may be properly brought before the Gexa special meeting, including any adjournment or postponement of the special meeting. The merger cannot occur unless the holders of two-thirds of Gexa's outstanding common stock as of the record date vote in favor of the proposal to approve the merger agreement and the merger.

Record Date for the Gexa Special Meeting and Voting Rights

        Only holders of record of Gexa common stock at the close of business on the record date,                         , 2005, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were                        shares of Gexa common stock outstanding held by approximately    holders of record. Each holder of record of Gexa common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

        As of the record date, Gexa's executive officers and directors and their affiliates, as a group, beneficially owned approximately    % of the common stock of Gexa. Concurrent with the signing of the merger agreement, Neil M. Leibman, David K. Holeman and each other member of the Gexa board entered into a voting agreement with FPL Group requiring them to vote, or cause to be voted, the shares owned by them or their affiliates in favor of approval of the merger agreement and the merger, as described under the heading "Related Agreements—Voting Agreement", beginning on page 50 of this proxy statement/prospectus. As of the record date, these individuals collectively owned an aggregate of 3,655,435 outstanding shares (approximately    %) of the outstanding Gexa common stock.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Gexa common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in street name that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval of the merger agreement and the merger, will be counted for purposes of determining whether a quorum exists.

        Approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the shares of Gexa common stock outstanding as of the record date and entitled to vote.

        All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted "FOR" the approval of the merger agreement and the merger. The failure to submit a vote by proxy card or in person at the special meeting, an abstention or broker non-votes will have the same effect as a vote "AGAINST" the approval of the merger agreement and the merger.

Proxies; Solicitation of Proxies

        To vote by proxy, you should complete your proxy card and mail it in the enclosed postage prepaid envelope. If your shares are held in an account at a brokerage firm, bank or other fiduciary, you must direct such holder how to vote your shares. Your broker, firm, bank or other fiduciary will vote your shares only if you provide directions stating how to vote by following the instructions provided to you by such holder.

        Gexa is not aware of any matter other than approval of the merger agreement and the merger that will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

        In addition to this mailing, proxies may be solicited by directors, officers or employees of Gexa in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Gexa has retained                        to assist in the distribution and solicitation of proxies. Gexa and FPL Group will share the costs for the services of                        . Gexa will bear all other costs of the solicitation of proxies from holders of Gexa common stock.

        Do not send any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Gexa common stock to former Gexa shareholders as soon as practicable after the completion of the merger.

Revocation of Proxies

        You may revoke and change your vote at any time prior to the special meeting by:

  •
  notifying Gexa in writing at 20 Greenway Plaza, Suite 600, Houston, Texas 77002, Attention: Secretary, that your proxy is revoked;

  •
  submitting another proxy with a later date by mail; or

  •
  appearing in person and voting at the special meeting (merely attending the special meeting will not revoke your previously-granted proxy and change your vote; you must cast a vote at the special meeting).

        If your shares are held in the name of a broker, firm, bank or other fiduciary, you must contact the holder of record to determine how to revoke your proxy.

Adjournments or Postponements

        Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other reasons as determined by Gexa's board of directors. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, with the approval of the holders of a majority of the voting power represented by the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by Gexa will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the shareholder directs otherwise. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies or for other reasons, Gexa's shareholders who have already sent in their proxies may revoke them at any time prior to their use.

THE MERGER

Background of the Merger

        Gexa has faced major challenges as its operations and business have grown substantially during the last two years and the Texas deregulated retail electricity marketplace continued to mature. The Texas retail electricity market is intensely competitive and barriers to entry are relatively low. As a result, Gexa has in the past and, should it remain independent, would be expected to continue in the future to face competitive pressures from larger organizations that have greater financial resources to finance electricity purchases and pursue higher cost marketing opportunities than Gexa. Furthermore, as electricity prices continue to escalate, Gexa has the challenge associated with obtaining the financing necessary to fund the substantial peak electricity demands from its growing customer base.

        The Gexa board has regularly evaluated different strategies and financing methods for dealing with these challenges. Gexa's ability to borrow money from traditional financial institutions, however, is, as a practical matter, restricted due to its limited operating history, lack of available collateral and various credit restrictions applicable to it. Outside of its credit agreement with TXU Portfolio Management Company LP, or TXU PM, Gexa has typically been limited to lenders that are willing to lend on a second lien or mezzanine basis, the cost of which is usually very high. Alternatively, Gexa has also accessed the private placement equity market for certain of its financing needs. However, these equity transactions are costly and may dilute the interests of Gexa's shareholders.

        Gexa's board also has from time-to-time considered alternatives to traditional financing strategies, including strategic partnerships and business combinations. Since late 2002, Gexa has been approached by various competitors seeking to acquire Gexa's business, typically in the form of a request to purchase Gexa's customer base. Beginning in late May 2004, after the filing of its annual report for fiscal year 2003, Gexa's management was approached by certain nationally-known competitors in the electricity business that were potentially interested in acquiring Gexa. The initial inquiries were discussed by the Gexa board in an executive session following its May 27, 2004 meeting. At the directive of the Gexa board, management continued discussions with these various potential acquirers through the summer of 2004. Unlike many potential acquirers that had previously expressed interest, these competitors generally had strong balance sheets, electricity generation capacity and the ability to obtain more favorable credit terms for electricity purchases.

        At an executive session following the August 26, 2004 Gexa board meeting, the Gexa board authorized management and Tom O'Leary, one of the directors who was involved in most of the discussions, to pursue more specific negotiations with two of the possible acquirers. The Gexa board also authorized management to respond to initial inquiries received from subsidiaries of FPL Group and directed management to interview investment bankers to assist in the evaluation of any acquisition proposals.

        After these initial discussions, certain of the potential acquirers made varying non-binding proposals with offer prices ranging from $5.00 to $5.50 per share. In September 2004, subsidiaries of FPL Group expressed an interest in pursuing negotiations regarding a potential acquisition of Gexa. In order to facilitate discussions, Gexa entered into a confidentiality agreement with FPL Energy Power Marketing, Inc., or FPL EPM, an indirect subsidiary of FPL Group, on September 1, 2004. An initial meeting was scheduled with representatives of subsidiaries of FPL Group on September 17, 2004, to discuss generally their and Gexa's interest in pursuing a potential acquisition. In addition, some preliminary due diligence material regarding Gexa was provided to subsidiaries of FPL Group following the meeting. Representatives of the FPL Group subsidiaries continued gathering information from Gexa's senior management following the meeting; however, from early October 2004 through November 28, 2004, there were no further negotiations regarding any specific transaction and no offer was presented during this period.

        During the fourth quarter of 2004, Gexa proceeded with the completion of a private placement transaction for the sale of Gexa common stock and warrants to purchase Gexa common stock. The private placement closed on November 23, 2004. Oppenheimer acted as the placement agent in the private placement transaction. Following the completion of the private placement, Gexa retained Oppenheimer as its exclusive financial advisor in connection with the continuing evaluation of Gexa's strategic opportunities, including possible business combinations.

        On November 29, 2004, Gexa and subsidiaries of FPL Group reinitiated discussions after representatives of the FPL Group subsidiaries contacted Gexa to confirm Gexa's continued interest in a transaction following the completion of its private placement. Several days later, an investment banking organization representing a large gas retailer contacted Gexa to express interest in a possible acquisition of Gexa. Throughout December 2004, management, Mr. O'Leary and Oppenheimer engaged in fact finding meetings with representatives of the FPL Group subsidiaries and the other suitor to determine if there was a sufficient level of interest to justify proceeding with formal discussions in either case.

        In late December 2004, a subsidiary of FPL Group delivered a non-binding term sheet to Gexa proposing a transaction with a value range of between $6.25 to $6.75 per share of outstanding Gexa common stock. Gexa had previously received a non-binding proposal from the competing bidder for a proposed transaction at $6.35 per share of outstanding Gexa common stock, but such proposal was subject to contingencies, including financing and completion of satisfactory due diligence investigation. After completing various due diligence inquiries, management and Mr. O'Leary reviewed the proposals and determined that a transaction with FPL Group and certain of its subsidiaries would be more favorable based on several factors, including:

  •
  the indication from the FPL Group subsidiaries of a higher valuation for Gexa;

  •
  the strategic advantages of an acquisition by FPL Group because of the strength of its balance sheet and its electrical generation capacity; and

  •
  the lack of a financing condition to closing a transaction with FPL Group and the fact that FPL Group subsidiaries had already completed a substantial amount of due diligence.

        In order to facilitate further discussions, Gexa entered into an amendment to the confidentiality agreement with FPL EPM on December 30, 2004. The amendment included a limited exclusivity right in favor of FPL EPM and a standstill provision in favor of Gexa.

        During the week of January 10, 2005, representatives of FPL Group subsidiaries and Gexa commenced more detailed due diligence discussions and management meetings, which continued thereafter. On January 27, 2005, Mr. O'Leary reported to the Gexa board the status of these on-going discussions.

        On February 10, 2005, during a conference call, representatives of subsidiaries of FPL Group outlined to Gexa's management and Mr. O'Leary the terms of a purchase of Gexa in a stock-for-stock merger transaction at a value of approximately $6.50 per share. The board was promptly notified of the offer.

        Thereafter, on February 15, 2005, subsidiaries of FPL Group delivered to Gexa a non-binding term sheet reflecting the terms discussed during the February 10 conference call. The term sheet was distributed to each of the directors. At a special meeting of the board of directors held on February 17, 2005, the Gexa board reviewed and discussed the term sheet at length. Following initial board discussions, the board contacted Gexa's outside counsel, Porter & Hedges, by telephone conference to respond to various questions regarding the term sheet raised by members of the board. Outside counsel discussed, among other things, the board's fiduciary duties with respect to the proposed transaction. The board then contacted its financial advisor, Oppenheimer, by telephone conference to discuss further the items related to the term sheet, including the offer price and general terms of the proposed transaction. After further discussions, the Gexa board authorized management to proceed with more formal negotiations with subsidiaries of FPL Group, including negotiation toward a definitive merger agreement.

        On February 22, 2005, subsidiaries of FPL Group delivered to Gexa a preliminary draft of a merger agreement for the proposed transaction. Thereafter, management, Mr. O'Leary and Gexa's legal and financial advisors engaged in further discussions with various representatives of subsidiaries of FPL Group and their legal counsel to negotiate terms of the merger agreement. Neil Leibman, Gexa's Chairman and Chief Executive Officer, also engaged separate counsel to negotiate with representatives of subsidiaries of FPL Group the terms of his employment by Gexa following the consummation of the merger. In March 2005, Gexa also engaged Oppenheimer to conduct an evaluation of the fairness from a financial point of view of the proposed merger consideration to Gexa's shareholders.

        After further negotiations between the parties, on March 18, 2005, the FPL Group board held a meeting and approved the proposed transaction with Gexa, subject to satisfactory completion of negotiations. The Gexa board also held a meeting on the same day to discuss the terms of the proposed transaction with FPL Group, matters that remained subject to further negotiation, and the methodology and status of Oppenheimer's report as to the fairness from a financial point of view of the merger consideration. Mr. Leibman described the terms of his proposed employment agreement following the merger, as negotiated among Mr. Leibman, his own counsel and FPL Group. After discussion by the board members of Mr. Leibman's proposed employment agreement, lawyers from Porter & Hedges reviewed in detail the board's fiduciary duties in connection with the proposed transaction, the terms of the merger agreement and the status of negotiations of the merger agreement. Representatives of Oppenheimer then described some of the methodologies that would be employed by Oppenheimer in its report on the fairness of the merger consideration. Following lengthy discussion, the Gexa board authorized management to proceed with such negotiations, subject to a review of the final terms at a later board meeting.

        Thereafter, Mr. Leibman, Mr. Holeman and Mr. O'Leary, with the assistance of Gexa's legal and financial advisors, continued negotiations with representatives of subsidiaries of FPL Group and their counsel toward reaching a final definitive merger agreement. However, on March 24, 2005, in a conference call, representatives of Oppenheimer and Mr. Leibman of Gexa informed representatives of subsidiaries of FPL Group that, because of recent trading activity in Gexa's stock, the merger consideration of $6.50 per share was no longer acceptable. Various discussions regarding a potential transaction continued on March 24, 2005, but the parties were not in agreement as to the merger consideration and various other items in the merger agreement.

        On March 25, 2005, through a series of conference calls with Mr. Leibman, Mr. Holeman and Mr. O'Leary, lawyers from Porter & Hedges, representatives of Oppenheimer and representatives of subsidiaries of FPL Group, subsidiaries of FPL Group agreed to increase the merger consideration offered to Gexa shareholders to $6.88 per share. Based on this increase, Gexa agreed to submit the terms of the transaction to its board for final approval. The lawyers from Porter & Hedges, Gexa's management and representatives of FPL Group subsidiaries and legal counsel then proceeded to negotiate the remaining issues related to the merger agreement.

        On March 27, 2005, the Gexa board held a meeting by telephone to consider the final terms of the proposed merger agreement. Prior to the meeting, each director received copies of the final merger agreement and related schedules, Mr. Leibman's proposed employment agreement, the final voting agreement, board resolutions for the approval of the merger agreement and the merger and copies of Oppenheimer's presentation on the fairness from a financial point of view of the merger consideration. Mr. Leibman described the terms of his proposed employment agreement as finally negotiated with representatives of subsidiaries of FPL Group. Then, Mr. Leibman and lawyers from Porter & Hedges reviewed the terms of the merger agreement and related agreements. Following discussion by the board, representatives of Oppenheimer presented its financial analysis with respect to the proposed merger. At the end of his presentation, representatives of Oppenheimer verbally delivered Oppenheimer's opinion that, as of such date and based upon and subject to certain assumptions and matters set forth in the opinion, the merger consideration to be received by the shareholders of Gexa was fair from a financial point of view. Oppenheimer's letter was later delivered by Oppenheimer to Gexa and is attached to this proxy statement/prospectus as Annex B and summarized under "The Merger—Opinion of Financial Advisor to Gexa", on page 26 of this proxy statement/prospectus. Following the presentations and further discussions, Gexa's board unanimously determined that the merger agreement, and the transactions contemplated thereby, were advisable, fair and in the best interests of Gexa and its shareholders, unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommended that shareholders of Gexa approve the merger agreement and the merger.

        Thereafter, effective March 28, 2005, the merger agreement and related documents were executed and delivered. Prior to the opening of trading on the Nasdaq SmallCap Market and New York Stock Exchange on March 28, 2005, FPL Group and Gexa issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board; Gexa's Reasons for the Merger

        Gexa's board has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Gexa and the holders of Gexa's common stock and unanimously recommends that Gexa's shareholders vote "FOR" the approval of the merger agreement and the merger.

        In reaching its determination to recommend the approval of the merger agreement and the merger, the Gexa board consulted with management, as well as its financial and legal advisors, and considered various material factors, which are discussed below. In light of the wide variety of factors that the Gexa board considered in connection with its evaluation of the merger agreement and the merger and the complexity of these matters, the Gexa board did not quantify or otherwise assign relative weights to the factors it considered. In addition, individual members of the board may have given different weights to different factors; however, the Gexa board as a whole made its determinations and recommendations based on the totality of the information presented to and considered by it. The material information and factors considered by the Gexa board were the factors described below. The directors were aware, during the course of such deliberations, of the interests of certain directors and executive officers in the merger described under "The Merger—Interest of Directors and Officers in the Merger" beginning on page 32 of this proxy statement/prospectus.

  Strategic Advantages of the Merger

        Enhanced Strategic Position of Gexa. The Gexa board believed that through an acquisition by FPL Group, it could gain access to FPL Group's substantial resources and experience in the electricity business giving Gexa a stronger competitive position and greater opportunities for growth than Gexa would have by remaining independent. In particular, the board considered the strategic benefits of leveraging FPL Group's strong balance sheet, electrical generation capacity and name-brand recognition with Gexa's marketing platform and customer base in Texas. The material information and factors considered by the Gexa board and which supported the merger for strategic reasons were the following:

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  the ability to leverage FPL Group's consolidated financial strength to finance the continued growth of Gexa;

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  the ability to attract new customers through an association with the FPL Group name in an increasingly competitive marketplace for retail electricity providers in Texas;

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  the ability to leverage FPL Group's existing electricity generation capacity in Texas and elsewhere in the United States;

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  the ability to leverage FPL Group's resources and creditworthiness to enter markets outside of Texas;

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  the immediate and long-term benefits of FPL Group's nationwide marketing presence that would be available to Gexa as a subsidiary of FPL Group;

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  the ability to leverage the quality and experience of the FPL Group management team; and

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  the redeployment of Gexa's resources, including management, from tasks related to SEC and other regulatory compliance and administrative matters.

        Gexa's Business, Financial Condition and Prospects. The Gexa board considered information with respect to the financial condition, results of operation and business of Gexa, on both an historical and prospective basis, and current industry, economic and market conditions. In particular, the board considered

  •
  Gexa's limited ability to raise capital to support its growth as a result of its limited operating history, lack of available collateral and various credit restrictions applicable to it;

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  the effects of rising natural gas prices, including diminishing margins and increasing credit requirements for purchases of electricity;

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  the increasingly competitive market for customers in the deregulated electricity market in Texas and the expectation that customer acquisition costs could increase;

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  the difficulty for Gexa to obtain favorable credit terms in markets outside of Texas; and

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  the increasing costs of SEC and other regulatory compliance and the drain on Gexa's limited resources as a result of such compliance requirements.

        FPL's Business, Financial Condition and Prospects. The Gexa board considered information with respect to the financial condition, results of operations and businesses of FPL Group, including the due diligence review by Gexa's management regarding FPL Group's businesses, operations, financial condition and prospects.

  Terms of the Merger Agreement and Merger Consideration.

        The Gexa board also considered:

  •
  Oppenheimer's opinion, described below, that as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration is fair from a financial point of view to the Gexa shareholders. For a more detailed discussion regarding the Oppenheimer opinion, please see the section below titled "—Opinion of Financial Advisor to Gexa", beginning on page 26 of this proxy statement/prospectus;

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  that the consideration to be received by Gexa's shareholders in the merger is expected to generally be tax-free to those shareholders for U.S. federal income tax purposes;

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  the historical market prices and recent trading activity of shares of Gexa common stock and FPL Group common stock, including the fact that FPL Group has a significantly higher volume of trading activity, and the value of such enhanced liquidity to Gexa's shareholders;

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  the dividend payment history and policy with respect to the FPL Group common stock;

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  that Gexa can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for an alternative business combination, and that Gexa's board may withdraw its recommendation of the merger agreement to Gexa's shareholders and terminate the merger agreement in the event that Gexa receives a superior offer, in each case subject to specific conditions set forth in the merger agreement, including a topping bid requirement of $3.5 million, and payment of a termination fee of $3.25 million, which conditions are more fully described under "The Merger Agreement—No Solicitation of Transactions", beginning on page 44);

  •
  its belief that the amount of the topping bid requirement of any potential acquirer and the related termination fee payable to FPL Group under the merger agreement, and the circumstances under which such requirements and fees would arise, are reasonable considering that: (i) FPL Group was only willing to enter the merger agreement on the express condition that Gexa agree to the topping bid requirement and related termination fee; and (ii) the Gexa board's belief that the amount of the fee would not be likely to preclude potentially interested third parties from pursuing a transaction with Gexa;

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  the other terms and conditions of the merger agreement, as reviewed by the board with Gexa's legal and financial advisors; and

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  Gexa's analysis of its strategic alternatives, including prior discussions by Gexa and its financial advisors with third parties regarding possible strategic transactions, as described under "—Background of the Merger", and the view of the Gexa board that the proposed transaction with FPL Group was the most attractive opportunity for Gexa's shareholders.

  Risks of the Proposed Merger

        In the course of legal, accounting and business due diligence and during the negotiation of the merger agreement, Gexa's board also considered challenges and risks inherent in the proposed transaction. The board considered each of the material risks that were known to it, including:

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  the opportunities for growth and the potential for increased shareholder value if Gexa were to stay independent and realize its strategic plan and financial projections over the next five years;

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  that the $6.88 value for Gexa's shares of common stock is equal to the closing price of Gexa's common stock on March 24, 2005, the last day of trading prior to the joint announcement by FPL Group and Gexa of the execution of the merger agreement (although such value is higher than the 5-day and 10-day average of the closing prices of Gexa's common stock prior to such announcement);

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  that the value of FPL Group's common stock on the closing date could be lower than the value of FPL Group's common stock used to calculate the final exchange ratio;

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  that the merger might not be completed in a timely manner or at all, the possibility of a material change in Gexa's business, the conditions to FPL Group's obligations to complete the merger and FPL Group's right to terminate the merger agreement, as stated in the merger agreement;

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  the potential effect of public announcement of the merger on Gexa's customers and employees;

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  that the expected benefits of the merger may not be realized;

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  the requirement that Gexa pay a $3.25 million termination fee under certain conditions described in "The Merger Agreement—Termination Fees and Expenses", beginning on page 49 of this proxy statement/prospectus;

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  the transaction costs associated with the merger;

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  that management's focus and Gexa's resources may be diverted from other strategic opportunities and from operational matters while working to implement the merger;

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  the limitations imposed on the conduct of Gexa's business and the solicitation of alternative business transactions prior to the completion of the merger.

        The Gexa board concluded that the potential positive factors outweighed the potential risks inherent in the proposed merger. It should be noted that this explanation of the Gexa board's reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed herein under the heading "Forward-Looking Statements" beginning on pages 14 and 52 of this proxy statement/prospectus.

Opinion of Financial Advisor to Gexa

        Gexa engaged Oppenheimer & Co. Inc., or Oppenheimer, as its financial advisor to assist in the negotiation of the merger and to render its opinion as to the fairness, from a financial point of view, of the merger consideration. Gexa engaged Oppenheimer based on Oppenheimer's experience and expertise in similar transactions. Oppenheimer is a nationally recognized investment banking firm. Oppenheimer, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        At the March 27, 2005 special meeting of the Gexa board of directors, Oppenheimer rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon qualifications, assumptions, limitations and other matters set forth in the written opinion, the merger consideration to be received by the shareholders of Gexa was fair from a financial point of view.

        The full text of Oppenheimer's written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Oppenheimer, is attached as ANNEX B to this proxy statement/prospectus and is incorporated by reference. The summary of the Oppenheimer opinion set forth below is qualified in its entirety by reference to the full text of the opinion. HOLDERS OF GEXA COMMON STOCK ARE URGED TO READ THE OPPENHEIMER OPINION IN ITS ENTIRETY. In reading the discussion of the Oppenheimer opinion set forth below, holders of Gexa common stock should be aware that the opinion:

  •
  was provided to the Gexa board of directors for its benefit and use in connection with its consideration as to whether the merger consideration to be received by the shareholders of Gexa was fair, as of March 27, 2005, the date of the opinion, from a financial point of view, to the holders of Gexa common stock;

  •
  did not constitute a recommendation to the board of directors of Gexa in connection with the merger;

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  did not constitute a recommendation to any holders of Gexa common stock as to how to vote in connection with the merger;

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  did not address Gexa's underlying business decision to pursue the merger, the relative merits of the merger as compared to alternative business strategies that might exist for Gexa or the effects of any other transaction in which Gexa might engage;

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  did not express any opinion as to the price or range of prices at which the shares of common stock of Gexa and FPL Group would trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of common stock of FPL Group may trade subsequent to the consummation of the merger; and

  •
  was expressed as of March 27, 2005 and was based entirely upon circumstances existing on such date.

        Although Oppenheimer evaluated the fairness, from a financial point of view as of the date of its opinion, of the merger consideration of FPL Group common stock for each share of Gexa common stock to the holders of Gexa common stock, the purchase price per share itself was determined through arms-length negotiations between Gexa and FPL Group. Oppenheimer provided advice to Gexa during the course of such negotiations as requested by the Gexa board of directors. Gexa did not provide specific instructions to, place any limitations on the scope of the investigation by, or place any limitations on the procedures to be followed or factors to be considered by, Oppenheimer in performing its analyses or providing its opinion.

        In arriving at its opinion, Oppenheimer, among other things:

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  reviewed the execution draft of the merger agreement between Gexa and FPL Group dated as of March 28, 2005;

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  reviewed certain publicly available financial statements and other information of Gexa and FPL Group;

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  compared implied historical exchange ratios between Gexa's common stock and FPL Group's common stock;

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  discussed the past and current operations and financial condition and prospects of Gexa and FPL Group, including, but not limited to, the credit profile of FPL Group, a review of Gexa's and FPL Group's recent operating history, financial performance and prospects; financial forecasts for Gexa and, from publicly available data, for FPL Group;

  •
  provided the Gexa board of directors with a detailed public information package on FPL Group and reviewed the publicly available 2005 earnings estimates for FPL Group;

  •
  reviewed and discussed with senior management of Gexa and FPL Group the strategic rationale for the acquisition of Gexa and certain alternatives to the merger;

  •
  participated in discussions and negotiations with representatives of Gexa and FPL Group;

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  reviewed drafts of the merger agreement and certain related documents;

  •
  performed certain material analyses. In performing these analyses, Oppenheimer made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gexa or FPL Group. In arriving at its opinion, Oppenheimer considered the results of all of the analyses as a whole;

  •
  in connection with the analyses, noted that Gexa, through the normal course of business, had been approached on five separate occasions with preliminary non-binding acquisition proposals. Prior preliminary offers from strategic buyers ranged from a minimum offer of $5.50 per share to a maximum offer of $6.35 per share;

  •
  reviewed the historical prices, trading multiples and trading volume of the common shares of Gexa and FPL Group;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies that Oppenheimer deemed generally comparable to Gexa and FPL Group;

  •
  performed discounted cash flow analyses of Gexa based on projections developed with the input from Gexa's management for the five fiscal years ended December 31, 2009;

  •
  reviewed the terms of recent mergers and acquisitions of companies that Oppenheimer deemed generally comparable to Gexa; and

  •
  conducted such other studies, analyses, inquiries and investigations, as Oppenheimer deemed appropriate.

        In arriving at its opinion, Oppenheimer assumed and relied upon without independent verification of the accuracy and completeness of the information reviewed by it for the purposes of this opinion. Oppenheimer did not make any independent valuation or appraisal of the assets or liabilities of Gexa, nor was Oppenheimer furnished with any such appraisals.

        With respect to the financial projections of Gexa, Oppenheimer has relied on representations by Gexa's management that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Gexa, as of March 27, 2005, as to the expected future performance of Gexa. Oppenheimer has further relied upon the assurances of the management of Gexa that they are unaware of any facts that would make such information provided to Oppenheimer incomplete, inaccurate or misleading as of the date of Oppenheimer's opinion.

        In arriving at its opinion, Oppenheimer assumed that:

  •
  all of the FPL Group shares received by Gexa's shareholders would be registered under the Securities Act and the shareholders would receive the FPL Group shares on a tax free basis; and

  •
  the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Gexa and FPL Group on a stand-alone basis.

  Summary of reviews and analyses.

        Oppenheimer's opinion is necessarily based on economic, market and other conditions and the information made available to Oppenheimer as of the date of the opinion. In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Oppenheimer, Gexa and FPL Group. Any estimates contained in the analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        The following is a summary of the material reviews and financial and valuation analyses presented by Oppenheimer to the Gexa board of directors at its meeting held on March 27, 2005. In order to understand fully the reviews and financial valuation analyses used by Oppenheimer, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial and valuation analyses. This summary does not purport to be a complete description of the analyses underlying the Oppenheimer opinion. All such reviews and financial valuation analyses were based on information available to Oppenheimer on March 27, 2005, and Oppenheimer has not undertaken, and is under no duty, to update any such reviews or financial valuation analyses upon the availability of new information.

        Comparative Stock Price Performance. Oppenheimer conducted historical analyses of closing prices of Gexa common stock and FPL Group common stock. Oppenheimer observed that from March 25, 2004 to March 24, 2005, the closing price of the Gexa common stock increased 1.2% and the closing price of the FPL Group common stock increased 29.4%. Oppenheimer also noted that from March 25, 2004 to March 24, 2005, Gexa's average daily trading volume was 17,939 shares ($98,553) and FPL Group's average daily trading volume was 889,674 shares ($73,392,868).

        Historical Premiums Analysis. Oppenheimer reviewed the historical closing prices of Gexa's common stock over various periods ending March 24, 2005 and the implied historical premium to be paid to Gexa determined by dividing the consideration price per share to be paid for Gexa's common stock by the price per share of Gexa's common stock over such period. Oppenheimer noted the merger consideration to be paid for Gexa's common stock represented a premium to the Company's 10-day, 30-day and year-to-date average closing stock price on both a market and volume weighted average price, or VWAP, basis. The actual exchange ratio for the merger consideration will be based upon the average closing price of FPL Group's common stock for the 10-day period ending on the third business day prior to the closing of the transaction. The following table shows the implied premium to be paid for Gexa's common stock for the various periods through March 24, 2005.

	Average Closing Stock Price		Purchase Price Premium Average Closing Stock Price
Time Period
	Market	VWAP	Market	VWAP
10-Day	$6.56	$6.80	4.9%	1.2%
30-Day	6.25	6.39	10.1%	7.6%
Year-to-Date	5.71	6.16	20.5%	11.6%

        Premiums Paid Analysis. Oppenheimer conducted an analysis of stock price premiums paid to targets by acquirers for a diversified group of mergers and acquisitions, excluding share repurchases from January 1, 2004 through March 25, 2005, having transaction values ranging from $50 million—$110 million, which Oppenheimer considered reasonably comparable in size to the Gexa/FPL Group transaction value, from available data from ThomsonOne Banker. Oppenheimer noted that the premiums analysis necessarily involves complex considerations and judgments concerning many factors that would affect the acquisition value and the premium paid in the transaction including, financial and operating characteristics, form of consideration, acquisition terms and other factors specific to a particular transaction. Oppenheimer compared the proposed common stock per share consideration of these transactions to the one-day prior, one-week prior and one-month prior to public announcement of the respective transaction. Oppenheimer noted that the $6.88 offer price represented a 0.0%, 2.2% and 10.1% premium to Gexa's closing stock price one day prior, one week prior and one month prior to the public announcement. By comparison, the table below provides the range of premiums paid with respect to the comparable transactions analyzed:

	Premium Paid
Metric	1-Day Prior	One-Week Prior	One-Month Prior
Average	27.4%	25.5%	31.7%
Median	22.4%	21.9%	28.9%
Min	(59.7%)	(55.1%)	(59.7%)
Max	103.6%	103.6%	120.7%

        Relative Contribution Analysis. Oppenheimer calculated the relative financial contribution of each of Gexa and FPL Group to the pro forma combined company, based upon 2005 estimated earnings before interest, taxes, depreciation and amortization (EBITDA). Oppenheimer then compared this contribution percentage to the proportion of the market equity value and enterprise value (market equity value less cash, plus debt, minority interest, and preferred stock (book value)), each calculated as of March 24, 2005, that Gexa's shareholders would receive based on the exchange ratio of 0.174, assuming a $6.88 offer price and a closing FPL Group stock price of $39.49 as of March 24, 2005. Oppenheimer observed that Gexa's ownership share of the combined company would be 0.5%, based upon the 0.174 exchange ratio. Set forth below are Gexa's and FPL Group's contribution to certain categories to the illustrative pro forma combined company, including calendar year 2005 estimated EBITDA based on publicly available research estimates for FPL Group and Oppenheimer's estimates for Gexa.

Relative Contribution Percentage

	Market Value	Enterprise Value	2005E EBITDA
FPL Group	99.5%	99.7%	99.5%
Gexa	0.5%	0.3%	0.5%

        Selected Comparable Company Analysis. Using recently published publicly available estimates, Oppenheimer compared certain trading and valuation statistics in a selected group of publicly traded companies in the Utility and Energy sectors and the Telecommunications services reseller sector, which in Oppenheimer's judgment, were generally comparable to Gexa for the purposes of this analysis from both a financial and operational perspective. Oppenheimer chose to value only the retail assets of the consolidated multi-utilities, which Oppenheimer believed were more comparable to Gexa's operations; however, Oppenheimer noted that this type of analysis did not necessarily constitute a comparable or complete valuation of these assets. As a result, Oppenheimer made certain assumptions, without independent verification, in this analysis. These companies were:

Company	Ticker
Multi-Utility—Retail Business Only
FPL Group (Energy)	FPL
Constellation Energy Group (New Energy Group)	CEG
Centrica (Centrica North America)	N/A
Great Plains Energy (Strategic Energy)	GXP
Reliant Energy (Retail Segment)	RRI
TXU (Retail)	TXU
Company	Ticker
Telecommunication Services Resellers
IDT Corporation	IDTC
Net2Phone, Inc.	NTOP
Primus Telecommunications Group, Inc.	PRTL
Talk America Holdings, Inc.	TALK
Yak Communications Inc.	YAKC

        Oppenheimer utilized the earnings forecasts for these companies from publicly available equity research reports. Oppenheimer's analysis was based on closing stock prices as of March 24, 2005. A summary of the projected multiples of enterprise value (market equity value less cash, plus debt, minority interests and preferred stock (book value)) calculated as of March 24, 2005 to revenues and EBITDA are set forth below:

Enterprise Value/ 2005E
	Revenue	EBITDA
Gexa	0.2x	5.2x
Range of Multiples for Comparable Companies:
Multi-Utility—Retail Only	0.1x – 2.3x	3.0x – 7.1x
Telecommunication Services Resellers	0.2x – 0.6x	2.1x – 6.2x
Average of Multiples for Comparable Companies:
Multi-Utility—Retail Only	0.9x	5.5x
Telecommunication Services Resellers	0.4x	4.3x

        Oppenheimer noted that no company utilized in the comparable company analysis was identical to Gexa. In evaluating the peer group, Oppenheimer made judgments and assumptions with regard to disaggregating selected financial information from the multi-utilities, industry performance, general business, economic, market and financial conditions and many other matters, including the impact of competition.

        Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis on the projected cash flows of Gexa for the fiscal years ending December 31, 2005 through December 31, 2009 using projections and assumptions provided by the management of Gexa as guidance. In determining the theoretical or intrinsic value of Gexa, Oppenheimer calculated the estimated present value of the stand-alone, unleveraged, after-tax free cash flows that Gexa could generate for calendar years 2005 through 2009 as derived from discussions with the management of Gexa. For the purpose of this analysis, Oppenheimer calculated a range of estimated terminal values for Gexa by applying multiples ranging from 4.4x to 5.4x to Gexa's 2009 estimated EBITDA. The estimated free cash flows and terminal values were then discounted to present value using a range of discount rates of 19.0% to 31.0%. Gexa's net debt (debt less excess cash) as of December 31, 2004, was subtracted from the sum of the present value of Gexa's cash flows and the present value of Gexa's terminal value to determine the theoretical equity value of Gexa and that resultant was divided by fully-diluted Gexa shares outstanding on a treasury method basis. Based on the above assumptions, this analysis indicated an implied per share equity reference range of $5.97 to $6.62 per share, based on a 25% discount rate.

        Selected Precedent Mergers and Acquisitions Transactions. Oppenheimer compared certain publicly available statistics from SEC filings, company press releases and publicly available research of selected precedent mergers and acquisitions from January 1, 2004 to March 25, 2005 involving companies that operate in the retail electricity distribution industry or in a similar industry, which Oppenheimer deemed comparable to the transaction between Gexa and FPL Group. Oppenheimer compared transaction enterprise value to EBITDA multiples relating to the proposed acquisition of Gexa by FPL Group. The following table presents the transactions that were analyzed:

Target	Acquirer
Residential Services Group	Centrica Plc
ATCO Group (Customers)	Centrica Plc
Strategic Energy, LLC	Great Plains Energy

        Oppenheimer noted that none of the precedent merger and acquisition transactions above was identical to the merger between Gexa and FPL Group. Several of the transactions were not for the entire business, but rather a segment of a business or were completed in multiple phases or involved non-Texas operations, which make a comparison less relevant. Oppenheimer further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics, form of consideration, acquisition terms and other factors that would necessarily affect the acquisition value of Gexa versus the acquisition value of any other comparable company in general and the transactions above in particular. In contrast, Oppenheimer noted that the average transaction value/latest fiscal year EBITDA for the precedent merger and acquisition transactions was 3.9x.

        Other Considerations. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, including the non-binding acquisition proposals received by Gexa, would create a misleading and incomplete view of the processes underlying its opinion. Oppenheimer did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Oppenheimer did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Oppenheimer, with Gexa's direction, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Gexa or Oppenheimer. Any assumed estimates implicitly contained in Oppenheimer's opinion or relied upon by Oppenheimer in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold. Oppenheimer's opinion and the analyses described herein were based on information available as of March 27, 2005, and Oppenheimer has not undertaken, and is under no duty, to update any such analyses upon the availability of new information.

        Oppenheimer has previously rendered investment banking services to Gexa and has received customary fees for rendering these services. As part of its compensation for those services, Oppenheimer received and currently holds warrants to purchase 159,250 shares of Gexa common stock at an exercise price of $6.02 per share, subject to adjustment. In the last twelve months, Oppenheimer acted as the sole placement agent for the offering of Gexa's common stock and warrants completed on November 23, 2004. Further, Oppenheimer may actively trade the equity securities of Gexa and FPL Group for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities. Certain officers and employees of Oppenheimer also own securities in Gexa.

        Under its engagement letter, Gexa agreed to pay to Oppenheimer a customary advisory fee, the majority of which is to be paid upon completion of the merger. The compensation is determined on a sliding scale depending on the value of the transaction. The engagement letter provides that the compensation for a transaction valued between $74.0 and $81.0 million will be $1.1 million plus 1.75% of the incremental equity value over $74.0 million. For purposes of determining Oppenheimer's compensation, the transaction is valued at approximately $80.6 million. In addition, Gexa agreed to reimburse Oppenheimer for certain out-of-pocket expenses incurred by Oppenheimer in connection with the merger, including the reasonable fees and disbursements to its legal counsel. Gexa has also agreed to indemnify Oppenheimer against specific liabilities in connection with its engagement, including liabilities under the federal securities laws. Pursuant to a separate engagement letter, Gexa agreed to pay an additional $150,000 to Oppenheimer to be paid in three equal installments due upon execution of the fairness opinion engagement letter, upon rendering the oral fairness opinion and upon inclusion of the fairness opinion in this proxy statement/prospectus, none of which is contingent on the closing of the acquisition.

        The terms of the engagement letters were negotiated at arm's-length between Gexa and Oppenheimer and the Gexa board of directors was aware of the fee arrangements at the time of its approval of the merger agreement.

Interests of Directors and Officers in the Merger

        In considering the recommendation of the Gexa board that Gexa's shareholders adopt and approve the merger agreement and the merger, you should be aware that certain directors and executive officers of Gexa have interests in the merger that are different from, or in addition to, your interests as shareholders of Gexa. The Gexa board was aware of these interests and considered them, among other matters, in adopting and approving the merger agreement and the merger and in recommending that the shareholders adopt and approve the merger agreement and the merger.

        Option and Restricted Stock Acceleration. Immediately prior to the effective time of the merger, all of the options held by Gexa's directors and executive officers, as with other option holders, whether or not then vested, will be or become vested and exercisable and shall immediately thereafter be assumed and converted into options to purchase FPL Group common stock in accordance with the provisions of the merger agreement as described in "The Merger Agreement—Exchange of Certificates—Stock Options and Other Stock Rights", beginning on page 39 of this proxy statement/prospectus. In addition, all restricted stock grants held by Gexa's executive officers, as well as other holders of Gexa restricted stock, whether or not then vested, will be or become vested in full.

        The following table discloses for each Gexa executive officer and director the number of restricted stock grants and options that will be subject to accelerated vesting upon the closing of the merger:

Name and Title	Number of Non-Vested Restricted Stock	Number of Non-Vested Stock Options		Weighted Average Exercise Price of Non-Vested Options
Neil M. Leibman, Chairman & CEO	—	50,000		$2.00
David K. Holeman, CFO & Secretary	25,000	300,000	(1)	$4.735
Rod Danielson, V.P. Supply & Forecasting	20,000	83,333		$4.56
David Atiqi, V.P. Sales	20,000	240,000		$5.035
Don Aron, Director	—	35,000		$3.463
Dan C. Fogarty, Director	—	35,000		$3.463
Stuart C. Gaylor, Director	—	35,000		$3.463
Tom D. O'Leary, Director	—	35,000		$3.463
Robert C. Orr, Jr., Director	—	35,000		$3.463

(1)
Includes 100,000 stock options that, by agreement, will be granted on May 26, 2005 and will fully vest on the effective date of the merger.

        Indemnification and Insurance. Upon completion of the merger, the surviving corporation will fulfill and honor all of Gexa's existing obligations to indemnify the officers and former directors of Gexa. The surviving corporation will provide indemnification to Gexa's officers and directors to the fullest extent permitted by applicable law for indemnifiable claims arising from acts or omissions prior to the effective time for a period of six years after the effective time of the merger, except as otherwise provided for Mr. Leibman under the terms of his employment agreement as described in "Related Agreements—Employment Agreement", beginning on page 50 of this proxy statement/prospectus.

        Upon completion of the merger, the surviving corporation will provide directors' and officers' liability insurance covering those persons who were covered by Gexa's directors' and officers' liability insurance policy as of the date of the merger agreement for a period of at least six years. However, the surviving corporation will not be required to spend more than 200% of the annual premium currently paid by Gexa for that coverage.

        Employment Agreement. Gexa, FPL Group and Neil Leibman have entered into an employment agreement as described in "Related Agreements—Employment Agreement", beginning on page 50 of this proxy statement/prospectus.

Federal Income Tax Consequences to Holders of Gexa Common Stock

  General

        The following discussion describes the material federal income tax consequences of the merger to you.

        This discussion only addresses federal income tax consequences to shareholders holding Gexa common stock as a capital asset at the time of the merger. Additionally, this discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances. Nor does this discussion address all the tax consequences for shareholders subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, foreign corporations, tax-exempt organizations, persons holding Gexa common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction, persons subject to the alternative minimum tax, and persons who are not citizens or residents of the United States. In addition, this discussion does not address any state, local or foreign tax considerations, and may not be applicable to holders who acquired Gexa common stock pursuant to the exercise of options or warrants or otherwise as compensation.

        We urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

        This discussion is based on the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, applicable Department of Treasury regulations, judicial authority, and administrative interpretations, all as in effect as of the date of this proxy statement/prospectus. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to you.

  Material Tax Consequences of the Merger

        The material federal income tax consequences of the merger will be as follows:

  (a)
  The merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

  (b)
  FPL Group, FRM Holdings, WPRM and Gexa will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  (c)
  No gain or loss will be recognized by FPL Group, FRM Holdings, WPRM or Gexa as a result of the merger;

  (d)
  You will not recognize any gain or loss upon your receipt of FPL Group common stock in exchange for your Gexa common stock, except with respect to cash you receive instead of fractional shares of FPL Group common stock;

  (e)
  Your aggregate tax basis in the shares of FPL Group common stock you receive in the merger will be the same as the aggregate tax basis of your Gexa common stock exchanged (except for the portion of such tax basis allocable to a fractional share of FPL Group common stock for which you receive cash);

  (f)
  Your holding period for shares of FPL Group common stock you receive in the merger will include the holding period of the Gexa common stock exchanged; and

  (g)
  If you receive cash instead of a fractional share of FPL Group common stock, you will recognize capital gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (d) above) and the amount of cash received. Such gain or loss will be long-term capital gain or loss if you held (or are treated as having held) the Gexa common stock for more than one year at the time of the merger.

        FPL Group's and Gexa's obligation to complete the merger is conditioned upon their receipt of an opinion from McDermott Will & Emery LLP and Porter & Hedges, L.L.P., respectively, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal

Revenue Code. These opinions each rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and customary, factual representations and covenants made by FPL Group, Gexa and others, including those contained in certificates of officers of FPL Group and Gexa. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in these opinions, in which case the tax consequences of the merger could differ from those discussed here. No ruling has been sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

        Under the terms of the merger agreement, each of Gexa, FPL Group, FRM Holdings and WPRM are obligated not to take actions, or cause to be taken, or fail to take actions that are reasonably likely to prevent the merger from being treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. FPL Group or its subsidiaries could enter into any number of post merger internal restructuring transactions in compliance with this obligation. FPL Group currently has under evaluation certain post merger internal restructuring transactions, which FPL Group believes will not affect the treatment of the merger as such a tax free reorganization.

  Backup Withholding

        Noncorporate holders of Gexa common stock may be subject to backup withholding at a rate of 28% on cash payments received instead of a fractional share interest in FPL Group common stock. Backup withholding will not apply to you, however, if you who (a) furnish a correct taxpayer identification number and certify, under penalties of perjury, that you are not subject to backup withholding on a Form W-9, (b) provide a certificate of foreign status on Form W-8 or (c) otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service. The Exchange Agent (as defined under "The Merger Agreement—Exchange of Certificates") will provide a Form W-9 to you after the merger.

  Reporting Requirements

        You will be required to attach a statement to your tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include your tax basis in the Gexa common stock surrendered and a description of the FPL Group common stock received in the merger.

Accounting Treatment

        The merger is expected to be accounted for using the purchase method of accounting, which means that the assets and liabilities of Gexa, including its intangible assets, will be recorded on FPL Group's consolidated financial statements at their fair market value. The results of operations and cash flows of Gexa will be included in the consolidated financial statements of FPL Group prospectively commencing from the date that the merger is completed.

No Dissenters' or Appraisal Rights

        You are not entitled to dissenters' rights or appraisal rights under Texas law in connection with the merger because your shares of Gexa common stock are part of a class that is listed on the Nasdaq SmallCap Market and the FPL Group common stock you will receive in exchange for your Gexa common stock will be part of a class that is listed on the New York Stock Exchange.

Dividend Policy

        Quarterly dividends have been paid on FPL Group common stock during the past two years and 2005 to date in the following amounts per share (adjusted to reflect a two-for-one stock split effective March 15, 2005):

Quarter	2005	2004	2003
First	$0.355	$0.31	$0.30
Second		$0.31	$0.30
Third		$0.34	$0.30
Fourth		$0.34	$0.30

        The amount and timing of dividends payable on FPL Group's common stock are within the sole discretion of FPL Group's board. The FPL Group board reviews the dividend rate at least annually (in February) to determine its appropriateness in light of FPL Group's financial position and results of operations, legislative and regulatory developments affecting the electric utility industry in general and FPL in particular, competitive conditions and any other factors the board deems relevant. The ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. There are no restrictions in effect that currently limit FPL's ability to pay dividends to FPL Group.

        FPL Group's charter does not limit the dividends that may be paid on its common stock. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. FPL pays dividends to FPL Group in a manner consistent with FPL's long-term targeted capital structure. FPL's mortgage contains provisions which, under certain conditions, restrict the payment of dividends to FPL Group. In light of FPL's current financial condition and level of earnings, management does not expect that dividends would be affected by these limitations.

Regulatory Approvals

        The HSR Act prohibits FPL Group and Gexa from completing the merger until a required notification and report form is filed and a required waiting period has expired or been terminated. On April 26, 2005, FPL Group and Gexa filed the required notification and report forms. However, neither FPL Group nor Gexa believe that the completion of the merger will result in the violation of the HSR Act or any other applicable antitrust laws.

        In addition, the completion of the merger will require the filing of notices with or the consent of state regulatory authorities in Texas, Massachusetts, Maine and New York that regulate Gexa as a REP. FPL Group and Gexa believe that the necessary consents will be obtained on a timely basis. Except for these filings, the parties to the merger do not believe additional material governmental filings in the United States are required with respect to the merger, other than the filing of the Articles of Merger with the Texas Secretary of State.

Stock Exchange Listing

        The FPL Group common stock to be issued to you in the merger will be listed on the New York Stock Exchange, subject to official notice of issuance. The completion of the merger is conditioned upon the authorization for listing on the New York Stock Exchange of such FPL Group common stock.

Delisting and Deregistration of Gexa Common Stock

        Gexa common stock is currently listed on the Nasdaq SmallCap Market under the symbol "GEXA". Following the closing of the merger, Gexa common stock will be delisted from the Nasdaq SmallCap Market and deregistered under the Exchange Act.

Federal Securities Laws Consequences

        All shares of FPL Group common stock received by Gexa shareholders in the merger will be freely transferable under the federal securities laws, except for shares received by persons who are deemed to be "affiliates" of Gexa prior to the completion of the merger. These shares may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144 in the case of persons who become affiliates of FPL Group) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of FPL Group or Gexa generally include individuals or entities that control, are controlled by, or are under common control with, such parties.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex C and is incorporated herein by reference, and all exhibits and schedules attached to or referenced in the merger agreement. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger and will give you a more complete understanding of the merger.

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about FPL Group or Gexa. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

        The merger agreement contains representations and warranties we made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information, securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in FPL Group's and Gexa's general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in FPL Group's or Gexa's public disclosures.

        In this Section, unless the context requires otherwise, references to FPL Group includes FRM Holdings and WPRM Acquisition Subsidiary, Inc., or WPRM. References to "we", "us", or "our" mean FPL Group and Gexa collectively.

Terms of the Merger

  General

        The merger agreement contemplates the merger of WPRM, a Texas corporation and an indirect FPL Group subsidiary, into Gexa. After the merger, Gexa will survive as an indirect wholly-owned subsidiary of FPL Group. The merger will become effective upon the filing of articles of merger with the Texas Secretary of State, or at such later time as set forth in such articles of merger. We expect this filing will occur on the same date as the closing under the merger agreement, which, unless we otherwise agree, will occur on or before the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement.

  Conversion of Securities

        Each of your shares of Gexa common stock will, upon completion of the merger, be converted into a number of shares of FPL Group common stock equal to an exchange ratio. That exchange ratio will be determined by dividing (i) $6.88, by (ii) the average of the daily closing sale prices of FPL Group common stock on the New York Stock Exchange Composite Transactions Tape for the 10 consecutive trading days ending on the third business day (including such third business day) immediately prior to the closing date of the merger agreement, to which we refer as the Average Closing Date FPL Group Stock Price.

        If, between the date of the merger agreement and the effective time of the merger, the number of outstanding shares of Gexa common stock or FPL Group common stock are changed into a different number or class of shares (other than as a result of the merger itself) then the number and type of shares to be received upon completion of the merger will be adjusted appropriately.

  Fractional Shares

        FPL Group will not issue any certificates of scrip representing fractional shares of its common stock in the merger. In lieu of any fractional shares, you will instead be entitled to receive cash (without interest) in an amount equal to such fractional amount multiplied by the Average Closing Date FPL Group Stock Price.

Exchange of Certificates

  Exchange Procedure

        After we complete the merger, Computershare Investor Services, LLC, or the Exchange Agent, will mail to each of you a letter of transmittal and instructions for use in surrendering your shares of Gexa common stock in exchange for shares of FPL Group common stock. Upon surrender of your Gexa stock certificate(s) to the Exchange Agent, along with a duly executed letter of transmittal and other documents that may be required by the Exchange Agent, you will be issued that number of whole shares of FPL Group common stock and cash instead of any fractional share of FPL Group common stock, plus any dividends or distributions, which you have the right to receive in the merger. Your Gexa stock certificate(s) will then be cancelled. FPL Group anticipates that rather than issuing physical certificates representing shares of FPL Group common stock, such shares will be issued and delivered through the Exchange Agent's Direct Registration System which provides uncertificated share issuances and stock ownership using book-entry record keeping, following which, shareholders may request physical certificates.

  Dividends and Distributions

        No dividends or other distributions declared or made after the effective time of the merger on FPL Group common stock with a record date after such effective time will be paid to you, unless you surrender your Gexa stock certificates. Likewise, no cash payment in lieu of fractional shares will be paid to you until you surrender your Gexa stock certificates.

  Stock Options and Other Stock Rights

        Once we complete the merger, each option and warrant to purchase shares of Gexa common stock whether vested or unvested, will be assumed by FPL Group. This means that each such option and warrant will be deemed to constitute an option or warrant to acquire shares of FPL Group common stock on the same terms and conditions pursuant to which such options and warrants were issued by Gexa, except to the extent that, as a result of the merger, the terms of such options and warrants provide for accelerated vesting.

        The number of shares of FPL Group common stock issuable upon exercise of these options and warrants and the exercise price at which such options and warrants may be exercised will be determined as follows:

  •
  the number of shares of FPL Group common stock to be subject to such options and warrants will be equal to the product (rounded to the fourth decimal place) of (x) the number of shares of Gexa common stock subject to the option or warrant, and (y) the exchange ratio;

  •
  the exercise price per share of each option or warrant will be an amount (rounded to the nearest $0.01) equal to (x) the exercise price per share of Gexa common stock subject to the option or warrant divided by (y) the exchange ratio; and

  •
  pursuant to the terms under which such options and warrants were issued, fractional shares resulting from the adjustments summarized above will be eliminated.

        After we complete the merger, FPL Group will deliver to the holders of the options and warrants notices setting forth these adjustments.

  No Further Ownership Rights in Gexa Common Stock

        As soon as we complete the merger, the stock transfer books of Gexa will be closed, and there will be no further registration of transfers of Gexa common stock. Any certificates presented to the surviving company after the effective date of the merger will be canceled and exchanged as provided above in the section labeled "—Conversion of Securities".

  Return of Merger Consideration to FPL Group

        Any shares and cash in lieu of fractional shares and related dividends or distributions provided to the Exchange Agent that remain undistributed six months after the date we complete the merger will be returned to FPL Group. Any Gexa shareholder who has not previously complied with the exchange procedures may then look only to FPL Group for payment.

  No Liability

        Neither FPL Group nor Gexa will be liable to any Gexa shareholder or FPL Group shareholder for any undistributed FPL Group common stock or cash in lieu of fractional shares that is delivered to a public official pursuant to any applicable abandoned property or similar laws.

Representations and Warranties

        The merger agreement contains various representations and warranties of Gexa, subject to exceptions set forth in the merger agreement and the disclosure schedules referenced in the merger agreement, relating to, among other things, the following:

  •
  the organization and qualification of Gexa, its subsidiaries and the ownership of its subsidiaries;

  •
  its capitalization;

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  the correctness and completeness of its filings with the Securities and Exchange Commission and its financial statements;

  •
  its authority relative to the merger agreement;

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  its compliance with applicable laws and permits;

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  the consents and approvals required for the merger;

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  the merger not contravening its organizational documents, contracts, governmental approvals or permits;

  •
  litigation matters;

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  the payment of its taxes and other tax matters;

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  certain agreements with its officers and key employees or plans that are altered upon the occurrence of the merger;

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  its employee benefits and related plans and compliance of such plans with applicable laws, including the Employee Retirement Income Security Act of 1976, as amended;

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  the existence and enforceability of material and other significant agreements;

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  environmental matters;

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  absence of certain changes or events since December 31, 2004;

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  the accuracy of information supplied by Gexa for inclusion in this document;

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  its real estate and interests in real property, including leases;

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  its intellectual property;

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  the amount, quality and collectability of its accounts receivable;

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  its significant customers and customer relations;

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  the lack of any requirement to be registered under the Investment Company Act of 1940;

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  the absence of any brokers or finders entitled to a fee in connection with the merger, other than Oppenheimer;

  •
  the shareholder vote required to approve the merger;

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  the receipt by Gexa of the opinion by Oppenheimer with respect to the fairness of the merger consideration;

  •
  the absence of any ownership of FPL Group common stock by Gexa or its subsidiaries;

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  the inapplicability of appraisal or dissenters' rights as a result of the merger under Texas law;

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  its insurance;

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  certain matters relating to Gexa Gold Corporation, formerly a Nevada corporation;

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  regulatory matters relating to its business as a retail electric provider;

  •
  the inapplicability to it of the Public Utility Holding Company Act of 1935, the Federal Power Act or state laws regarding the regulation of electric utilities;

  •
  full disclosure of information and absence of undisclosed liabilities; and

  •
  lack of a material adverse change in Gexa and its subsidiaries since December 31, 2004.

        The merger agreement also contains customary representations and warranties, subject to exceptions set forth in the merger agreement and the disclosure schedules referenced in the merger agreement, made, jointly and severally, by FPL Group, FRM Holdings and WPRM as to, among other things, the following:

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  their organization and qualification;

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  their capitalization;

  •
  their authority relative to the merger agreement;

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  their consents and approvals required for the merger;

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  the merger not contravening their organizational documents, contracts, governmental approvals or permits;

  •
  the accuracy of information supplied by them for inclusion or incorporation by reference in this proxy statement/prospectus;

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  the absence of any brokers or finders entitled to a fee from FPL Group in connection with the merger;

  •
  the accuracy and completeness of FPL Group's filings with the Securities and Exchange Commission and FPL Group's financial statements;

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  the absence of any requirement to obtain a shareholder vote to approve the merger or merger agreement;

  •
  the absence of any ownership of Gexa common stock by FPL Group or its subsidiaries; and

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  the lack of a material adverse change with respect to FPL Group since December 31, 2004.

Covenants

        It is a condition to the obligation of each party to complete the merger that the other party has performed or complied with its obligations under the merger agreement generally in all material respects. The following summarizes the most significant of these covenants.

        Each of FPL Group, FRM Holdings and Gexa has agreed to the following:

  •
  to keep secret and hold in confidence documents and information relating to the other party, and to refrain from issuing any press release or other public announcement relating to the merger without the other party's consent, subject to certain exceptions;

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  to prepare and cause this proxy statement/prospectus to be filed with the Securities and Exchange Commission;

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  to take reasonable commercial efforts to cause the conditions precedent to the merger to be satisfied;

  •
  to not take any action that would result in any of its representations or warranties in the merger agreement being materially untrue or any of the conditions not to be satisfied;

  •
  to advise the other of any material notice or other communication or claim from any third party that relates to the completion of the merger or which has or may result in a material adverse effect with respect to Gexa, the material failure of any part to the merger agreement to comply with its obligations, the occurrence of an event that would cause a party's representations and warranties to be materially untrue; and

  •
  to take all commercially reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the merger.

        Gexa also has agreed, among other things, that it will:

  •
  conduct its business in the ordinary course of business and consistent with past practice;

  •
  subject to certain exceptions, not take any of the following actions:

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  pay any dividends on its capital stock;

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  split, combine or reclassify any of its capital stock;

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  purchase, redeem or otherwise acquire any of its or its subsidiaries' capital stock;

  •
  issue, pledge or otherwise encumber any shares of its capital stock (except issuance upon exercise of options or warrants);

  •
  adopt or amend in a material respect any bonus or benefit plan or compensation of its directors, officers or employees;

    •
    amend its or its subsidiaries' organizational documents;

    •
    except for activities in the ordinary course of business, sell, lease, license, mortgage or otherwise encumber or dispose of any of its material properties or assets;

    •
    except for borrowings in the ordinary course of business associated with the purchase and sale of electricity and transmission and distribution under existing credit facilities, issue or sell any debt securities or guarantee any debt securities of another person or make any loans or capital contributions to any other person (other than to Gexa or its subsidiaries);

    •
    change any accounting principle used by it;

    •
    enter into certain relationships and related transactions with directors, executive officers, shareholders owning more than 5% of its voting securities or the immediate family of any of the foregoing;

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    enter into, adversely modify or terminate customer contracts, except for non-payment or in the ordinary course of its business;

    •
    make capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

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    make any tax election or settle any tax liability that would be reasonably expected to have a material adverse effect on Gexa;

    •
    satisfy obligations in excess of $100,000, except in the ordinary course of its business;

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    settle or compromise any pending or threatened claim relating to the merger;

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    commit or agree to do any act restricted by the merger agreement covenants;

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    fail to maintain its insurance coverage;

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    fail to invest its available cash balances as permitted by the merger agreement;

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    grant waivers or assign, terminate or amend any material contract or allow its permits or licenses to lapse or not renew;

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    enter into, terminate, assign or amend any contract other than in the ordinary course of its business but, if in the ordinary course, only if it involves total consideration of less than $50,000 in the aggregate;

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    take any action that would result in a misrepresentation or breach of warranty under the merger agreement; and

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    fail to balance its purchases and sales of electricity in accordance with Gexa's current policy;

  •
  take all action necessary to convene a special meeting of its shareholders as promptly as possible after the effective date of the registration statement of which this proxy statement/prospectus is a part to consider and vote, among other things, upon the merger agreement, the merger, and to use reasonable efforts to obtain the requisite shareholder approval for the merger agreement and merger;

  •
  solicit or facilitate another transaction that would prevent or delay the merger, as more fully described below in the section labeled "—No Solicitation of Transactions";

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  use its commercially reasonable efforts to obtain certain agreements from those persons who may be deemed to be affiliates of Gexa under Rule 145 of the Securities Act;

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  afford FRM Holdings and its agents access to Gexa's properties, books and records;

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  prior to the effective date of the merger, deliver to FPL Group a consolidated balance sheet of Gexa and its subsidiaries, a statement of Gexa's working capital, each as of a date not earlier than 60 days prior to the closing date (but not prior to May 31, 2005), and a certificate of Gexa's chief financial officer certifying the accuracy of these financial statements; and

  •
  file with the Public Utility Commission of Texas, or PUCT, an amendment application with respect to its Texas retail electric provider license to reflect the change of ownership resulting from the merger and, if necessary, file an application for recertification as a retail electric provider.

        In addition, FPL Group has agreed to use its commercially reasonable efforts to cause the shares of FPL Group common stock issued in the merger to be listed on the New York Stock Exchange.

No Solicitation of Transactions

        Gexa has agreed that neither it nor any of its subsidiaries or respective agents will, directly or indirectly, take any of the following actions:

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  solicit, initiate, encourage, endorse, recommend or facilitate any inquiry, proposal or offer that constitutes or may be reasonably expected to lead to the acquisition or purchase of a substantial amount of assets or any equity interest in Gexa or any of its subsidiaries or a tender or exchange offer, merger, consolidation, recapitalization or any other transaction that would or could reasonably be expected to prevent or naturally delay the merger;

  •
  propose, enter into, participate in any discussions or negotiations regarding or otherwise facilitate any such proposal; or

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  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to FPL Group, FRM Holdings or WPRM, any approval or recommendation by the board of Gexa or any committee thereof of the merger agreement or the merger, approve or recommend, or propose to approve or recommend, to Gexa's shareholders, any Qualified Transaction Proposal (as defined below), or cause Gexa or any of its subsidiaries to enter into an agreement with respect to any Qualified Transaction Proposal, unless the board of Gexa reasonably determines in good faith (after consultation with its outside financial advisors) that (x) such Qualified Transaction Proposal is a Superior Acquisition Proposal (as defined below) and (y) (after consultation with outside legal counsel) that there is a substantial likelihood that the failure to take such action would be a breach of the board of Gexa's fiduciary obligations to Gexa shareholders under applicable law.

        However, prior to the special meeting, Gexa may take the following actions:

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  furnish information (under an appropriate confidentiality letter concerning Gexa) to a third party that has made an unsolicited proposal that the Gexa board determines in good faith, after consultation with its financial advisors, is capable of being financed and not subject to material financing contingencies (to which we refer as a Qualified Transaction Proposal);

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  engage in discussions or negotiations with the third party that has made such an unsolicited proposal; or

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  following receipt of the unsolicited proposal, take and disclose to its shareholders a position with respect to such proposal.

        In the case of each action referred to above, however, the Gexa board must conclude the following:

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  that in the good faith determination of the board, after consultation with outside legal counsel, that there is a substantial likelihood that the failure to take such action would be a breach of the board's fiduciary obligations to Gexa's shareholders;

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  that the third party that made the unsolicited proposal has the ability and the financial wherewithal to complete an acquisition of Gexa that is on terms that the board reasonably determines in good faith would result in a transaction (to which we refer as a Superior Acquisition Proposal):

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  that is more favorable, from a financial point of view, to Gexa's shareholders by at least $3,500,000 than the transaction contemplated in the merger agreement;

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  that has a substantial likelihood of being completed; and

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  for which the financing is then fully committed or, in the good faith judgment of the board, after consultation with its outside financial advisors, is reasonably capable of being financed by the third party.

        In the event that the Gexa board concludes that the unsolicited proposal is a Superior Acquisition Proposal after following the procedures outlined above, Gexa may terminate the merger agreement, but only after the following:

  •
  Gexa provides FPL Group with at least five business days' notice of its intention to terminate the merger agreement;

  •
  during such five-business day period, Gexa negotiates in good faith with FPL Group to make modifications to the merger agreement with the intent of enabling Gexa to accept the terms of the merger agreement; and

  •
  after such negotiation period expires and taking into consideration any modifications made to the merger agreement during such period, the board of Gexa confirms its determination, after consultation with its outside legal counsel and outside financial advisor, that the third party transaction remains a Superior Acquisition Proposal.

        If Gexa terminates the merger agreement as a result of its acceptance of a Superior Acquisition Proposal, then Gexa must pay FPL Group a $3.25 million termination fee as further described in the section entitled "The Merger Agreement—Termination Fees and Expenses" beginning on page 49 of this proxy statement/prospectus.

        If, at any time, the Gexa board receives a proposal from a third party, then Gexa must immediately inform FPL Group of the material terms and conditions of such proposal and the identity of the person making it and will keep FPL Group fully informed regarding any significant details or developments with respect to any such proposal and of all significant steps Gexa is taking in response to such proposal.

Employment Matters

        Employees who are currently employed by Gexa or its subsidiaries prior to the closing of the merger will remain employees of Gexa or its subsidiaries following the merger, except to the extent such individuals terminate their employment voluntarily or as a result of their death, retirement or disability. However, such employees will not have a right to continued employment for any period of time after the merger, except as required by law or contract.

        For a period of one year following the closing date of the merger, FPL Group will cause Gexa to maintain employee health and welfare plans (excluding bonus or equity-based plans that are not being expressly assumed in the merger) that are substantially comparable to Gexa's plans prior to the merger, unless FPL Group determines in its sole discretion to move employees to FPL Group plans.

Indemnification and Insurance

        All rights of indemnification under Gexa's articles of incorporation, bylaws and indemnification contracts existing in favor of Gexa's directors and officers that were entered into on or prior to March 28, 2005 will survive the merger, but only with respect to indemnifiable claims arising from acts or omissions of such persons prior to the effective date of the merger. FRM Holdings will cause the surviving company to fulfill and honor these obligations for a period of six years following such date.

        For six years after the date we complete the merger, FRM Holdings will cause the surviving company to obtain directors' and officers' liability insurance for acts or omissions occurring prior to the merger covering each person covered by Gexa's directors' and officers' liability insurance at or prior to March 28, 2005. However, the surviving company will not be required to pay more than 200% of the current annual premiums Gexa pays for such insurance.

Limitations of Liability

        The merger agreement limits the liability of FPL Group or its affiliates from any cause whatsoever arising from the merger agreement or any other transaction document which it expressly joins as a party or is bound to not more than $40 million.

        The merger agreement also includes a damages disclaimer to the effect that no party to the merger agreement or the voting agreement shall be liable to any other person for lost profits or any exemplary, punitive, demonstrative, special or consequential damages by reason of any claim or cause of action whatsoever.

Conditions to the Merger

        The respective obligations of FPL Group and Gexa to complete the merger depend on the fulfillment of each of the following conditions:

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  the approval of the merger agreement and merger by the holders of two-thirds of Gexa's outstanding common stock;

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  the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

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  receipt of all state securities authorizations necessary to issue the shares of FPL Group common stock in the merger;

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  the New York Stock Exchange listing of the shares of FPL Group common stock to be issued in the merger, subject to official notice of issuance;

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  the absence of any order issued by any court or any other legal restraint preventing or restraining the completion of the merger or subjecting FPL Group or Gexa to substantial damages as a result of the completion of the merger, provided that the party invoking this condition has used commercially reasonable efforts, not resulting in expenses to such party in excess of $250,000, to have such legal restraint removed;

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  expiration or termination of all HSR Act waiting periods;

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  the making of all material filings required to be made with, and the procurement of all consents and authorizations required to be obtained from, governmental entities in order to complete the merger; and

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  the delivery by Oppenheimer of its opinion, dated as of March 27, 2005, to Gexa and its board to the effect that the merger consideration is fair to Gexa's shareholders from a financial point of view, which opinion has been delivered.

        Gexa's and FPL Group's respective obligations to complete the merger also depend on the satisfaction or waiver by the other party of the following conditions:

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  the representations and warranties made by the other party will have been true and correct as of the date of the merger agreement and, with certain exceptions, at and as of the date the merger is completed;

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  the other party will have performed the obligations required to be performed by it under the merger agreement prior to the time the merger is completed; and

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  except as disclosed prior to the date of the merger agreement, since December 31, 2004, there shall not have occurred any event resulting or reasonably likely to result in a material adverse change in the other party's business, assets, properties, results of operations or financial condition.

        The obligation of FPL Group to complete the merger also depends on the satisfaction or waiver of the following conditions:

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  Gexa will have obtained all necessary third party consents;

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  Neil Leibman's post-merger employment agreement with Gexa shall not have been amended, and he shall have executed and delivered the related escrow agreement;

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  FRM Holdings and FPL Group will have received a legal opinion from Porter & Hedges, L.L.P., counsel to Gexa;

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  Gexa will have terminated certain contractual obligations;

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  FPL Group will have received an opinion from McDermott Will & Emery LLP, tax counsel to FPL Group, dated as of the date we complete the merger, stating that the merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code;

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  Gexa will have delivered the required letters from all persons who may be deemed to be "affiliates" for purposes of Rule 145 under the Securities Act;

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  FPL Group will have received evidence of the release of certain liens;

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  FPL Group will have received an opinion from Greenberg Traurig, P.A., counsel to FPL Group, dated as of the date we complete the merger, stating that a court would not order the substantive consolidation of the assets and liabilities of Gexa and FRM Holdings with FPL Group or its affiliates in connection with certain legal proceedings;

  •
  To the extent necessary, Gexa will have delivered to FPL Group letters from each of Marcie Zlotnik, Neil Leibman and James Burke consenting to amend their respective stock options so that such options are adjusted and exercisable for shares of FPL Group common stock as contemplated by the merger agreement;

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  unless Continental Airlines, Inc. terminates its agreement with Gexa, such agreement will have been amended to give Continental Airlines, Inc.'s consent to the merger, eliminate any obligation of Gexa to issue shares to Continental Airlines, Inc. in payment for frequent flyer miles earned by new Gexa customers and, instead, pay cash for such miles and terminate any registration rights of Continental Airlines, Inc. under the agreement;

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  approval by the PUCT of Gexa's amended application of its Texas retail electric provider license or, as necessary, recertification as such;

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  receipt by FPL Group of Gexa's closing balance sheet and working capital statement, which statement will set forth working capital (as defined in the merger agreement) of at least $13.5 million; and

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  pursuant to the Texas Business Corporation Law, or TBCL, Gexa's board will have approved and not withdrawn its approval of the merger agreement, the voting agreement and the transactions contemplated by those agreements.

        The obligation of Gexa to complete the merger also depends on the satisfaction or waiver of the following conditions:

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  Gexa will have received an opinion from Porter & Hedges, L.L.P., counsel to Gexa, dated as of the date we complete the merger, stating that the merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code;

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  the directors' and officers' liability insurance to be obtained in favor of persons who were covered by such insurance at or prior to March 28, 2005, will become effective as of the date of the merger; and

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  Gexa will have received a legal opinion from counsel to FPL Group regarding the merger.

Termination

        The merger agreement may be terminated and the merger may be abandoned, at any time before we complete the merger and before or after you approve the merger, in the following circumstances:

  (a)
  by FPL Group and Gexa's mutual written consent;

  (b)
  by FPL Group or Gexa, if the other has materially breached any representation or agreement that would result in a failure to be satisfied of the conditions to such terminating party's obligations to complete the merger and which, if not a willful breach, has not been cured within 15 business days following receipt by the breaching party of notice of such breach, but only if the terminating party is not then itself in material breach of any representation or agreement;

  (c)
  by FPL Group or Gexa, if we do not complete the merger before July 31, 2005, or by August 31, 2005 in the event that the proxy statement is not mailed to shareholders by July 1, 2005 because the registration statement has not been declared effective by the Securities and Exchange Commission and the failure to complete the merger by July 31, 2005 has not been caused by a breach of the merger agreement by the party seeking the extension; however, neither FPL Group nor Gexa may terminate the merger agreement under these circumstances if the failure has been caused by such party's material breach of the merger agreement;

  (d)
  by FPL Group or Gexa, if the holders of two-thirds of Gexa's common stock do not vote to approve the merger agreement prior to the dates set forth above;

  (e)
  by FPL Group or Gexa, if a governmental entity has taken any action hindering the completion of the merger and such action has become final and nonappealable;

  (f)
  by FPL Group if any of the following occur:

  (i)
  the Gexa board withdraws or modifies, in a manner adverse to FPL Group, its recommendation to you to adopt the merger or fails to present its recommendations, or resolves to do any of the foregoing;

    (ii)
    the Gexa board recommends to you a Superior Acquisition Proposal or fails to present to you for a vote the merger as contemplated by the merger agreement;

    (iii)
    Gexa enters into any agreement with respect to a Superior Acquisition Proposal; or

    (iv)
    Gexa fails to perform or is otherwise in breach of its covenants regarding obtaining your approval of the merger or non-solicitation of transaction proposals; or

  (g)
  by Gexa if the Gexa board determines, in its good faith judgment, that a Qualified Transaction Proposal is a Superior Acquisition Proposal so long as Gexa does so in compliance with the terms of the merger agreement as more fully described in "—No Solicitation of Transactions" above.

        If the merger agreement is terminated as set forth above, all further obligations of the parties under the merger agreement will terminate, except that the parties' obligations under the merger agreement relating to confidentiality, publicity, FPL Group's limitation of liability, the effect of termination and certain other provisions relating to contract construction, such as interpretation and governing law, will survive. However, if the merger agreement is terminated because a party materially breached any representation, warranty or covenant in the merger agreement, the terminating party may pursue all remedies available at law or in equity, subject, in the case of claims against FPL Group, to the liability limits set forth in the merger agreement.

Termination Fees and Expenses

        All expenses incurred in the merger will be paid by the party incurring such expenses, except that the filing fee applicable to the HSR Act and the printing and mailing costs associated with the delivery of the proxy statement and registration statement/prospectus to you will be shared between Gexa and FPL Group.

        Gexa has agreed to pay FPL Group $3.25 million if the merger agreement is terminated by virtue of the following:

  •
  the provisions outlined above in clause (b) under the section labeled "—Termination" and, within 12 months after the termination of the merger agreement, Gexa has entered into an agreement providing for a combination of Gexa with, or the sale of a significant portion of Gexa to, a third party;

  •
  the provisions outlined above in clause (d) under the section labeled "—Termination" and, within 12 months after the termination of the merger agreement, Gexa has entered into an agreement providing for a combination of Gexa with, or the sale of a significant portion of Gexa to, a third party;

  •
  the provisions outlined above in clause (f) under the section labeled "—Termination"; or

  •
  the provisions outlined above in clause (g) under the section labeled "—Termination".

        The $3.25 million payment will be FPL Group's sole remedy under the merger agreement in the case of termination by virtue of the provisions outlined in clauses (d), (f) or (g) under the section labeled "—Termination".

RELATED AGREEMENTS

Voting Agreement

        The following description summarizes the material provisions of the voting agreement entered into by FPL Group and certain holders of Gexa's common stock. This description is qualified in its entirety by the voting agreement, which is attached as Annex C to this proxy statement/prospectus, and which is incorporated into this proxy statement/prospectus by reference.

        In connection with the execution of the merger agreement, the following shareholders, who in the aggregate own approximately 36.3% of Gexa's outstanding common stock as of March 28, 2005, entered into a voting agreement with FPL Group:

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  Neil M. Leibman, certain of his family members and Sundowner Holdings, Inc. and Boxer Capital Ltd., both of which are controlled by Mr. Leibman;

  •
  Stuart C. Gaylor and Gaylor Investment Trust Partnership, a trust controlled by Mr. Gaylor;

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  Don S. Aron;

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  Dan C. Fogarty;

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  Robert C. Orr, Jr.;

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  Tom D. O'Leary; and

  •
  David K. Holeman.

        Under the terms of the voting agreement, each of these shareholders agreed to vote all of their shares of Gexa's common stock in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. In the event that any such shareholder fails to so vote, the voting agreement provides for the grant of a proxy to FPL Group (or its designees) to vote and otherwise act with respect to such shares of Gexa common stock at any meeting of shareholders or consent in lieu of any such meeting or otherwise, on the merger, the merger agreement and the transactions contemplated by the merger agreement. Under the terms of the voting agreement, if a shareholder acquires the right to vote any additional shares of common stock, the voting agreement will apply to such additional shares.

        Each shareholder that is a party to the voting agreement also agreed as follows:

  •
  not to enter into any other voting agreement or grant a proxy or power of attorney with respect to the shares of common stock held by such shareholder or form any "group" for purposes of the Securities Exchange Act of 1934, in each such case, which is inconsistent with the terms of the voting agreement;

  •
  except as permitted under the merger agreement, not to solicit any action or proposal that could reasonably be expected to prevent or delay the merger or propose or assist with any such discussions; and

  •
  not transfer their shares of Gexa's common stock.

        These shareholders were not, and will not be, paid any additional consideration in connection with the voting agreement. The voting agreement will terminate if the merger is completed or if the merger agreement is terminated in accordance with its terms.

Employment Agreement

        At FPL Group's request, Gexa and Neil Leibman entered into a new employment agreement to be effective upon the completion of the merger. Under the terms of the employment agreement,

Mr. Leibman's current employment agreement with Gexa will terminate automatically and be replaced in its entirety by the new employment agreement on the effective date.

        Following the merger, Mr. Leibman will serve as the President of Gexa. His employment agreement is effective for three years from the effective date of the merger. During the term of the employment agreement, Mr. Leibman will receive a base salary of $350,000 per year and will be eligible for performance-based awards of (i) up to approximately 100% of his base salary under an annual incentive award program and (ii) up to approximately 100% of his base salary under a long-term incentive plan. Furthermore, on the third anniversary of the effective date, if Gexa's annual EBITDA growth rate during the period is greater than 20% and Mr. Leibman remains employed at Gexa, Mr. Leibman is entitled to receive a one-time incentive payment equal to $300,000 for each percentage point of Gexa's annual EBITDA growth rate during the period beginning at 20% and ending at 40% (up to a maximum of $6.0 million if Gexa's annual EBITDA growth rate for the period is 40% or higher). Mr. Leibman will also be entitled to any retirement, welfare and other fringe benefits generally available to other Gexa executives and to the continued benefit of a $3,000,000 prepaid life insurance policy.

        If Mr. Leibman's employment is terminated for cause or if Mr. Leibman terminates his employment without good reason at any time prior to the end of the three year term, Mr. Leibman must pay Gexa liquidated damages equal to $3,653.00 per day for the remaining term of his agreement; provided that, if the termination occurs prior to the second anniversary of the effective date of the merger, Mr. Leibman will be required to pay liquidated damages for the entire three year period (equal to approximately $4.0 million), to the extent permitted by applicable state law.

        If Mr. Leibman's employment is terminated without cause or if Mr. Leibman terminates his employment for good reason, Mr. Leibman will receive a severance payment equal to two times his then-current base salary, payable within 120 days following his termination.

        Under the employment agreement, Mr. Leibman is also subject to certain non-competition, non-solicitation and non-disparagement covenants and prohibitions during the term of the agreement until two years following the latter to occur of (i) the end of the three-year term or (ii) the termination of Mr. Leibman's employment with Gexa. Mr. Leibman will further receive continued indemnification for matters occurring prior to the effective time of the merger; except that his indemnification for matters in respect of his role with Gexa Gold Corporation is limited to $75,000 in the aggregate.

Escrow Agreement

        Effective upon the completion of the merger, Mr. Leibman is also entering into an escrow agreement with FPL Group and Gexa whereby FPL Group shares having a value of $7 million as of the effective date of the merger and otherwise issuable to Mr. Leibman in the merger will be escrowed and subject to a lien in favor of Gexa. The total shares will be split into two escrow accounts: a time-based escrow of $4.0 million and a performance-based escrow of $3.0 million. At Mr. Leibman's option, the shares of FPL Group stock in the time-based escrow may be liquidated at any time with the proceeds to be invested in certain permitted investments and held under the escrow agreement. The escrow agent will distribute remaining amounts under the time-based escrow to Mr. Leibman as follows: 25% on each of the first and second anniversaries and the remainder on the third anniversary of the effective date of the merger. The performance-based escrow will be distributed on the third anniversary of the effective date of the merger subject to an incremental forfeiture of the escrow amount if Gexa's annual EBITDA growth rate for the period is less than 20% (Mr. Leibman loses 6.25% of such escrow amount for each percentage point below 20% and loses all of such escrowed amount if Gexa's annual EBITDA growth rate is less than 12%).

BUSINESS OF FPL GROUP

        FPL Group is a public utility holding company, as defined in the Public Utility Holding Company Act of 1935, as amended, exempt from substantially all of the provisions of such Act. It was incorporated in 1984 under the laws of Florida. FPL Group's principal subsidiary, FPL, is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. FPL Group Capital, a wholly-owned subsidiary of FPL Group, holds the capital stock and provides funding for FPL Group's operating subsidiaries other than FPL. The business activities of these operating subsidiaries primarily consist of FPL Energy's wholesale generation business. At December 31, 2004, FPL Group and its subsidiaries employed approximately 11,900 people.

BUSINESS OF GEXA

        The following discussion of Gexa's business, operations and plans has been prepared on the basis that Gexa is and remains an independent company. Accordingly, if the merger is completed and Gexa becomes an indirect wholly-owned subsidiary of FPL Group, it may be managed differently than if it were to remain independently held.

Forward-Looking Statements

        The following discussion includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are Gexa's estimate of the sufficiency of existing capital sources, Gexa's ability to raise additional capital to fund cash requirements for future operations, Gexa's assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, Gexa's dependence on the services of certain key personnel and Gexa's ability to manage its growth successfully. Although Gexa believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Gexa cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

        As used below, the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate", "predicts", "projects", "targets", "will likely result", "may", "could" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed in this proxy statement/prospectus.

        You should read these statements carefully because they discuss Gexa's expectations about its future performance, contain projections of Gexa's future operating results or Gexa's future financial condition, or state other "forward-looking" information.

        Gexa cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, Gexa undertakes no obligation to update any of the forward-looking statements in this proxy statement/prospectus after the date of this proxy statement/prospectus.

Overview and Company History

        Gexa, which does business as Gexa Energy, located in Houston, Texas, is a retail electric provider, or REP. Gexa primarily provides electric power to its residential and commercial customers in the deregulated Texas electricity market. Gexa also is currently licensed to supply retail electricity power to the Massachusetts and New York electricity market and has submitted an application to become an electricity provider in Maine.

        In August 2001, the PUCT, approved Gexa's license to become a REP in Texas. As a REP, Gexa sells electric energy and provides the related billing, customer service, collections and remittance services to residential and commercial customers. Gexa offers its customers the attractive value proposition of lower electricity rates, flexible payment and pricing choices, simple offers with understandable terms and responsive customer service. In general, the Texas regulatory structure permits independent REPs (companies unaffiliated with an incumbent utility in a particular geographic area), such as Gexa, to procure and sell electricity at unregulated prices and pay the local transmission and distribution utilities a regulated tariff rate for delivering electricity to the customers. Gexa is currently one of the largest independent REPs, not affiliated with a utility, operating in Texas that focuses on customers whose peak demand is under one megawatt (defined by the PUCT as "price-to-beat" commercial customers), as measured by total megawatt hours sold and by customer count. Gexa has grown to over 104,000 total meters as of December 31, 2004.

        To date, Gexa has focused its sales efforts on the under one megawatt commercial and the residential multi-family housing (apartment community) segments. Gexa has also begun to deploy several low cost marketing strategies to further penetrate the single-family residential market. Employing several first-to-market, co-marketing partnerships with leading brands, such as Continental Airlines OnePass® and American Airlines AAdvantage® frequent flyer programs, Gexa expects to leverage the brand equity of these partners to provide access to new single-family residential customers without incurring large marketing expenditures. The majority of Gexa's customers are located in the Houston and Dallas markets, although a growing number are located in a variety of other metropolitan and rural areas in south and west Texas, such as Corpus Christi and Lubbock.

        Gexa primarily offers one-year and two-year term contracts to its commercial customers and month-to-month terms to its residential customers. In the under one megawatt commercial segment, Gexa's position as an independent REP allows it to acquire customers primarily by switching the customers away from REPs that are affiliated with an incumbent utility. In the residential market, Gexa has signed marketing agreements with major property management firms to serve their residential and on-site commercial accounts.

        With respect to energy supply, Gexa utilizes an agreement with TXU PM, an unregulated entity of TXU Energy that buys and sells wholesale power, for the procurement of wholesale energy. Gexa serves as its own qualified scheduling entity for open market purchases and sales of electricity. Gexa forecasts its energy demand and conducts procurement activities through an experienced team of in-house professionals. The forecast for electricity load requirements is based on Gexa's aggregate customer base currently served and anticipated weather conditions, as well as forecasted customer acquisition and attrition. Gexa continuously monitors and updates its supply positions based on its retail demand forecasts and market conditions. Its policy is to maintain a balanced supply/demand book to limit commodity risk exposure. Gexa does not currently use derivative instruments, and it does not plan to engage in uncovered or speculative trading of derivative instruments in the future, although Gexa may use derivatives for hedging purposes in the future.

        Gexa's business strategy can be summarized as follows:

  •
  establish marketing relationships with multi-family property managers and owners to market its services on-site to residents, while also providing power to the commercial meters on-site;

  •
  use Gexa's inside direct sales team, as well as a network of independent sales agents, to market its service to commercial customers;

  •
  utilize strong branded partners, such as Continental Airlines and American Airlines, to provide access to a potential expanded customer base, particularly single-family residential customers, by providing a strong affinity-based electricity offering with other tangible benefits;

  •
  operate and further develop a cost-effective and efficient billing and customer service infrastructure, utilizing a combination of internal resources and outsourced partners;

  •
  leverage its credit support and energy supply agreement with TXU to provide a cost-effective supply of electricity to meet its customers' needs; and

  •
  evaluate opportunities to expand Gexa's business in the Texas marketplace and other deregulated markets on an opportunistic basis.

        Gexa intends to evaluate opportunities to expand its areas of operations in Texas as certain market regions in Texas elect to option-in to deregulation. In addition, there are a number of small REPs within the Texas market, and Gexa intends to monitor the activities of these REPs and to pursue and evaluate opportunities to acquire such REPs to the extent such acquisitions would provide value to it.

        Gexa will also continue to evaluate expansion opportunities in other deregulated electricity markets that offer growth potential in its core under one megawatt commercial, multi-family and single-family residential customers. Beyond Texas, 17 other states and the District of Columbia are currently open to competition in the U.S., with the majority of these in the Mid-Atlantic and Northeast regions. The pace of deregulation in these states varies based on historical moves to competition and responses to market events. While many states continue their support for retail competition and industry restructuring, other states that were considering deregulation have slowed their plans or postponed consideration. In addition, other states are reconsidering deregulation. Gexa recently was approved to become a retail electric provider in New York. Gexa also filed an application to be licensed as a retail electric provider in Maine and began servicing certain of Gexa's existing customers in Massachusetts in March 2005.

        At December 31, 2004, Gexa had 122 full-time employees and 14 part time employees and independent contractors. Gexa's principal executive offices are located at 20 Greenway Plaza, Suite 600, Houston, Texas 77046, and the telephone number is (713) 470-0400.

Texas Market

        In this section, the term "competitive REPs" refers to independent REPs and affiliated REPs, only to the extent operating outside of their incumbent market, and the term "incumbent REPs" refers to affiliate REPs only to the extent operating within their incumbent markets. The term "large commercial" refers to the market segment of non-residential customers whose peak demand over the preceding 12-month period was less than one megawatt but greater than 50 kilowatts. The term "small commercial" refers to the market segment of non-residential customers whose peak demand over the preceding 12-month period was less than 50 kilowatts.

        The Texas deregulated marketplace for under one megawatt customers includes approximately 3,625 large commercial customers, 949,253 small commercial customers and 5.1 million residential customers, which Gexa estimates represent collectively over a $10 billion per annum overall market. Approximately 62%, 27% and 21% of the large commercial, small commercial and residential customers, respectively, in Texas had chosen to be served by a competitive REP as of February 28, 2005, with the remainder being served by the incumbent REP.

        Furthermore, customers choosing to be served by a competitive REP as of February 28, 2005, accounted for 67%, 69% and 26% of peak megawatt demand, measured by usage at February 28, 2005, in the large commercial, small commercial and residential markets, respectively.

Regulatory Environment

        Deregulation of the wholesale electricity market in Texas began in 1995 with Senate Bill 373. This enabled independent power generators to establish operations in Texas alongside those of the regulated utilities and gain access to the transmission capabilities of the grid. This foundation, coupled with the passing of Senate Bill 7 in 1999, has enabled an integrated marketplace linking generators, energy delivery companies, retail electric providers, and an independent grid operator, the Electric Reliability Council of Texas, or ERCOT, to offer choice to end-use electricity customers. There are currently five major markets open to competition as defined by ERCOT based on service areas in Texas covered by formerly integrated utilities.

        Effective January 1, 2002, retail customers of independent operating utilities in the ERCOT region of Texas were allowed to choose a REP. A REP serves end-use customers by purchasing its electricity from competing power producers in the wholesale market, receiving delivery services from the regulated transmission and distribution service providers (formerly the integrated utilities) and performing basic customer service functions including billing, collections and handling customer service requests.

        As part of Texas Senate Bill 7, the formerly integrated utilities were essentially split apart into three businesses:

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  unregulated wholesale businesses for power generation;

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  regulated transmission and distribution service providers, or TDSPs; and

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  unregulated REPs.

        The REPs that were formed by the previously integrated utilities are referred to as "affiliated REPs" and as "incumbent REPs" when operating in their incumbent market. The incumbent REPs are subject to restrictions on their ability to compete on price in their own markets (the areas previously served by the integrated utility) to foster competition through price discounts from competitors. The two largest affiliated REPs in Texas are TXU Energy and Reliant Energy, who are incumbent REPs in the Dallas/Ft. Worth and Houston areas, respectively. The other affiliated REPs include First Choice (an affiliate of Texas New Mexico Power), American Electric Power/Central Power and Light, and American Electric Power/West Texas Utilities.

        Effective January 1, 2002, all customers previously with the integrated utility, whose electricity demand was under one megawatt (commercial and residential), were transferred to the incumbent REPs to be served on a month-to-month rate, known as the "price-to-beat" until such time that these customers choose to be served by an independent REP. The "price-to-beat" rate, set by the PUCT, was to serve as the benchmark, allowing independent REPs, such as Gexa, the flexibility to set their own prices to customers in each market.

        The "price-to-beat" rule requires the incumbent REPs to charge only one rate in their respective incumbent markets until certain conditions are met. For under one megawatt commercial consumers, incumbent REPs are required to charge the "price-to-beat" until either 40% of the load in the incumbent market is no longer served by the incumbent REP or until January 1, 2005. All of the incumbent REPs met the 40% threshold by the end of 2003, and therefore have the opportunity, but not the obligation, to charge a rate that is lower than the "price-to-beat" for the under one megawatt commercial market.

        For residential customers, prior to January 1, 2005 incumbent REPs could only charge the "price-to-beat". Beginning January 1, 2005, the incumbent REPs may offer a rate that is lower than the "price-to-beat".

        For both under one megawatt commercial consumers and residential customers, incumbent REPs are restricted from charging a rate that is higher than the "price-to-beat" in their incumbent market until after January 1, 2007, without the approval of the PUCT.

        Three critical elements required to have a successful retail electricity market are present in Texas:

  •
  the wholesale energy market is competitive, thereby enabling retailers to purchase supply at competitive prices;

  •
  a common framework for operating throughout Texas has been established to enable retailers to effectuate switching, billing, service orders and other necessary transactions with ERCOT (as a clearinghouse) and with the TDSPs; and

  •
  a regulatory framework has been established that encourages competition by enabling the incumbent REP to adjust the "price-to-beat" based on the movement in natural gas or purchased power prices. This unique "price-to-beat" mechanism ensures that the retail margins in the market can be preserved if commodity costs increase.

        In 2004, the PUCT adopted regulations permitting REPs who are not affiliated with the incumbent utility in a particular market to directly disconnect services of customers who fail to pay their bills in a timely manner, with certain exceptions including extreme weather conditions and whether the customer's meter is used to power life support systems. Gexa anticipates that the ability to disconnect delinquent customers will have a positive impact on the receivables collection process for all market participants.

        When Gexa enters deregulated markets outside of Texas, it will be required to operate within the specific regulatory environments of such states and regions. The rules in the other markets do vary from Texas, with some aspects being more favorable and some less favorable than Texas. For example, Gexa currently bears the full risk of bad debt in its Texas markets, including transmission and distribution charges. In most other states, the TDSP collects directly from the customer and bears all of the credit risk, although the per kilowatt-hour margins for REPs are typically lower in these states. Gexa will evaluate the regulatory environment of each market in addition to the other operational, financial and customer considerations before determining whether to pursue a new market opportunity.

Operations

        The primary responsibilities of a REP in Texas include customer account initiation and termination, energy supply management and scheduling, billing/remittance processing, and customer service. ERCOT oversees all aspects of the Texas power grid, and all retail electric providers must be certified by ERCOT to operate in the Texas markets. ERCOT was founded in 1970 to oversee the Texas power grid and under deregulation ERCOT serves as the Independent System Operator, or ERCOT ISO, of the power grid in Texas and enables REPs, generators, TDSPs, and ultimately customers, to operate in a deregulated marketplace in Texas. ERCOT is continuously performing five major processes to support the retail provider:

  •
  registration;

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  market operations;

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  power operations;

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  load profiling, date acquisition and aggregation; and

  •
  settlements, billing and financial transfer.

        In its simplest form, ERCOT is responsible for coordinating and monitoring all communications by and between the power generator, the retail electric provider and the TDSP. ERCOT oversees all aspects of these communications including customer sign up, meter reading and billing between the end user, power generator and REP.

        With respect to account initiation and termination, Gexa utilizes several inbound methods to sign up new customers: telephone, fax, internet, and mail. These orders in turn are processed internally and sent through a service provider, Energy Services Group, to which Gexa refers to as ESG, to ERCOT, then to the TDSPs, and then back to Gexa through ESG. Customers terminate their service in the same way.

        Gexa utilizes ESG, a leading innovator in the automation of back-office business processes for the emerging deregulated energy industry, to process its market transactions for both account initiation/termination and meter reads. ESG, who is a certified processor of retail energy information for ERCOT, provides Gexa with the software and programs to exchange data with ERCOT. This allows Gexa's billing system, the Gexa Energy Management System, or GEMS, to receive and process all information necessary to bill its customers. ESG also provides Gexa testing and system upgrade services to ensure all of its systems are compliant with current regulations and ERCOT protocols, which are ever evolving.

        GEMS not only bills all of Gexa's customers, but also provides critical accounting and reporting data used to track billings, accounts receivable, adjustments to receivables, customer deposits, and reports for managerial decision making. Gexa continues to develop and improve the GEMS system to meet its specific needs for future billing enhancements and to comply with changing ERCOT protocols and PUCT regulations.

        Gexa's customer service function is maintained internally, with customer service representatives able to provide service via the telephone, fax and email and using GEMS as the core customer information system. Most inquiries are for customers making payments over the phone, account initiation/termination, and understanding of the billing and usage data.

        During 2004, Gexa added approximately 20 customer service representatives to handle an increase in meters from approximately 62,000 meters as of December 31, 2003 to approximately 104,000 meters as of December 31, 2004. As a result of the increase in customer service staff, the number of meters serviced per customer representative decreased from 4,000 meters as of December 31, 2003 to 3,000 meters as of December 31, 2004, which has improved Gexa's telephone response times.

Marketing and Sales

        Gexa has focused its marketing and sales effort on commercial accounts under one megawatt (small commercial) and the residential multi-family housing (apartment community) segments. During 2004, Gexa has further penetrated the single-family residential segment. Employing several first-to-market, and co-marketing arrangements with leading brands, such as Continental Airlines OnePass® and American Airlines AAdvantage® frequent flyer programs, Gexa expects to leverage the brand equity of these programs to provide access to new single-family residential customers without incurring large marketing expenditures.

        Gexa's customer base grew in 2004 at an average of 4 to 5 percent monthly during 2004. Its customer base is diverse with no single customer representing more than 3 percent of total revenue in 2004. At December 31, 2004, the majority of Gexa's customers are in the Houston and Dallas markets, with a growing presence in several other metropolitan and rural areas in south and west Texas including the cities of Corpus Christi and Lubbock.

        Gexa primarily offers one-year and two-year term contracts to its small commercial customers and month-to-month terms to its residential customers. The small commercial contracts have cancellation penalties that range from one to four months' energy usage depending on the term. Residential agreements are on a month-to-month basis, which offers Gexa pricing flexibility, but allows the customers to leave Gexa at any time for a nominal fee.

        In the small commercial market, Gexa's position as an independent REP allows it to acquire customers primarily by switching the customers away from affiliated REPs. In the residential market, Gexa has signed marketing agreements with major property management firms to serve their residential and on-site commercial accounts. By effectively positioning itself as a low-cost provider and with the endorsement of the on-site property management companies, Gexa's strategy is to continue to cost effectively acquire new customers. Gexa utilizes a combination of internal sales representatives and independent sales representatives to acquire new customers. Its internal sales representatives receive a one-time commission when a customer is acquired, regardless of whether the customer is commercial or residential. Gexa's independent sales representatives earn a one-time commission for residential customers and they earn an ongoing commission for small commercial customers during the duration that Gexa serves the customer.

        During 2004, Gexa continues to benefit from the joint marketing agreement with Continental Airlines, Inc., or Continental. Through the agreement, Continental and Gexa markets its electricity services to all Continental OnePass® members and Continental employees, enabling them to earn OnePass® miles for every dollar spent on electricity. Commissions to Continental from the program are based on monthly invoices received from Continental and are payable in a combination of cash and shares of Gexa's common stock. In conjunction with the Continental joint marketing agreement, Gexa offered two other limited time programs during 2004. During the second quarter of 2004, if a customer signed up for the OnePass® program during the months of June and July and used a Chase credit card, they received 1,000 bonus miles. During the third quarter of 2004, if a customer signed up for the OnePass® program during the months of July, August, or September, and they used an American Express card, they received 1,000 bonus miles. Although these were limited time programs, Gexa continues to maintain active relationships with both Chase and American Express.

        During the second quarter of 2004, Gexa entered into a marketing agreement with American Airlines, Inc., or American Airlines, to participate in the AAdvantage® program. American Airlines' customers also receive AAdvantage® miles for every dollar spent on electricity. Payment to American Airlines occurs when Gexa purchases miles. All miles within the AAdvantage® program are prepaid. This program is similar to the Continental program except that miles are prepaid and payment to American Airlines is only in cash.

Other Markets

        Although Gexa's main service regions are all within the Texas market, Gexa recently obtained a license to provide retail electricity in the Massachusetts and New York markets. Gexa also has submitted an application to provide retail electricity in Maine. Beyond these four markets, there are currently 14 additional states offering deregulated electricity services open to competition in the U.S., with the majority of these in the Mid-Atlantic and Northeast regions. The pace of deregulation in these states varies based on historical moves to competition and responses to market events. While many states continue their support for retail competition and industry restructuring, other states that were considering deregulation have slowed their plans or postponed consideration. In addition, other states are reconsidering deregulation.

        As Gexa enters these new regions and other regions in the future, it will be required to operate within the specific regulatory environments of such states and regions. The rules in these other markets do vary from Texas, with some aspects being more favorable and some less favorable. In Texas, the REP bears the full risk of bad debt, including the transmission and distribution charges, whereas in most other states, the TDSP collects from the customer and is exposed to the bad debt risk, as the REP is paid by the TDSP. However, in such lower risk markets Gexa will likely experience lower margins. Gexa will continue to evaluate the regulatory environment, as well as other operational, financial and customer considerations before making a decision to pursue a new market opportunity.

Electricity Supply

        With respect to energy supply in Texas, Gexa utilizes an agreement with TXU PM for the procurement of wholesale energy. Gexa serves as its own qualified scheduling entity for open market purchases and sales of electricity. Gexa forecasts its energy demand and conducts procurement activities through an experienced team of in-house professionals. The forecast for electricity load requirements is based on its aggregate customer base currently served and anticipated weather conditions, as well as forecasted customer acquisition and attrition. Gexa continuously monitors and updates its supply positions based on its retail demand forecasts and market conditions. Gexa's objective is to maintain a balanced supply/demand book to limit commodity risk exposure. Gexa does not currently use derivative instruments and it does not plan to engage in uncovered or speculative trading of derivative instruments in the future, although it may use derivatives for hedging purposes in the future.

        Gexa's agreement with TXU PM provides both a source of electricity supply and vendor financing. Since Gexa's term commercial customer contracts generally have durations of one and two years, it endeavors to match term supply purchases to term customers obligations. Gexa purchases electricity from TXU PM and from third parties based on its forecast of customer demand and monthly purchase limits imposed by TXU PM. Additionally, TXU PM reserves the right to review the credit-worthiness of all customers with peak demand of at least one megawatt. Gexa pays a monthly credit fee to TXU PM based on its monthly electricity purchases from TXU PM, as well as small, fixed monthly administrative fees. TXU PM also provides credit guarantees to Gexa to enable Gexa to purchase electricity from third parties, in return for a monthly fee. The agreement has an initial term of five years, expiring in April 2008, and renews thereafter on a year-to-year basis unless either party gives notice of termination.

        Purchasing this electricity exposes the wholesale electricity provider to credit risk that may exist due to any payment risk. Accordingly, TXU PM has three sources of security from Gexa to support this agreement, as follows:

  •
  TXU PM has a first lien on all of Gexa's assets, including its accounts receivable;

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  Gexa's customer receipts are managed through a lockbox arrangement with TXU PM under which certain costs of good sold items and the monthly TXU PM invoice are paid during each month with Gexa receiving any remaining funds used for its operating expenses. TXU PM must approve all disbursements from Gexa's lockbox; and

  •
  Gexa is required to post a letter of credit, cash collateralized, in amounts determined by TXU PM pursuant to its agreement.

        Gexa is currently in the process of negotiating agreements for electricity supply in markets outside of Texas.

Competition

        Gexa's competitors in the Texas market broadly fall into two categories:

  •
  The first category consists of the affiliated REPs who inherited the "price-to-beat" customers (residential and small commercial) at the time the market opened to competition. As noted in the section above labeled "—Regulatory Environment", the ability for the affiliated REPs to compete on price in their incumbent markets is dictated by specific rules. However, in all cases, the affiliated REPs enjoy the highest levels of brand recognition and familiarity, requiring competitive REPs, such as Gexa, to convince customers to switch their service away from the affiliated REPs. The affiliated REPs in Texas include: TXU Energy, Reliant Energy, First Choice Power, WTU Retail Energy, and CPL Retail Energy. The latter two affiliated REPs are owned by Direct Energy, a unit of Centrica PLC. Outside of their incumbent markets, these affiliated REPs compete on the same regulatory environment as does Gexa.

  •
  The second category of competitors consists of REPs that are not affiliated with any TDSPs. These include, but are not limited to, Green Mountain Energy, Cirro Energy, Strategic Energy, Constellation Energy and Utility Choice. Some of the REPs choose to compete only in small commercial, while others compete in both residential and small commercial. The sizes of these REPs vary as do their approach to the market.

        While Texas has continued to see some new entrants during the past year, most of the focus in both the small commercial and the residential segments is on enticing customers to leave the affiliated REP's service, and not on frequent switching between competitive retailers.

Subsequent Events

        Gexa has also recently undertaken certain changes in its disclosure controls and procedures in connection with a material weakness letter that was received from Gexa's independent auditors, Hein & Associates LLP on March 25, 2005 as are fully described in "Business of Gexa—Management's Discussion and Analysis of the Financial Condition and Results of Operation—Subsequent Events", beginning on page 65 of this proxy statement/prospectus.

Properties

        Gexa's offices are presently located at 20 Greenway Plaza, Suite 600, Houston, Texas 77002. The office facility consists of approximately 27,000 square feet of office space under lease through January 2011. Gexa remains liable for monthly rent obligations under the lease for its old office space at 24 Greenway Plaza, but, during the third quarter of 2004, Gexa entered into a sublease agreement for the old office space whereby the sublease tenant, Consultants Choice Inc., pays approximately 40% of Gexa's monthly rental obligation.

Legal Proceedings

        During 2003, Gexa was sued in the matter of Kyle Holland vs. Gexa Corp. et al. in the United States District Court, Western District of Texas. Mr. Holland alleged damages in connection with his acquisition of Gexa common stock. The complaint seeks unspecified damages. On March 15, 2005, this case was dismissed without prejudice for failure to state a claim. While this lawsuit could be refiled at a later date, Gexa believes the lawsuit has no merit and will vigorously defend any such refiled action.

        On July 15, 2004, a class action lawsuit Frederick T. Pappey, et al. vs. Gexa Corp., Neil Leibman, Marcie Zlotnik and Sarah Veach, Civil Action No. H-04-2869, was filed in the United States District Court for the Southern District of Texas, Houston District. The complaint alleged, among other things, that Gexa's publicly filed reports and public statements contained false and misleading information, which resulted in damages to the plaintiff and members of the proposed class when they purchased Gexa's securities. Specifically, the complaint alleged that Gexa overstated revenue during the second and third quarters of 2003 by $2.07 million and $2.05 million, respectively, by utilizing an improper accounting method for calculating sales of electric power. The complaint alleged that Gexa's conduct and the conduct of the other defendants violated Sections 10(b) and 10b-5 and that the individual defendants violated Section 20(a) of the Securities Exchange Act of 1934. The complaint sought unspecified damages. On December 20, 2004, the lawsuit was dismissed without prejudice. While this lawsuit could be refiled at a later date, Gexa believes the lawsuit has no merit and will vigorously defend any such refiled action.

        On November 30, 2004, Gexa entered into a settlement with Cappello Capital Corp., or Cappello, relating to the matter of Cappello Capital Corp. vs. Gexa Corp., originally filed in the Los Angeles

Superior Court-West District. Cappello's complaint alleged a breach of contract regarding investment banker fees being claimed by Cappello in connection with the credit facility with Highbridge/Zwirn Special Opportunities Fund, L.P. In exchange for Cappello's agreement to dismiss the lawsuit and release its claims against Gexa, Gexa agreed to: (i) pay Cappello $275,000, (ii) issue to Cappello warrants dated November 1, 2004, to purchase 400,000 shares of Gexa common stock at an exercise price of $4.50 per share, and (iii) issue to Cappello an interest free unsecured promissory note in the principal amount of $500,000. Gexa accrued $1.2 million in the third quarter of 2004 in investment banking charges to other assets as deferred financing cost to be amortized over the life of the Highbridge facility.

        On December 2, 2004, Gexa was sued in the matter of Essential Utilities Corporation v. Gexa Energy Corp., Cause No. 04-12056, in the 191st District Court of Dallas County, Texas. The petition alleges breach of contract, quantum meruit, conversion and unjust enrichment in connection with the alleged nonpayment of consultation fees. The amount of the claim is unknown. This case is in the preliminary stages, and Gexa intends to contest this suit vigorously.

        On January 31, 2005, a lawsuit styled Griffin/Juban Capital Management, L.L.C. d/b/a GC Realty Services v. Gexa Corporation was filed in the 11th Judicial District Court of Harris County, Texas. This lawsuit claims that Gexa agreed to provide Continental frequent flyer miles to the plaintiff in turn for doing business with Gexa. The plaintiff has sued Gexa for breach of contract, fraud and negligent misrepresentation. The amount of damages sought in the lawsuit is unknown. This case is in the preliminary stages, and Gexa intends to contest this suit vigorously.

        On or about February 11, 2005, Gexa was made aware of a potential lawsuit that may be filed by Prenova, Inc. and 24 Hour Fitness USA, Inc. against Gexa and XERS, Inc. d/b/a XCEL Energy, Inc. The proposed complaint claims that Gexa failed to timely provide electrical service to 24 Hour Fitness and, as a result, they incurred substantial damages in the form of significantly higher rates for several months in 2004. The claimants have alleged damages in the amount of $150,000.00 plus interest and attorneys' fees. If filed, Gexa intends to contest this suit vigorously.

        Gexa is also involved in various receivable collections matters as a plaintiff. Gexa believes that there are no pending matters that will have a significant impact on its financial position or results of operations.

Market for Gexa's Common Equity, Related Shareholder Matters and Gexa's Purchases of Equity Securities.

  Market Information

        On August 2, 2004, Gexa's common stock began trading on the Nasdaq SmallCap Market under the stock symbol "GEXA". Prior to August 2, 2004, Gexa's common stock was traded on the OTC:BB market under the symbol "GEXC.OB". Gexa believes that its listing on the Nasdaq SmallCap Market has provided it additional visibility and access to incremental investors and enhanced the liquidity of its common stock.

        The following information presented in the table below shows the high and low bid prices for the periods indicated for 2003 and the high and low bid prices (prior to August 2, 2004) or sales prices

(beginning August 2, 2004) for the periods indicated for 2004 and 2005 for Gexa's common stock as reported:

	High	Low
Fiscal Year 2003
Quarter Ended March 31,	$1.90	$0.75
Quarter Ended June 30,	$1.90	$1.10
Quarter Ended September 30,	$2.60	$1.45
Quarter Ended December 31,	$9.00	$2.10
Fiscal Year 2004
Quarter Ended March 31,	$8.50	$3.30
Quarter Ended June 30,	$6.60	$3.15
Quarter Ended September 30,	$6.60	$4.30
Quarter Ended December 31,	$5.24	$4.05
Fiscal Year 2005
Quarter Ended March 31,	$7.40	$4.60
Quarter Ended June 30 (through April 26, 2005)	$6.80	$6.45

  Holders of Common Stock

        As of April 26, 2005, Gexa had approximately 2,395 holders of record of its common stock.

  Dividends

        Gexa has not paid any dividends on its common stock, and does not intend to pay dividends in the foreseeable future. Gexa intends to retain earnings to finance the development and expansion of its business. Payment of dividends in the future will depend, among other things, on Gexa's ability to generate earnings, on its need for capital and on its overall financial condition. The potential for future dividend payments may also be limited by the terms of Gexa's credit agreements.

   Equity Compensation Plan Information

        The following table summarizes Gexa's equity compensation plan information as of April    , 2005. Information is included for both equity compensation plans approved by Gexa's shareholders and equity compensation plans not approved by its shareholders.

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)
Equity Compensation Plans Approved by Shareholders
Equity Compensation Plans Not Approved by Shareholders
Individual Option Agreements	1,150,000	$1.77	0
2002 Non-Employee Director Plan	400,000	$2.00	0
2004 Incentive Plan	1,015,000	$4.31	485,000

Total	2,565,000	$2.81	485,000

Selected Financial Data

        For selected financial data of Gexa see the section labeled "Summary—Selected Financial Data."

Management's Discussion and Analysis of Financial Condition and Results of Operation

  Overview

        Gexa, which conducts its business as Gexa Energy, located in Houston, Texas, is a REP. As of December 31, 2004, Gexa provided electric power to its residential and commercial customers in the deregulated Texas electricity market. In addition to the states in which it currently operates, Gexa is also licensed to supply retail electricity power by applicable state agencies in Massachusetts and New York and has submitted an application to be a retail provider of electricity in Maine.

        In August 2001, the PUCT approved Gexa's license to become a REP in Texas. As a REP, Gexa sells electric energy and provide the related billing, customer service, collection and remittance services to residential and under one megawatt commercial customers. Gexa offers its customers the attractive value proposition of lower electricity rates, flexible payment and pricing choices, simple offers with understandable terms and responsive customer service. In general, the Texas regulatory structure permits independent REPs (companies unaffiliated with an incumbent utility in a particular geographic area), such as Gexa, to procure and sell electricity at unregulated prices and pay the local TDSPs a regulated tariff rate for delivering electricity to the customers. Gexa is currently one of the largest independent REPs, not affiliated with a utility, operating in Texas that focuses on customers whose peak demand is under one megawatt (defined by the Texas Public Utility Commission as "price-to-beat" commercial customers), as measured by total megawatt hours sold and by meter count. Gexa has grown to over 104,000 total meters as of December 2004, continuing its pattern of base customer growth of 4-5% per month during 2004.

        To date, Gexa has focused its sales efforts on the under one megawatt commercial and the residential multi-family housing (apartment community) segments. Gexa has also begun to deploy several low cost marketing strategies to further penetrate the single-family residential market. Employing several first-to-market, co-marketing partnerships with leading brands, such as Continental Airlines OnePass® and American Airlines AAdvantage® frequent flyer programs, Gexa expects to leverage the brand equity of these partners to provide access to new single-family residential customers, without incurring large marketing expenditures. As of December 31, 2004, the majority of Gexa's customers were located in the Houston and Dallas markets, although a growing number are located in a variety of other metropolitan and rural areas in south and west Texas, such as Corpus Christi and Lubbock.

        With respect to energy supply, Gexa utilizes an agreement with TXU PM, for the procurement of wholesale energy. Gexa serves as its own "qualified scheduling entity" for open market purchases and sales of electricity. Gexa forecasts its energy demand and conduct procurement activities through an experienced team of in-house professionals. The forecast for electricity load requirements is based on its aggregate customer base currently served and anticipated weather conditions, as well as forecasted customer acquisition and attrition. Gexa continuously monitors and updates its supply positions based on its retail demand forecasts and market conditions. Gexa's objective is to maintain a balanced supply/demand position to limit commodity risk exposure. Gexa does not currently use derivative instruments, and it does not plan to engage in speculative trading of derivative instruments in the future, although it may use derivatives for hedging purposes in the future.

  Business Strategy

        Gexa's business strategy can be summarized as follows:

  •
  establish marketing relationships with multi-family property managers and owners to market its services on-site to residents, while also providing power to the commercial meters on-site;

  •
  use its inside direct sales team, as well as a network of independent sales agents, to market its service to commercial customers;

  •
  utilize strong branded partners, such as Continental Airlines and American Airlines, to provide access to a potential expanded customer base, particularly single-family residential customers, by providing a strong affinity-based electricity offering with other tangible benefits;

  •
  operate and further develop a cost-effective and efficient billing and customer service infrastructure, utilizing a combination of internal resources and outsourced partners;

  •
  leverage its credit support and energy supply agreement with TXU to provide a cost-effective supply of electricity to meet Gexa's customers' needs; and

  •
  evaluate opportunities to expand its business in the Texas marketplace and other deregulated markets on an opportunistic basis.

        Gexa intends to evaluate opportunities to expand its areas of operations in Texas as certain market regions in Texas elect to option-in to deregulation. In addition, there are a number of small REPs within the Texas market, and Gexa intends to monitor the activities of these REPs and to pursue and evaluate opportunities to acquire such REPs to the extent such acquisitions would provide value to Gexa.

        Although Gexa's current service regions are all within the Texas market, Gexa will also continue to evaluate expansion opportunities in other deregulated electricity markets that offer growth potential in its core under one megawatt commercial, multi-family and single-family residential segments. Beyond Texas, 17 other states and the District of Columbia are currently open to competition in the U.S., with the majority of these in the Mid-Atlantic and Northeast regions. As of December 31, 2004, Gexa was licensed to supply retail electricity power by applicable state agencies in New York and Massachusetts and has submitted an application to be a retail provider of electricity in Maine.

        At December 31, 2004, Gexa had 122 full-time employees and 14 part time employees and independent contractors. Its principal executive offices are located at 20 Greenway Plaza, Suite 600, Houston, Texas 77046, and the telephone number is (713) 470-0400.

   Subsequent Events

        Gexa has recently undertaken certain changes in its disclosure controls and procedures in connection with a material weakness letter it received from its independent auditors, Hein & Associates LLP, or Hein, on March 25, 2005. The letter related to the audit of Gexa's fiscal year end 2004 identifying a deficiency in its internal controls. The deficiency identified by Hein was that Gexa did not adequately provide information to Hein regarding a control deficiency over input of rates into Gexa's billing system and a resulting reserve accrual. In addition, Hein indicated that Gexa failed to fully investigate and quantify the extent of the error caused by such control deficiency. The deficiency arose in connection with Gexa's determination of the size of its reserve for customer credits to be issued relating to errors in inputting rates on its billing system.

        In response to the initial inquiries of Hein related to this matter, Gexa's audit committee of its board of directors, with the assistance of external counsel, conducted a review of this matter through discussions with the outside auditor, review of the applicable documents and interviews and discussions with Gexa's management. On March 25, 2005, the audit committee recommended an action plan related to this material weakness, which was implemented immediately.

        The audit committee's report further concluded that the control deficiency related to input of rates into Gexa's billing system was corrected by Gexa as of the third quarter of 2004 and, as of December 31, 2004, probably did not result in a material error to Gexa's financial statements.

  Results of Operations

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Sales	$273,894	$115,143	$19,039
Cost of goods sold	238,206	99,697	14,589

Gross profit	35,688	15,446	4,450
Selling, general & administrative expenses	24,144	12,662	3,492

Income from operations	$11,544	$2,784	$958

  Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

    Revenues

        Operating revenue for the year ended December 31, 2004 was $273.9 million compared with operating revenue of $115.1 million for the year ended December 31, 2003, an increase of 138%. Revenues for 2004 rose as the result of increased consumer confidence in the deregulated markets, increases in prices charged to customers as result of increased electricity cost, and the continued successful execution of Gexa's marketing strategy as outlined above. The majority of Gexa's revenues come from the flow of electricity to customers. However, it also generate revenues from "pass through of TDSP charges", a standard base charge to each customer, contract cancellation fees, disconnection fees, and late fees.

        In addition, during 2004 Gexa's marketing department contracted with multi-family communities to secure their corporately paid meters, and also to gain access to current and future residents through direct marketing at the leasing offices. These sales provided Gexa with a large number of customers at low costs of acquisition. As of December 31, 2004, Gexa had marketing agreements with over 600 apartment communities, as compared with approximately 500 at December 31, 2003.

        During 2004, Gexa focused on growing its internal sales force and developing stronger business relationships with its large "name brand" accounts. Gexa relies on internal innovation along with strategic alliances and acquisitions to provide innovative products to enhance its competitive position. Gexa has plans to expand its internal sales force during 2005, primarily to focus on Gexa's value added service offerings. This expansion will enable Gexa to penetrate new markets and to cost effectively expand its presence throughout Texas.

    Cost of Goods Sold

        Cost of goods sold, which is recognized concurrently with related energy sales, primarily includes the aggregated cost of purchased electric power and fees incurred from TDSP's. Gexa's cost of goods sold increased to $238.2 million for the year ended December 31, 2004, an increase of $138.5 million, or 139%, from $99.7 million for the year ended December 31, 2003. The significant increase in cost of goods sold is primarily a result of the following:

  •
  increase in cost per retail kilowatt hour, or kWh, delivered, which occurred primarily as a result of increase natural gas costs which are a significant factor influencing electricity costs; and

  •
  increase in Gexa's customer base.

    Gross Profits

	Year Ended
	December 31, 2004	December 31, 2003
Sales	$273,894	$115,143
Cost of goods sold	238,206	99,697

Gross profit	35,688	15,446
Gross Profit %	13.0%	13.4%

        Gross profit was approximately $35.7 million or 13.0% of sales for the year ended December 31, 2004, compared with approximately $15.4 million or 13.4% of sales for the year ended December 31, 2003.

        Gexa's gross profit increased over the prior year by $20.2 million. While larger sales volumes increased Gexa's gross profit over the prior year, its gross profit percentage for the year decreased. The major factors that may impact gross profit percentage include:

  •
  Customer Mix: due to competitive market forces, pricing for commercial contracts typically yield lower margins per kWh than pricing for residential contracts. Despite typically lower margins for commercial accounts, Gexa believes the administrative costs (as a percentage of sales) for commercial accounts are significantly lower than for single and multi-family customers, and commercial accounts provide attractive profit opportunities. In general, when commercial accounts increase as a percentage of its portfolio, Gexa's overall gross profit per kWh will decrease.

  •
  Cost of Electricity Supply Purchases: The price of natural gas is the primary driver of Gexa's electricity supply cost. Gexa attempts to mitigate its exposure to price volatility by matching, as accurately as possible, power purchases to expected demand. For term customers, Gexa generally purchases electricity supply to match the length of the customer's contract. Single and multi-family customers are on the equivalent of month-to-month contracts, for which it purchases electricity on month-ahead and day-ahead contracts. In an environment of rapidly rising natural gas prices, Gexa is unlikely to raise its month-to-month customers' prices as quickly as its cost increases. This factor was the main driver for the decrease in Gexa's gross profit percentage for the year ended December 31, 2004.

  •
  Competitive Pricing: As a REP operating in the deregulated retail electricity market in Texas, part of Gexa's strategy is to offer electricity rates at a discount to the affiliated REPs "price-to-beat" rates. While this strategy has led to significant growth in Gexa's customer base, it can cause Gexa's margins to decrease during periods of rising supply costs if "price-to-beat" rates are not increased. During the third quarter of 2004, the "price-to-beat" rates did not increase with the supply costs for every market Gexa serves, limiting its ability to raise rates in those markets.

  •
  Weather Impact: Gexa purchases supply based on its customers' forecasted use, historical use throughout the term of their contracts and normalized temperatures. During 2004, Gexa experienced milder summer weather, which resulted in instances of it having to sell excess purchased electricity into the balancing market at prices lower then it paid.

    General and Administrative Expenses

        Selling, general and administrative expenses as of December 31, 2004 were $24.1 million compared with selling, general and administrative expenses of $12.7 million as of December 31, 2003, an increase of 91%.

	December 31, 2004	December 31, 2003
	(In thousands)
Billing fees	$1,891	$1,432
Sales commissions	4,573	1,925
Bad debt	7,052	3,912
Salaries and other	10,628	5,393

Total	$24,144	$12,662

        Billing fees are primarily costs paid to third party EDI providers to handle transactions between Gexa, ERCOT and the TDSPs in order to produce customer bills. Billing fees increased to $1.9 million for the year ended December 31, 2004, an increase of $459,000, or 32% from $1.4 million for the year ended December 31, 2003. Billing fees have increased at a slower rate than customer growth due to economies of scale and reduction of rates charged by third party EDI providers.

        Sales commissions are fees paid to employees and external contractors for new customer acquisition. Sales commissions increased to $4.6 million for the year ended December 31, 2004, an increase of $2.6 million, or 138%, from $1.9 million for the year ended December 31, 2003. Sales commissions are primarily paid in three ways:

  •
  one-time payment upon collection of the first month's bill from the customer;

  •
  residual ongoing payments as a percentage of the customers' bill or an amount per kWh delivered to the customer; and

  •
  payments to Continental and American Airlines based on miles earned by the customer

        The increase in sales commissions for 2004 is primarily the result of customer growth, an increase in new commercial customers which have a higher acquisition cost, and additional commissions incurred in 2004 related to the Continental and American Airlines partner programs.

        Bad debt expense increased to $7.1 million for the year ended December 31, 2004, an increase of $3.1 million, or 81%, from $3.9 million for the year ended December 31, 2003. Bad debt expense as a percentage of total revenue decreased to 2.6% for the year ended December 31, 2004, from 3.4% for the year ended December 31, 2003. Bad debt expense has improved as a result of the implementation of late fees, improved collection procedures, improved credit check processes and the addition of disconnect rights which were granted by the PUCT during 2004.

        Salaries and other increased to $10.6 million for the year ended December 31, 2004, an increase of $5.2 million, or 97% from $5.4 million for the year ended December 31, 2003. The primary increases in salaries and other are as follows:

  •
  salaries of $2.2 million;

  •
  bank fees of $0.8 million;

  •
  professional fees of $0.9 million; and

  •
  telephone, rent and other office expenses of $0.6 million.

        Salaries expense has increased significantly during 2004 as a result of normal staff additions to accommodate growth and, as necessary, to improve Gexa's system of internal controls as discussed in the section above labeled "—Subsequent Events". The positions added during the year ended December 31, 2004 include Chief Financial Officer, Corporate Controller, Manager of Financial Reporting, Manager of Human Resources, Director of Operations, Manager of Transaction Processing, several customer service representatives, and a significant number of information technology resources related to Gexa's relocating the GEMS billing system from Atlanta, Georgia to Houston, Texas. Although salaries expense has significantly increased during 2004, Gexa anticipates that the overall rate of increase will be lower than the overall sales growth rate.

        Bank fees primarily related to fees paid for customer lockbox processing and credit card processing fees. Credit card processing fees increased specifically due to the fact that during 2004, Gexa began offering customers the alternative of paying their bill with a credit card on a recurring basis. These costs increased in line with Gexa's customer growth. Professional fees increased primarily as a result of legal and accounting fees related to the strengthening of Gexa's internal controls. Telephone, rent and other office expenses primarily increased as a result of the relocation of its corporate offices in 2004 and an upgrade of the customer service phone system.

    Other financing income (net of expense)

        On July 16, 2003, warrants to acquire 550,000 shares of Gexa common stock were granted to The Catalyst Fund Ltd. and certain other affiliates in consideration of a term loan. These warrants contained a put feature allowing the holders to exercise the warrants at a $1.00 per share exercise price, and then force Gexa to repurchase them at market value upon the occurrence of certain events. In accordance with SFAS No. 150, the warrants were initially recorded as a discount to debt based on the closing price of Gexa common stock on the date of issuance ($1.90) minus the exercise price, multiplied by the number of warrants, or approximately $0.5 million. At each balance sheet date, any change in the closing price of Gexa common stock must be used to calculate and record financing expense or income amount to reflect the difference on that date between the market price of Gexa stock and the exercise price of the warrants.

        On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended to delete the put option. At July 8, 2004, Gexa stock closed at $4.75 per share. The decrease in the market price from the valuation at December 31, 2003 based on the closing price of $8.50 per share, on December 31, 2003, required Gexa to record a decrease in the value of the puttable warrant obligation of $2.1 million for the year ended December 31, 2004 as other financing income in accordance with SFAS No. 150. An additional $0.7 million in gain on extinguishment of debt was recorded during 2004. Gexa also recorded $0.6 million of write-off of deferred financing cost and $0.3 million of transaction fees to interest expense during fiscal 2004, as a result of the extinguishment of the debt. As a result of the repurchase and amendment of warrants the ongoing income (expense) effect arising from the put option, as described above, will no longer be applicable.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

    Revenues

        Operating revenue increased $96.1 million, or 505%, to $115.1 in 2003, as compared to 2002. Revenue for 2003 rose as the result of increased consumer confidence in the deregulated markets and the continued successful execution of Gexa's marketing strategy outlined above. Other revenues in fiscal year 2003 included approximately $670,000 related to fees from early cancellation of contracts and late fees in accordance with Gexa's agreements with commercial customers. A portion of these fees was offset by refunds due to customers on sales taxes based on an opinion letter issued by the Texas State Comptroller's office declaring that certain meters billed to commercial entities for multi-family dwellings should be taxed as residential meters instead of commercial meters.

        In addition, in 2003 Gexa's marketing department contracted with multi-family communities to secure their corporately paid meters, and also to gain access to current and future residents through direct marketing at the leasing offices. These sales provided Gexa with a large number of customers at low costs of acquisition. As of December 31, 2003, Gexa has marketing agreements with over 500 apartment communities as compared with approximately 350 at December 31, 2002.

        In 2003, Gexa's in house sales department focused their efforts on expanding its base of small commercial clients providing it a wide range of customers from small businesses to medium-sized office towers. Additionally, an inbound sales department was established to sign up customers who contacted Gexa to request their service be switched. During 2003, Gexa also effectively utilized a large network of independent sales agents who provided it with an opportunity to reach customers without incurring large fixed costs. These independent sales agents have brought Gexa a very broad and diverse group of customers in all its existing markets ranging from multi-family residents to commercial contracts.

    Cost of Goods Sold

        Costs of goods sold increased $85.1 million, or 583%, to $99.7 million in fiscal year 2003, as compared to fiscal year 2002. Costs of goods sold are composed largely of electricity supply purchases and the energy delivery charges Gexa pays to the TDSPs. Two factors in 2003 have driven the increase of costs of goods sold at a rate greater than operating revenues for the year:

  •
  As Gexa acquired more commercial accounts as a percentage of its overall portfolio, its margins on a weighted average basis compressed. This trend is more pronounced as the customer accounts approach one megawatt in size. These commercial accounts, while still attractive from a profit perspective, do have lower per kWh margins than residential accounts.

  •
  During the three months ended March 31, 2003, there was an unexpected volatile price swing in the natural gas market, which is the primary determinant of electricity prices. This unexpected price increase occurred over a three day period at the end of February 2003. As a result, open market electricity prices increased substantially along with average committed electricity volumes related to Gexa's daily customer usage. The result of this unexpected price volatility was a reported net loss for the three months ended March 31, 2003, and a negative impact of approximately $700,000 on the costs of goods sold for 2003.

    General and Administrative Expenses

        General and administrative expenses increased $9.2 million, or 263%, to $12.7 million in fiscal year 2003, as compared to fiscal year 2002. Since Gexa grew significantly in 2002 and 2003, there were economies of scale achieved as Gexa grew and also further improved its business processes and information systems. The most significant components of general and administrative costs in 2003 were bad debt expense, salaries expense, sales commissions and billing fees. In 2003, bad debt expense was largely attributable to residential services, and was addressed with the assessment of late fee charges in accordance with the terms of customer contracts, collections procedures, and improved credit check processes in the latter part of 2003 leading into 2004. Additionally, in 2004 the PUCT began allowing competitive retailers, including Gexa, to disconnect the services of customers who fail to pay their bills in a timely manner. Together, these factors are expected to greatly improve delinquent receivables collection for all competitive REPs, for whom bad debt exposure has been an important concern.

        Salaries for 2003 included severance expenses related to the resignation of the former President, Marcie C. Zlotnik, from her operational and board positions within Gexa. In the fourth quarter of 2003, three months severance pay totaling $50,250 was accrued as a severance expense, as was a $718,075 non cash severance expense reflecting a fair valuation of options (using the Black-Scholes model) that were amended and reinstated on the conclusion of Ms. Zlotnik's employment. Salary expense increased in 2004 not only as a result of normal staff additions to accommodate growth, but also the hiring of new employees in executive and middle management roles, specifically in the accounting function as necessary to improve Gexa's accounting systems and controls as discussed below in the section above labeled "—Subsequent Events".

    Other financing expense

        On July 16, 2003, 550,000 warrants were granted to the Catalyst Fund Ltd. in consideration of a term loan. These warrants contained a put feature allowing the holder to exercise the warrants at a $1.00 per share exercise price, and then force Gexa to repurchase them at market value upon the occurrence of certain events. In accordance with SFAS No. 150, the warrants were initially recorded as a discount to debt based on the close price of Gexa's common stock on the date of issuance ($1.90) minus the exercise price, multiplied by the number of warrants, or $495,000. At each balance sheet date, any change in the close price of the common stock must be used to calculate and record an interest expense or income amount to reflect the difference on that date between the market price of Gexa stock and the exercise price of the warrants.

        At December 31, 2003, Gexa stock closed at $8.50 per share. This increase in the market price over the initial valuation of $495,000 required it to record an increase in the value of the puttable warrant obligation of $3,630,000 for the year ended December 31, 2003 as other financing expense in accordance with SFAS No. 150.

    Liquidity and Capital Resources

        This section discusses the principal sources of capital required for Gexa to operate its business. Gexa also identifies known trends, demands, commitments, events or uncertainties that may affect its current and future liquidity or capital resources. Gexa's principal sources of liquidity and capital resources are cash from operations, private equity placements, revolving credit lines, and payment terms from suppliers and term loan debt.

        Working capital (current assets less current liabilities) increased to $12.3 million at December 31, 2004 from $7.8 million at December 31, 2003. The primary components of the increase are:

  •
  increase in current assets of $14.9 million. This increase is primarily a result of an increase in customer accounts receivable, net of the allowance for bad debt, of $13.3 million. This increase is due primarily to customer growth; there has been an increase to 104,000 meters as of December 31, 2004 compared with 62,000 meters as of December 31, 2003; and

  •
  increase in current liabilities of $10.3 million. The primary increases are as follows:

  •
  accrued TDSP charges increased by $3.6 million due to customer growth;

  •
  customer deposits increased by $2.7 million due to customer growth; and

    •
    taxes payable, including federal income tax, state franchise tax and sales tax, increased by $3.9 million due to increased profitability.

        Gexa's uses of capital is primarily driven by working capital needed to operate as a REP. Gexa experiences a time delay between purchasing electricity to flow to customers and receiving payments from its customers. This working capital cycle is impacted by seasonality and customer count growth rates. In 2004, Gexa's average days sales outstanding was approximately 46 days when considering both the billed and unbilled receivables concurrently.

        Seasonality impacts Gexa's working capital needs, as the hotter summer months (driven by air conditioning) increase its electricity needs during the second and third quarters, and commensurately reduces those needs in the first and fourth quarters. With respect to customer growth rates, Gexa's constant addition of customers drives an increasing need for working capital funding for electricity purchases. Over time, should Gexa's growth rate level off, it would anticipate funding working capital from cash reserves on hand. However, given Gexa's growth rates, it has continued needs for additional sources of working capital financing to purchase electricity and expand its operations. In addition to working capital, Gexa spends capital for investments in operational infrastructure to serve its customers; however this amount is relatively minor compared to the working capital required for electricity purchases.

        Gexa's largest cost in conducting business is the purchase of electricity. Its agreement with TXU PM provides both a source of electricity supply and vendor financing. Pursuant to its agreement with TXU PM, payments to TXU PM for monthly electricity purchases are made on the last business day of the month following delivery.

        Since Gexa's term commercial customer contracts generally have durations of one and two year terms, Gexa endeavors to match term supply purchases to term customers obligations. Gexa purchases electricity from TXU PM and from third parties based on its forecast of customer demand and monthly purchase limits imposed by TXU PM. Additionally, TXU PM reserves the right to review the credit-worthiness of all customers with peak demand of at least one megawatt. Gexa pays a monthly credit fee to TXU PM based on its monthly electricity purchases from TXU PM, as well as small, fixed monthly administrative fees. TXU PM also provides credit guarantees to Gexa to enable it to purchase electricity from third parties, in return for a monthly fee. The agreement has an initial term of five years, expiring in April 2008, and renews thereafter on a year-to-year basis, unless either party gives notice of termination.

        Purchasing this electricity exposes the wholesale electricity provider to credit risk that may exist due to any payment risk. Accordingly, TXU PM has three sources of security from Gexa to support this agreement, as follows:

  •
  TXU PM has a first lien on all of Gexa's assets;

  •
  Gexa's customer receipts are managed through a lockbox arrangement controlled by TXU PM. Under the lockbox arrangement, certain cost of goods sold items and TXU PM's monthly wholesale electricity invoice are paid during each month with Gexa receiving any remaining funds to be used for operating expenses. TXU PM must approve all disbursements from Gexa's lockbox; and

  •
  Gexa is required to post a cash collateralized letter of credit in an amount determined by TXU PM pursuant to the agreement between it and TXU PM.

        The TXU PM agreement also has a monthly limit for megawatt hours, which has been flexible to enable Gexa to continue to grow and handle the higher seasonal summer volumes. The current monthly limit for megawatt hours is 400,000 per month. Due to its continued growth, Gexa anticipates that it will reach that cap as it approaches the summer months of 2005, and will need to increase it to continue Gexa's growth. There is no guarantee that TXU PM will increase this limit, but Gexa was in this same position as it approached the summer months in 2004 and TXU granted it the increase after discussion between TXU personnel and its management. As of December 31, 2004, Gexa had $3.3 million posted as a fully cash-collateralized letter of credit to TXU PM. Under the current TXU PM agreement, Gexa anticipates needing to post a cash collateralized letter of credit of approximately $8 million for power purchases this summer. Gexa may require additional financing to collateralize and post this letter of credit. These funds add to the working capital requirements of Gexa's business. Without having an investment grade credit rating, Gexa anticipates that it will continue to either increase its limits with TXU PM or use availability under its credit agreement with Highbridge/Zwirn Opportunities Fund, L.P.

        Gexa's policy is to match, as accurately as possible, power purchases to expected customer demand. For power purchases, Gexa uses a combination of long term contracts, short term contracts, month-ahead purchases, and day-ahead purchases to match up with forecasted demand of its commercial customers on long term sales contracts, commercial customers on month-to-month contracts, and residential customers (which are all on month-to month contracts). Gexa's sales force determines their pricing quotes to potential customers on its minimum margin targets, ensuring better integrity of its cash flow from continued operations. As of December 31, 2004, Gexa has committed to future power purchase contracts with TXU PM totaling $86.7 million in 2005 and $17.8 million in 2006.

        All future obligations of Gexa as of December 31, 2004 for the next five years are summarized as follows:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Forward power contracts	$104,486	$86,698	$17,788	$—	$—
Long-term debt	—	—	—	—	—
Rent	2,330	383	766	766	415

Total	$106,816	$87,081	$18,554	$766	$415

        Demand for electrical power is continually influenced, by both seasonal and abnormal weather patterns. To the extent that one or more of Gexa's markets experiences a period of unexpected weather, it may be required to either attempt to procure additional electricity to service Gexa's customers or to sell surplus electricity in the open market.

        Gexa believes its growth will continue in the Texas market for 2005 but not as rapidly as during 2004. Gexa also plans to continue to evaluate opportunities to enter additional markets. Gexa has begun serving commercial customers in Massachusetts and plan to offer service in New York effective May, 2005, subject to regulatory approval. It has also submitted an application to become a REP in Maine as of the date of this proxy statement/prospectus. As Gexa continues to assess new deregulated markets in other states, its growth within the Texas market takes precedence.

        The capital demands of Gexa's rapid growth and/or severe seasonality will likely impact its cash flow and require it to use availability under its credit arrangements periodically during 2005. Gexa may also continue to raise additional funds from the sale of equity or debt securities or other borrowings.

        As of December 31, 2004, Gexa had deposited approximately $5.8 million with JP Morgan Chase Bank to obtain letters of credit allowing it to purchase power on forward contracts from TXU PM, buy and sell power in the daily balancing markets and pay TDSP invoices for metering charges passed through to customers on thirty-five day terms. Gexa believes that it has sufficient liquidity (described below) to support the letters of credit that may be required.

        Gexa has several sources of liquidity to provide the increased level of working capital to support its growth in customer load and purchases of power and other services to support that customer growth:

  •
  Cash from Operations: During the twelve months ended December 31, 2004, Gexa generated approximately $2.8 million in cash from operations as compared with $8.3 million during the twelve months ended December 31, 2003. The primary use of cash during the twelve months ended December 31, 2004 was accounts receivable of $13.3 million. Additionally, the December 2003 TXU invoice for electricity purchases in the amount of $7.8 million was paid in January 2004. However, the December 2004 TXU invoice for electricity purchases was paid in December 2004. Therefore, 13 months of electricity was paid for with 2004 cash flows.

  •
  Highbridge/Zwirn Special Opportunities Fund, L.P. Credit Facility: On July 8, 2004, Gexa entered into the facility with Highbridge/Zwirn Special Opportunities Fund, L.P. The facility, which matures on July 8, 2007, may be used to provide working capital for Gexa's normal routine operations and for providing a cash reserve to collateralize letters of credit that it is required to post. The facility is secured by a lien on substantially all of Gexa's assets, subject to the liens already held on such assets by TXU and/or JP Morgan Chase. For the twelve months ended December 31, 2004, Gexa was in compliance with all financial covenants under the credit agreement. See Footnote 8 to Gexa's Financial Statements for the year ended December 31, 2004 herein for a detailed description of the covenants and restrictions under the facility. As of December 31, 2004, Gexa had no amounts outstanding under the facility. Gexa was able to fulfill its letter of credit requirements with TXU by using its cash from operations.

  •
  Equity: During the twelve months ended December 31, 2004, Gexa raised approximately $0.7 million via private placement of 168,754 shares of its common stock of $4.00 per share and approximately $0.2 million through the exercise of warrants to acquire approximately 200,000 shares of common stock by one of its directors. 100,000 shares were exercised at $1.25 per share and the remaining 100,000 were exercised at $1.00 per share. Gexa also completed a private placement equity offering on November 23, 2004 with Oppenheimer & Co. Inc. This private placement raised approximately $4.2 million. These funds were used to support its continued operational expansions.

        Gexa believes that cash flow plus the advances from the facility will provide the required liquidity to address Gexa's current growth rate in the Texas market and allow it the flexibility to move into additional markets if it decides to expand its business additionally.

Critical Accounting Policies

        Following are critical accounting policies adopted by Gexa for use in the preparation of key material financial data.

  Normal Purchases and Sales Accounting

        In fiscal 2004, Gexa used a combination of long term contracts, short term contracts, month-ahead purchases, and day-ahead purchases to match up with forecasted demand of its commercial customers on long term sales contracts, commercial customer on month-to-month contracts, and residential customers (which are all on month-to-month contracts). Gexa applies the normal purchase, normal sale accounting treatment to its forward purchase supply contracts and its customer sales contracts. Accordingly, Gexa records revenue generated from its sales contracts as energy is delivered.

  Revenue and Cost Recognition

        Gexa records electricity sales under the accrual method and these revenues are recognized upon delivery of electricity to the customer's meter. Electric services are accrued based upon estimated deliveries to customers as tracked and recorded by ERCOT multiplied by Gexa's average billing rate per kWh in effect at the time.

        In November 2003, Gexa changed its revenue estimation technique to one referred to as the "flow" technique. In the latter half of 2003, Gexa determined that the market was operating at a point of efficiency such that it would be appropriate for Gexa to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique, Gexa chose to change to the flow technique. In addition, by the end of the fiscal year 2003, Gexa had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that the flow method had been in place since January 1, 2003.

        The flow technique of revenue calculation relies upon ERCOT settlement statements to determine the estimated revenue for a given month. Supply delivered to Gexa's customers for the month, measured on a daily basis, provides the basis for revenues. ERCOT provides net electricity delivered data in three time frames. Initial daily settlements become available approximately 17 days after the day being settled. Approximately 45 days after the day being settled, a "resettlement" is provided to adjust the initial settlement to the actual supply delivered based on subsequent comparison of prior forecasts to actual meter reads processed. A final resettlement is provided approximately 180 days after power is delivered, marking the last routine settlement adjustment to the power deliveries for that day.

        Because flow data for resettlements and final resettlements are not available in sufficient time to be booked to the appropriate period, the effect of such resettlements are booked in the month in which the cost of goods sold, or COGS, effect of those resettlements is realized. This allows for a proper matching of revenues with COGS.

        Sales represent the total proceeds from energy sales, including pass through charges from the TDSPs billed to the customer at cost. COGS includes electric power purchased, and pass through charges from the TDSPs in the areas serviced by Gexa. TDSP charges are costs for metering services and maintenance of the electric grid. TDSP charges are established by regulation by the PUCT.

        The energy portion of Gexa's cost of goods sold is comprised of two components: bilateral wholesale costs and balancing/ancillary costs. These two cost components are incurred and recognized in different manners.

        Bilateral wholesale costs are incurred through contractual arrangements with wholesale power suppliers for firm delivery of power at a fixed volume and fixed price. Gexa is invoiced for these wholesale volumes at the end of each calendar month for the volumes purchased for delivery during the month, with payment due 30 days after the end of the month.

        Balancing/ancillary costs are based on the customer load and are determined by ERCOT through a multiple step settlement process. Balancing costs/revenues are related to the differential between supply provided by Gexa through its bilateral wholesale supply and the supply required to serve Gexa's customer load. Gexa endeavors to minimize the amount of balancing/ancillary costs through its load forecasting and forward purchasing programs.

  Unbilled Revenue and Accounts Receivable

        At the end of each calendar month, revenue is accrued to unbilled receivables based on the estimated amount of power delivered to customers using the flow technique. Unbilled revenue also includes accruals for estimated TDSP charges and monthly service charges applicable to the estimated electricity usage for the period.

        All charges that were physically billed to customers in the calendar month are recorded from the unbilled account to the customer receivables account. Accounts receivables are customer obligations billed at the conclusion of a month's electricity usage and due within 16 to 30 days of the date of the invoice. Balances past due are subject to a late fee that is assessed on that billing.

        The large number of customers and significant volume of transactions create a challenge to manage receivables, as well as to estimate the account balances that ultimately will not be paid by the customers ("bad debt write-offs"). Gexa uses a variety of tools to estimate and provide an accurate and adequate allowance for doubtful accounts reserve; the allowance for doubtful accounts is expensed each month as a percentage of revenue based on the historical bad debt write-off trends that will result from that month's gross revenues. As of December 31, 2004, 2003 and 2002, Gexa's bad debt expense was approximately $7.1 million, or 2.6% of sales, $3.9 million, or 3.4% of sales and $679,000, or 3.6% of sales respectively.

        Gexa follows a consistent process to determine which accounts should be written off and compare the total actual write-offs to the estimated percentage of total revenue accrued and expensed each month. Past due accounts are regularly reviewed based on aging for possible removal from service, in-house or external collections efforts, or write-off. For residential customers and commercial customers with balances less than $700.00, with some minor exceptions, the total balance for all accounts with any portion of their balance over 60 days past due is considered to be uncollectible and is written off, net of security deposits held for these accounts. Delinquent commercial accounts with balances greater than $700.00 are reviewed individually by in-house collections, and payment arrangements, removal from service and possible write-off of all or a portion of the receivable is determined on a case-by-case basis.

        Gexa has initiated a variety of actions targeted to reduce the amount of bad debt that it incurs. The principal actions are as follows:

  •
  improved policies requiring credit reviews, deposits, and late fees; and

  •
  implementing more aggressive collection efforts including customer disconnections

        Accounts receivable contains billed receivables, unbilled receivables and the allowance for doubtful accounts as follows:

	December 31, 2004	December 31, 2003
	(In thousands)
Billed receivables	$20,759	$13,126
Unbilled receivables	17,160	10,313
Allowance for doubtful accounts	(2,433)	(1,300)

Accounts receivable, net	$35,486	$22,139

Recent Sales of Unregistered Securities

        During the three months ended December 31, 2004, Gexa issued 18,050 shares of common stock for services provided. The services were provided by Continental Airlines for the One Pass® partner program, where Gexa provides mileage to customers in exchange for payment by the Company to Continental of cash and Gexa common stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Quantitative and Qualitative Disclosures About Market Risk

        In fiscal 2004, Gexa used a combination of long term contracts, short term contracts, month-ahead purchases, and day-ahead purchases to match up with forecasted demand of its commercial customers on long term sales contracts, commercial customer on month-to-month contracts, and residential customers (which are all on month-to-month contracts). Gexa applies the normal purchase, normal sale accounting treatment to its forward purchase supply contracts. Accordingly, Gexa records revenue generated from its sales contracts as energy is delivered to its retail customers, and direct energy costs are recorded when the energy under its long-term forward physical delivery contracts is delivered. During fiscal 2004, Gexa did not use financial hedging, or derivative instruments to hedge its commodity risk, and Gexa does not plan to engage in uncovered or speculative trading of derivative instruments in the future, although Gexa may use derivatives for hedging purposes in the future. Additionally, Gexa does not purchase power until it has locked in its respective customers for whom power will be supplied and purchased.

DESCRIPTION OF WPRM ACQUISITION SUBSIDIARY, INC. AND FRM HOLDINGS, LLC

        WPRM Acquisition Subsidiary, Inc. is a wholly-owned subsidiary of FRM Holdings organized under the laws of the State of Texas. FRM Holdings, LLC is a wholly-owned subsidiary of FPL Group, organized under the laws of the State of Delaware. Each was formed in March 2005 solely for use in the merger, and is engaged in no other business. The executive office of each is located at 700 Universe Boulevard, Juno Beach, Florida 33408.

DESCRIPTION OF FPL GROUP'S COMMON STOCK

General

        The following statements describing FPL Group's common stock are not intended to be a complete description. For additional information, please see FPL Group's Restated Articles of Incorporation, as amended, to which we refer as the "Charter", and its bylaws, which set forth the terms of the common stock. Please also see the Mortgage and Deed of Trust, dated as of January 1, 1944, between FPL and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented, to which we refer as the "Mortgage", which contains restrictions that may limit the ability of Florida Power & Light Company to pay dividends to FPL Group. Each of these documents has been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this proxy statement/prospectus is a part. Reference is also made to the laws of the State of Florida.

        FPL Group's authorized capital stock consists of 800,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value. As of March 31, 2005, 391,883,189 shares of common stock were issued and outstanding and no shares of serial preferred stock were issued and outstanding. See "Preferred Share Purchase Rights" below. The FPL Group common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of common stock are, and when issued the shares offered hereby will be, fully paid and non-assessable. In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management. See also "FPL Group Preferred Stock" below.

        All outstanding FPL Group common stock is listed on the New York Stock Exchange and trades under the symbol "FPL." The registrar and transfer agent for the FPL Group common stock is Computershare Investor Services, LLC.

        A number of provisions that are in FPL Group's Charter and bylaws will make it difficult for another company to acquire FPL Group and for a holder of FPL Group common stock to receive any related takeover premium for its shares. See "Voting Rights and Non-Cumulative Voting", "Preferred Share Purchase Rights" and "FPL Group Preferred Stock" below.

Dividend Rights

        Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof.

        The Charter of FPL Group does not limit the dividends that can be paid on the common stock. However, as a practical matter, the ability of FPL Group to pay dividends on the common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. FPL's ability to pay dividends is limited by restrictions contained in the Mortgage. However, these restrictions do not currently limit FPL's ability to pay dividends to FPL Group from its retained earnings.

        FPL Group Capital has issued junior subordinated debentures in connection with preferred trust securities previously issued by FPL Group Capital Trust I, which junior subordinated debentures are guaranteed by FPL Group. FPL Group Capital has a right, from time to time, to delay interest payments on its outstanding junior subordinated debentures for an extension period of up to 20 consecutive quarters. FPL Group, FPL and/or FPL Group Capital may issue, from time to time, additional junior subordinated debentures in connection with the issuance of additional preferred trust securities. FPL Group, FPL and/or FPL Group Capital may have a similar right to delay interest payments for those additional junior subordinated debentures. If FPL Group Capital and/or FPL Group exercises any right to delay an interest payment, FPL Group would not be able to pay dividends on its common stock or preferred stock during the extension period with certain limited exceptions. If FPL exercises any right to delay an interest payment, it would not be able to pay dividends to any holder of its common stock or preferred stock, including FPL Group, during the extension period with certain limited exceptions.

        FPL Group has issued stock purchase contracts, as a component of stock purchase units, which require FPL Group to make periodic contract adjustment payments to the holders of the stock purchase units. FPL Group has a right to delay these payments during the term of the stock purchase contracts. FPL Group may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. FPL Group may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If FPL Group exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preferred stock during the period such payments are delayed with certain limited exceptions.

        In addition, FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders. Any series of preferred stock could be entitled to receive dividends in preference to the payment of dividends on FPL Group's common stock.

Voting Rights and Non-Cumulative Voting

        In general, the holders of FPL Group common stock are entitled to one vote per share for the election of directors and for other corporate purposes. The Charter:

  (a)
  permits the shareholders to remove a director only for cause and only by the affirmative vote of 75% in voting power of the outstanding shares of common stock and other outstanding voting stock, voting as a class;

  (b)
  provides that a vacancy on the FPL Group board may be filled only by the remaining directors;

  (c)
  permits shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, the FPL Group board or the holders of a majority in voting power of the outstanding shares of voting stock entitled to vote on the matter;

  (d)
  requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to approve certain Business Combinations (as defined below) with an Interested Shareholder (as defined below) or its affiliate, unless approved by a majority of the Continuing Directors (as defined below) or, in certain cases, unless certain minimum price and procedural requirements are met; and

  (e)
  requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to amend the bylaws or to amend certain provisions of the Charter including those provisions discussed in (a) through (d) above.

        Such provisions may have significant effects on the ability of the shareholders to change the composition of an incumbent FPL Group board or to benefit from certain transactions which are opposed by an incumbent FPL Group board.

        The term "Interested Shareholder" is defined in the Charter to include a security holder who owns 10% or more in voting power of the outstanding shares of voting stock, and the term "Continuing Director" is defined in the Charter to include any director who is not an affiliate of an Interested Shareholder. The above provisions dealing with Business Combinations involving FPL Group and an Interested Shareholder may discriminate against a security holder who becomes an Interested Shareholder by reason of the beneficial ownership of such amount of common or other voting stock. The term "Business Combination" is defined in the Charter to include:

  (a)
  any merger or consolidation of FPL Group or any direct or indirect majority-owned subsidiary with (i) an Interested Shareholder or (ii) any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

  (b)
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any Interested Shareholder or any affiliate of an Interested Shareholder of assets of FPL Group or any direct or indirect majority-owned subsidiary having an aggregate fair market value of $10,000,000 or more;

  (c)
  the issuance or transfer by FPL Group or any direct or indirect majority-owned subsidiary in one transaction or a series of transactions of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $10,000,000 or more;

  (d)
  the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder; or

  (e)
  any reclassification of securities, including any reverse stock split, or recapitalization, of FPL Group, or any merger or consolidation of FPL Group with any of its direct or indirect majority-owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any direct or indirect wholly-owned subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

        The holders of common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum (majority) of the outstanding shares of common stock can elect all of FPL Group's directors. Unless otherwise provided in the Charter or the bylaws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter. Voting rights for the election of directors or otherwise, if any, for any series of the serial preferred stock, will be established by the FPL Group board when such series is issued. See "FPL Group Preferred Stock" below.

Liquidation Rights

        After satisfaction of creditors and payments due the holders of serial preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets. See "FPL Group Preferred Stock" below.

Preferred Share Purchase Rights

        The following statements describing FPL Group's preferred share purchase rights (each, a "Right") are not intended to be a complete description. For additional information, please see the form of Rights Agreement, dated as of July 1, 1996, between FPL Group and Computershare Investor Services, LLC, as successor Rights Agent, as amended, which sets forth the terms of the Rights. The

Rights Agreement and amendments thereto have been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this proxy statement/prospectus is a part.

        On June 17, 1996, FPL Group's board declared a dividend of one Right for each outstanding share of common stock. Thereafter, until the Distribution Date (as defined below), FPL Group will issue one Right with each newly issued share of common stock. Each Right (prior to the expiration or redemption of the Rights) will entitle the holder thereof to purchase from FPL Group one two-hundredth of a share of FPL Group's Series A Junior Participating Preferred Stock, $.01 par value ("Junior Preferred Shares"), at an exercise price of $120 per one one-hundredth of a Junior Preferred Share ("Purchase Price"), subject to adjustment. Until the Distribution Date, the Rights are represented by the shares of common stock, and are not exercisable or transferable apart from the common stock. The "Distribution Date" is the earlier to occur of:

  (a)
  the tenth day after the public announcement that a person or group has acquired beneficial ownership of 10% or more of the common stock; or

  (b)
  the tenth business day after a person commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the common stock. At any time before a person or group becomes a 10% holder, the FPL Group board may extend the 10-day period.

        Separate certificates evidencing the Rights will be mailed to holders of the common stock as of the close of business on the Distribution Date. The Rights are exercisable at any time after the Distribution Date, unless earlier redeemed, or exchanged, and could then begin trading separately from the common stock. The Rights do not have any voting rights and are not entitled to dividends.

        If a person or group becomes a 10% holder, each Right not owned by the 10% holder would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right. In the event that FPL Group is acquired in a merger or other business combination transaction, or 50% or more of FPL Group's assets or earning power are sold or otherwise transferred, after a person or group has become a 10% holder, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

        The Rights are redeemable by FPL Group's board in whole, but not in part, at $.005 per Right at any time prior to the time that a person or group acquires beneficial ownership of 10% or more of the outstanding common stock. The Rights will expire on June 30, 2006 (unless the expiration date is extended or the Rights are earlier redeemed or exchanged as described below).

        The Purchase Price, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

  (a)
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares;

  (b)
  as a result of the grant to holders of Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, at less than the current market price of Junior Preferred Shares; or

  (c)
  as a result of the distribution to holders of Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The number of Rights and the number of Junior Preferred Shares purchasable upon exercise of each Right are also subject to adjustment in the event of a stock split, subdivision, consolidation, combination or common stock dividend on the common stock prior to the Distribution Date.

        The FPL Group board may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is:

  (a)
  after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common stock; and

  (b)
  before the acquisition by a person or group of 50% or more of the outstanding common stock.

        The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FPL Group without conditioning the offer on the redemption of the Rights or on the acquisition of a certain number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by FPL Group's board, since the Rights may be redeemed by FPL Group at $.005 per Right prior to the time that a person or group has acquired beneficial ownership of 10% or more of the common stock.

        The Junior Preferred Shares purchasable upon exercise of the Rights will be entitled to cumulative quarterly dividends in preference to the common stock at a rate per share equal to the greater of $10 and 100 times the dividend declared on the common stock for such quarter. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount and type of consideration received per share of common stock. In the event of a liquidation of FPL Group, the holders of Junior Preferred Shares will be entitled to receive in preference to the common stock the greater of $100 per share and 100 times the payment made per share of common stock. FPL Group has the right to issue other serial preferred stock ranking prior to the Junior Preferred Shares with respect to dividend and liquidation preferences. The Junior Preferred Shares will be redeemable after June 30, 2006, at FPL Group's option, in whole or in part, at a redemption price per share equal to the greater of the following:

  (a)
  the per share Purchase Price; and

  (b)
  the then current market price of a Junior Preferred Share.

        Each Junior Preferred Share will have 100 votes on all matters submitted to a vote of the shareholders of FPL Group, voting together with the common stock. The rights of the Junior Preferred Shares as to dividends, liquidation, redemption and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation, redemption and voting rights of the Junior Preferred Shares, the value of the interest in a Junior Preferred Share purchasable upon the exercise of each Right should approximate the value of one share of common stock.

        FPL Group's board may amend the Rights Agreement and the Rights, without the consent of the holders of the Rights. However, any amendment adopted after a person or group becomes a 10% holder may not adversely affect the interests of holders of Rights. The 10% holder level discussed above is subject to certain exceptions.

FPL Group Preferred Stock

        FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders. Each series may have terms that differ from those of any other series and may provide for dividend, liquidation, voting and other rights that are superior or prior to those of FPL Group's common stock. In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management.

COMPARISON OF RIGHTS OF HOLDERS OF
FPL GROUP COMMON STOCK AND GEXA COMMON STOCK

        The following summary does not purport to be a complete statement of the rights of holders of FPL Group's shares under the applicable provisions of Florida law, FPL Group's restated articles of incorporation, as amended ("FPL Group Charter"), and FPL Group's bylaws, as amended, or the rights of holders of Gexa's shares under the applicable provisions of Texas law, Gexa's articles of incorporation, as amended ("Gexa Charter"), and Gexa's bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed and is qualified in its entirety to the instruments discussed in this summary. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of these documents will be sent to holders of Gexa common stock upon request. For information as to how to get the full text of each document, see "Where You Can Find More Information" beginning on page 92.

        FPL Group is incorporated under the laws of the State of Florida, and Gexa is incorporated under the laws of the State of Texas. If the merger is completed, Gexa shareholders, whose rights are currently governed by the TCBA, the Gexa Charter and the bylaws of Gexa, will become holders of FPL Group common stock, and their rights as such will be governed by the Florida Business Corporation Act, or FBCA, the FPL Group Charter, and FPL Group's bylaws, as amended. The material differences between the rights of holders of Gexa's shares of common stock and the rights of holders of FPL Group's common stock, resulting from the differences in their governing documents and applicable state corporate law, are summarized below.

	FPL Group Shareholder Rights	Gexa Shareholder Rights
Authorized Capital Stock	FPL Group's authorized capital stock consists of 800,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value.	The authorized capital stock of Gexa consists of 75,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.05 per share.
FPL Group also has in place a shareholder rights plans containing customary terms and conditions. See "Description of FPL Group's Common Stock — Preferred Share Purchase Rights."

Number of Directors
The FPL Group Charter provides that the number of directors shall be set forth in the bylaws. The FPL Group bylaws provide that the number of directors may not be less than three nor more than 16, the exact number to be determined from time to time by the affirmative vote of a majority of the total directors on the Board of Directors. FPL Group's Board of Directors is not classified into more than one class. FPL Group currently has 12 directors. Directors are elected at each annual meeting to serve until the next annual meeting. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified.
The Gexa bylaws provide that the number of directors may not be less than one or more than 15, the exact number to be determined from time to time by the affirmative vote of a majority of the total directors on Gexa's board of directors. The Gexa board currently consists of six directors. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified.
Vacancies on the Board
The FPL Group bylaws provide that any vacancies on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, will be filled by the majority vote of the remaining directors in office. Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.
The Gexa bylaws provide that any vacancies on the Gexa board, including any vacancy created by reason of an increase in the number of directors, may be filled by the majority vote of the remaining directors in office. Directors so chosen shall hold office for the unexpired term.
Removal of Directors
The FBCA provides that shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The FBCA also provides that if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director.
The TBCA provides that shareholders may remove one or more directors with or without cause, except as otherwise provided in the articles of incorporation or bylaws.

The Gexa Charter provides that a director may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding capital stock entitled to vote on the election of directors.

The FPL Group Charter provides that a director may be removed from office by a majority vote of the entire board of directors. A director may also be removed by the shareholders, but only for cause and only by an affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of voting stock, voting together as a single class. Except as otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to FPL Group in a matter of substantial importance to FPL Group and such adjudication is no longer subject to direct appeal.
Required Shareholder Vote for Certain Shareholder Actions
Subject to certain exceptions, the FBCA provides that the affirmative vote of the holders of a majority of the voting power of a corporation's outstanding shares entitled to vote thereon is required to authorize a merger or statutory share exchange. The FBCA also provides that a sale, lease, exchange or disposition of all or substantially all of a corporation's assets or its voluntary dissolution of a corporation requires shareholder approval by a majority of the corporation's outstanding votes entitled to vote thereon, subject to certain exceptions.

The FPL Group bylaws provide that action on a matter (including the election of directors) shall be approved if the matter receives the affirmative vote of a majority of the total number of shares represented at the meeting at which a quorum is present and entitled to vote on such matter, unless the matter is one upon which the FBCA or other law requires, or permits the Board of Directors to require, a greater vote, or the FPL Group Charter or the FPL Group bylaws require a different vote.
Subject to certain exceptions, the TBCA provides that the affirmative vote of the holders of two-thirds of a corporation's outstanding shares entitled to vote thereon is required (i) to approve a plan of merger or exchange, (ii) to sell, lease, exchange or otherwise dispose (not including a pledge, mortgage, etc.) all, or substantially all, the property and assets of the corporation if not made in the usual and regular course of its business, or (iii) to voluntarily dissolve the corporation.

The Gexa bylaws provide that action on a matter (including the election of directors) shall be approved if the matter receives the affirmative vote of a majority of the total number of shares represented at the meeting at which a quorum is present and entitled to vote on such matter, unless the matter is one on which a different vote is required by the TBCA, the Gexa Charter or the Gexa bylaws.

The Gexa Charter and the Gexa bylaws are silent as to the shareholder vote required to authorize any merger or consolidation.

Other than with respect to business combinations with interested shareholders (described below under "— Interested Shareholder Transactions"), the FPL Group Charter and the FPL Group bylaws are silent as to the shareholder vote required to authorize any merger or consolidation.

Interested Shareholder Transactions
The FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation's outstanding voting stock) may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

This provision is not applicable under certain circumstances, including when:

– a majority of the disinterested directors approve the transaction,

– the corporation has not had more than 300 shareholders of record at any time during the three years prior to the date on which the affiliated transaction was announced,

– the interested shareholder has beneficially owned at least 80% of the outstanding voting shares of the corporation for at least five years prior to the date on which the affiliated transaction was announced,

– the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors,

– the corporation is an investment company registered under the Investment Company Act of 1940, or

– in the affiliated transaction, "fair price" consideration is paid to the holders of each class or series of voting shares and certain other conditions are met.
The TBCA provides that, unless a specified exception is met, an affiliated shareholder (i.e., a person who beneficially owns 20% or more of the outstanding voting shares of an issuing public corporation) may not engage in a business combination (including a merger or other significant corporate transaction) with a Texas public corporation during the three year period after such person acquires such beneficial ownership unless (i) such transaction is approved by the board of the public corporation before the affiliated shareholder's acquisition date or (ii) such transaction is approved by the affirmative vote of two-thirds of the outstanding voting shares of the public corporation not beneficially owned by the affiliated shareholder.

In addition to any affirmative vote required by law, the FPL Group Charter requires that, unless a specified exception dealing with fair price provisions and certain other conditions are met:

– any merger or consolidation of FPL Group or any subsidiary with (a) any Interested Shareholder (as defined below) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder,

– any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of assets of FPL Group or any subsidiary having an aggregate fair market value of $10 million or more,

– the issuance or transfer by FPL Group or any subsidiary (in one transaction or a series of transactions) of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10 million or more,

– the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or any affiliate of any Interested Shareholder, or

– any reclassification of securities (including any reverse stock split), or recapitalization of FPL Group; or any merger or consolidation of FPL Group with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any subsidiary which is directly or indirectly owned by an Interested Shareholder or any affiliate of any Interested Shareholder;

shall be approved by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of voting stock, voting together as a single class. Such affirmative vote will be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

The FPL Group Charter provides that an "Interested Shareholder" is any person (other than FPL Group or any subsidiary) who is:

– the beneficial owner of more than 10% of the voting power of the outstanding voting stock,

– an affiliate of FPL Group and at any time within the two year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock, or

– an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering.
Control Shares
	Under the FBCA, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, "control shares" (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by the class or series of the shareholders of the issuing corporation. FPL Group has not opted out of this provision.	The TBCA does not have a control shares provision.
Constituencies Provision
	Under the FBCA, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation and its subsidiaries, the communities and society in which the corporation or its subsidiaries operate and the economy of the state and the nation.	The TBCA does not have a constituencies provision.
Shareholder Action by Written Consent
The FPL Group Charter provides that any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such shareholders.
The Gexa Charter provides that any action required or permitted to be taken by the shareholders of the corporation may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action to be taken is signed by shareholders that hold not less than the minimum number of shares that would be necessary to effect a vote in favor of such action at a meeting in which all shares entitled to vote were present.
Special Meetings of Shareholders
The FBCA provides that a special meeting of shareholders shall be held on call of the board of directors, persons authorized to do so by the articles of incorporation or bylaws, if holders of not less than 10% (or a higher percentage less than 50% required by the articles of incorporation) sign, date and deliver a written demand for such a meeting. Only business within the purpose(s) described in the notice of the special meeting may be conducted at such a meeting.

The FPL Group bylaws provide that special meetings of the shareholders may only be called by the Chairman of the Board, the President or the Secretary of FPL Group or upon the written request of a majority of all of FPL Group's outstanding stock entitled to vote on the matters to be presented at the meeting.
The TBCA provides that a special meeting of shareholders shall be held on call of (i) the president, the board of directors, or such other person or persons as may be authorized in the articles of incorporation or bylaws or (ii) by the holders of at least 10% (or a higher percentage less than 50% specified by the articles of incorporation) of all of the shares entitled to vote at the proposed special meeting. Only business within the purpose or purposes described in the notice of the special meeting may be conducted at such a meeting.

Amendments to Governing Documents
The FBCA provides that unless a corporation's articles of incorporation provide otherwise, the board of directors may amend certain items of the corporation's articles of incorporation without shareholder approval. Certain amendments required to have shareholder approval must be recommended by the board of directors and submitted to a vote at a meeting of shareholders, where such amendments must be adopted by a majority of the votes entitled to be cast on the amendment. The FBCA also provides, unless provided otherwise in the articles of incorporation or other provisions of the FBCA, or as expressly provided by shareholders, that the board of directors may amend or repeal the corporation's bylaws.

The FPL Group Charter provides that FPL Group reserves the right to amend, alter, change or repeal any provision contained in the FPL Group Charter in the manner prescribed by statute, and all rights conferred on shareholders therein are granted subject to this reservation. Notwithstanding the foregoing, the FPL Group Charter contains a supermajority voting requirement that requires a vote of the holders of 75% of the voting stock in respect of any attempted alteration, amendment or repeal of the following, unless unanimously recommended by the Board of Directors and that board meets certain requirements:

– Article VII of the FPL Group Charter (provisions relating to amending the FPL Group Charter and the FPL Group bylaws),

– the provisions of the first sentence of Section 3 of Article III of the FPL Group Charter (which contains the voting rights of common stock),

– Article IV of the FPL Group Charter (relating to the board of directors),

– Article V of the FPL Group Charter (relating to shareholder voting), and

– Article VI of the FPL Group Charter (relating to certain business combinations).

The FPL Group Charter and bylaws provide that the power to adopt, alter, amend or repeal the FPL Group bylaws is vested in the board of directors. Bylaws adopted by the board of directors may be repealed or changed, and new bylaws may be adopted, by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least 75% of the then outstanding voting shares of stock, voting together as a single class.
The TBCA provides that a board of directors may amend items of the corporation's articles of incorporation specifically related to the designation of series of preferred stock to the extent authorized in the corporation's articles of incorporation. Otherwise, all amendments must be recommended by the board of directors and submitted to a vote at a meeting of the shareholders, where such amendments must be adopted by holders of at least two-thirds of the outstanding shares entitled to vote thereon. The TBCA also provides, unless provided otherwise in the articles of incorporation or other provisions of the TBCA that reserve the power to amend exclusively to the shareholders in whole or in part, that a board of directors may amend or repeal the corporation's bylaws or adopt new bylaws.

The Gexa Charter provides that Gexa reserves the right to amend, alter, change or repeal any provisions contained in the Gexa Charter in the manner provided in the articles, and all rights conferred on shareholders therein are granted subject to this reservation. The Gexa Charter further contains a supermajority provision requiring the affirmative vote of the holders of 75% of the corporation's outstanding shares entitled to vote thereon is required in respect of any attempted alteration, amendment or repeal of:

– Article V of the Gexa Charter (relating to the authority of the Gexa board to create and issue rights that entitle the holders thereof to purchase shares of capital stock or other securities),

– Article VII of the Gexa Charter (relating to (A) the vote required to amend Gexa's bylaws or liquidate the company and (B) the indemnification of, and liability limitations applicable to, Gexa's officers and directors),

– Article X of the Gexa Charter (relating to the election and removal of directors),

– Article XI of the Gexa Charter (authorizing shareholders to take action by written consent), and

– Article XIII of the Gexa Charter (provisions relating to the amendment of the Gexa Charter).

The Gexa Charter further provides that the affirmative vote of the holders of two-thirds of the corporation's outstanding shares entitled to vote thereon is required to alter, amend or repeal any bylaws of Gexa.

Indemnification of Directors and Officers	Subject to certain limitations, the FBCA provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding, if such person acted in good faith and reasonably believed that such actions were in the best interest of the corporation or, with respect to any criminal proceeding, if such person had no reasonable cause to believe such action was unlawful.

The FBCA also requires a Florida corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, or if a court determines they should be indemnified. It also permits a Florida corporation to advance expenses incurred in defense of a proceeding on certain conditions.

The FBCA also permits a Florida corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute any of the following:

– a crime, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful;

– a transaction from which he derived an improper personal benefit;

– an action in violation of Florida Statutes Section 607.0834 (which section pertains to unlawful distributions to shareholders); or

– willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

These broader rights are applicable under FPL Group's bylaws, which provide as a contract right that each director and officer who is made a party or is threatened to be made a party to or was or is called as a witness or was or is otherwise involved in any proceeding in connection with his or her status as a director or officer will be indemnified and held harmless by FPL Group to the fullest extent permitted under the FBCA. The bylaws also provide for mandatory advancement of expenses subject to certain conditions.	The TBCA authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director.

The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person:

– conducted himself in good faith;

– reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

– in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

A person may be indemnified under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees). However, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under the TBCA a corporation may:

– indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors;

– indemnify and advance expenses to directors and such other persons set forth above to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law;

– purchase and maintain insurance or another arrangement on behalf of directors and such other persons set forth above against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

The Gexa articles of incorporation substantially provide that directors and officers of Gexa will be indemnified to the fullest extent permitted by the TBCA. Gexa has also entered into indemnification agreements with its directors and certain officers providing for indemnification to the maximum extent permitted under the TBCA. A further description of indemnification obligations is set forth herein in the Section entitled "The Merger — Interests of Directors and Officers in the Merger", beginning on page 32 of this proxy statement/prospectus.
Limitation on Director Liability
Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy by a director, unless:

– the director breached or failed to perform his or her duties as a director, and

– the director's breach of, or failure to perform, those duties constitutes:

– a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had to reasonable cause to believe that his or her conduct was unlawful,

– a transaction from which the director derived an improper personal benefit, either directly or indirectly,

– a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable (which section pertains to unlawful distributions to shareholders),
Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for:

– a breach of the director's duty of loyalty to the corporation or its shareholders;

– acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

– any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

– an act or omission for which the liability of a director is expressly provided by an applicable statute.

The Gexa articles of incorporation provide that no director shall be liable to the company or its shareholders for monetary damages, provided, however, that such provision shall not eliminate or limit the liability of a director to the extent the director is found liable for the actions, omissions or conduct listed above.

– in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or

– in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
Dissenters' or Appraisal Rights
Under the FBCA, any shareholder entitled to vote thereon may dissent from and obtain payment for the fair value of his or her shares in the event of:

– consummation of a merger to which the corporation is a party,

– consummation of a sale or exchange of all, or substantially all, of the assets of the corporation, with certain exceptions,

– consummation of a share exchange to which the corporation is a party and the shares held by the shareholder will be acquired,

– amendment of the articles of incorporation if such amendment adversely affects the shareholder by altering or abolishing any preemptive or voting rights with respect to such shares, or effects an exchange, cancellation or reclassification of such shares that alters the shareholder's percentage equity interest, effects a reduction or cancellation of accrued dividends or other arrearages, reduces the stated redemption price of the shareholder's redeemable shares, or makes them redeemable, or abolishes or alters a sinking fund for redemption or purchase of such shares, or effects certain changes with respect to preferred stock, or

– any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors,

Under the FBCA, with certain exceptions, shareholders do not have such dissenters' rights, if, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, the shares were (i) listed on the NYSE or the American Stock Exchange or (ii) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD"), or (iii) held of record by not fewer than 2,000 shareholders and have a market value of at least $10 million exclusive of shares held by certain persons.
Under the TBCA, any shareholder of a Texas corporation has the right to dissent and seek payment of the fair value of his or her shares from to any of the following corporate actions:

– any plan of merger to which the corporation is a party if shareholder approval is required and the shareholder holds shares that were entitled to vote thereon,

– any sale, lease, exchange or other disposition (not including any pledge, mortgage, etc) of all. or substantially all, the property and assets, of a corporation if special authorization of the shareholders is required by the TBCA and the shareholder holds shares that were entitled to vote thereon, or

– any plan of exchange in which the shares of the corporation held by the shareholder are to be acquired.

Under the TBCA, shareholders do not have such dissenters rights with respect to a plan of merger in which there is a single surviving corporation or from any plan of exchange, if:

– the shares held by the shareholder are part of a class or series of shares which are listed on a national securities exchange, the Nasdaq stock market or designated as a national market security by the NASD or are held by record by not less than 2,000 holders;

– the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for its shares any consideration that is different from the consideration (other than cash in lieu of fractional shares) to be provided to any other holder of shares of the same class or series; and

– the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for its shares any consideration other than (i) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange will by part of a class or series of shares which are listed on a national securities exchange, the Nasdaq stock market or designated as a national market security by the NASD or are held by record by not less than 2,000 holders; (ii) cash in lieu of fractional shares, or (iii) any combination of (i) and (ii).

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for FPL Group by Steel Hector & Davis LLP, Miami, Florida. McDermott Will & Emery LLP will pass upon certain federal income tax considerations of the merger for FPL Group. Porter & Hedges, L.L.P. will pass upon certain federal income tax considerations of the merger for Gexa.

EXPERTS

        The consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from FPL Group's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in (1) their report dated February 24, 2005 relating to the consolidated financial statements of FPL Group (which report expresses an unqualified opinion and includes explanatory paragraphs relating to FPL Group's changes in 2003 in its methods of accounting for special purpose entities and for asset retirement obligations and change in 2002 in its method of accounting for goodwill), and (2) their report dated February 24, 2005 relating to management's report on the effectiveness of internal control over financial reporting, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Gexa as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, included in this proxy statement/prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm. Such consolidated financial statements have been included herein and elsewhere in the registration statement of which this proxy statement/prospectus is a part in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL Group. Also, FPL Group maintains an Internet site (http://www.fplgroup.com). Information included on the FPL Group Internet site is not incorporated by reference in this proxy statement/prospectus.

        FPL Group has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of FPL Group for FPL Group common stock to be issued to you in the merger. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The Securities and Exchange Commission allows FPL Group to "incorporate by reference" the information it files with them, which means that FPL Group can disclose important business and financial information about FPL Group to you that is not included in or delivered with this proxy statement/prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. Information that FPL Group files later with the Securities and Exchange Commission will automatically update and supersede this information.

        FPL Group incorporates by reference the documents listed below and any filing FPL Group will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this proxy statement/prospectus and prior to the date of the special meeting:

  1.
  Annual Report on Form 10-K of FPL Group for the fiscal year ended December 31, 2004;

  2.
  FPL Group's Current Reports on Form 8-K filed with the SEC on January 4, 2005, January 28, 2005, February 10, 2005, March 16, 2005 and March 24, 2005; and

  3.
  Definitive Proxy Statement on Schedule 14A filed April 5, 2005 (other than those sections thereof which are deemed not to be incorporated by reference pursuant to the rules and regulations of the SEC).

        In addition, FPL Group incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of Gexa's shareholders. These documents are considered to be a part of this proxy statement/prospectus, effective as of the date each of the documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's Internet site at the address described above or FPL Group will provide you with copies of these documents without charge upon oral or written request to:

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Investor Relations
(561) 694-4000

        These documents are available from FPL Group without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        Neither FPL Group nor Gexa have authorized anyone to give any information or make any representation about the merger or about them that differs from or adds to the information in this proxy statement/prospectus or in their documents or the documents that FPL Group and Gexa publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

        If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement/prospectus does not extend to you.

        The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Gexa Corp., Houston, Texas:

        We have audited the accompanying balance sheets of Gexa Corp. as of December 31, 2004 and 2003, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gexa Corp. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ HEIN & ASSOCIATES LLP

March 25, 2005
Houston, Texas

Gexa Corp
BALANCE SHEETS
(In thousands, except share data)

	December 31, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$8,862	$10,829
Cash — restricted	6,685	3,613
Accounts receivable, net of allowance for doubtful accounts	35,486	22,139
Deferred tax asset	841	458
Other current assets	319	270

Total Current Assets	52,193	37,309
Property and equipment, net	1,195	374
Deferred tax asset	45	292
Other assets	2,822	227

Total Assets	$56,255	$38,202

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$—	$608
Accrued electricity costs	15,463	16,555
Accrued transmission and distribution costs	8,879	5,273
Accounts payable and other accrued expenses	2,524	811
Sales tax payable	2,877	1,446
Income tax payable	3,983	1,477
Customer deposits	6,119	3,376

Total Current Liabilities	39,845	29,546

Long-term debt	—	2,382
Puttable warrant obligation (See Note 10)	—	4,125
Accrued interest payable — officer	—	20

Total Liabilities	39,845	36,073

Commitments and contingencies (See Notes 9, 10 and 17)
Shareholders' Equity:
Common stock, $0.01 par value; 75,000,000 shares authorized; 9,757,222 shares issued and 9,743,375 shares outstanding at December 31, 2004; 8,261,128 shares issued and 8,247,281 shares outstanding at December 31, 2003	98	83
Additional paid-in capital	13,727	7,348
Unearned stock-based compensation	(295)	—
Treasury stock, at cost; 13,847 shares	(15)	(15)
Retained earnings (accumulated deficit)	2,895	(5,287)

Total Shareholders' Equity	16,410	2,129

Total Liabilities and Shareholders' Equity	$56,255	$38,202

See accompanying notes to financial statements

GEXA CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the years ended,
	December 31, 2004	December 31, 2003	December 31, 2002
Sales	$273,894	$115,143	$19,039
Cost of goods sold	238,206	99,697	14,589

Gross profit	35,688	15,446	4,450
Selling, general and administrative expenses	24,144	12,662	3,492

Income from operations	11,544	2,784	958
Interest income	45	21	23
Interest expense	(2,123)	(449)	(10)
Gain on extinguishment of debt	688	—	—
Other financing income (expense)	2,062	(3,630)	—

Income (loss) before income taxes	12,216	(1,274)	971
Income tax expense	4,034	922	331

Net income (loss)	8,182	(2,196)	640
Preferred stock dividend	—	(167)	(50)

Net income (loss) available to common shareholders	$8,182	$(2,363)	$590

Weighted average shares outstanding:
Basic	8,606	7,647	7,328
Diluted	9,835	7,647	7,989
Earnings per share:
Basic	$0.95	$(0.31)	$0.08
Diluted	$0.83	$(0.31)	$0.07

See accompanying notes to financial statements

GEXA CORP.
STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Treasury Stock	Stock Subscription Receivable	Unearned Stock-based Compensation	Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount						Total
Balance, December 31, 2001	—	$—	6,485	$65	$4,058	$—	$—	$—	$(3,514)	$609
Issued common stock for services	—	—	401	4	297	—	—	—	—	301
Sale of preferred stock	508	25	—	—	900	—	—	—	—	925
Sale of common stock	—	—	685	7	789	—	—	—	—	796
Company purchased treasury stock	—	—	—	—	—	(60)	—	—	—	(60)
Sale of treasury stock	—	—	—	—	—	50	—	—	—	50
Warrants issued in financing agreement	—	—	—	—	300	—	—	—	—	300
Warrants cancelled from financing agreement	—	—	—	—	(200)	—	—	—	—	(200)
Common stock dividend to preferred shareholders	—	—	34	—	50	—	—	—	(50)	—
Stock subscription receivable	—	—	—	—	—	—	(14)	—	—	(14)
Net Income	—	—	—	—	—	—	—	—	640	640

Balances, December 31, 2002	508	25	7,605	76	6,194	(10)	(14)	—	(2,924)	3,347
Issued common stock for services	—	—	33	—	65	—	—	—	—	65
Sales of common stock	—	—	3	—	11	—	—	—	—	11
Issued warrants for Loan Agreement	—	—	—	—	123	—	—	—	—	123
Purchased common stock from former employee	—	—	—	—	—	(3)	—	—	—	(3)
Exercise of stock warrants	—	—	29	—	51	—	—	—	—	51
Stock subscription receivable	—	—	—	—	—	(15)	14	—	—	(1)
Issued treasury stock for services	—	—	—	—	—	13	—	—	—	13
Issuance of options to former employee	—	—	—	—	718	—	—	—	—	718
Preferred stock conversion to common stock	(508)	(25)	588	7	19	—	—	—	—	—
Common stock dividend to preferred shareholders	—	—	20	—	167	—	—	—	(167)	—
Common shares extinguished	—	—	(16)	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(2,196)	(2,196)

Balances, December 31, 2003	—	—	8,262	83	7,348	(15)	—	—	(5,287)	2,128
Issued common stock and warrants for services	—	—	120	1	1,451	—	—	(295)	—	1,157
Stock and warrant offerings, net of issuance costs	—	—	1,176	12	4,871	—	—	—	—	4,883
Exercise of warrants	—	—	199	2	222	—	—	—	—	224
Fees capitalized in Equity	—	—	—	—	(165)	—	—	—	—	(165)
Net Income	—	—	—	—	—	—	—	—	8,182	8,182

Balances, December 31, 2004	—	$—	9,757	$98	$13,727	$(15)	$—	$(295)	$2,895	$16,410

See accompanying notes to financial statements

Gexa Corp.
STATEMENTS OF CASH FLOWS
(In thousands)

	For the years ended,
	December 31, 2004	December 31, 2003	December 31, 2002
Cash flows from operating activities:
Net income (loss)	$8,182	$(2,196)	$640
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	329	145	33
Amortization of financing costs	489	75	100
Accretion of debt discount	(153)	61	—
Stock compensation to officers, directors and consultants for services	179	78	301
Stock compensation to former officer	—	718
Gain on extinguishment of debt	(688)	—	—
Change in puttable warrant obligation	(2,062)	3,630	—
Deferred income tax benefit	(136)	(554)	(37)
Changes in operating assets and liabilities:
Accounts receivable	(13,347)	(16,328)	(6,881)
Other current assets	54	(196)	(73)
Other long-term assets	(113)	(149)	(53)
Accrued electricity costs	(1,092)	13,620	2,935
Accrued TDSP costs	3,606	3,624	1,649
Accounts payable and other accrued expenses	938	692	(99)
Sales tax payable	1,431	1,172	1,344
Income tax payable	2,506	1,108	369
Customer deposits	2,743	2,790	586
Accrued interest payable	(20)	8	8

Net cash provided by operating activities	2,846	8,297	822
Cash flows from investing activities:
Restricted cash	(3,072)	(2,651)	(962)
Purchases of equipment	(1,656)	(232)	(233)

Net cash used in investing activities	(4,728)	(2,883)	(1,195)
Cash flows from financing activities:
Borrowings on credit facility	—	—	500
Repayments on credit facility and puttable warrant obligation	(5,029)	(500)	—
Borrowings on revolving credit line	6,057	—	28
Repayments on revolving credit line	(6,057)	(28)	—
Borrowings on term loan	—	3,650	—
Repayments on term loan	—	(202)	—
Proceeds on sales of preferred stock	—	—	925
Proceeds from the sales of common stock	5,109	61	796
Purchase of treasury stock	—	(3)	(60)
Retirement of treasury stock	—	—	50
Stock subscriptions receivable	—	—	(14)
Payments for stock offering expenses	(165)	—	—

Net cash provided by (used in) financing activities	(85)	2,978	2,225
Net change in cash and cash equivalents	(1,967)	8,392	1,852
Cash and cash equivalents at beginning of period	10,829	2,437	585
Cash and cash equivalents at end of period	$8,862	$10,829	$2,437

Cash paid for interest	$280	$231	$1

Cash paid for income taxes	$1,649	$435	$—

See accompanying notes to financial statements

Supplementary disclosure of non-cash transactions

        During the twelve months ended December 31, 2004, certain broker commissions were paid with 7,400 shares of common stock valued at market price on date of issue, averaging $7.17 per share.

        During the twelve months ended December 31, 2004, employees of the Company were granted 6,750 shares of common stock, that were valued at an average market price of $5.33 per share, in lieu of compensation.

        During the twelve months ended December 31, 2004, the Company issued 21,356 shares of common stock for services provided. The services were provided by Continental Airlines for the One Pass ® partner program where the Company provides mileage to customers in exchange for payment by the Company to Continental of cash and Company common stock. The common stock was issued in separate issues as follows: 3,306 shares issued at a market price of $4.40, 5,232 shares issued at a market price of $4.75, 5,006 shares issued at a market price of $5.00, and 7,812 shares issued at a market price of $4.99.

        During the twelve months ended December 31, 2004, the Company issued 275,000 warrants to purchase common stock. These warrants have a five year term and were issued in conjunction with obtaining a revolving credit facility with Highbridge/Zwirn Opportunities Fund, L.P. as follows: 150,000 warrants were issued to HBZ and the remaining 125,000 were issued to a broker who assisted in facilitating the credit facility. The warrants were valued using the Black-Scholes valuation method. For information on the Company's assumptions for Black-Scholes, reference Note 8. Long Term Debt, for details on the valuation of these warrants.

        During the twelve months ended December 31, 2004, the Company issued 85,000 shares of restricted stock to employees. This stock was issued to officers of the Company. 25,000 shares vest by May 26, 2005, with the remaining 60,000 vesting by October 28, 2005. Based on an issuance price of $4.41 per share on date of issue, the total value of this award is $374,850. The total amount expensed during fiscal 2004 is $79,996 with the remaining $294,854 deferred and recognized over the vesting period of the options.

        During the twelve months ended December 31, 2003, the Company issued warrants for the right to purchase up to 631,000 shares of the Company's common stock at an exercise price of $1.00 per share in connection with a term loan issued on July 16, 2003. Warrants to purchase 550,000 shares of common stock included a put option that requires these warrants to receive liability treatment under SFAS No. 150. These warrants had an initial value of $495,000 which was reflected as a discount to the long-term debt. See Note 10 for a discussion of the valuation of the warrants with put options under SFAS No. 150. The remaining warrants to acquire 81,000 shares of common stock were issued under a portion of the term loan that represented a modification to the Company's existing loan agreement with another third party bringing that loan under the term loan agreement with the party receiving the warrants to acquire 550,000 shares of common stock. These warrants were fair-valued at $122,733 using the Black-Scholes model and are reflected as a discount to the long-term debt.

        On December 31, 2003 19,634 shares of common stock valued at $166,889 were issued to preferred shareholders as a preferred stock dividend. On December 31, 2003 all 508,214 shares of preferred stock in the amount of $924,400 were converted to common stock in accordance with the mandatory conversion provision at December 31, 2003 attached to the preferred shares. The preferred shares were converted to 588,484 shares of common stock.

        During the year ended December 31, 2003, sales tax refunds of approximately $1.1 million were made to customers based on an opinion letter issued by the Texas State Comptroller's office declaring that certain meters billed to commercial entities for multi-family dwellings should be taxed as residential meters instead of commercial meters. Such treatment exempts said meters from state, county and certain special district taxes. These refunds were offset against customer billings, offset against losses related to bad debt losses for customers no longer with the Company where a bad debt loss was incurred, or refunded via check.

        During the twelve months ended December 31, 2002, the Company issued stock warrants to a lender as part of the Company's financing agreement. The warrants for 300,000 shares were valued at $300,000 and were amortized at $8,333 per month to match the three year term of the financing agreement. At December 31, 2002, the financing agreement was terminated and the warrants were cancelled; the unamortized portion of the value at the time of the cancellation, $200,000, was offset against additional paid in capital.

        During the twelve months ended December 31, 2002, the Company issued 33,549 shares of common stock, valued at $50,323, as dividend payments to holders of the Company's preferred stock.

Gexa Corp.
Notes to Financial Statements

1.     Organization

        Gexa Corp. ("the Company") was incorporated in Texas on February 13, 2001. On August 2, 2001, the Company received its license from the Public Utility Commission of Texas to serve as a retail provider of electricity to residential and commercial customers in deregulated markets within the state of Texas. On January 1, 2002, Gexa began to provide retail electric services in the state of Texas.

2.     Basis of Presentation and Significant Accounting Policies

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Reclassifications

        The Company has reclassified certain prior fiscal year amounts in the accompanying financial statements in order to be consistent with the current fiscal year presentation. During fiscal 2004, the Company reclassified certain costs associated with sales commissions, marketing programs and transaction processing fees from cost of goods sold to selling, general and administrative expenses in our statements of operations. The reclassified amounts decreased cost of goods sold and increased selling, general and administrative expenses by $6.5 million, $3.4 million and $0.7 million in fiscal 2004, 2003 and 2002, respectively. Such reclassifications had no effect on net income or loss.

Use of estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates for the Company include:

  •
  estimation of volumes delivered to customers, including the effects of resettlements from ERCOT;

  •
  estimation of rates for determination of revenues;

  •
  bad debt expense; and

  •
  estimation of the fair value of stock options and warrants issued.

Normal Purchases and Sales Accounting

        In fiscal 2004, the Company used a combination of long term contracts, short term contracts, month-ahead purchases, and day-ahead purchases to match up with forecasted demand of our commercial customers on long term sales contracts, commercial customer on month-to-month contracts, and residential customers (which are all on month-to-month contracts). The Company applied the normal purchase, normal sales accounting treatment to its forward purchase supply contracts and its customer sales contracts. Accordingly, the Company recorded revenue generated from its sales contracts as energy was delivered to its retail customers, and direct energy costs are recorded when the energy under its long-term forward physical delivery contracts was delivered.

Revenue and Cost Recognition

        The Company records electricity sales under the accrual method and these revenues are recognized upon delivery of electricity to the customer's meter. Electric services not billed by month-end are accrued based upon estimated deliveries to customers as tracked and recorded by ERCOT multiplied by the Company's average billing rate per kilowatt hour ("kWh") in effect at the time.

        In November 2003, the Company changed its revenue estimation technique to one referred to as the "flow" technique. In the latter half of 2003, the Company determined that the market was operating at a point of efficiency such that it would be appropriate for the Company to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique, the Company chose to change to the flow technique. In addition, by the end of the fiscal year 2003, the Company had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that the flow method had been in place since January 1, 2003.

        The flow technique of revenue calculation relies upon ERCOT settlement statements to determine the estimated revenue for a given month. Supply delivered to our customers for the month, measured on a daily basis, provides the basis for revenues. ERCOT provides net electricity delivered data in three time frames. Initial daily settlements become available approximately 17 days after the day being settled. Approximately 45 days after the day being settled, a "resettlement' is provided to adjust the initial settlement to the actual supply delivered based on subsequent comparison of prior forecasts to actual meter reads processed. A final resettlement is provided approximately 180 days after power is delivered, marking the last routine settlement adjustment to the power deliveries for that day.

        Because flow data for resettlements and final resettlements are not available in sufficient time to be booked to the appropriate period, the effect of such resettlements are booked in the month in which the cost of goods sold ("COGS") effect of those resettlements is realized. This allows for a proper matching of revenues with COGS.

        Sales represent the total proceeds from energy sales, including pass through charges from the Transmission and Distribution Providers ("TDSPs") billed to the customer at cost. COGS includes electric power purchased, and pass through charges from the TDSPs in the areas serviced by the Company. TDSP charges are costs for metering services and maintenance of the electric grid. TDSP charges are established by regulation by the Public Utility Commission of Texas ("PUCT").

        The energy portion of the Company's COGS is comprised of two components: bilateral wholesale costs and balancing/ancillary costs. These two cost components are incurred and recognized in different manners.

        Bilateral wholesale costs are incurred through contractual arrangements with wholesale power suppliers for firm delivery of power at a fixed volume and fixed price. The Company is invoiced for these wholesale volumes at the end of each calendar month for the volumes purchased for delivery during the month, with payment due 30 days after the end of the month.

        Balancing/ancillary costs are based on the customer load and are determined by ERCOT through a multiple step settlement process. Balancing costs/revenues are related to the differential between supply provided by the Company through its bilateral wholesale supply and the supply required to serve the Company's customer load. The Company endeavors to minimize the amount of balancing/ancillary costs through its load forecasting and forward purchasing programs.

Unbilled Revenue and Accounts Receivable

        At the end of each calendar month, revenue is accrued to unbilled receivables based on the estimated amount of power delivered to customers using the flow technique. Unbilled revenue also includes accruals for estimated TDSP charges and monthly service charges applicable to the estimated electricity usage for the period.

        All charges that were physically billed to customers in the calendar month are recorded from the unbilled account to the customer receivables account. Accounts receivables are customer obligations billed at the conclusion of a month's electricity usage and due within 16 to 30 days of the date of the invoice depending on customer payment terms. Balances past due are subject to a late fee that is assessed on that billing.

        The large number of customers and significant volume of transactions create a challenge to manage receivables as well as to estimate the account balances that ultimately will not be paid by the customers ("bad debt write-offs"). The Company uses a variety of tools to estimate and provide an accurate and adequate allowance for doubtful accounts reserve; the allowance for doubtful accounts is expensed each month as a percentage of revenue based on the historical bad debt write-off trends that will result from that month's gross revenues. For the years ended, December 31, 2004, 2003 and 2002, the Company's bad debt expense was approximately $7.1 million, or 2.6% of sales, $3.9 million, or 3.4% of sales and $679,000, or 3.6% of sales respectively.

        The Company follows a consistent process to determine which accounts should be written off and compares the total actual write-offs to the estimated percentage of total revenue accrued and expensed each month. Past due accounts are regularly reviewed based on aging for possible removal from service, in-house or external collections efforts, or write-off. For residential customers and commercial customers with a balance under $700.00, with some minor exceptions, the total balance for all accounts with any portion of their balance over 60 days past due is considered to be uncollectible and is written off, net of security deposits held for these accounts. Delinquent commercial accounts with balances greater than $700.00 are reviewed individually by in-house collections, and payment arrangements, removal from service and possible write-off of all or a portion of the receivable is determined on a case-by-case basis.

        The Company has initiated a variety of actions targeted to reduce the amount of bad debt incurred by the Company. The principal actions are as follows:

  •
  improved policies requiring credit reviews, deposits, and late fees, and

  •
  implementing more aggressive collection efforts including customer disconnections

Cash and Cash Equivalents

        The Company considers all highly liquid short-term investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

        The Company has restricted cash related to customer deposits and certificates of deposit used to secure letters of credit for the purchase of electricity, the payment of TDSP pass through charges, and operations. Customer deposit cash must be held by the Company and may not be directly spent on any operational or other expense. Restricted cash securing letters of credit may not be used for any purpose by the Company unless the underlying obligation being secured is relieved or secured with other collateral. See Note 7, Restricted Cash, Cash Equivalents, and Energy Deposits for more details.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of these financial instruments are reflected in the accompanying balance sheets at amounts considered by management to approximate their fair values due to their short-term nature.

Equipment

        Equipment is stated at cost. Maintenance, repairs and minor renewals are expensed when incurred. The Company's fixed assets are classified as furniture, computer hardware, computer software, telephones, and leasehold improvements. The Company considers leasehold improvements to be improvements that can not be removed without substantially damaging or requiring substantial repair to leased asset. The Company depreciates these items over the term of the lease or the service life of the improvement, whichever is shorter. All of these items, except for leasehold improvements, are depreciated on a straight-line basis over a three year period. Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $265,000, $145,000, and $33,000 respectively.

Income Taxes

        The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. No allowances have been established through the end of fiscal 2004.

Deferred Financing Costs

        The Company defers costs incurred in connection with financings and amortizes the costs over the life of the related debt in accordance with the effective interest method. During fiscal 2004, 2003 and 2002 we incurred financing costs of $2.3 million, $0.8 million and $0.0 million, respectively. The Company expensed $0.5 million, $0.1 million and $0.1 million in fees and other costs related to our financing in 2004, 2003 and 2002 respectively. The Company had $1.9 million in deferred financing costs classified as "Other long-term assets" on December 31, 2004 and $0.1 million on December 31, 2003.

Net Income (loss) per share

        The Company presents "basic" net income (loss) per share and "diluted" net income (loss) per share. Basic net income (losses) per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of shares outstanding during each period. The calculation of diluted net income (loss) available to common shareholders per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all of the potential common share equivalents were exercised. See Note 13, Earnings Per Share for more details.

Comprehensive income

        Comprehensive income represents any non-owner changes in equity besides income (loss) and dividends. The Company's comprehensive income (loss) for the years ended December 31, 2004, 2003 and 2002 was equal to net income (loss) as reported herein.

Stock-based compensation

        The Company accounts for stock based compensation to employees using the intrinsic value method. Pro forma information regarding net income (loss) and net income (loss) per share available to common shareholders is required by SFAS No. 148 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' graded vesting period.

        In December 2002, the Financial Accounting Standards Board ("FASB") amended the transition and disclosure requirements of SFAS No. 123 through the issuance of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". SFAS No. 148 amends the existing disclosures to make more frequent and prominent disclosure of stock-based compensation expense beginning with financial statements for fiscal years ending after December 15, 2002. The company has adopted the disclosure provisions of SFAS No. 148.

        If the Company had accounted for its stock-based employee and outside director's compensation under the minimum fair value recognition and measurement principles, the Company's reported net income amounts would have been adjusted to the pro forma net income amounts presented below:

	December 31, 2004	December 31, 2003	December 31, 2002
	(In thousands, except share data)
Pro Forma impact of fair value method (FAS 148)
Reported net income (loss) available to common shareholders	$8,182	$(2,363)	$590
Less: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(640)	(348)	(213)

Pro forma net income (loss) available to common shareholders	$7,542	$(2,711)	$377

Earnings per common share
Basic – as reported	$0.95	$(0.31)	$0.08
Diluted – as reported	0.83	(0.31)	0.07
Basic – pro forma	0.88	(0.35)	0.05
Diluted – pro forma	0.77	(0.35)	0.05
Weighted average Black-Scholes value assumptions
Risk free interest rate	3%	5%	3%
Expected life	3 yrs	3 yrs	3 yrs
Expected volatility	36 – 176%	193%	124%
Expected dividend yield	0%	0%	0%

Recent Accounting Standards

        In October 2004, the FASB concluded that SFAS No. 123R, "Share-Based Payment", which would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. SFAS No. 123R is effective for the Company for interim or annual period beginning after June 15, 2005. The Company will adopt SFAS No. 123R on July 1, 2005 and does not believe the adoption will have a material impact on its financial statements.

3.     Sales and Cost of Goods Sold

        Below are the major components of our sales and cost of goods sold for the last three fiscal years. Electricity includes the power we deliver to customers, while TDSP charges (which are billed to the customer at cost) include metering services and maintenance of the electrical grid. Other revenue is primarily comprised of monthly service charges and late fees. See the table below for details of our revenue and cost of goods sold for the year ended December 31, 2004, 2003, and 2002:

	Major Components of Sales
	December 31, 2004	December 31, 2003	December 31, 2002
	(In thousands)
Electricity	$203,918	$86,405	$13,684
TDSP	62,115	25,973	5,013
Other	7,861	2,765	342

Total sales	$273,894	$115,143	$19,039

	Major Components of Cost of Goods Sold
	December 31, 2004	December 31, 2003	December 31, 2002
Electricity	$176,091	$73,724	$9,576
TDSP	62,115	25,973	5,013

Total cost of goods sold	$238,206	$99,697	$14,589

4.     Accounts Receivable, net

        Accounts receivable consisted of billed receivables, unbilled receivables and allowance for doubtful accounts as follows:

	December 31, 2004	December 31, 2003
	(In thousands)
Billed receivables	$20,759	$13,126
Unbilled receivables	17,160	10,313
Allowance for doubtful accounts	(2,433)	(1,300)

Accounts receivable, net	$35,486	$22,139

        The following table sets forth the activity in the Company's allowance for doubtful accounts for the years ended:

	December 31, 2004	December 31, 2003	December 31, 2002
	(In thousands)
Balance, beginning of year	$1,300	$326	$—
Provisions charged to operations	7,052	3,900	679
Write-offs (net of recoveries)	(5,918)	(2,926)	(353)

Balance, end of year	$2,434	$1,300	$326

5.     Equipment

        Equipment, net by asset class consisted of the following:

	Estimated Life	December 31, 2004	December 31, 2003
	(In thousands)
Computers and printers	3 years	$696	134
Furniture and fixtures	3 years	159	137
Telephone system	3 years	400	114
Software and programs	3 years	277	167
Leasehold improvements	3 years	107	—
Less: accumulated depreciation		(444)	(178)

Equipment, net		$1,195	$374

6.     Other Long-Term Assets

        Other long-term assets consisted of the following:

	December 31, 2004	December 31, 2003
	(In thousands)
Capitalized software, net	$471	$—
Deposits	345	104
Capital lease	97	—
Deferred financing costs	1,909	123

Total other long-term assets, net	$2,822	$227

7.     Restricted Cash, Cash Equivalents and Energy Deposits

        The Company has cash, cash equivalents and deposits related to outstanding letters of credit or cash deposited as collateral to secure performance under energy purchase contracts as follows:

	December 31, 2004	December 31, 2003
	(In thousands)
Short-term investments pledged as collateral for letters of credit in connection with agreements for the purchase of electric power	$5,767	$2,509
Cash and cash equivalents not pledged to letters of credit	918	1,104

Total restricted cash and cash equivalents	6,685	3,613

Energy deposits pledged as collateral in connection with agreements for the purchase of electric power	304	103

Total restricted cash, cash equivalents and energy deposits	$6,989	$3,716

        At December 31, 2004, the Company had outstanding $5.8 million in letters of credit which were 100% collateralized with restricted cash. $1.2 million of these letters of credit secure the Company's credit to participate in the ERCOT balancing market allowing the Company to buy and sell power on the balancing markets each day to ensure electricity supplies match customer demand. A letter of credit with JP Morgan Chase Bank in the amount of approximately $0.7 million, secured by cash, is available for use by the Company. A letter of credit in the amount of $3.3 million secures the Company's credit to purchase power from TXU Portfolio Management ("TXU PM") and pay for the power in the month following purchase. The remaining letters of credit totaling approximately $0.6 million are with the TDSPs in the regions in which the Company provides power to customers, and secure the Company's outstanding pass-through charge invoices charged to customers and later paid to the TDSPs for their meter reading services and other grid maintenance charges.

8.     Long-Term Debt

        During the twelve months ended December 31, 2004, the Company entered into the ("Facility") with Highbridge/Zwirn Special Opportunities Fund, L.P. The Facility, which matures on July 8, 2007, may be used to provide working capital for the Company's normal routine operations and for providing a cash reserve to collateralize letters of credit that the Company is required to post. The Facility is collateralized by a lien on substantially all of the Company's assets, subject to the liens already held on such assets by TXU PM and/or JP MorganChase.

        Advances under the Facility bear interest at the rate of 14% per annum and the Company is permitted to prepay advances outstanding under the Facility at any time without penalty upon proper notice to the lenders thereunder. If at any time the Company has unrestricted cash or cash equivalents in excess of $1.2 million, the Company is required to make a prepayment on the advances then outstanding under the Facility in an amount equal to the amount of such cash or cash equivalents being held by the Company on the fifteenth and/or the last day of any month during the term of the Facility in excess of $1.2 million, within one business day of such occurrence. In addition, the Company has agreed to pay to Highbridge/Zwirn Special Opportunities Fund, L.P., for the account of each lender under the Facility, an annual fee in the amount of $150,000 and a commitment fee, which accrues at 2% per annum on the average daily unused amount of the line during the term of the Facility.

        The Facility contains the following covenants:

  •
  the Company may not permit the leverage ratio (as defined in the Facility), as of the last day of each fiscal quarter, to be greater than 1.5;

  •
  the Company may not permit the fixed charge coverage ratio (as defined in the Facility) as of the last day of each fiscal quarter to be lower than 1.3 for each quarter following September 30, 2004;

  •
  the Company may not permit the interest coverage ratio (as defined in the Facility) as of the last day of each fiscal quarter to be lower than (i) 6.0 for the quarter ended December 31, 2004 and (ii) 4.7 for each of the quarters thereafter;

  •
  the Company may not permit trailing twelve months EBITDA (as defined in the Facility) as of the last day of each fiscal quarter to be less than (i) $11.0 million for each of the quarters between October 1, 2004 and June 30, 2005 and (iii) $12.0 million for each of the quarters thereafter;

  •
  the Company may not permit the current ratio (as defined in the Facility) as of the last day of any fiscal quarter to be lower than 1.1;

  •
  the Company may not permit the amount of general and administrative costs (as defined in the Facility), which does not include bad debt or sales expenses, for any fiscal quarter to be greater than 6% of the Company's sales; and

  •
  the Company may not make any capital expenditures in the aggregate in an amount greater than the capital budget approved by the administrative agent under the Facility.

        The Facility also contains other restrictions with respect to: the incurrence of debt and liens; the making of restricted payments, investments, loans and advances; entering into leases or sale and leasebacks; the sale or discount of receivables; the merger of the Company; the sale of its properties; entering into transactions with affiliates or into material agreements; and entering into negative pledge agreements, certain dividend restrictions and certain swap agreements. As of December 31, 2004, the Company was in compliance with all debt covenants.

        In connection with the closing of the Facility, the Company issued to Highbridge/Zwirn Special Opportunities Fund, L.P. warrants to acquire 150,000 shares of Company common stock for an exercise price of $4.00 per share. The warrants are currently exercisable, expire on July 9, 2009 and contain anti-dilution protection for the holder of the warrants. Specifically, if the Company issues additional shares of common stock or other securities that are convertible into shares of the Company's common stock, and the consideration for the shares are less than $4.00 per share, the exercise price for the warrants immediately preceding such issuance will be reduced according to the formula specified in the warrants. These warrants were fair valued using the Black-Scholes model to determine the call warrant value of these warrants and were recorded as deferred financing costs and amortized over the life of the Facility. The assumptions used to value these warrants are presented below:

Input Variables
Stock price (at market)	$4.75
Exercise price	$4.00
Term (in yrs)	3.0
Volatility	36%
Annual rate of quarterly dividends	$0
Discount rate — bond equivalent yield	3%

        These warrants were valued at approximately $250,000.

        The Company also granted the holder of the warrants certain demand and piggyback registration rights pursuant to the terms of the warrants. After July 8, 2005, the holder of the warrants may, on one occasion, request that the Company register the sale of all or part of the Company's common stock underlying the warrants under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the piggyback registration rights, the Company must promptly notify the holder of the warrants of any proposed filing of certain registration statements under the Securities Act relating to underwritten offerings before such filing is to be made. The Company must also cause the holder's securities to be included in the registration statement unless the Company's underwritten offering becomes too large (as determined by the underwriter) to accommodate the securities of the holder, in which case the accounts of all persons with shares to be included in the offering may be reduced pro rata.

        In connection with the closing of the Credit Facility, the Company paid a broker $200,000 in cash and issued to the broker warrants to acquire 125,000 shares of Company common stock for an exercise price of $4.00 per share as commission. The holder of the warrants was also granted "piggyback" registration rights similar to the "piggyback" registration rights discussed in the prior paragraph. The broker fees have been recorded as deferred financing costs and will be amortized over the life of the Facility. These warrants were fair valued using the Black-Scholes model. The assumptions used to value these warrants are presented below:

Input Variables
Stock price (at market)	$5.02
Exercise price	4.00
Term (in yrs)	3.0
Volatility	36%
Annual rate of quarterly dividends	0
Discount rate — bond equivalent yield	3%

        These warrants were valued at approximately $230,000.

        In connection with the closing of the Facility and pursuant to a Termination Agreement, the Company repaid The Catalyst Fund, Ltd. ("Catalyst") approximately $2.5 million, which represented all amounts outstanding under a Loan Agreement with Catalyst. The Company also repaid JTS Enterprises approximately $0.5 million and repaid Neil Leibman, the Company's Chairman and CEO approximately $125,000 for outstanding loans. The Termination Agreement also terminated the loan documents executed in connection with the Catalyst loan, including a Security Agreement, Consulting Agreement and Registration Rights Agreement.

        In addition, the Company purchased from Catalyst for approximately $1.6 million, warrants to acquire 458,333 shares of the Company's common stock that were granted to Catalyst in connection with the Loan Agreement in order to eliminate the put option contained in such warrants in favor of the holder of such warrants. The Company also amended 91,667 warrants to delete the put option feature. See footnote 10—Put Warrant Obligation.

        Catalyst was granted a "look back" right with respect to the exercise price of the warrants to acquire 458,333 shares of the Company's common stock as follows. In the event the Company consummates within one year, the disposition, by way of a sale, business combination, merger or other transaction by a corporation or other business entity, of all or part of the Company's outstanding capital stock or all or substantially all of the Company's assets (each such transaction being herein called a "Transaction"), and the price per share of the Company's common stock actually received by the Company's shareholders or the Company pursuant to the terms of the Transaction is greater than $4.00, then, upon the consummation of the Transaction, the Company is required to pay Catalyst an amount equal to the product of (a) 458,333 and (b) the difference between (i) the price per share of the Company's common stock actually received by the Company's shareholders or the Company pursuant to the terms of the Transaction and (ii) $4.00.

        As of December 31, 2004 the Company had available a credit line of $15,000,000 with the Highbridge/Zwirn Opportunities Fund, L.P. with no outstanding borrowings against this line.

        Long-term debt as of December 31, 2004 and 2003 consisted of the following:

	December 31, 2004	December 31, 2003
	(In thousands)
Term loan payable to the Catalyst Fund Ltd., less a discount of $446,384, at 12.5% interest, collateralized by a second lien on all Company assets, payable in quarterly principal installments of $166,667 from January 1, 2004 until April 1, 2008. As of December 31, 2004, this loan has been repaid.	$—	$2,833
Term loan payable to JTS Enterprises Inc., less a discount of $110,679, at 12.5% interest, collateralized by a lien on all Company assets subordinate to the term loan with The Catalyst Fund Ltd., payable in quarterly principal installments of $36,111 from January 1, 2004 until April 1, 2008. As of December 31, 2004, this loan has been repaid.	—	614
Note payable to officer, unsecured, accruing interest at 6%, principal and accrued interest payable in full on or before May 1, 2006. As of December 31, 2004, this loan has been repaid.	—	100

Total Debt	—	3,547
Less: discount for warrants	—	(557)

Debt, net of discount	—	2,990
Less: current portion	—	(608)

Long-term debt, net of discount and current portion	$—	$2,382

9.     Commitments and Contingencies

Purchase Commitments

        The Company acquires the forecasted balance of its electricity load needs for resale through advance contract purchases. As of December 31, 2004, the Company had purchase commitments for the future delivery of electricity in the amount of $86.7 million for 2005, and $17.8 for 2006. The Company has no commitments for purchases of electricity beyond December 31, 2006.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Forward power contracts	$104,486	$86,698	$17,788	$—	$—
Long-term debt	—	—	—	—	—
Rent	2,330	383	766	766	415

Total	$106,816	$87,081	$18,554	$766	$415

Operating Leases

        At December 31, 2004, the Company's lease commitments included a rental contract through April 2007 for its old corporate offices, and a rental contract through January 2011 on the Company's new corporate offices. Lease expense for the Company was approximately $423,000, $186,000 and $72,000 for the years ended 2004, 2003 and 2002 respectively.

Long-Term Sales Contracts

        The Company serves three categories of customers: commercial customers on long-term contracts, commercial customers on month to month contracts, and residential customers on month-to-month contracts. The Company strives to add long-term purchase commitments to match its long-term sales.

10.   Puttable Warrant Obligation

        SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets under certain circumstances) free standing financial instruments which, at inception, require or may require an issuer to settle an obligation by transferring assets. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003 and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

        SFAS No. 150 required warrants issued under a term loan agreement with The Catalyst Fund Ltd. ("Catalyst") and certain other warrants held by affiliates to be classified as a liability. In January of 2005, the holders of the warrants could have exercised their rights to force the Company to repurchase the 550,000 common shares at the current market price on the common stock, less the warrant exercise price of $1.00. The put feature could have been accelerated by a change of control or a capital offering in excess of $10 million; therefore, the Company could have been forced to purchase up to 550,000 shares of its own common stock at the market price (less the $1 warrant exercise price) on the day the put option is exercised.

        On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended to delete the put option. At July 8, 2004, our stock closed at $4.75 per share. The decrease in the market price from the valuation at December 31, 2003 based on the close price of $8.50 per share, on December 31, 2003, required us to record a decrease in the value of the puttable warrant obligation of $2.1 million for the year ended December 31, 2004 as other financing income in accordance with SFAS No. 150. An additional $0.7 million in gain on extinguishment of debt was recorded during 2004. We also recorded $0.6 million of write-off of deferred financing cost and $0.3 million of transaction fees to interest expense during fiscal 2004, as a result of the extinguishment of the debt. As a result of the repurchase and amendment of warrants the ongoing income (expense) effect arising from the put option, as described above, will no longer be applicable.

General Contingency

        The Company has established reserves that it believes to be adequate based on current evaluation and its experience in these types of claim situations. Nevertheless, an unexpected outcome in any such case could have a material adverse impact on the Company's results of operations in the period it occurs. Moreover, future adverse developments in such cases could require material changes in the recorded reserve amounts.

11.   Related Party Transactions

        During the twelve months ended December 31, 2004, the Company completed a private placement with Perry Capital, Zimmer Lucas Partners, LLC, Corsair Capital Management and other accredited investors. This private placement also included the Company's Chairman, CEO, and President, Neil M. Leibman, selling 750,000 shares of Common Stock. Oppenheimer & Co. Inc. acted as the placement agent for the transaction. See Note 14, Shareholder's Equity for more details on this private placement.

        During the twelve months ended December 31, 2004, the Company repaid Neil Leibman, Chairman and CEO, approximately $125,000 for outstanding loans. Additionally, in connection with repaying and terminating the Catalyst loan, a Consulting Agreement executed in connection with the Catalyst loan was also terminated during this period. Neil Leibman, Chairman, President and CEO, and non-employee directors Bobby Orr, Don Aron and Stuart Gaylor received the amounts due to them under the Consulting Agreement, which were one-time cash payments equal to approximately $9,000, $9,000, $18,000, and $9,000 respectively.

12.   Adjustment of Prior Periods

        As described in Item 7, Management's Discussion and Analysis, subsequent to December 31, 2003, the Company determined that its revenues reported in reports on Form 10-QSB for the three months and year to date ended June 30, 2003 and September 30, 2003 (which were based on the "billings" technique for estimating volumes delivered to customers) did not reflect the consideration of all information available at the time to calculate a reasonable estimate of the Company's revenues in accordance with GAAP as discussed below.

        Until November of 2002, the Company was not a Qualified Scheduling Entity ("QSE"), and therefore did not receive ERCOT supply and delivery volume information with which to estimate electricity volumes delivered to its customers. The only data available to the Company to estimate deliveries to customers and therefore to estimate revenues were the billings sent to customers. The use of actual billings was the most appropriate and conservative technique for the following reasons:

  •
  estimating revenue based on billings did not include in the revenue estimation lost or severely late transactions (which were at high risk for bad debt classification and in some instances were unbillable to customers due to their age),

  •
  the newness of the market created many technical difficulties with transactional flow and also created concerns regarding accuracy and timeliness of information from ERCOT, and

  •
  since the Company was not a QSE, the Company did not have access to daily ERCOT settlement data (provided to all QSEs) until November 2002, and also did not have access to final resettlement data from ERCOT showing final power deliveries for a given month until late 2003 (final resettlements are delivered approximately 6-7 months after the month end).

        The billings technique was designed to estimate revenue based on a 30-day period of billing that most closely approximated the flow month to which the revenue was being accrued. The Company assessed meter read cycles, billing dates and the time lag of converting meter reads to customer billings in attempting to determine the billing dates appropriate for estimating monthly revenue. Typically, the 30-day billing period included electricity deliveries that were made on days in the current and subsequent months as meter readings typically cover a thirty day-period, and occur throughout the month based on meter reading cycles performed by the transmission and distribution service provider.

2003

        During 2003, the Company's management used a variety of information to help ensure the accuracy of the estimated revenues, including daily estimates of power flow, knowledge of weather patterns, knowledge of inaccuracies of billing information and/or supply information, and expected power supply resettlements.

        After the preparation of the third quarter 2003 financial statements, the Company's management began to more fully recognize the limitations of the billings technique, particularly as indicated by the volatility of the quarterly and monthly margin analysis.

        In recognition of these limitations, in November 2003, the Company changed its revenue estimation technique to the "flow" technique. In the latter half of 2003, the Company determined that the market was operating at a point of efficiency that made it possible for the Company to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique noted above, the Company chose to change to the flow technique. In addition, by the end of 2003, the Company had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that the flow method had been in place since January 1, 2003.

        As described above, the billings technique includes delivered volumes from future months in the month for which volumes are being estimated. In periods of relatively low growth, this characteristic should not have a material effect on the accuracy of the estimation. However, in periods of strong customer growth and utilization, such as occurred during the second half of 2003, including the billings from a future period may overestimate the revenue for the period being reported.

        Additionally, the Company conducted an exhaustive review of the application of the billings technique for January-October 2003, which revealed that during the second and third quarters, the estimated energy revenue appears to be overstated when compared to other methods and information available. This overestimation appears to be the result of much higher power usage of customers in subsequent periods, which were included in the reported period. This resulted in higher reported revenue for the second and third quarters than what should have been accrued.

        Pursuant to applicable accounting guidance, reporting the correction of an error in previously issued financial statements should be reported as a prior period adjustment. The nature of the error in previously issued financial statements and the effect of its correction on income before extraordinary item, net income, and the related per share amount should be disclosed in the period in which the error was discovered and corrected. Since the error was discovered and corrected during the preparation of the 2003 10-KSB, the corrections for the second and third quarter of 2003 are disclosed in the 2003 10-KSB.

        These adjustments resulted in a redistribution of revenues across the second, third, and fourth quarters of 2003. Cash flow for the second, third, and fourth quarters of 2003 was not affected by these changes.

        Information regarding the adjustments is provided below as it relates to changes in the Statement of Operations, specifically for adjusted sales, income from operations, net income available to common shareholders and net income (loss) per share for the three months and year-to-date periods ending June 30, 2003 and September 30, 2003.

Three months ended June 30, 2003	As Reported Previously	As Adjusted
	(In thousands, except per share amounts)
Sales	$23,516	$21,448
Income (loss) from operations	1,583	(31)
Net Income (loss) available to common shareholders	937	(80)
Basic net income (loss) per share	0.12	(0.01)
Diluted net income (loss) per share	$0.11	$(0.01)
Six months ended June 30, 2003	As Reported Previously	As Adjusted
Sales	$36,436	$34,368
Income (loss) from operations	1,197	(417)
Net Income (loss) available to common shareholders	678	(340)
Basic net income (loss) per share	0.09	(0.04)
Diluted net income (loss) per share	$0.09	$(0.04)
Three months ended September 30, 2003	As Reported Previously	As Adjusted
Sales	$41,690	$39,644
Income from operations	3,664	2,046
Net Income available to common shareholders	2,027	1,006
Basic net income per share	0.27	0.13
Diluted net income per share	$0.25	$0.13
Nine months ended September 30, 2003	As Reported Previously	As Adjusted
Sales	$78,127	$74,012
Income from operations	4,861	1,629
Net Income available to common shareholders	2,769	732
Basic net income per share	0.36	0.10
Diluted net income per share	$0.36	$0.10

13.   Earnings Per Share

        Basic earnings per share is computed based on weighted average shares outstanding and excludes dilutive securities. Diluted earnings per share are computed including the impacts of all potentially dilutive securities. The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002:

	December 31, 2004	December 31, 2003	December 31, 2002
	(In thousands)
Numerator:
Net Income (loss)	$8,182	$(2,196)	$640
Preferred stock dividend	—	(167)	(50)

Net Income (loss) available to common stockholders	$8,182	$(2,363)	$590

Denominator:
Basic weighted average shares outstanding	8,606	7,647	7,328
Effect of dilutive securities:
Stock options issued to employees and directors	1,054	—	187
Warrants issued for services	175	—	—
Assumed conversion of convertible preferred stock	—	—	474

Adjusted weighted average shares outstanding	9,835	7,647	7,989

Basic earnings (loss) per share	$0.95	$(0.31)	$0.08
Diluted earnings (loss) per share	0.83	(0.31)	0.07

        For the twelve months ended December 31, 2004, there were no common share equivalents that would have been anti-dilutive and therefore not used in the computation of diluted weighted average shares.

        For the twelve months ended December 31, 2003, there were 754,378 common share equivalents that would have been anti-dilutive and are therefore not used in the computation of diluted weighted average shares.

        For the twelve months ended December 31, 2002, there were 685 common share equivalents that would have been anti-dilutive and are therefore not used in the computation of diluted weighted average shares.

14.   Shareholder's Equity

Stock Options & Stock Warrants

        During the twelve months ended, 2004, the Company, in connection with the closing of the Highbridge/Zwirn Credit Facility, issued warrants to purchase 125,000 shares of Company common stock as a commission to Prospect Street Ventures Ltd. for an exercise price of $4.00 per share. In addition, the Company, also in connection with the closing of the Highbridge/Zwirn Credit Facility, issued to Highbridge/Zwirn Special Opportunities Fund, L.P. warrants to purchase 150,000 shares of Company common stock for an exercise price of $4.00.

        During the twelve months ended December 31, 2004, the Company entered into a Severance Agreement with James Burke, the Company's former President and Chief Operating Officer. As part of his exit from the Company, if there is a "change of control" as defined in his severance agreement on or before December 31, 2005, options for Mr. Burke to purchase an additional 116,667 shares of common stock will vest. If the change in control does not occur on or before December 31, 2005, the 116,667 option shares of the Company's common stock will not vest and will thus be cancelled.

        During the twelve months ended December 31, 2004, the Board of Directors, subject to shareholder approval, adopted the 2004 Incentive Plan, which provides for the issuance of up to 1.5 million shares of common stock pursuant to incentive awards under the plan. During the twelve months ended December 31, 2004, 930,000 options were issued to officers and employees and 100,000 options were issued to non-employee directors under the 2004 Incentive Plan. These options were issued with exercise prices ranging from $4.50 to $5.51. See the stock option table below for detailed weighted average share information.

        During the twelve months ended December 31, 2004, the Company negotiated an agreement to settle a lawsuit with Cappello Capital Corp. The settlement involves in part the issuance of 400,000 warrants with an exercise price of $4.50 to Cappello Capital Corp.

        The assumptions used to value these warrants are presented below:

Input Variables
Stock price (at market)	$4.05
Exercise price	$4.50
Term (in yrs)	3.0
Volatility	36%
Annual rate of quarterly dividends	$0
Discount rate — bond equivalent yield	3%

        These 400,000 warrants were valued at approximately $390,000.

        During the twelve months ended December 31, 2004, the Company completed a private placement with Perry Capital, Zimmer Lucas Partners, LLC, Corsair Capital Management and other accredited investors of 175,000 equity units at $43.00 per Unit for aggregate gross proceeds of $7,525,000. Each unit sold in the Private Placement consisted of 10 shares of the Company's common stock, $0.1 par value and three 5-year warrants to purchase 1 share of the Company's common stock. In total, the Company sold 1,000,000 shares of common stock and 525,000 warrants, and Neil M. Leibman, the Company's Chairman and CEO sold 750,000 shares of common stock. Oppenheimer & Co. Inc. acted as the placement agent for the transaction. These warrants were issued to the accredited investors mentioned above and to Oppenheimer & Co. Inc. These warrants were fair valued using the Black-Scholes model. The assumptions used to value these warrants, are presented below:

        The assumptions used to value these warrants are presented below:

Input Variables
Stock price (at market)	$4.25
Exercise price	$5.59
Term (in yrs)	3
Volatility	36%
Annual rate of quarterly dividends	$0
Discount rate — bond equivalent yield	3%

        These 525,000 warrants were valued at approximately $400,000.

        Stock option activity for the years ended December 31, 2002, 2003, and 2004 is set forth below:

			Weighted Average Per Share
	Number of Options	Option Price Range Per Share	Exercise Price	Grant Date Fair Value
Options outstanding at December 31, 2001	600,000	$1.50 – $1.50	$1.50	$1.38
Granted	250,000	2.00 – 2.00	2.00	1.70
Exercised	—	—	—	—
Canceled	—	—	—	—

Options outstanding at December 31, 2002	850,000	1.50 – 2.00	1.65	1.47
Granted	1,000,000	1.00 – 2.25	1.89	1.80
Exercised	—	—	—	—
Canceled	(300,000)	1.50 – 1.50	1.50	1.38

Options outstanding at December 31, 2003	1,550,000	1.00 – 2.25	1.83	1.70
Granted	1,030,000	4.35 – 5.51	4.67	1.39
Exercised	—	—	—	—
Canceled	(100,000)	4.35 – 4.35	4.35	1.39

Options outstanding at December 31, 2004	2,480,000	1.00 – 5.51	2.91	1.59
Exercisable at December 31, 2002	600,000

Exercisable at December 31, 2003	942,000

Exercisable at December 31, 2004	1,466,800

        The weighted average characteristics of stock options outstanding as of December 31, 2004 were as follows:

Range of Exercise Prices	Number of Shares Outstanding	Average Remaining Contractual Life (Yrs.)	Shares Exercisable	Weighted Average Exercise Price
$1.00 – $1.50	650,000	1.4	650,000	$1.50
$2.00 – $2.25	900,000	2.7	775,050	$2.10
$4.56 – $5.51	930,000	10.0	41,750	$4.70

$1.00 – $5.51	2,480,000	5.09	1,466,800	$2.91

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options issued in 2002 and 2003: risk-free interest rate of 3.0% for 2003 and 3% for 2004; expected lives of three years, assumed volatility of 124% for 2003 and 36-176% for 2004; and no expected dividends.

        Stock warrant activity is set forth below:

			Weighted Average Per Share
	Number of Warrants	Warrant Price Range Per Share	Exercise Price	Grant Date Fair Value
Warrants outstanding at December 31, 2001	$—	$—	$—	$—
Granted	100,000	1.25 – 1.25	1.25	2.29
Exercised	—	—	—	—
Canceled	—	—	—	—

Warrants outstanding at December 31, 2002	100,000	1.25 – 1.25	1.25	2.29
Granted	931,000	1.00 – 1.00	1.00	1.60
Exercised	—	—	—	—
Canceled	(300,000)	1.00 – 1.00	1.00	1.51

Warrants outstanding at December 31, 2003	731,000	1.00 – 1.25	1.03	1.73
Granted	1,359,250	4.00 – 6.02	5.00	1.01
Exercised	(199,334)	1.00 – 1.25	1.13	1.97
Canceled	—	—	—	—
Repurchased	(458,333)	1.00 – 1.00	1.00	1.64

Warrants outstanding at December 31, 2004	1,432,583	1.00 – 6.02	4.79	1.04

Exercisable at December 31, 2002	100,000

Exercisable at December 31, 2003	731,000

Exercisable at December 31, 2004	1,432,583

        The weighted average characteristics of stock warrants outstanding as of December 31, 2004 were as follows:

Range of Exercise Prices	Number of Shares Outstanding	Average Remaining Contractual Life (Yrs.)	Shares Exercisable	Weighted Average Exercise Price
$1.00 – $1.25	73,333	0.6	73,333	$1.00
$4.00 – $6.02	1,359,250	4.8	1,359,250	$5.00

	1,432,583	4.6	1,432,583	$4.80

15.   Income Taxes

        The provision for income taxes consisted of the following for the years presented below:

	December 31, 2004	December 31, 2003	December 31, 2002
	(In thousands)
Current:
Federal	$3,649	$1,357	$368
State	521	119	—
Deferred benefit	(136)	(554)	(37)

Total income tax expense	$4,034	$922	$331

        The deferred tax asset at December 31, 2004 and 2003 respectively was comprised of the following:

	2004		2003
	Current	Non Current	Current	Non Current
	(In thousands)
Allowance for bad debts	$827	$—	$442	$—
Unamortized billings	21	21	16	—
Restricted stock grant	(10)	—	—	—
Capitalized labor	—	(44)	—	48
Capitalized software	—	(11)	—	—
Former officers options	—	244	—	244
Related party interest	3	—	—	—
Investment in partnership	—	5	—	—
Depreciation	—	(170)	—	—

Total deferred tax assets	$841	$45	$458	$292

        The differences between income taxes computed for federal taxes at 34% from the provision for income taxes for the years ended, December 31, 2004, 2003, and 2002 are as follows:

	2004	2003	2002
Earnings (loss) before income taxes	$12,216	$(1,274)	$971
Federal statutory rate	34%	34%	34%

Income tax expense (benefit) at statutory rate	$4,153	$(433)	$330
Net addition (reduction) in taxes resulting from:
State income taxes, net of federal income tax benefit	$344	$78	$—
Other financing expense (income)	(701)	1,342	—
Penalties and interest	311	—	—
Other, net	(73)	(65)	1

Total	$(119)	$1,355	$1

Income tax expense	$4,034	$922	$331

16.   Employee Benefits

        The Company offers a preferred provider health plan to all full-time employees after the first month of full time service. The Company pays for 75% of the employee's coverage, with the employee responsible for the remaining 25% plus any expenses for added family members. The Company also offers dental insurance at employee expense and a defined contribution plan, both of which become available after one month of full time service. The defined contribution plan is available to all employees. At this time, the Company is not offering matching contributions pursuant to the defined contribution plan.

17.   Legal Proceedings

        During 2003, we were sued in the matter of Kyle Holland vs. Gexa Corp. et al. in the United States District Court, Western District of Texas. Mr. Holland alleged damages in connection with his acquisition of our common stock. The complaint seeks unspecified damages. On March 15, 2005, this case was dismissed without prejudice for failure to state a claim. While this lawsuit could be refiled at a later date, we believe the lawsuit has no merit and will vigorously defend any such refiled action.

        On July 15, 2004, a class action lawsuit Frederick T. Pappey, et al. vs. Gexa Corp., Neil Leibman, Marcie Zlotnik and Sarah Veach, Civil Action No. H-04-2869, was filed in the United States District Court for the Southern District of Texas, Houston District. The complaint alleges, among other things, that our publicly filed reports and public statements contained false and misleading information, which resulted in damages to the plaintiff and members of the proposed class when they purchased our securities. Specifically, the complaint alleges that we overstated revenue during the second and third quarters of 2003 by $2.07 million and $2.05 million, respectively, by utilizing an improper accounting method for calculating sales of electric power. The complaint alleges that our conduct and the conduct of the other defendants violated Sections 10(b) and 10b-5 and that the individual defendants violated Section 20(a) of the Securities Exchange Act of 1934. The complaint seeks unspecified damages. On December 20, 2004, the lawsuit was dismissed without prejudice. While this lawsuit could be refiled at a later date, we believe the lawsuit has no merit and will vigorously defend any such refiled action.

        On November 30, 2004, we entered into a settlement with Cappello Capital Corp. ("Cappello") relating to the matter of Cappello Capital Corp. vs. Gexa Corp, originally filed in the Los Angeles Superior Court-West District. Wapello's complaint had alleged a breach of contract regarding investment banker fees being claimed by Cappello in connection with the credit facility with Highbridge/Zwirn Special Opportunities Fund, L.P. In exchange for Wapello's agreement to dismiss the lawsuit and release its claims against us, we agreed to: (i) pay Cappello $275,000, (ii) issue to Cappello warrants dated November 1, 2004, to purchase 400,000 shares of our common stock at an exercise price of $4.50 per share and (iii) issue to Cappello an interest free unsecured promissory note in the principal amount of $500,000. We accrued $1.2 million in the third quarter of 2004 in investment banking charges to other assets as deferred financing cost to be amortized over the life of the Highbridge facility.

        On December 2, 2004, we were sued in the matter of Essential Utilities Corporation v. Gexa Energy Corp., Cause No. 04-12056, in the 191st District Court of Dallas County, Texas. The petition alleges breach of contract, quantum meruit, conversion and unjust enrichment in connection with the alleged nonpayment of consultation fees. The amount of the claim is unknown. This case is in the preliminary stages and we intend to contest this suit vigorously.

        On January 31, 2005, a lawsuit styled Griffin/Juban Capital Management, L.L.C. d/b/a GC Realty Services v. Gexa Corporation was filed in the 11th Judicial District Court of Harris County, Texas. This lawsuit claims that we agreed to provide Continental Airlines frequent flyer miles to the plaintiff in turn for doing business with us. The plaintiff has sued us for breach of contract, fraud and negligent misrepresentation. The amount of damages sought in the lawsuit is unknown. This case is in the preliminary stages and we intend to contest this suit vigorously.

        On or about February 11, 2005, we were made aware of a potential lawsuit that may be filed by Prenova, Inc. and 24 Hour Fitness USA, Inc. against us and XERS, Inc. d/b/a XCEL Energy, Inc. The proposed complaint claims that we failed to timely provide electrical service to 24 Hour Fitness and, as a result, they incurred substantial damages in the form of significantly higher rates for several months in 2004. The plaintiffs claim damages in the amount of $150,000.00 plus interest and attorneys' fees. If filed, we intend to contest this suit vigorously.

        We are also involved in various receivable collections matters as a plaintiff. We believe that there are no pending matters that will have a significant impact on our financial position or results of operations.

18.   Concentration of Credit Risk

        For the fiscal years ended December 31, 2004 and 2003, the Company has a credit support agreement with TXU that allows the Company to purchase power from TXU or other third party suppliers.

        As of December 31, 2004, the Company has secured numerous large commercial customers: however none is of sufficient size to have a significant negative impact on our cash flow or ability to continue operations in the event of default, refusal to pay, or undue delay in payment. For the years ended December 31, 2004 and 2003, no single customer accounted for more than 3% of revenues. All of the Company's customers were located in Texas for the years ended December 31, 2004, 2003, and 2002.

19.   Subsequent Events (unaudited)

Merger

        On March 28, 2005 the Company and FPL Group, Inc., a Florida corporation ("FPL Group"), announced the execution of an Agreement and Plan of Merger, dated as of March 28, 2005 (the "Merger Agreement"), by and among FRM Holdings, LLC, a Delaware limited liability company ("FRM Holdings"), WPRM Acquisition Subsidiary, Inc., a Texas corporation and a wholly owned subsidiary of Holdings ("WPRM"), FPL Group and the Company, pursuant to which, subject to the satisfaction or waiver of the conditions therein, WPRM will merge with and into the Company (the "Merger"). As a result of the Merger, the Company will become an indirect wholly owned subsidiary of FPL Group. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

        At the effective time of the Merger (the "Effective Time"), each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than treasury shares) will be cancelled and automatically convert into the right to receive $6.88, payable in shares of validly issued, fully paid and non-assessable shares of FPL Group common stock, based on an exchange ratio equal to the quotient (rounded to four decimal points) obtained by dividing $6.88 by the average of the daily closing sale prices of FPL Group common stock for the 10 consecutive trading days ending on the third business day (including such third business day) immediately prior to the closing date. In addition, at the Effective Time, each option and warrant to purchase shares of Company common stock outstanding immediately prior to the Effective Time will be assumed by FPL Group and converted into the right to purchase shares of FPL Group common stock with corresponding adjustments to the exercise price based upon the foregoing exchange ratio, but otherwise will remain unchanged except that vesting of the options will be accelerated at the Effective Time.

        Simultaneously with the execution of the Merger Agreement, certain directors and officers of the Company holding approximately 36% of the outstanding Company common stock, including its Chairman and CEO, entered into a Voting Agreement with FPL Group, pursuant to which, they agreed to vote their shares of Company common stock in favor of the Merger, the Merger Agreement and the transactions contemplated thereby. In the event that such directors and officers fail to so vote, the Voting Agreement provides for the grant proxies to FPL Group to vote and otherwise act with respect to such shares of Company common stock at any meeting of shareholders or consent in lieu of any such meeting or otherwise, on the Merger, the Merger Agreement and the transactions contemplated thereby.

        The Company has made customary representations and warranties and covenants in the Merger Agreement, including among others (i) to conduct its businesses in the ordinary course between the execution of the Merger Agreement and the consummation of the Merger, (ii) to cause a meeting of the Company's shareholders to be held to consider the adoption of the Merger Agreement, (iii) subject to certain exceptions, for the Company's board of directors to recommend that the Company's shareholders adopt and approve the Merger Agreement, and (iv) subject to certain exceptions, not to (A) solicit proposals relating to alternative business combination transactions or (B) enter into discussions concerning or provide information in connection with alternative business combination transactions.

        Consummation of the Merger is subject to customary conditions, including, among others, (i) approval of the Company's shareholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) approval by the Commission of Texas (the "PUCT") of an amendment application regarding the change of ownership of the Company with respect to its retail electric provider license and, if required by the PUCT, of an application for recertification, (iv) absence of any order or injunction prohibiting the consummation of the Merger, (v) the Company having $13.5 million of Working Capital (as defined in the Merger Agreement) as of month end not ending more than 60 days prior to closing, (vi) subject to certain exceptions, the accuracy of representations and warranties with respect to the Company's or FPL Group's business, as applicable, and (vii) receipt of customary tax opinions. The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay FPL Group a termination fee of $3.25 million.

        The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, included as Exhibit 2.2 in this 10-K and incorporated herein by reference.

        The Company also amended the Amended and Restated Employment Agreement, dated as of October 28, 2004, between the Company and Neil M. Leibman, the Company's Chairman and CEO (the "Employment Agreement"), to exclude the consummation of the Merger and the other transactions contemplated by the Merger Agreement from certain payments he would otherwise be entitled to receive in the event of a change in control transaction. The foregoing description of the amendment to the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the Employment Agreement, included as Exhibit 10.20 to this 10-K and incorporated herein by reference.

        At the Effective Time, Mr. Leibman will be employed by the Company as its President, and will be compensated pursuant to a new Employment Agreement with the Company, and the Employment Agreement, as amended by the amendment to the Employment Agreement, will automatically be terminated.

Controls and Procedures

        We have also recently undertaken certain changes in our disclosure controls and procedures in connection with a material weakness letter we received from our independent auditors, Hein & Associates, LLP on March 25, 2005. Further information regarding these changes is set forth in Gexa's proxy statement/prospectus on Form S-4 in the section entitled "Business of Gexa—Management Discussion and Analysis of Financial Condition and Results of Operation—Subsequent Events".

20.   Consolidated Quarterly Data (Unaudited)

	Fiscal 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share data)
Sales	$50,513	$62,025	$86,781	$74,575	$273,894
Gross profit	7,365	8,073	10,196	10,054	35,688
Net earnings from operations	2,664	2,409	2,794	3,677	11,544
Net earnings	$3,492	$1,659	$1,057	$1,974	$8,182

Net earnings per share:
Basic	$0.42	$0.20	$0.12	$0.22	$0.95

Diluted	$0.37	$0.17	$0.11	$0.19	$0.83

	Fiscal 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share data)
Sales	$12,920	$21,448	$39,644	$41,131	$115,143
Gross profit	1,272	2,584	5,706	5,884	15,446
Net earnings (loss) from operations	(386)	(31)	2,046	1,155	2,784
Net earnings (loss) available to common shareholders	$(301)	$(80)	$1,007	$(2,989)	$(2,363)

Basic	$(.04)	$(.01)	$0.13	$(0.39)	$(0.31)

Diluted	$(.04)	$(.01)	$0.13	$(0.39)	$(0.31)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Gexa Corp.
Houston, Texas

        We have audited in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Gexa Corp. included in this Form 10-K and have issued our report thereon dated March 25, 2005. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed below (Schedule II—Valuation and Qualifying Accounts) is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The financial statement schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects with the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ HEIN & ASSOCIATES LLP HEIN & ASSOCIATES LLP

Houston, Texas
March 25, 2005

Gexa Corp.
Schedule II — Reserves
For the Three Years Ended December 31, 2004
(In Thousands)

Description	Balance at Beginning of Period	Charged to Income	Deductions from Reserves	Balance at End of Period
For The Year Ended December 31, 2004:
Accumulated provisions:
Allowance for doubtful accounts	$1,300	$7,052	$(5,919)	$2,433
Reserves for severance	50	54	(104)	—
For The Year Ended December 31, 2003:
Accumulated provisions:
Allowance for doubtful accounts	326	3,900	(2,926)	1,300
Reserves for severance	—	50	—	50
For The Year Ended December 31, 2002:
Accumulated provisions:
Allowance for doubtful accounts	—	679	(353)	326
Reserves for severance	—	—	—	—

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

FPL GROUP, INC.

FRM HOLDINGS, LLC

WPRM ACQUISITION SUBSIDIARY, INC.

and

GEXA CORP.

Dated as of March 28, 2005

ARTICLE I THE MERGER
1.1	The Merger
1.2	Closing
1.3	Effective Time
1.4	Articles of Incorporation and By-Laws
1.5	Officers and Directors
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
2.1	Effect on Capital Stock
	(a)	Capital Stock of Sub
	(b)	Exchange Ratio for GEXA Common Stock
	(c)	Cancellation of Treasury Stock
2.2	Exchange of Certificates
	(a)	Exchange Agent
	(b)	Exchange Procedures
	(c)	Distributions with Respect to Unexchanged Shares
	(d)	No Further Ownership Rights in GEXA Common Stock
	(e)	No Fractional Shares
	(f)	Termination of Exchange Fund
	(g)	No Liability
	(h)	Withholding Rights
	(i)	Lost Certificates
2.3	Stock Options and Warrants
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GEXA AND FPL GROUP
3.1	Representations and Warranties of GEXA
	(a)	Organization, Standing and Corporate Power; Subsidiaries
	(b)	Articles of Incorporation and By-Laws
	(c)	Capitalization
	(d)	SEC Documents; Financial Statements
	(e)	Authority
	(f)	Compliance with Applicable Laws; Permits
	(g)	Government Approvals; Required Consents
	(h)	Non-Contravention
	(i)	Litigation
	(j)	Taxes and Related Tax Matters
	(k)	Certain Agreements
	(l)	Employee Benefits
	(m)	Contracts
	(n)	Environmental Matters
	(o)	Absence of Certain Changes of Events
	(p)	Information Supplied
	(q)	Real Estate
	(r)	Intellectual Property
	(s)	Accounts Receivable
	(t)	Customers
	(u)	Investment Company Act
	(v)	Brokers or Finders
	(w)	Vote Required
	(x)	Opinion of Financial Advisor
	(y)	Intentionally Omitted

	(z)	Ownership of FPL Group Common Stock
	(aa)	Appraisal Rights and Dissenters' Rights
	(bb)	Insurance
	(cc)	GEXA Gold
	(dd)	Regulatory Matters
	(ee)	PUHCA; Regulation as Utility
	(ff)	Full Disclosure; Absence of Undisclosed Liabilities; Material Adverse Effect
	(gg)	Material Adverse Change
3.2	Representations and Warranties of FPL Group and Sub
	(a)	Organization, Standing and Corporate Power; Subsidiaries
	(b)	Certificate of Incorporation and By-Laws or Equivalent Organizational Documents
	(c)	Capitalization
	(d)	Authority
	(e)	Government Approvals, Required Consents
	(f)	Non-Contravention
	(g)	Information Supplied
	(h)	Brokers or Finders
	(i)	Intentionally Omitted
	(j)	Taxes and Related Tax Matters
	(k)	SEC Documents; Financial Statements
	(l)	No FPL Group Stockholder Vote
	(m)	Ownership of GEXA Common Stock
	(n)	Material Adverse Change
ARTICLE IV COVENANTS
4.1	Mutual Covenants of FPL Group and GEXA
	(a)	Confidentiality
	(b)	Publicity
	(c)	Preparation of the Proxy Statement and the Registration Statement
	(d)	Satisfaction of Conditions; Additional Agreements
	(e)	Other Actions
	(f)	Cooperation; Notification
	(g)	Legal Conditions to Merger
4.2	Covenants of GEXA
	(a)	Ordinary Course
	(b)	GEXA Stockholder Meeting
	(c)	No Solicitation
	(d)	Affiliates
	(e)	Access to Information
	(f)	Audited Financial Statements
	(g)	Balance Sheet; Working Capital Calculation
4.3	Listing
4.4	Retail Electric Provider License
ARTICLE V ADDITIONAL AGREEMENTS
5.1	Additional Agreements; Reasonable Efforts
5.2	Employee Matters
5.3	Directors and Officers
5.4	Tax Matters
5.5	Limitation of Liability
ARTICLE VI CONDITIONS PRECEDENT
6.1	Conditions to the Obligations of the FPL Parties and GEXA to Effect the Merger
	(a)	Stockholder Approval
	(b)	Registration Statement
	(c)	Blue Sky Laws

	(d)	Listing
	(e)	No Injunctions or Restraints
	(f)	HSR Act
	(g)	Governmental Approvals
	(h)	Fairness Opinion
6.2	Conditions to the Obligations of the FPL Parties
	(a)	Accuracy of Representations and Warranties
	(b)	Performance of Agreements
	(c)	No Material Adverse Change
	(d)	GEXA Third Party Consents
	(e)	Employment Agreement and Escrow Agreement
	(f)	Legal Opinion
	(g)	Terminated Contracts
	(h)	Intentionally Omitted
	(i)	Intentionally Omitted
	(j)	Tax Opinion
	(k)	Affiliate Letters
	(l)	Liens
	(m)	Substantive Consolidation Opinion
	(n)	Option Amendments
	(o)	Accounting Matters
	(p)	Continental Agreement
	(q)	Retail Electric Provider License
	(r)	Closing Balance Sheet; Working Capital Statement
	(s)	Intellectual Property Assignment
	(t)	TBCL
6.3	Conditions to the Obligations of GEXA
	(a)	Accuracy of Representations and Warranties
	(b)	Performance of Agreements
	(c)	Intentionally Omitted
	(d)	Tax Opinion
	(e)	D&O Tail Policy
	(f)	Legal Opinion
	(g)	Material Adverse Change
ARTICLE VII
7.1	Termination
7.2	Effect of Termination
ARTICLE VIII GENERAL PROVISIONS
8.1	Certain Definitions
8.2	Notices
8.3	Interpretation
8.4	Waivers and Amendments
8.5	Expenses and Other Payments
8.6	Assignment
8.7	Entire Agreement; No Third Party Beneficiaries
8.8	Non-Survival of Representations and Warranties
8.9	Governing Law
8.10	Counterparts
8.11	Specific Performance
8.12	Damages Disclaimer

GEXA DISCLOSURE SCHEDULE

Section 2.3(a)	Stock Options and Warrants
Section 3.1(a)	Subsidiaries
Section 3.1(c)	Capitalization
Section 3.1(d)	SEC Documents
Section 3.1(f)	Permits
Section 3.1(g)	Government Approvals; Required Consents
Section 3.1(i)	Litigation
Section 3.1(j)	Taxes
Section 3.1(k)	Certain Agreements
Section 3.1(l)	Employee Benefits
Section 3.1(m)	Contracts
Section 3.1(n)	Environmental Matters
Section 3.1(o)	Absence of Certain Changes
Section 3.1(q)	Real Estate
Section 3.1(r)	Intellectual Property
Section 3.1(s)	Accounts Receivable
Section 3.1(t)	Customers
Section 3.1(bb)	Insurance
Section 3.1(cc)	Gexa Gold
Section 3.1(dd)	Regulatory Matters
Section 3.1(ff)	Gexa Designated Stockholders
Section 4.2(a)(iii)	Employee Matters
Section 4.2(a)(v)	Properties and Assets
Section 4.2(a)(ix)	Forms of Client Contracts
Section 6.2(g)	Terminated Contracts
Section 6.2(l)	Release of Liens
Section 6.2(s)	Intellectual Property Assignment

EXHIBITS

Exhibit A	Form of Press Release
Exhibit B	Intentionally Omitted
Exhibit C	Form of GEXA's Counsel's Legal Opinion
Exhibit D	Form of FPL Group's Counsel's Legal Opinion
Exhibit E	Form of Employment Agreement for Neil Leibman
Exhibit F	Form of Escrow Agreement with Neil Leibman

EXECUTION COPY

        AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2005 (the "Agreement"), among FRM HOLDINGS, LLC, a Delaware limited liability company ("Holdings"), WPRM ACQUISITION SUBSIDIARY, INC., a Texas corporation and a wholly owned subsidiary of Holdings ("Sub"), FPL GROUP, INC., a Florida corporation ("FPL Group") and together with Holdings and Sub (the "FPL Parties"), and GEXA CORP., a Texas corporation ("GEXA").

W I T N E S S E T H

        WHEREAS, upon the terms and subject to the conditions of this Agreement, GEXA, FPL Group and Holdings wish to enter into a business combination transaction pursuant to which Sub will merge with and into GEXA (the "Merger");

        WHEREAS, the Board of Directors of GEXA has determined that the Merger is fair to, and in the best interests of, GEXA and the holders of common stock, par value $0.01 per share ("GEXA Common Stock"), of GEXA, and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and the Merger by the holders of GEXA Common Stock;

        WHEREAS, the Board of Directors of each of FPL Group and Sub has determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders and members and has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

        WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, simultaneously with the execution and delivery of this Agreement each of the GEXA Designated Stockholders has entered into a Voting Agreement dated as of the date hereof with FPL Group (the "Voting Agreement");

        WHEREAS, FPL Group, Holdings, Sub and GEXA wish to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, certain capitalized terms used herein have the meanings set forth in Article VIII.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), Sub shall be merged with and into GEXA at the Effective Time. Upon and after the Effective Time, the separate corporate existence of Sub shall cease and GEXA shall be the surviving corporation in the Merger (the "Surviving Corporation"). In accordance with the TBCA, all of the rights, real estate and other property, privileges, powers, immunities and purposes of Sub and GEXA shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Sub and GEXA shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

        1.2    Closing.    Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") will take place at the offices of Porter & Hedges, LLP at 10:00 a.m., local time, on the third Business Day following the date on which each of the conditions set forth in Article VI have been satisfied or waived by the party entitled to the benefit of such conditions, or at such other place, time and date as Holdings and GEXA may agree in writing. The time and date upon which the Closing occurs is referred to herein as the "Closing Date".

        1.3    Effective Time.    Upon the terms and conditions of this Agreement, on the Closing Date (or on such other date as Holdings and GEXA may agree), Sub and GEXA shall cause Articles of Merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Texas, in accordance with the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas, or at such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger (the "Effective Time").

        1.4    Articles of Incorporation and By-Laws.

        (a)   At the Effective Time and subject to the requirements of the provisions of Section 5.3, the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so that, instead of reading the same as Article I of the Articles of Incorporation of Sub, such Article shall read as follows: "The name of the corporation is Gexa Corp.", and as so amended such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws.

        (b)   At the Effective Time, and subject to the requirements of the provisions of Section 5.3, the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that such By-laws of Surviving Corporation shall be amended as of the Effective Time so that all references to Sub in the By-laws of the Surviving Corporation shall be changed to refer to "Gexa Corp.", and as so amended such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws.

        1.5    Officers and Directors.    The directors of Sub and the executive officers of Sub shall be the directors and officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

        2.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of GEXA Common Stock or capital stock of Sub:

          (a)    Capital Stock of Sub.    Each share of common stock, par value $0.01 per share ("Sub Common Stock"), of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

          (b)    Exchange Ratio for GEXA Common Stock.    Each share of GEXA Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2, be converted by virtue of the Merger and without any action on the part of the holder thereof into and exchangeable for the right to receive a number of shares of validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share (the "FPL Group Common Stock"), of FPL Group equal to the quotient (rounded to four decimal points) (the "Exchange Ratio") obtained by dividing the GEXA Per Share Value by the Average Closing Date FPL Group Stock Price. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of GEXA Common Stock or FPL Group Common Stock are changed (in the case of GEXA, subject to the requirements of Section 4.2(a)) into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the provisions of this Section 2.1(b) and Section 2.3, below, shall be appropriately adjusted.

          (c)    Cancellation of Treasury Stock.    Each outstanding share of GEXA Common Stock held by GEXA as treasury stock shall be canceled, and no payment or distribution shall be made with respect thereto.

        2.2    Exchange of Certificates.

          (a)    Exchange Agent.    As of the Effective Time, FPL Group shall deposit with Computershare Investor Services, LLC or such bank or trust company or other transfer agent designated by FPL Group (the "Exchange Agent"), for the benefit of the holders of shares of GEXA Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of FPL Group Common Stock (such shares of FPL Group Common Stock and an estimated amount of cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as (the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of GEXA Common Stock.

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, FPL Group shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GEXA Common Stock (the "Certificates") whose shares were converted into the right to receive shares of FPL Group Common Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as are usual and customary as FPL Group may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FPL Group Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FPL Group, together with such letter of transmittal and such other documents as may be required by the Exchange Agent, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FPL Group Common Stock and cash in lieu of any fractional share of FPL Group Common Stock, plus any dividends, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of GEXA Common Stock which is not registered in the transfer records of GEXA, a certificate representing the proper number of shares of FPL Group Common Stock may be issued to a transferee, if the Certificate representing such GEXA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FPL Group Common Stock and cash in lieu of any fractional shares of FPL Group Common Stock as contemplated by Section 2.2 (e). Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of FPL Group Common Stock issued in exchange therefor, without interest, (x) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FPL Group Common Stock to which such holder is entitled pursuant to Section 2.2(e); (y) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FPL Group Common Stock and (z) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FPL Group Common Stock. Notwithstanding any provision in this Section 2.2 to the contrary, shares of FPL Group Common Stock may be issued and delivered by direct registration and transaction advices for shares issued without certificates.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to FPL Group Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FPL Group Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate.

          (d)    No Further Ownership Rights in GEXA Common Stock.    All shares of FPL Group Common Stock issued upon the surrender for exchange of shares of GEXA Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GEXA Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of GEXA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)    No Fractional Shares.    No certificates or scrip representing fractional shares of FPL Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of FPL Group. Notwithstanding any other provision of this Agreement, each holder of shares of GEXA Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FPL Group Common Stock (after taking into account all Certificates delivered by such holder) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Average Closing Date FPL Group Stock Price.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the stockholders, option holders or warrant holders of GEXA for six (6) months after the Effective Time shall, upon demand, be delivered to FPL Group, and any stockholders of GEXA who have not theretofore complied with this Article II shall thereafter look only to FPL Group for payment of their claim for FPL Group Common Stock, cash in lieu of fractional shares and any dividends or distributions with respect to FPL Group Common Stock.

          (g)    No Liability.    To the fullest extent permitted by Law, neither FPL Group nor GEXA shall be liable to any holder of shares of GEXA Common Stock or FPL Group Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)    Withholding Rights.    FPL Group or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of GEXA Common Stock, such amounts as FPL Group or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FPL Group or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of GEXA Common Stock in respect of which such deduction and withholding was made by FPL Group or the Exchange Agent.

          (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FPL Group or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as FPL Group or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall exchange, in respect of such lost, stolen or destroyed Certificate, the shares of FPL Group Common Stock.

        2.3    Stock Options and Warrants.

          (a)   At the Effective Time, each outstanding option to purchase shares of GEXA Common Stock that is listed in Section 2.3(a) of the Disclosure Schedule (a "Stock Option") and each outstanding warrant to purchase shares of GEXA Common Stock that is listed in Section 2.3(a) of the Disclosure Schedule (a "Warrant"), in each case, whether vested or unvested, shall be assumed by FPL Group. At the Effective Time, each Stock Option and Warrant shall be deemed, without further action on the part of FPL Group or the holders of such Stock Options or Warrants, to constitute an option or warrant, as applicable, to acquire, on the same terms and conditions as were applicable under such Stock Option or Warrant (except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated hereby including accelerated vesting of Stock Options and Warrants which shall occur by virtue of consummation of the Merger to the extent required with respect to the Stock Options and Warrants set forth in Section 3.1(c) of the GEXA Disclosure Schedule), shares of FPL Group Common Stock in such amount and at the exercise price provided below:

              (i)  the number of shares of FPL Group Common Stock to be subject to the Stock Option or Warrant shall be equal to the product (rounded to four decimal points) of (x) the number of shares of GEXA Common Stock subject to the Stock Option or Warrant and (y) the Exchange Ratio;

             (ii)  the exercise price per share of each Stock Option or Warrant shall be an amount (rounded to the nearest $0.01) equal to (x) the exercise price per share of GEXA Common Stock subject to such Stock Option or Warrant divided by (y) the Exchange Ratio; and

            (iii)  in accordance with the terms of the Stock Option Agreements under which the Stock Options were issued or the Warrant Agreements under which the Warrants were issued, fractional shares of any assumed Stock Options or Warrants resulting from the adjustments set forth in this Section 2.3(a) shall be eliminated.

          Notwithstanding the foregoing, in the case of all Stock Options, the exercise price, the number of shares purchasable pursuant to such Stock Option and the terms and conditions of exercise of such Stock Option shall be effected in a manner consistent with the requirements of sections 424(a) and (h) of the Code.

          (b)   As soon as practicable after the Effective Time, FPL Group shall deliver to the holders of Stock Options and Warrants appropriate notices setting forth such holders' rights pursuant to the respective Stock Option Agreements and Warrant Agreements and that such Stock Options and

  Warrants and the related Stock Option Agreements and Warrant Agreements shall be assumed by FPL Group and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger). To the extent required by the terms of any Stock Option Agreement or Warrant Agreement, GEXA shall provide in a timely fashion to the holders thereof any notice required as a result of this Agreement or the transactions contemplated hereby.

          (c)   FPL Group shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FPL Group Common Stock for delivery upon exercise of the Stock Options and Warrants assumed in accordance with this Section 2.3. No later than the Effective Time, FPL Group shall prepare and file a registration statement or registration statements on the appropriate form or forms with respect to the shares of FPL Group Common Stock subject to such Stock Options and Warrants (including an amendment to any of FPL Group's then existing registration statements, including the Registration Statement) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options and warrants remain outstanding and cause such shares to be listed on NYSE (or such other exchange on which the FPL Group Common Stock is listed) upon issuance.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GEXA AND FPL GROUP

        3.1    Representations and Warranties of GEXA.    GEXA hereby represents and warrants to the FPL Parties as follows:

          (a)    Organization, Standing and Corporate Power; Subsidiaries.    GEXA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, each of the Subsidiaries of GEXA is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, each of GEXA and its Subsidiaries has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, and each of GEXA and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure of any such qualifications would not (individually or in the aggregate) adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect. Section 3.1(a) of the GEXA Disclosure Schedule delivered to FPL Group by GEXA on the date hereof (the "GEXA Disclosure Schedule") sets forth a true and complete list of all of GEXA's Subsidiaries, including (x) the jurisdiction of incorporation or organization of each such Subsidiary and (y) the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by GEXA and/or another Subsidiary of GEXA, as the case may be. Except as set forth on Section 3.1(a) of the GEXA Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries of GEXA are duly authorized, validly issued, fully paid and nonassessable and are owned (of record and beneficially) by GEXA and/or another Subsidiary of GEXA free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound. Other than as set forth in Section 3.1(a) of the GEXA Disclosure Schedule or in the GEXA SEC Documents, GEXA does not directly or indirectly own any material equity interest in any Person.

          (b)    Articles of Incorporation and By-Laws.    Complete and correct copies of the Articles of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of GEXA and each of its Subsidiaries have been delivered to FPL Group prior to the date hereof. The Articles of Incorporation, By-laws and equivalent organizational documents of GEXA and each of its Subsidiaries are in full force and effect. Neither GEXA nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation, By-laws or equivalent organizational documents.

          (c)    Capitalization.    As of the date hereof, the authorized capital stock of GEXA consists of (i) 75,000,000 shares of GEXA Common Stock of which, (A) 10,063,160 shares are issued and outstanding (which includes all shares issued and required to be issued to the stockholders of GEXA Gold and all shares of restricted Stock, whether vested or unvested), all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) 13,847 shares are held in the treasury of GEXA, and (C) 3,697,583 shares are reserved for future issuance for the exercise of Stock Options and Warrants with a term and exercise price, vesting schedule and other material terms set forth in Section 3.1(c) of the GEXA Disclosure Schedule, and (ii) 2,500,000 shares of preferred stock, par value $0.05 per share, of GEXA of which none is issued and outstanding. The representations and warranties set forth in the prior sentence shall also be true and correct as of the Closing Date except that there may be a decrease in the number of shares set forth in (C) as a result of the exercise of Stock Options or Warrants between the date of this Agreement and the Closing Date, provided that there is an equivalent increase to the number of Shares set forth in (A) as a result of such exercises. Section 3.1(c) of the GEXA Disclosure Schedule includes an accurate, full and complete list of each Stock Option, Warrant, Stock Option Agreement and Warrant Agreement. Except as described in this Section 3.1(c) or in Section 3.1(c) of the GEXA Disclosure Schedule, no shares of the capital stock or other equity securities of GEXA are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character (including, without limitation, obligations to issue shares as the deferred purchase price for acquisitions of stock or assets of third parties or as consideration in connection with any financing) with respect to GEXA's securities and to which GEXA or any of its Subsidiaries is a party or which it is bound, including without limitation those (i) obligating GEXA or any of its Subsidiaries to grant, issue or sell any shares of capital stock or other equity securities or ownership interests of GEXA or any of its Subsidiaries or securities convertible into or exchangeable for any of the foregoing, or (ii) accelerating the vesting with respect to any equity interest underlying any such options, warrants, rights, agreements, arrangements or commitments or with respect to voting of any GEXA securities. GEXA and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of GEXA on any matter. Other than as contemplated by this Agreement or as set forth in Section 3.1(c) of the GEXA Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of GEXA or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of capital stock or other equity securities or ownership interests of GEXA or any of its Subsidiaries.

          (d)    SEC Documents; Financial Statements.    The forms, reports, schedules, registration statements and proxy statements filed by GEXA with the SEC since January 1, 2001, through the day prior to the date of this Agreement (as such documents have since the time of their filing been amended or supplemented through such prior day, the "GEXA SEC Documents"), are all the documents (other than preliminary material) that GEXA was required to file with the SEC during such period and, as of the Closing Date, the GEXA SEC Documents, together with the forms, reports, schedules, registration statements and the proxy statement filed by GEXA with the SEC after the date of this Agreement until the Closing Date (as such documents have since the time of their filing and until the Closing Date been amended or supplemented, the "Interim GEXA SEC Documents"), are all the documents (other than preliminary material) that GEXA was required to file with the SEC from January 1, 2001 until the Closing Date. Except as set forth on Section 3.1(d) of the GEXA Disclosure Schedule, as of their respective filing dates (or if amended, as of the date of its last amendment), the GEXA SEC Documents (other than preliminary material) and, as of the Closing Date, the GEXA SEC Documents and the Interim GEXA SEC Documents, complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder applicable to such GEXA SEC Documents and Interim GEXA SEC Documents and none of the GEXA SEC Documents and Interim GEXA SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) as of such filing or amendment dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything set forth in this Section 3.1(d) to the contrary, GEXA makes no representation or warranty with respect to any information provided by the FPL Parties or its Agents, for inclusion or incorporation by reference in the Proxy Statement. The historical financial statements of GEXA included in the GEXA SEC Documents and, as of the Closing Date, in the GEXA SEC Documents and the Interim GEXA SEC Documents, comply in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, and such financial statements, and the GEXA Unaudited Financial Statements provided to the FPL Parties prior to the date of this Agreement and, when filed with the SEC, the GEXA Audited Financial Statements, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the GEXA Unaudited Financial Statements, the absence of cash flow statements, statements of stockholders equity and related footnotes and, in the case of interim unaudited financial statements, normal period-end adjustments none of which, individually or in the aggregate, was material or as otherwise permitted by the Exchange Act) and fairly present in all material respects the consolidated financial position of GEXA and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (e)    Authority.    GEXA has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of GEXA. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GEXA (including without limitation pursuant to Article 13.03 of the Texas Business Combination Law (the "TBCL")) and no other corporate proceedings on the part of GEXA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of GEXA. This Agreement has been duly and validly executed and delivered by GEXA and constitutes a valid and binding obligation of GEXA enforceable against GEXA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors' rights generally and to general equitable principles. The GEXA Board of Directors has approved the Voting Agreement and the transactions contemplated thereby for purposes of Article 13.03 of the TBCL.

          (f)    Compliance with Applicable Laws; Permits.    Except as set forth in Section 3.1(f) of the GEXA Disclosure Schedule, neither GEXA nor any of its Subsidiaries is in violation of or has been given written notice of any violation of any Laws except for violations that would not, individually or in the aggregate, result in a Material Adverse Effect as to GEXA. Except as set forth in Section 3.1(f) of the GEXA Disclosure Schedule, GEXA and its Subsidiaries hold all GEXA Permits. GEXA and its Subsidiaries are in compliance with all and not in violation of any terms of the GEXA Permits, except for failures to comply or violations that would not, individually or in the aggregate, result in a Material Adverse Effect as to GEXA. All PUC licenses and registrations (and similar licenses and registrations for each GEXA Subsidiary with respect to the jurisdictions in which each operate and conduct business) included in the GEXA Permits are set forth in Section 3.1(f) of the GEXA Disclosure Schedule. Other than as disclosed in Section 3.1(f) of the GEXA Disclosure Schedule, neither GEXA nor any of its Subsidiaries, has received notice of any pending employee claims alleging violation of federal or state laws prohibiting discrimination or sexual harassment or any other charges reportable to the Equal Employment Opportunity Commission or comparable state human rights or equal employment opportunity agencies. Except as set forth in Section 3.1(f) of the GEXA Disclosure Schedule, no investigation or review by any Governmental Entity with respect to GEXA or any of its Subsidiaries is pending or, to the knowledge of GEXA, threatened.

          (g)    Government Approvals; Required Consents.

              (i)  No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of GEXA or any of its Subsidiaries is required in connection with the execution or delivery by GEXA of this Agreement, the consummation by GEXA of the transactions contemplated hereby or compliance by GEXA with the provisions hereof, other than (A) the filing of the Articles of Merger with the Secretary of State of the State of Texas in accordance with the TBCA, (B) filings with the SEC and the NASDAQ in connection with the Merger and the Stockholders' Meeting to approve this Agreement, (C) filings under state securities or "Blue Sky" laws, (D) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (E) filing with the PUC of an amendment application regarding the change of ownership of GEXA with respect to its retail electric provider license and, if required by the PUC, filing of an application for recertification, (F) as otherwise set forth in Section 3.1(g) of the GEXA Disclosure Schedule and (G) such other consents, approvals, authorizations, declarations, filings or notices that would not, if not obtained or made, adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect, either individually or in the aggregate (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (G) being referred to as "GEXA Governmental Approvals").

             (ii)  No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) is required in connection with the execution or delivery by GEXA of this Agreement, consummation by GEXA of the transactions contemplated hereby or compliance by GEXA with the provisions hereof, other than as set forth in Section 3.1(g) of the GEXA Disclosure Schedule, except for any such violations, breaches, modifications, defaults, terminations, cancellations or accelerations that would not adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect (either individually or in the aggregate), (collectively, the "GEXA Third Party Consents").

          (h)    Non-Contravention.    The execution and delivery of this Agreement by GEXA does not, and the consummation of the transactions contemplated hereby and compliance by GEXA with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Articles of Incorporation or By-laws or equivalent or comparable organizational documents, in each case as amended and/or restated, of GEXA or any of its Subsidiaries; (ii) if the GEXA Third Party

  Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any contract, agreement (including without limitation any Customer Contract), indenture, note, bond, loan, mortgage, deed of trust, security agreement, lease, instrument, license, permit, concession, franchise, commitment or any other understanding, commitment or binding arrangement, whether oral or written (collectively, "Contracts") to which GEXA or any of its Subsidiaries is a party or by or to which any of them or any of their assets or properties may be bound or subject, or result in the creation of any Lien upon the properties of GEXA or any of its Subsidiaries in each case pursuant to the terms of any such Contract, except for any such violations, breaches, modifications, defaults, terminations, cancellations or accelerations that would not adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect (either individually or in the aggregate); (iii) if the GEXA Governmental Approvals are obtained, result in any violation of any law, statute, regulation, order, writ, judgment or decree of any Governmental Entity applicable to GEXA; or (iv) if the GEXA Governmental Approvals and the GEXA Third Party Consents are obtained, result in the violation, revocation or suspension of any GEXA Permit.

          (i)    Litigation.    Except as set forth in Section 3.1(i) of the GEXA Disclosure Schedule or as described in the GEXA SEC Documents, there are no claims, suits, actions, proceedings, hearings, inquiries, arbitrations, mediations or similar events or matters pending or, to the knowledge of GEXA, threatened against, relating to or affecting GEXA or any Subsidiary of GEXA, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GEXA or any Subsidiary of GEXA which prohibits the consummation of the Merger or that would result in a Material Adverse Effect as to GEXA, either individually or in the aggregate.

          (j)    Taxes and Related Tax Matters.

              (i)  Except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, all Taxes, including amounts required to be paid with respect to Taxes as a result of any tax sharing agreement or similar arrangement ("Tax Sharing Agreement Amounts"), shown as due and owing on all Tax Returns of GEXA and its Subsidiaries (or any of them), have been timely paid or adequate provisions on their books in accordance with GAAP have been made with respect thereto,

             (ii)  GEXA and its Subsidiaries have made adequate provisions, in accordance with GAAP, on their books for all unpaid Taxes payable by GEXA and its Subsidiaries for which no Tax Return has yet been filed and the charges, accruals and reserves for Taxes with respect to GEXA and its Subsidiaries reflected on the financial statements referred to in Section 3.1(d) above are or will be adequate under GAAP to cover the Tax liabilities accruing through the date thereof,

            (iii)  Neither GEXA nor any of its Subsidiaries is liable for any Tax imposed on any entity (other than Taxes imposed on GEXA or its Subsidiaries), including as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction), as a transferee, successor or by contract,

            (iv)  Except as provided in Section 3.1(j) of the GEXA Disclosure Schedule, all Tax Returns required to be filed by or with respect to GEXA and its Subsidiaries (or any of them) have been timely filed. All Tax Returns required to be filed by or with respect to GEXA and its Subsidiaries (or any of them) have been prepared and timely filed, in a manner consistent with prior years and applicable Laws. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of GEXA or any of its Subsidiaries or payment of any Tax of GEXA or any of its Subsidiaries, required to be filed or paid. All such Tax Returns of GEXA and any of its Subsidiaries are complete and accurate in all material respects, and

             (v)  With respect to all Tax Returns filed by or with respect to GEXA and any of its Subsidiaries, (A) except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, no audit is in progress and no extension of time has been executed with respect to any date on which any material Tax Return was or is to be filed; (B) except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) except as set forth in Section 3.1(j), there is no action, suit, proceeding, audit or claim pending or, to GEXA's knowledge, threatened against or with respect to GEXA or any of its Subsidiaries where there is a reasonable possibility of an adverse determination.

            (vi)  Except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, neither GEXA nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

           (vii)  Neither GEXA nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code, (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (viii)  None of GEXA and its Subsidiaries will be required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of state, local or foreign law) as a result of or after consummation of the Merger by result of transactions, events or accounting methods arising or employed prior to the Closing.

            (ix)  Neither GEXA nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a "listed transaction" as defined in the U.S. Treasury Regulations promulgated under Section 6011 of the Code.

             (x)  GEXA has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (k)    Certain Agreements.    Except as set forth in Section 3.1(k), and/or Section 3.1(l) of the GEXA Disclosure Schedule, and except for this Agreement, as of the date of this Agreement, neither GEXA nor any of its Subsidiaries is a party to any oral or written (i) agreement with any executive officer or other key employee of GEXA or any Subsidiary of GEXA the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving GEXA of the nature contemplated by this Agreement, or agreement with respect to any executive officer of GEXA providing any term of employment or compensation guarantee (x) extending for a period longer than one year after the Closing Date or (y) for the payment of in excess of $25,000 per annum or (ii) plan, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l)    Employee Benefits.

              (i)  Section 3.1(l) of the GEXA Disclosure Schedule lists all pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which GEXA or any of its ERISA Affiliates is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option or other equity-based compensation, bonus, incentive, vacation pay, severance pay, Code Section 125 "cafeteria" or "flexible benefit" plan, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, all employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee welfare benefit plans as defined in Section 3(1) of ERISA), (A) under which current or former employees of GEXA or any of its ERISA Affiliates are entitled to participate by reason of their employment with GEXA or any of its Subsidiaries, whether or not any of the foregoing is funded, whether insured or self-funded, and with respect to which GEXA or any of its ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which GEXA or any of its ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which GEXA or any of its ERISA Affiliates otherwise may have any liability as described in Section 3.1(l) of the GEXA Disclosure Schedule, (the "Employee Benefit Plans"). For each Employee Benefit Plan, GEXA has provided or made available, where applicable, true and correct copies of all plan documents, summary plan descriptions, determination letters, and the three most recent Forms 5500, including financial statements where applicable.

             (ii)  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, GEXA, its ERISA Affiliates and, to their knowledge, any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with such Plans' terms and with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including the reporting and disclosure requirements of Part 1 of Title I of ERISA and the Code, in a timely and accurate manner, such that no penalties have been or are reasonably expected to be imposed on GEXA or its ERISA Affiliates, and no material penalties may be imposed on FPL Group under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts.

            (iii)  For purposes of this Agreement, "ERISA Affiliates" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, GEXA or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code. Section 3.1(l) of the GEXA Disclosure Schedule lists all ERISA Affiliates of GEXA or any of its Subsidiaries. For the purposes of the definition of Subsidiary in this Section 3.1(l), the percentage of eighty percent (80%) shall be substituted for the percentage of fifty percent (50%) in the definition provided herein.

            (iv)  With respect to the Benefit Plans or Employee Benefit Plans as indicated herein:

              (A)  None of the Benefit Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA or a "defined benefit plan" as such term is defined in Section 3(35) of ERISA. Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, each of the Employee Benefit Plans that is subject to ERISA is and has at all times been in material compliance (both in form and operation) with ERISA, the Code and all other applicable Laws; each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter that the plan complies with the Tax Reform Act of 1986, as amended, pursuant to a request which accurately described such plan, and has been administered and operated substantially in accordance with all applicable Laws so as to maintain such qualification.

              (B)  All material contributions or other material amounts payable by GEXA or any of its ERISA Affiliates through the Effective Time with respect to each Employee Benefit Plan in respect of current or prior plan years have been or will be (prior to or at the Effective Time) either paid or accrued on GEXA's regularly prepared financial statements.

              (C)  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, there are no pending, or to GEXA's knowledge, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trust related thereto or, to the knowledge of GEXA, by, on behalf of or against any fiduciary of such plans.

             (v)  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of GEXA or any of its ERISA Affiliates: (A) entitle any individual to severance pay; (B) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual under any Employee Benefit Plan; or (C) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" under Code Section 280G(b)(1).

            (vi)  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, each Employee Benefit Plan may be amended or terminated in accordance with applicable Laws and its terms on or at any time after the Effective Time.

           (vii)  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, (A) neither GEXA nor any of its ERISA Affiliates has or will have any liability or obligation under any Employee Benefit Plan which provides medical or death benefits with respect to current or former employees of GEXA or any of its Subsidiaries beyond their termination of employment (other than coverage mandated by law); and (B) each of GEXA, its Subsidiaries and their respective ERISA Affiliates which maintains a "group health plan," within the meaning of Sections 601 et seq. of ERISA ("COBRA"), has materially complied with the notice and health care continuation requirements of COBRA.

          (viii)  No "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a material amount of tax, penalty or other amount may reasonably be expected to be imposed on GEXA or any of its ERISA Affiliates.

            (ix)  Except as set forth in Section 3.1(l)(ix) of the GEXA Disclosure Schedule, no material violation of ERISA has occurred with respect to the filing of applicable reports, documents and notices regarding any Employee Benefit Plan with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of any Employee Benefit Plan.

             (x)  Any bonding required with respect to any Employee Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

            (xi)  None of GEXA or any of its ERISA Affiliates, or any organization with respect to which any such entity is a successor or parent corporation, within the meaning of

    Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA.

           (xii)  No liability under any Employee Benefit Plan that is a pension benefit plan as defined in Section 3(2) of ERISA has been funded or satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by each other nationally recognized rating agency.

          (xiii)  To GEXA's knowledge, there has been no "mass layoff" or "plant closing," as each such term is defined in the WARN Act, with respect to the employees of GEXA or any of its Subsidiaries, with respect to which there is any current liability to such employees under WARN Act.

          (xiv)  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, none of GEXA, its Subsidiaries or, to GEXA's knowledge, their respective clients is a party to any collective bargaining or other labor union contract. To GEXA's knowledge, there are no union organization attempts underway with respect to any employees of GEXA, any of its Subsidiaries or any of their respective clients. There is no pending or, to the knowledge of GEXA, threatened labor dispute, strike or work stoppage involving such employees. To the knowledge of GEXA, neither GEXA nor any of its Subsidiaries nor any of their respective clients has committed any unfair labor practices (as defined in the National Labor Relations Acts of 1947, as amended) in connection with the operation of its business, and except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, there is no pending or, to the knowledge of GEXA, threatened charge or complaint against GEXA or any of its Subsidiaries or any of their respective clients by the National Labor Relations Board or any comparable state or local agency.

          (m)    Contracts.    Excluding any Benefit Plans, Section 3.1(m) of the GEXA Disclosure Schedule sets forth a list, as of the date of this Agreement, of the Contracts to which either GEXA is a party or by which any of its assets may be bound (collectively, the "Material Contracts"):

              (i)  Contracts for the purchase of electric power or ancillary services or, in the case of confirmations for the purchase of power pursuant to the Master Power Purchase and Sale Agreement between GEXA and TXU Portfolio Management Company LP dated January 8, 2002, as amended, a schedule representing all forward power purchase obligations as of February 4, 2005, with respect to such confirmations;

             (ii)  Contracts for the transmission of electric power;

            (iii)  As of the date of this Agreement, each Customer Contract with the one-hundred highest revenue producing customers of GEXA and its Subsidiaries for the thirty day period ending March 7, 2005;

            (iv)  Other than Contracts of the nature addressed by Section 3.1(m)(i) - (iii), Contracts (A) for the sale of any asset of GEXA or any of its Subsidiaries, or (B) that grant a right or option to purchase any asset of GEXA or any of its Subsidiaries, other than in each case Contracts entered into in the ordinary course of business relating to assets with a value of less than $10,000 individually or $100,000 in the aggregate;

             (v)  Other than Contracts of the nature addressed by Section 3.1(m)(i) - (iii), Contracts for the provision or receipt of goods or services requiring future payments in excess of $25,000 individually or $500,000 in the aggregate;

            (vi)  Contracts under which GEXA or any of its Subsidiaries has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or any Contracts under which there has been imposed a Lien on any of GEXA's or its Subsidiaries' assets, tangible or intangible;

           (vii)  Outstanding agreements of guaranty, surety or indemnification (excluding indemnification obligations set forth in Contracts arising in the ordinary course of business), direct or indirect, or performance bonds or letters of credit issued or posted, by or otherwise obligating, as applicable, GEXA or any of its Subsidiaries;

          (viii)  Contracts between GEXA and any of its Subsidiaries, officers, directors or stockholders ("Affiliate Contracts");

            (ix)  Employment Contracts and consulting agreements providing annual compensation in excess of $75,000 and which are not cancelable without penalty or termination obligations by GEXA on notice of 90 days or less;

             (x)  Outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power or securities;

            (xi)  Contracts that purport to limit GEXA's or any of its Subsidiaries freedom to compete in any line of business or in any geographic area and, in addition, Contracts that contain any standstill or non-solicitation agreements;

           (xii)  Certificates of incorporation, by-laws, partnership, joint venture or limited liability company agreements, or any other organizational documents pertaining to or otherwise concerning GEXA or its Subsidiaries;

          (xiii)  Contracts conveying, granting, leasing or assigning an interest in real or personal property to GEXA or any of its Subsidiaries with aggregate payments in excess of $50,000;

          (xiv)  Any Tax abatement Contract or other Contract pursuant to which a Governmental Authority has granted any Tax concession to a Company or related to the assets of GEXA or any of its Subsidiaries; and

           (xv)  Any Stock Option Agreements, Warrant Agreements, restricted stock agreements, registration right agreements or other Contracts to which GEXA or its Subsidiaries are a Party or by which any of them are bound that pertain to or otherwise concern securities.

  GEXA has provided the FPL Parties with true and complete copies of all Material Contracts. Each of the Material Contracts is in full force and effect in all material respects and constitutes a valid and binding obligation of GEXA and, to GEXA's knowledge, of the other parties thereto and is enforceable against the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors' rights generally and to general equitable principals. Neither GEXA nor any of its Subsidiaries is in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Contract to which GEXA or any of its Subsidiaries is a party or by which either of them is bound or to which any of the assets of GEXA or any of its Subsidiaries is subject, other than as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect as to GEXA. If the GEXA Third Party Consents are obtained, the consummation of the transactions contemplated by this Agreement do not and will not conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Material Contract.

          With respect to any Customer Contract to which GEXA or any of its Subsidiaries is a party, whether or not such agreement is currently in effect, Section 3.1(m) of the GEXA Disclosure

  Schedule sets forth as of the date hereof (i) each pending claim in writing for breach of contract or failure of performance in excess of $15,000 which was made against GEXA or any of its Subsidiaries from January 1, 2003 through the date hereof and (ii) each claim for breach of contract or failure of performance made against GEXA or any of its Subsidiaries from January 1, 2003 through the date hereof which was settled and in connection with such settlement, GEXA or any of its Subsidiaries were required to pay an amount in excess of $15,000. In addition, the aggregate pending claims for breach of contract or failure of performance made against GEXA or any of its Subsidiaries as of the date hereof do not exceed $200,000 in the aggregate, and each claim for breach of contract or failure of performance made against GEXA or any of its Subsidiaries from January 1, 2003 through the date of this Agreement that was settled for payments by GEXA and its Subsidiaries that do not exceed $100,000 in the aggregate. With respect to subsection (m)(i), above, since the date of the schedule referenced therein, GEXA and its Subsidiaries have not made any additional purchases of electric power other than in the ordinary course of business consistent with past practices and in compliance with its balancing policy set forth in the resolution of GEXA's board of directors dated August 26, 2004.

          (n)    Environmental Matters.

              (i)  Except for matters that are specifically disclosed in Section 3.1(n) of the GEXA Disclosure Schedule, (i) GEXA and its Subsidiaries comply in all material respects, and within all applicable statutes of limitations periods have complied, with all applicable Environmental Laws (as defined in Section 3.1(n)(ii) below); (ii) neither GEXA nor its Subsidiaries are subject to any material liability for any Hazardous Material disposal or contamination on any property; (iii) neither GEXA nor any of its Subsidiaries are subject to any material liability for any release of, or any exposure of any person or property to, any Hazardous Material; (iv) neither GEXA nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that GEXA or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (v) neither GEXA nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by, or other arrangements with, any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Material; and (vi) there are no circumstances or conditions involving GEXA or any of its Subsidiaries that could reasonably be expected to cause GEXA or any of its Subsidiaries to become subject to any material claims, liability, investigations or costs, or to restrictions on the ownership, use or transfer of any property of GEXA or any of its Subsidiaries, pursuant to any Environmental Law.

             (ii)  As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, preservation, investigation, remediation or restoration of environmental quality, health and safety, or natural resources, (B) release, storage, disposal or contamination in connection with or otherwise concerning Hazardous Materials, or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          (o)    Absence of Certain Changes of Events.    Except as set forth in Section 3.1(o) of the GEXA Disclosure Schedule, as disclosed in the GEXA SEC Documents, or as contemplated by this Agreement, since December 31, 2004, GEXA and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of GEXA's capital stock, or any repurchase, redemption or other acquisition by GEXA or any of its Subsidiaries of any outstanding shares of capital stock or other securities of GEXA; (ii) any return of any capital or other distribution of assets to stockholders of

  GEXA; (iii) any material investment by GEXA or any of its Subsidiaries either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (iv) except as permitted by Section 4.2(a)(v), any sale, disposition or other transfer of assets or properties of GEXA or its Subsidiaries (other than the sale of electricity in the ordinary course of business) in excess of $25,000 individually or $100,000 in the aggregate; (v) any loss or interference with the business of GEXA and its Subsidiaries from fire, explosion, flood or other calamity, whether or not covered by insurance, or from labor dispute or action, order or decree of any Governmental Entity which would result in a Material Adverse Effect as to GEXA; (vi) through the date of this Agreement, any split in GEXA's capital stock, combination, subdivision or reclassification of any GEXA capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of GEXA's capital stock; (vii) through the date of this Agreement, any amendment of any term of any outstanding GEXA security; or (viii) through the date of this Agreement, any change by GEXA or its Subsidiaries in financial accounting principles, practices or methods, except as required by GAAP or by a change of Law.

          (p)    Information Supplied.    None of the information supplied or to be supplied by GEXA for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by FPL Group in connection with the issuance of shares of FPL Group Common Stock in the Merger (the "Registration Statement") and (ii) the proxy statement to be filed with the SEC by GEXA in connection with the meeting of the GEXA stockholders called in connection with the Merger (the "Proxy Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the GEXA stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

          (q)    Real Estate.

              (i)  Neither GEXA nor its Subsidiaries owns any real property.

             (ii)  Section 3.1(q) of the GEXA Disclosure Schedule sets forth all material leases, subleases, licenses or other agreements under which GEXA or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "GEXA Real Property Leases"). GEXA has valid leasehold interests under such GEXA Real Property Leases free and clear of all Liens imposed as a result of any actions or omissions by GEXA or any of its Subsidiaries, other than for current taxes not yet due and statutory landlord liens. Except as disclosed in the GEXA SEC Documents, neither GEXA, its Subsidiaries nor, to GEXA's knowledge, any other party to such GEXA Real Property Leases, are in default or breach in any material respect under the terms of such GEXA Real Property Leases and, to GEXA's knowledge, there does not exist any condition, event or act which with notice or lapse of time or both would constitute such a default.

          (r)    Intellectual Property.

              (i)  GEXA or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, computer software programs or applications, and other material know-how, tangible or intangible proprietary information or material that are used in the business of GEXA and its Subsidiaries as currently conducted.

             (ii)  GEXA is not, nor will it be as a result of the consummation of the Merger and the transactions contemplated by this Agreement or the performance of its obligations hereunder, in violation in any material respect regarding any licenses, sublicenses and other agreements as to which GEXA is a party and pursuant to which GEXA is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by GEXA or any of its Subsidiaries (the "GEXA Intellectual Property Rights"), any trade secret material to GEXA, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through GEXA or any of its Subsidiaries, are currently pending or, to the knowledge of GEXA, are threatened by any Person. Except as would not reasonably be expected to have a Material Adverse Effect as to GEXA, GEXA does not know of any valid grounds for any bona fide claims (A) against the use by GEXA or any of it Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of GEXA or any of its Subsidiaries as currently conducted or as proposed to be conducted; (B) challenging the ownership, validity or effectiveness of any of GEXA Intellectual Property Rights or other trade secret material to GEXA; or (C) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by GEXA or any of its Subsidiaries.

            (iii)  To GEXA's knowledge, (A) all patents, registered trademarks, service marks and copyrights held by GEXA are valid and subsisting and (B) there is no unauthorized use, infringement or misappropriation of any of the GEXA Intellectual Property by any third party, including any employee or former employee of GEXA or any of its Subsidiaries.

          (s)    Accounts Receivable.    The accounts receivable of GEXA and its Subsidiaries as reflected in the December 31, 2004, unaudited financial statements provided to Holdings (the "GEXA Unaudited Financial Statements"), and, as of the Closing Date, the December 31, 2004, audited financial statements (the "GEXA Audited Financial Statements"), to the extent uncollected on the date hereof (or, as of the Closing Date with respect to the Certificate described in Section 6.2(a)) (i) have arisen in the ordinary course of business of GEXA and its Subsidiaries and (ii) subject only to reserves for bad debts (including overbilling reserves) computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business of GEXA and its Subsidiaries in the aggregate recorded amounts shown in the GEXA Unaudited Financial Statements and, as of the Closing Date, the GEXA Audited Financial Statements. Section 3.1(s) of the GEXA Disclosure Schedule sets forth a summary accounts receivable report as of the date set forth in such schedule listing all accounts receivable of GEXA and its Subsidiaries reflecting the aging thereof in the following intervals (except as otherwise noted in Section 3.1(s) of the GEXA Disclosure Schedule): 0-30 days, 31-60 days, 61-90 days, 91-120 days and greater than 120 days.

          (t)    Customers.    Section 3.1(t) of the GEXA Disclosure Schedule sets forth a list, as of the date set forth in such schedule, of (i) the one hundred (100) customers of GEXA and its Subsidiaries that generated the highest total revenues during the one month period ended February 28, 2005, and the past due amount thereof as of February 28, 2005 (if any), and (iii) confirmation of whether a written agreement exists between GEXA or any of its Subsidiaries and each such customer, the effective date and term of each such written agreement and whether, with respect to the top 25 of such 100 customers, a full, complete and accurate copy of each such agreements (as amended) has been provided to FPL Parties. Attached to the GEXA Disclosure Schedule as Exhibit 3.1(t) are the forms of Customer Contracts that are used by GEXA with respect to its residential and commercial Contracts and each of GEXA's Customer Contracts are, except as set forth in Section 3.1(t) of the GEXA Disclosure Schedule, substantially in the forms attached thereto except to the extent such nonconformance would not result in a Material Adverse Effect as to GEXA. To the knowledge of GEXA, the relationships of GEXA and its Subsidiaries with such customers are good commercial working relationships and, except as set forth in Section 3.1(t) of the GEXA Disclosure Schedule, no Person listed on Section 3.1(t) of the GEXA Disclosure Schedule within the last twelve months has threatened in writing to cancel or otherwise terminate the relationship of such Person with GEXA or any of its Subsidiaries. As of March 26, 2005, GEXA had Customer Contracts for approximately 112,700 meters and as of such date GEXA had balanced all of its sales and purchase obligations with respect to such customers in accordance with GEXA's board of directors' policy set forth in the resolution dated August 26, 2004.

          (u)    Investment Company Act.    Each of GEXA and its Subsidiaries either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act") or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither GEXA nor any of its Subsidiaries is required to be registered under the Investment Company Act.

          (v)    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of GEXA is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for fees payable to the GEXA Financial Advisor pursuant to the Contract between GEXA and the GEXA Financial Advisor with respect to the transaction contemplated hereby (a true and correct copy of which has previously been provided to the FPL Parties), the fees and expenses of which will be paid by GEXA in accordance with GEXA's agreement with such firm.

          (w)    Vote Required.    The affirmative vote of two-third of the votes that the holders of the outstanding shares of GEXA Common Stock are entitled to cast with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of GEXA necessary to approve the Merger and the other transactions contemplated hereby.

          (x)    Opinion of Financial Advisor.    GEXA has received the oral opinion of the GEXA Financial Advisor (to be confirmed in writing with an opinion dated the date hereof) to the effect that, as of such date, the Merger consideration is fair to GEXA's stockholders, from a financial point of view, a copy of which written opinion will be delivered to FPL Group.

          (y)    Intentionally Omitted.

          (z)    Ownership of FPL Group Common Stock.    As of the date hereof, neither GEXA nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of FPL Group.

          (aa)    Appraisal Rights and Dissenters' Rights.    The stockholders of GEXA do not have appraisal or dissenters' rights in connection with the Merger.

          (bb)    Insurance.

              (i)  Section 3.1(bb) of the GEXA Disclosure Schedule sets forth the insurance policies maintained by GEXA and its Subsidiaries (the "Insurance Policies") and their respective coverage and renewal dates. All of such Insurance Policies are in full force and effect and neither GEXA nor any of its Subsidiaries is in material default with respect to its obligations under any of such insurance policies. No notice of cancellation or termination or rejection of any claim has been received by GEXA or any of its Subsidiaries with respect to any such Insurance Policy.

             (ii)  At no time has GEXA or any of its Subsidiaries (x) been denied any material insurance or indemnity bond coverage which it has requested, (y) made any material reduction in the scope or amount of its insurance coverage, or, except as set forth in Section 3.1(bb)(ii) of the GEXA Disclosure Schedule, received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.1(bb)(i) of the GEXA Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (z) suffered any extraordinary increase in premium for renewed coverage. Except as set forth in Section 3.1(bb)(ii) of the GEXA Disclosure Schedule, no insurance carrier has canceled, failed to renew or materially reduced any material insurance coverage for GEXA or any of its Subsidiaries or given any written notice, not renew or reduce any such coverage.

          (cc)    GEXA Gold.    Except as set forth in Section 3.1(cc) of the GEXA Disclosure Schedule, GEXA has no knowledge of any facts, events, circumstances, occurrences or omissions that would have, at the time of the failed merger transaction or purported Reincorporation Transaction, constituted or given rise to a material breach of any of the representations or warranties set forth in Section 3.1(f), (i), (j) and (n) assuming that all such representations and warranties had been made by Gexa Gold to GEXA at such time and without application of any of the exceptions or other provisions that are specifically applicable to GEXA or its Subsidiaries in such Sections. Except as set forth in Section 3.1(cc) of the GEXA Disclosure Schedule, (i) GEXA Gold did not (and has not) conducted any business activities since the issuance of the final bankruptcy order with respect to GEXA Gold.

          (dd)    Regulatory Matters.    Except as set forth in Section 3.1(dd) of the GEXA Disclosure Schedule, and without limiting the generality of any other representation or warranty set forth in this Section 3.1, GEXA (i) is currently the holder of a retail electric provider certificate from the PUC, (ii) is not in material violation of any of the requirements of the certificate; (iii) to the knowledge of GEXA, is not currently under investigation by the PUC for violation of PUC rules, including the customer protection rules; (iv) is in substantial compliance with the financial standards required by the PUC with respect to obligations to retail customers and the billing and collection of transition charges; (v) is in substantial compliance with all applicable renewable energy portfolio standards; (vi) is in substantial compliance with all applicable PUC customer protection requirements, disclosure requirements, marketing guidelines and anti-discrimination rules; (vii) has paid in full all invoiced charges by transmission and distribution utilities pursuant to the terms of the utilities' standard tariffs on file at the PUC; (viii) is a member of ERCOT in good standing; (ix) has no outstanding settlement disputes with ERCOT or expected financial liability to ERCOT that has not been disclosed to Holdings; (x) has registered with all municipalities requiring registration and in which they serve retail customers; (xi) has not defaulted or failed to file any required reports with the PUC or ERCOT, or that it has remedied any non-compliance; (xii) has no pending applications to materially change the terms of its REP certification, or to require it to provide Provider of Last Resort ("POLR") service; (xiii) has disclosed all pending bids or outstanding responses to request for proposals that would (if accepted) form a contractual obligation to any third party in excess of $25,000; (xiv) has either filed all required reports with the comptroller for refund of System Benefit Fund ("SBF") discounts or has not waived the right to refund from SBF; and (xv) has not undertaken actions in Texas that would cause it to be subject to regulation by FERC as an "electric utility". In addition, each of the GEXA Subsidiaries is in material compliance with the rules, regulations and requirements of the public utility commission and independent system operators (or similar state agencies) in the states in which each such Subsidiary conducts business.

          (ee)    PUHCA; Regulation as Utility.    Neither GEXA nor any of its Subsidiaries is (i) subject to regulation as a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a subsidiary or holding company or a "public utility company" under the Public Utility Holding Company Act of 1935, (ii) subject to regulation under the Federal Power Act, as amended, or (iii) subject to any state Law with respect to the rates or financial or organizational regulation of electric utilities. Neither GEXA nor any of its Subsidiaries owns or leases any generation, distribution or transmission assets

          (ff)    Full Disclosure; Absence of Undisclosed Liabilities; Material Adverse Effect.

              (i)  All documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, schedules (including Schedules to this Agreement), and exhibits delivered by or on behalf of GEXA or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby are accurate, complete and authentic in all material respects (excluding forecasts). No (I) representation or warranty (x) of GEXA contained in this Agreement, and (II) no certificate furnished by or on behalf of GEXA or any of its Subsidiaries to the FPL Parties pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. Section 3.1(ff) of the Disclosure Schedule sets forth, for each GEXA Designated Stockholder that is a party to the Voting Agreement, the record ownership as of the date of this Agreement based on inquiry of GEXA's stock transfer agent.

             (ii)  Except as disclosed in the GEXA Unaudited Financial Statements provided to the FPL Parties, neither GEXA nor any of its Subsidiaries has as of the date of this Agreement (and as of the Closing Date) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which, (A) were incurred in the ordinary course of business after December 31, 2004, (B) were incurred in connection with the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby, or (C) would not, individually or in the aggregate, result in a Material Adverse Effect as to GEXA.

          (gg)    Material Adverse Change.    As of the date of this Agreement, since December 31, 2004, there has not been a Material Adverse Change.

        3.2    Representations and Warranties of FPL Group and Sub.    Each of FPL Group, Holdings and Sub, jointly and severally, represent and warrant to GEXA as of the date hereof and on the Closing Date (unless otherwise indicated) as follows:

          (a)    Organization, Standing and Corporate Power; Subsidiaries.    Each of FPL Group and Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of FPL Group, Holdings and Sub have all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted.

          (b)    Certificate of Incorporation and By-Laws or Equivalent Organizational Documents.    Complete and correct copies of the Certificate or Articles of Incorporation and By-laws of FPL Group, as amended to date, have been delivered or made available to GEXA. Such organizational documents of FPL Group and the organizational documents of Holdings and Sub are in full force and effect. None of FPL Group, Holdings or Sub is in violation of any provision of such applicable organizational documents.

          (c)    Capitalization.

              (i)  As of the date of this Agreement, the authorized capital stock of FPL Group consists of: 800,000,000 shares of FPL Group Common Stock, of which 391,854,153 shares were issued and outstanding as of March 22, 2005, and 100,000,000 shares of serial preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of March 15, 2005. The shares of FPL Group Common Stock to be issued to the holders of GEXA Common Stock, Stock Options and Warrants pursuant to the Merger (or in the case of the Stock Options or Warrants, upon their exercise at or after the Effective Time), will, when issued in accordance with the terms hereof and of the Stock Options or Warrants, as applicable, be duly authorized, validly issued, fully paid and non-assessable shares of FPL Group Common Stock, free of any preemptive rights and Liens imposed by FPL Group or any of its direct or indirect Subsidiaries.

             (ii)  As of the date of this Agreement, FPL Group owns one hundred percent (100%) of the limited liability company interests of Holdings. As of the date of this Agreement, (i) the authorized capital stock of Sub consists of (A) 1,000 shares of common stock, all of which are issued and outstanding as of March 9, 2005 and owned by Holdings, and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (d)    Authority.    Each of FPL Group, Holdings and Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of each of FPL Group, Holdings and Sub and no other proceedings on the part of FPL Group, Holdings or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of FPL Group, Holdings and Sub and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws limiting creditors' rights generally and to general equitable principles.

          (e)    Government Approvals, Required Consents.

              (i)  No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of Holdings or Sub is required in connection with the execution or delivery by FPL Group, Holdings or Sub of this Agreement, and the consummation by FPL Group, Holdings and Sub of the transactions contemplated hereby or compliance by any of them with the provisions hereof, other than (A) the filing of the Articles of Merger with the Secretary of State of Texas in accordance with the TBCA, (B) filings with the SEC and the NYSE in connection with the Merger and the issuance of FPL Group Common Stock contemplated thereby and in connection with the Stock Options and Warrants, (C) filings under State securities or "Blue Sky" laws, (D) filings under the HSR Act, (E) filing with the PUC of an amendment application regarding the change of ownership of GEXA with respect to its retail electric provider license and, if required by the PUC, filing of an application for recertification, and (F) such other consents, approvals, authorizations, declarations, filings or notices that would not, if not obtained or made, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (F) being referred to as "FPL Governmental Approvals").

             (ii)  No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by FPL Group, Holdings or Sub of this Agreement, the consummation by FPL Group, Holdings and Sub of the transactions contemplated hereby or compliance by any of them with the provisions hereof, other than such consents, approvals, actions, filings, or notices which would not, if not obtained or made, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole (collectively, the "FPL Third Party Consents").

          (f)    Non-Contravention.    The execution and delivery of this Agreement by FPL Group, Holdings and Sub does not, and the consummation of the transactions contemplated hereby and compliance by FPL Group, Holdings and Sub with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Articles of Incorporation or By-laws (or equivalent or comparable documents) of FPL Group or any of its Subsidiaries, in each case as amended and/or restated; (ii) if the FPL Third Party Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any Contracts to which FPL Group or any of its Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of FPL Group or any of its Subsidiaries in each case pursuant to the terms of any such Contract, except for any such violations, breaches, modifications, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole; or (iii) if the FPL Governmental Approvals are obtained, result in any violation of any Laws applicable to FPL Group or any of its Subsidiaries, except for any violation that would not, individually or in the aggregate, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole.

          (g)    Information Supplied.    None of the information supplied or to be supplied by FPL Group or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement and (ii) the Proxy Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or at the time the Proxy Statement is mailed to the GEXA stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (h)    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person has been retained by or on behalf of FPL Group or any of its Subsidiaries that is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          (i)    Intentionally Omitted.

          (j)    Taxes and Related Tax Matters.    Holdings is a single member limited liability company that has not filed an election pursuant to Treas. Reg. Section 301.7701-3(c) to be taxed as an association. Holdings is the record and beneficial owner of 100% of the issued and outstanding common stock of Sub.

          (k)    SEC Documents; Financial Statements.    A true and complete copy of each form, report, schedule and registration statement filed with the SEC by FPL Group since January 1, 2003 (as such documents have since the time of their filing been amended or supplemented, the "FPL Group SEC Documents"), which are all the documents (other than preliminary material) that FPL Group was required to file with the SEC since such date until the day prior to the date of this Agreement are available publicly (either via EDGAR or otherwise). In addition, the FPL Group SEC Documents, together with the forms, reports, schedules and registration statements filed by

  FPL Group after the date of this Agreement until the Closing Date (as such documents have since the time of their filing and through the Effective Time been amended or supplemented, the "Interim FPL SEC Documents"), are all the documents (other than preliminary material) that FPL Group will be required to file from the date of this Agreement until the Closing Date. As of their respective filing dates (or if amended, as of the date of its last amendment), the FPL Group SEC Documents (other than preliminary material) and, as of the Closing Date, the FPL Group SEC Documents and the Interim FPL SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such FPL Group SEC Documents and Interim FPL SEC Documents, and none of the FPL Group SEC Documents and Interim FPL SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) as of such filing or amendment dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FPL Group included in the FPL Group SEC Documents, and as of the Closing Date, the FPL Group SEC Documents and the Interim FPL SEC Documents, comply in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, normal period-end adjustments or as otherwise permitted by the Exchange Act) and fairly present in all material respects (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually and in the aggregate, were and will not be not material) the consolidated financial position of FPL Group and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Notwithstanding anything set forth in this Section 3.2(k) to the contrary, FPL Group makes no representations or warranties with respect to any information provided by GEXA, its Subsidiaries or its or their Agents, that is included in or incorporated by reference as part of the FPL Group SEC Documents or the Interim FPL SEC Documents.

          (l)    No FPL Group Stockholder Vote.    No vote of holders of shares of FPL Group Common Stock is necessary to approve this Agreement, the Merger or the other transactions contemplated hereunder.

          (m)    Ownership of GEXA Common Stock.    As of the date of this Agreement, neither FPL Group nor any of its Subsidiaries own any shares of GEXA Common Stock, except for shares that may be held in connection with pension or any other employee benefit plans.

          (n)    Material Adverse Change.    As of the date of this Agreement and except as disclosed in or contemplated by any Exchange Act filing made on or prior to the date of this Agreement, since December 31, 2004, there has not been any event, occurrence, fact, condition, change or effect (individually or in the aggregate) resulting in or reasonably likely to result in a material adverse change in the business, assets, properties, results of operations, or financial condition of FPL Group and its Subsidiaries taken as a whole.

ARTICLE IV
COVENANTS

        4.1    Mutual Covenants of FPL Group and GEXA.    Each of FPL Group, Holdings and GEXA agree that, except as expressly contemplated or permitted by this Agreement, it shall (and, in the case of GEXA, shall cause each of its Subsidiaries to) comply with the following covenants:

          (a)    Confidentiality.    From and after the date hereof, each party shall, and shall cause its Affiliates and its and their respective Agents to keep secret and hold in strictest confidence any and all documents and information relating to the other party and its respective Affiliates furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (i) information that has become generally available to the public other than as a result of a wrongful disclosure by such party, its Affiliates or its Agents; (ii) information that becomes available to such party or an Agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement and which has not to the knowledge of the receiving party itself received such information directly or indirectly in breach of any such obligation of confidentiality; (iii) information that is required to be disclosed by applicable Laws, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such Affiliate are listed or traded; provided that the party making such disclosure or whose Affiliates or Agents are making such disclosure shall notify the other party as promptly as practicable (and, if possible, prior to making such disclosure) and shall use reasonable efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed; (iv) disclosures made by any party as shall be reasonably necessary in connection with obtaining the FPL Third Party Consents, the FPL Governmental Approvals, the GEXA Governmental Approvals and/or the GEXA Third Party Consents; and (v) information related to the press release attached as Exhibit A or generally related to the terms of the Merger as necessary or appropriate for the FPL Parties to disclose in connection with FPL Group's investor relations program. The Confidentiality Agreement, dated as of September 1, 2004 as amended (the "Confidentiality Agreement"), between FPL Energy Power Marketing, Inc. and GEXA shall apply to disclosures of confidential information made prior to the date of this Agreement.

          (b)    Publicity.    Except as permitted by Section 4.1(a) or otherwise required by applicable Laws or the rules or regulations of any securities exchange on which the securities of such party or any Affiliate of such party are listed or traded as determined in the good faith opinion of the disclosing person's counsel, until the earlier of (i) the date on which this Agreement ceases to be in effect and (ii) the Closing Date, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party and in any event each party agrees that it will give the other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same. Each party consents to the publication of a press release in the form attached hereto as Exhibit A following the execution and delivery of this Agreement and GEXA consents to disclosures made by the FPL Parties of the type described in (a)(v), above, of this Section 4.1.

          (c)    Preparation of the Proxy Statement and the Registration Statement.    As soon as practicable following the date of this Agreement, at the direction of FPL Group, and with all reasonably necessary assistance from GEXA, FPL Group and GEXA shall prepare and cause to be filed with the SEC the Proxy Statement and FPL Group shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included as part of a Proxy Statement/Prospectus. Each party shall provide the other party and its Agents with reasonable opportunity to review and comment upon the Registration Statement and Proxy Statement, including all amendments and supplements thereto contained therein, prior to the filing thereof with the SEC and/or the distribution thereof to the stockholders of GEXA, and shall make all reasonable changes thereto requested by such other party or its Agents. GEXA shall furnish all information concerning it and the holders of its capital stock as FPL Group may reasonably request in connection with the preparation of the Registration Statement and Proxy Statement. Each party hereto shall use its reasonable commercial efforts to cause the Registration Statement and Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective by the SEC as promptly as practicable after its filing. Each of FPL Group and GEXA shall make all necessary filings with the SEC under the Securities Act, the Exchange Act, the applicable securities exchange (and the rules and regulations thereunder) in connection with the transactions contemplated hereby.

          (d)    Satisfaction of Conditions; Additional Agreements.    Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable commercial efforts to cause the conditions set forth in Article VI of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining any GEXA Third Party Consents, GEXA Governmental Approvals, FPL Third Party Consents or FPL Group Government Approvals, and cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall take all such necessary action.

          (e)    Other Actions.    From the date hereof through the Closing Date, each of Holdings and GEXA shall not, and shall cause its Subsidiaries not to, take any action that is intended to or is reasonably likely to result in any of the representations and warranties of Holdings or GEXA, as the case may be, set forth in this Agreement being untrue in any material respect as of the date made, or any of the conditions to the Closing set forth in Article VI of this Agreement not being satisfied.

          (f)    Cooperation; Notification.    Subject to applicable Laws, each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (i) any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any regulatory authority or national securities exchange in connection with the transactions contemplated by this Agreement; (iii) any material failure by a party to comply or satisfy any covenant, condition or agreement required to be complied with hereunder; (iv) any occurrence or nonoccurrence of any event which would or is reasonably likely to cause a representation or warranty set forth in this Agreement to be untrue or inaccurate in any material respect prior to the Closing Date; and (v) in the case of GEXA, any material claims, actions, proceedings or investigations commenced or, to the best of GEXA's knowledge, threatened, involving or affecting GEXA or any of its Subsidiaries, or any of its property or assets, or, to the best of GEXA's knowledge, any employee, consultant, director or officer, in his or her capacity as such, of GEXA or any of its Subsidiaries, which relates to the consummation of the Merger or the other transactions contemplated by this Agreement, the occurrence or nonoccurrence of which has (or is reasonably likely to have) a Material Adverse Effect (either individually or in the aggregate) as to GEXA.

          (g)    Legal Conditions to Merger.    Each of GEXA, FPL Group, Holdings and Sub will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of GEXA and FPL Group will, and will cause its Subsidiaries to, take all commercially reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by FPL Group or GEXA or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        4.2    Covenants of GEXA.    During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Closing Date, GEXA agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that Holdings shall otherwise consent in writing:

          (a)    Ordinary Course.    GEXA shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its commercially reasonable efforts to preserve intact their current business organizations, retain and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date (it being understood and agreed by Holdings and GEXA that this Section 4.2(a) is a material covenant and FPL Group and Holdings is relying on GEXA's compliance with the provisions of this covenant between the date hereof and the Closing Date for purposes of Section 6.2(b) hereof). Without limiting the generality of the foregoing, and except as otherwise required by law, neither GEXA nor any of its Subsidiaries shall, without the prior written consent of Holdings:

            (i)    (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, whether payable in cash, stock, property or otherwise (except dividends and distributions by a direct or indirect wholly owned Subsidiary of GEXA to GEXA), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of GEXA or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii)   authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than (x) issuances upon exercise of stock options or warrants outstanding on the date hereof and listed in Section 3.1(c) of the GEXA Disclosure Schedule, and (y) issuances of Continental Shares in the ordinary course of business, consistent with past practices and in accordance with the Continental Agreement);

            (iii)  except as set forth on Section 4.2(a)(iii) of the GEXA Disclosure Schedule, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, warrant, restricted stock, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of GEXA or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of GEXA or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of GEXA or any of its Subsidiaries;

            (iv)  amend its articles of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of GEXA or any of its Subsidiaries;

            (v)   except as set forth on Section 4.2(a)(v) of the GEXA Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than (i) disposals that do not exceed $50,000 in the aggregate and that are made in the ordinary course of its business or (ii) the sale of electricity to its customers in the ordinary course of business;

            (vi)  incur any Debt (other than in the ordinary course of business consistent with past practices associated with the purchase and sale of electricity and transmission and distribution under existing credit facilities), issue or sell any debt securities or warrants or other rights to acquire any debt securities of GEXA or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to GEXA or any direct or indirect wholly owned Subsidiary of GEXA;

            (vii) change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board or change any credit practices or collection policies;

            (viii) enter into any transaction or series of transactions with any Affiliate of GEXA (other than a wholly owned Subsidiary of GEXA) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to GEXA or such Subsidiary as would be obtainable by GEXA or such Subsidiary at the time of such transaction with a Person that is not an Affiliate of GEXA;

            (ix)  enter into or amend, modify, supplement, terminate, assign or waive any material provision of any Customer Contract with any customer or potential customer, provided that GEXA and its Subsidiaries may (a) terminate Customer Contracts for default or nonpayment in the ordinary course of business consistent with past practices, and (b) enter into, modify, amend or supplement Customer Contracts in the ordinary course of business consistent with past practices if the terms of such contracts, agreements or arrangements as entered into, amended, modified, or supplemented do not differ in any material adverse respect from the terms set forth in the forms of client contracts attached to Section 4.2(a)(ix) of the GEXA Disclosure Schedule;

            (x)   make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, or, in either case, enter into any binding commitment or contract to make such expenditures;

            (xi)  make any tax election or settle or compromise any tax liability or refund, except as would not reasonably be expected to have a Material Adverse Effect as to GEXA;

            (xii) except as contemplated by Section 6.2(g) of this Agreement, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000, net of any insurance benefit to GEXA, in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or liabilities reflected in the GEXA SEC Documents incurred in the ordinary course of business and consistent with past practices;

            (xiii) settle or compromise any pending or threatened suit, action or claim relating to this Agreement and the transactions contemplated hereby;

            (xiv) commit or agree in writing or otherwise to do any act restricted by this Section 4.2;

            (xv) fail to maintain insurance coverages as contemplated by Section 3.1(bb) and file and prosecute any claims thereunder relating the business of GEXA and its Subsidiaries;

            (xvi) fail to invest available cash balances, to the extent not otherwise required by the terms of GEXA's existing credit facilities, in investments that would qualify as Permitted Investments.

            (xvii) (A) grant any waiver of any material term under, (B) give any material consent with respect to, (C) assign, terminate or amend, in any material respect, any Material Contract (including without limitation the top 100 Customer Contracts) or GEXA Permit, or allow a GEXA Permit to lapse or terminate or fail to renew any GEXA Permit;

            (xviii) subject to (xvii) and except for Customer Contracts, enter into, terminate, assign or amend any Contract other than in the ordinary course of business, provided that, if the ordinary course of business exception applies, such actions shall only be permitted if the Contract involves total consideration of less than $50,000 in the aggregate; and

            (xix) engage in any practices, take any action, or enter into any transaction that would result in any misrepresentation or breach of warranty under Section 3.1 of this Agreement; and

            (xx) fail to balance its purchases and sales of electricity in accordance with the balancing policy of the board of directors of GEXA as set forth in the GEXA board resolution dated August 26, 2004.

          (b)    GEXA Stockholder Meeting.    GEXA shall, promptly after the Registration Statement is declared effective, take all action necessary in accordance with the TBCA and its Articles of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable after the effectiveness of the Registration Statement to, among other things, consider and vote upon this Agreement and the Merger (the "Stockholders' Meeting"), and GEXA shall consult with FPL Group in connection therewith. GEXA will use all reasonable efforts to obtain the requisite stockholder approval as soon as practicable after the Registration Statement is declared effective (but no later than twenty five (25) Business Days thereafter). Without limiting the generality of the foregoing, GEXA agrees that its obligations pursuant to the first two sentences of this Section 4.2(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Holdings or FPL Group of any Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of GEXA of its approval or recommendation of this Agreement or the Merger. Subject to the provisions of Section 4.2(c), the Board of Directors of GEXA shall recommend that GEXA's stockholders vote in favor of the adoption and approval of this Agreement (the "Recommendation") and the Board of Directors of GEXA shall not withdraw, condition or modify or propose to withdraw, condition or modify in a manner adverse to FPL Group, the Recommendation except as provided in Section 4.2(c). GEXA shall use all reasonable efforts to solicit from stockholders of GEXA proxies in favor of the approval and adoption of this Agreement and to secure the vote or the consent of the stockholders required by the TBCA to approve and adopt this Agreement.

          (c)    No Solicitation.

            (i)    Neither GEXA nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Agents to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Transaction Proposal or agree to or endorse or recommend any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any Transaction Proposal; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit GEXA from, prior to the Stockholders' Meeting, (A) furnishing information pursuant to an appropriate confidentiality letter concerning GEXA and its businesses, properties or assets to a third party which has made an unsolicited Qualified Transaction Proposal, (B) engaging in discussions or negotiations with such a third party which has made an unsolicited Qualified Transaction Proposal (as defined below) or (C) following receipt of an unsolicited Qualified Transaction Proposal, taking and disclosing to its shareholders a position with respect to such Qualified Transaction Proposal, but in each case referred to in the foregoing clauses (A) through (C) only after the Board of Directors of GEXA determines in good faith (after consultation with outside legal counsel), that there is a substantial likelihood that the failure to take such action would be a breach of GEXA's Board of Directors fiduciary obligations to GEXA's stockholders under applicable Law and that the third party which made the unsolicited Qualified Transaction Proposal has the ability and the financial wherewithal to consummate a Superior Acquisition Proposal (as defined below). If the Board of Directors of GEXA receives a Transaction Proposal, then GEXA shall immediately (and in any event within 24 hours) inform FPL Group and Holdings of the material terms and conditions of such proposal and the identity of the Person making it and shall keep FPL Group fully informed regarding any significant details or developments with respect to any such Transaction Proposal and of all significant steps it is taking in response to such Transaction Proposal. For purposes of this Agreement, the term ("Qualified Transaction Proposal") shall mean a Transaction Proposal that the Board of Directors of GEXA determines in good faith after consultation with its outside financial advisors, is reasonably capable of being financed or is not subject to any material contingencies relating to financing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2(c) by (or at the direction of) an officer, director of or any investment banker, attorney, accountant, Agent or other advisor or representative of GEXA or any of GEXA's Subsidiaries, whether or not such person is purporting to act on behalf of GEXA, a GEXA Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by GEXA. GEXA immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Qualified Transaction Proposal.

            (ii)   Except as permitted by this Section, neither the Board of Directors of GEXA nor any committee thereof shall: (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the FPL Parties, the Recommendation or any approval or recommendation by the Board of Directors of GEXA or any committee thereof of this Agreement or the Merger; (B) approve or recommend, or propose to approve or recommend, to GEXA's stockholders, any Qualified Transaction Proposal or; (C) cause GEXA or any of its Subsidiaries to enter into an agreement with respect to any Qualified Transaction Proposal, unless the Board of Directors of GEXA reasonably determines in good faith (after consultation with its outside financial advisors) that (x) such Qualified Transaction Proposal is a Superior Acquisition Proposal (as defined below) and (y) (after consultation with outside legal counsel) that there is a substantial likelihood that the failure to take such action would be a breach of the Board of Directors of GEXA fiduciary obligations to GEXA stockholders under applicable Law.

            (iii)  Notwithstanding any other provision of this Agreement, if the Board of Directors of GEXA determines, in its good faith judgment, that a Qualified Transaction Proposal is a Superior Acquisition Proposal, the Board of Directors of GEXA may terminate this Agreement (subject to the Company's obligations under Section 8.5); provided, that: (A) GEXA provides at least five (5) business days prior written notice to FPL Group of its intention to terminate this Agreement; (B) during such five (5) business day period (or longer period if extended by GEXA and FPL Group, (the "Negotiation Period")), GEXA agrees to negotiate in good faith with FPL Group regarding such changes as FPL Group may propose to the terms of this Agreement, with the intent of enabling GEXA to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (C) after expiration of the Negotiation Period, the Qualified Transaction Proposal remains a Superior Acquisition Proposal (taking into account any modifications to the terms thereof proposed by FPL Group) and the Board of Directors of GEXA confirms its determination (after consultation with outside legal counsel and its outside financial advisor) that it is a Superior Acquisition Proposal. Nothing contained herein shall prevent the Board of Directors of GEXA from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to a Transaction Proposal, or from making other disclosures to the GEXA stockholders required under applicable Law; provided, however, that any such response shall comply with the other requirements of this Section 4.2(c).

            (iv)  For purposes of this Agreement, "Superior Acquisition Proposal" means any bona fide, written Qualified Transaction Proposal made by a third party to acquire GEXA pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets (together with the assumption of all or substantially all of its liabilities) or otherwise, not solicited in violation of this Section 4.2(c) that is on terms that the Board of Directors of GEXA reasonably determine in good faith (after consulting with its outside financial advisors) would (A) result in a transaction that is more favorable, from a financial point of view, by at least $3,500,000 (which amount is inclusive of the termination fee set forth in Section 8.5(b)) to the GEXA stockholders than the transactions contemplated hereby if such Qualified Transaction Proposal were to be consummated, (B) has a substantial likelihood of being consummated and (C) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of such members (after consultation with outside financial advisors) is reasonably capable of being financed by such third party.

          (d)    Affiliates.    Concurrently with the execution of this Agreement, GEXA is delivering to FPL Group a letter identifying all Persons who, to the knowledge of GEXA, may be deemed to be "affiliates" of GEXA under Rule 145 under the Securities Act, including, without limitation, all directors and executive officers of GEXA. GEXA shall use its commercially reasonable efforts to deliver to FPL Group within 30 days prior to the Stockholders' Meeting (and in any case prior to the Effective Time) copies of letter agreements, each in the form prepared by FPL Group and reasonably acceptable to GEXA, executed by each such Person so identified as an "affiliate" of GEXA (the letters described in this Subsection (d) being collectively referred to as "Affiliate Letters").

          (e)    Access to Information.    Subject to Section 4.1(a), upon reasonable notice, GEXA shall, and shall cause its Subsidiaries to, afford to Holdings and its Agents, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, records, Contracts, commitments, and financial information and statements and, during such period, GEXA shall, and shall cause its Subsidiaries to, promptly furnish or otherwise make available to Holdings: (i) a copy of each report, schedule, registration statement and other document filed or received by any of them during such period pursuant to the requirements of federal securities laws; and (ii) all other information concerning its business, properties and personnel as Holdings may reasonably request. In addition, to the extent permitted by applicable Laws, the FPL Parties shall have the right to have an individual present at the principal offices of GEXA during normal business hours from the date hereof through the Closing Date, and such person shall have the right to observe all business operations and to observe meetings and discussions; provided, that GEXA shall be permitted to excuse such individuals in situations where the GEXA Board of Directors determines in good faith that such action is required to preserve its attorney client privilege.

          (f)    Audited Financial Statements.    Within 24 hours after their issuance, GEXA shall provide to the FPL Parties copies of the GEXA Audited Financial Statements accompanied by the opinion of the auditor thereon.

          (g)    Balance Sheet; Working Capital Calculation.    At least fifteen (15) days prior to the Closing Date, GEXA shall deliver the following: (i) a consolidated balance sheet of GEXA and its Subsidiaries as of the most recent month end (which balance sheet shall be prepared in accordance with GAAP on a basis consistent with that utilized in the preparation of the consolidated balance sheet of GEXA and its Subsidiaries contained in the GEXA Audited Financial Statements), provided that such month end shall not have occurred any earlier than 60 days prior to the Closing Date, but in no event prior to May 31, 2005 (provided that the May 31, 2005 Financial Statements shall be available no later than June 30, 2005) (the "Closing Balance Sheet"); (ii) a statement of the amount of Working Capital as determined from, and as of the date of, the Closing Balance Sheet showing the calculation thereof in reasonable detail (the "Working Capital Statement"); in each case subject to verification and approval (such approval not to be unreasonably withheld) by Holdings and (iii) a certificate of the chief financial officer of GEXA certifying the accuracy of the Closing Balance Sheet and the Working Capital Statement (the "CFO Certificate").

        4.3    Listing.    FPL Group shall use its commercially reasonable best efforts to cause the shares of FPL Group Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        4.4    Retail Electric Provider License.    Within five (5) Business Days after the date of this Agreement, GEXA shall file with the PUC an amendment application with respect to its Texas retail electric provider license to reflect the change of ownership that would result from the Merger. If required by the PUC, GEXA shall file an application for recertification as a retail electric provider within five (5) Business Days after being notified of such requirement.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of GEXA described in Section 6.1(a), including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, under the HSR Act and the filings and approvals required by the PUC described in Sections 4.4 and 6.2(q) of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any party to this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        5.2    Employee Matters.

          (a)   Holdings agrees that individuals who are employed by GEXA or any of GEXA's Subsidiaries immediately prior to the Closing Date shall remain employees of GEXA or such Subsidiary as of the Closing Date, except to the extent such individuals voluntarily terminate their employment or terminate on account of death, retirement or disability (each such employee, an "Affected Employee"); provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by GEXA or any of its Subsidiaries for any period of time after the Closing Date which is not otherwise required by law or contract.

          (b)   After the Effective Time and for a period of one year following the Closing, unless and until the date FPL Group determines in its sole and absolute discretion to move Affected Employees to FPL Group employee health and welfare benefit plans, FPL Group shall cause GEXA to maintain employee health and welfare plans (but not bonus or equity-based plans except as may otherwise may be required pursuant to Section 2.3 or any other provision of this Agreement) that are substantially comparable to the health and welfare plans maintained by GEXA on the date hereof.

        5.3    Directors and Officers.    (a) Holdings agrees that all rights to indemnification under the Articles of Incorporation or By-Laws of GEXA and the indemnification Contracts (the forms of which, as amended, have been filed with the SEC prior to the date hereof) existing in favor of those Persons who are, or were, directors and officers of GEXA at or prior to the date of this Agreement (the "Indemnified Persons") shall survive the Merger solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, and Holdings shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations in accordance with their terms solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, for a period of six (6) years from the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law and provided further that such obligation shall not extend the term of any of the obligations under the indemnification Contracts. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that the foregoing shall not prevent the conversion of the Surviving Corporation into a limited liability company if the limited liability company agreement and/or articles of organization contain provisions with respect to indemnification that are substantially similar to those set forth in the Articles of Incorporation and By-Laws of the Surviving Corporation.

          (b)   From the Effective Time until the sixth anniversary of the Effective Time (the "Tail Period"), Holdings shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a "tail" policy (the "Tail Policy") based on the existing policy of directors' and officers' liability insurance maintained by GEXA as of the date of this Agreement, a true and correct copy of which has previously been provided to the FPL Parties (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage and (ii) the Surviving Corporation shall not be required to pay, for the Tail Period, an aggregate premium for the Tail Policy (or for any substitute policies) in excess of two hundred percent (200%) of the premium for the Existing Policy. In the event any future premium for the Tail Policy (or any substitute policies) exceeds two hundred percent (200%) of the premium for the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to two hundred percent (200%) of the premium for the Existing Policy.

          (c)   The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and his or her heirs, and shall be binding on all successors and assigns of Holdings and the Surviving Corporation, but shall not be binding upon or create any obligation on the part of FPL Group or any of its Affiliates other than Holdings and the Surviving Corporation.

        5.4    Tax Matters.    At or prior to the filing of the Registration Statement, GEXA and Holdings will execute and deliver to Porter & Hedges, L.L.P. ("PH"), counsel to GEXA, and McDermott Will & Emery LLP. ("MWE"), counsel to the FPL Parties, tax representation letters in customary form to enable PH and MWE to deliver the tax opinions described in Sections 6.3(d) and 6.2(j), respectively. FPL Group, Holdings, Sub and GEXA shall each confirm to PH and MWE the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence, and none shall take or cause to be taken any action which would cause to be untrue any of the provided tax representations. GEXA and the FPL Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the parties will take the position for all Tax purposes that the Merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code. GEXA and the FPL Parties shall each use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take actions, or cause actions to be taken, or fail to take actions that are reasonably likely to prevent such result. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.4, GEXA and the FPL Parties will use their reasonable efforts to cause PH and MWE, respectively, to deliver to them, tax opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, such counsel shall be entitled to rely on reasonable assumptions and the tax representation letters referred to in this Section 5.4.

        5.5    Limitation of Liability.    Notwithstanding any provision in this Agreement to the contrary and subject to Section 8.11, FPL Group's maximum liability from any cause whatsoever arising under this Agreement or any of the other Transaction Documents to which it expressly joins as a party or is bound shall not exceed forty million dollars ($40,000,000), irrespective of the cause thereof, whether arising from FPL Group's or any of its Affiliates' (or FPL Group's or any of its Affiliates' officers, directors, employees, agents or other representatives) willful misconduct, gross negligence, or negligence and whether arising in contract, tort (including willful misconduct, negligence, gross negligence and strict liability), breach of warranty, or any other theory of law.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1    Conditions to the Obligations of the FPL Parties and GEXA to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been approved and adopted by the affirmative vote of two-thirds of the votes that the holders of the outstanding shares of GEXA Common Stock are entitled to cast.

          (b)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c)    Blue Sky Laws.    FPL Group shall have received all state securities or "Blue Sky" permits and other authorizations, if any, necessary to issue the shares of FPL Group Common Stock in the Merger.

          (d)    Listing.    The FPL Group Common Stock to be issued in the Merger pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.

          (e)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") restraining or preventing the consummation of the Merger or subjecting any party or any of its Affiliates to material damages as a result of the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall have used commercially reasonable efforts to have vacated such Injunction, but in no event shall either GEXA or the FPL Parties be required to expend in excess of $250,000 unless the other party(ies) agree to pay amounts in excess of $250,000.

          (f)    HSR Act.    All HSR Act waiting periods shall have expired or been terminated.

          (g)    Governmental Approvals.    All filings and notices required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, shall have been filed, made or obtained (as the case may be), including, without limitation, the filings provided in Section 1.3 and each of the GEXA Governmental Approvals and the FPL Governmental Approvals.

          (h)    Fairness Opinion.    The opinion of the GEXA Financial Advisor delivered to GEXA and its Board of Directors as of the date of this Agreement to the effect that the Merger consideration is fair to the GEXA stockholders, from a financial point of view.

        6.2    Conditions to the Obligations of the FPL Parties.    The obligations of each of the FPL Parties under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of the FPL Parties and any one of more of which may be expressly waived by any of the FPL Parties, in its sole discretion, except as otherwise required by law:

          (a)    Accuracy of Representations and Warranties.    The representations and warranties of GEXA contained herein (i) that are modified by the phrase "Material Adverse Effect" or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties that expressly relate to an earlier date, in which case of such earlier date), and (ii) the other representations and warranties of GEXA contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties that expressly relate to an earlier date, in which case of such earlier date); provided, however, that in the case of the preceding clause (ii), breaches of the representations and warranties referred to therein that are required to be true and correct as of the Closing Date and that are caused by an event or occurrence arising after the date of this Agreement shall not cause a failure of this condition precedent to be fulfilled unless such breaches, individually or in the aggregate, would adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries, taken as a whole, in any material respect; and, provided further, in no case shall the "material" modifier set forth in such clause (ii) nor shall the foregoing proviso apply to the representations and warranties set forth in Section 3.1(a) - (c), (e),

  (h), (o), (u) - (x), (aa) , (dd), and (ee) of this Agreement, which representations and warranties shall be true and correct in all respects. Holdings shall have received a certificate dated the Closing Date signed by an executive officer of GEXA certifying to the fulfillment of this condition.

          (b)    Performance of Agreements.    GEXA shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date; provided, however, that the "material" modifier set forth above shall not apply to the obligations, agreements, covenants and conditions set forth in Section 4.2(a) of this Agreement, which obligations and agreements shall be performed and which covenants and conditions shall be complied with in all respects. The FPL Parties shall have received a certificate dated the Closing Date signed by an executive officer of GEXA certifying to the fulfillment of this condition.

          (c)    No Material Adverse Change.    There shall have been no Material Adverse Change.

          (d)    GEXA Third Party Consents.    The GEXA Third Party Consents shall have been obtained and be in full force and effect (and FPL Group shall have received evidence thereof reasonably satisfactory to it).

          (e)    Employment Agreement and Escrow Agreement.    The Employment Agreement shall not have been amended and the Escrow Agreement shall have been executed and delivered by Neil Leibman.

          (f)    Legal Opinion.    A legal opinion shall have been executed and delivered by Porter & Hedges, L.L.P. (GEXA's Counsel) to Holdings and FPL Group, which opinion shall be substantially in the form attached hereto as Exhibit C.

          (g)    Terminated Contracts.    GEXA shall have terminated each of the contracts set forth in Section 6.2(g) of the GEXA Disclosure Schedule.

          (h)    Intentionally Omitted.

          (i)    Intentionally Omitted.

          (j)    Tax Opinion.    FPL Group shall have received an opinion from McDermott Will & Emery LLP, Counsel to FPL Group, dated as of the Closing Date, in form and substance reasonably satisfactory to FPL Group, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

          (k)    Affiliate Letters.    Holdings shall have received the Affiliate Letters for all directors and officers of GEXA and its Subsidiaries and shall have complied with its obligations under Section 4.2(d) with respect to all other Persons.

          (l)    Liens.    Such evidence of the release of Liens set forth in Section 6.2(l) of the GEXA Disclosure Schedule as the FPL Parties may reasonably request.

          (m)    Substantive Consolidation Opinion.    FPL Group shall have received an opinion from Greenberg Traurig, counsel to FPL Group, dated as of the Closing Date, in form and substance reasonably satisfactory to FPL Group, to the effect that a court would not order the substantive consolidation of the assets and liabilities of GEXA and Holdings with FPL Group or any of its Affiliates.

          (n)    Option Amendments.    GEXA shall have delivered to FPL Group letters from each of Marcie Zlotnik, Neil Leibman and James Burke consenting to the amendment of outstanding Stock Options issued to each of them so that each of such Stock Options shall be adjusted and become exercisable for shares of FPL Group Common Stock as set forth in Section 2.3 of this Agreement.

          (o)    Accounting Matters.    GEXA shall have filed its Form 10-K with the SEC for the year ended December 31, 2004, and GEXA's accounting firm shall have issued an unqualified opinion with respect to the financial statements issued as a part thereof, and the GEXA Audited Financial Statements shall not be materially different from the GEXA Unaudited Financial Statements provided to the FPL Parties prior to the date of this Agreement.

          (p)    Continental Agreement.    Unless Continental Airlines, Inc. ("Continental") shall have terminated the Continental Agreement (as defined below) in accordance with its terms, GEXA and Continental shall have entered into an amendment to that certain OnePass Participation Agreement dated as of November 25, 2003, between GEXA and Continental (the "Continental Agreement"), which amendment shall be in form and substance acceptable to FPL Group and shall provide for (i) the consent of Continental to the transactions contemplated by this Agreement, (ii) the elimination of any obligation of GEXA to issue shares of its common stock to Continental in payment of Bonus or Base Miles (as such terms are defined in the Continental Agreement) and, in lieu thereof, pay such amounts in cash, and (iii) the termination of the registration rights of Continental set forth in Exhibit B to the Continental Agreement.

          (q)    Retail Electric Provider License.    Approval by the PUC of either the amendment described in Section 4.4 or, if required by the PUC, the recertification described in Section 4.4 of this Agreement.

          (r)    Closing Balance Sheet; Working Capital Statement.    FPL Group shall have received the Closing Balance Sheet, the Working Capital Statement and the CFO Certificate fifteen (15) days prior to the Closing Date and shall have verified and approved the accuracy of the Closing Balance Sheet and Working Capital Statement, such verification and approval not to be unreasonably withheld, which Working Capital Statement (as verified and approved) shall not set forth a Working Capital Deficiency.

          (s)    Intellectual Property Assignment.    Each of the individuals listed in Schedule 6.2(s) shall have executed and delivered an assignment of intellectual property rights substantially in the form provided by the FPL Parties.

          (t)    TBCL.    The GEXA board of directors shall have approved, pursuant to Article 13.03 of the TBCL, and not withdrawn such approval of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

        6.3    Conditions to the Obligations of GEXA.    The obligations of GEXA to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of GEXA and any one or more of which may be expressly waived by GEXA, in its sole discretion, except as otherwise required by law:

          (a)    Accuracy of Representations and Warranties.    The representations and warranties of the FPL Parties contained herein (i) modified by the phrase "Material Adverse Effect" or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (ii) the other representations and warranties of the FPL Parties contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date). GEXA shall have received a certificate dated the Closing Date signed by an executive officer of each of the FPL Parties certifying to the fulfillment of this condition.

          (b)    Performance of Agreements.    FPL Group, Holdings and Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date. GEXA shall have received a certificate dated the Closing Date signed by an executive officer of FPL Group, Holdings and Sub certifying to the fulfillment of this condition.

          (c)    Intentionally Omitted.

          (d)    Tax Opinion.    GEXA shall have received an opinion from Porter & Hedges, L.L.P., counsel to GEXA, dated as of the Closing Date, in form and substance reasonably satisfactory to GEXA, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

          (e)    D&O Tail Policy.    The Tail Policy referred to in Section 5.3 shall be effective as of the Effective Time.

          (f)    Legal Opinion.    A legal opinion shall have been executed and delivered by counsel to the FPL Parties (which may include the General Counsel of FPL Group), which opinion shall be substantially in form attached hereto as Exhibit D.

          (g)    Material Adverse Change.    Since December 31, 2004, except as disclosed in or contemplated by any Exchange Act filing made on or prior to the date of this Agreement, there shall not have been any event, occurrence, fact, condition, change or effect (individually or in the aggregate) resulting in or reasonably likely to result in a material adverse change in the business, assets, properties, results of operations, or financial condition of FPL Group and its Subsidiaries taken as a whole.

ARTICLE VII
TERMINATION AND AMENDMENT

        7.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the stockholders of GEXA:

          (a)   by mutual written consent of the FPL Parties and GEXA (as evidenced by the approval of their respective board of directors);

          (b)   by the FPL Parties if there has been a material breach by GEXA of any representation, warranty, covenant or agreement set forth in this Agreement that would result in a failure of a condition set forth in Section 6.2(a) or (b) and which breach, if not a willful breach (to which no cure period shall apply), has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, but only if the FPL Parties are not then themselves in material breach of any representation, warranty, covenant or agreement hereunder;

          (c)   by GEXA if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would result in a failure of a condition set forth in Section 6.3(a) or (b) and which breach, if not a willful breach (to which no cure period shall apply), has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, but only if GEXA is not then itself in material breach of any representation, warranty, covenant or agreement hereunder;

          (d)   by the FPL Parties or GEXA if the Merger shall not have been consummated before July 31, 2005 (or such later date as may be agreed to by FPL Group and GEXA); provided, however, that such date shall, at the election of the FPL Parties or GEXA, be extended to August 31, 2005, if the Proxy Statement has not been mailed to the GEXA stockholders by July 1, 2005 because the Registration Statement has not been declared effective by the SEC and the failure of the Merger to occur on or before the original date has not been principally caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension; provided, further, that a party may not terminate this Agreement under this Section 7.1(d) if the failure has been caused by such party's material breach of this Agreement;

          (e)   by the FPL Parties or GEXA, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of GEXA at the Stockholders' Meeting prior to the applicable date set forth in subsection (d), above;

          (f)    by the FPL Parties or GEXA, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; and

          (g)   by FPL Group, if (i) the Board of Directors of GEXA shall withdraw, modify, condition, change in a manner adverse to FPL Group, or shall not present, the Recommendation, or shall have resolved to do any of the foregoing; (ii) the Board of Directors of GEXA shall have presented or recommended to the stockholders of GEXA a Superior Acquisition Proposal or shall have failed to present to the stockholders for vote the Merger as contemplated by this Agreement; (iii) GEXA shall have entered into any agreement with respect to a Superior Acquisition Proposal; or (iv) GEXA fails to perform or is otherwise in breach of its obligations under Section 4.2(b) or (c).

          (h)   by GEXA in accordance and in compliance with the termination right set forth in Section 4.2(c)(iii).

        7.2    Effect of Termination.    In the event this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in Sections 4.1(a) and 4.1(b), Section 5.5 this Section 7.2, Section 8.2, Section 8.3, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9 and Section 8.12 shall survive; provided that, subject to Section 5.5, if this Agreement is so terminated by a party(ies) pursuant to Section 7.1(b) or (c), the terminating party(ies) shall have the right, in addition to its rights set forth in Section 8.5, to pursue all remedies available at law or in equity for breach of contract or otherwise, including, without limitation, damages relating thereto, and such right shall also survive such termination unimpaired.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings set forth in this Section:

        "Affected Employee" has the meaning set forth in Section 5.2(a).

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Affiliate Contracts" has the meaning set forth in Section 3.1(m)(viii).

        "Affiliate Letters" has the meaning set forth in Section 4.2(d).

        "Agent" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

        "Agreement" has the meaning set forth in the introductory paragraph.

        "Articles of Merger" has the meaning set forth in Section 1.3.

        "Average Closing Date FPL Group Stock Price" means the average of the daily closing sale prices of the FPL Group Common Stock as reported on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (national edition) or, if not reported thereby, as reported by another authoritative source as mutually agreed by FPL Group and GEXA) for the 10 consecutive trading days ending on the third Business Day (including such third Business Day) immediately prior to the Closing Date.

        "Benefit Plan" means all pension, retirement, savings, disability, medical, dental, health, life, death benefit, profit-sharing, stock option, fringe benefits (including, without limitation, any employee pension benefit plans as defined in Section 3(2) of ERISA and all welfare benefit plans defined in Section 3(1) of ERISA, (A) under which current or former employees of GEXA or its ERISA Affiliates are entitled to participate by reason of their employment with GEXA or its ERISA Affiliates and with respect to which GEXA or any of its ERISA Affiliates are a party or sponsor or a fiduciary thereof or by which GEXA or any of its ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which GEXA or any of its ERISA Affiliates otherwise may have any liability.

        "Business Day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the NYSE is closed.

        "Certificates" has the meaning set forth in Section 2.2(b).

        "CFO Certificate" has the meaning set forth in Section 4.2(g).

        "Closing" has the meaning set forth in Section 1.2.

        "Closing Balance Sheet" has the meaning set forth in Section 4.2(g).

        "Closing Date" has the meaning set forth in Section 1.2.

        "COBRA" has the meaning set forth in Section 3.1(l)(vii).

        "Code" has the meaning set forth in the fourth Whereas clause of this Agreement.

        "Confidentially Agreement" has the meaning set forth in Section 4.1(a).

        "Continental Agreement" has the meaning set forth in Section 6.2(p) of this Agreement.

        "Continental Shares" means the total number of shares of GEXA Common Stock issued between the date of this Agreement and the Effective Time pursuant to the terms and conditions of the Continental Agreement.

        "Contracts" has the meaning set forth in Section 3.1(h).

        "Current Assets" means the sum of the following assets of GEXA and its Subsidiaries: (a) cash and cash equivalents, (b) restricted cash (c) trade accounts receivables, net of allowance for doubtful accounts, (d) other current assets (excluding deferred taxes), and (e) capital expenditures made subsequent to December 31, 2004.

        "Current Liabilities" means the sum of the following liabilities of GEXA and its Subsidiaries: (a) accrued electricity costs, (b) accounts payable and other accrued expenses, (c) income tax payable, (d) state franchise tax payable, (e) sales tax payable, (f) gross receipts tax payable, (g) customer deposits, (h) other current liabilities (excluding deferred taxes), (i) current and long-term debt and (j) accrued transmission and distribution service provider costs.

        "Customer Contract" means any Contract for the sale of electricity by GEXA or any of its Subsidiaries.

        "Debt" of any Person means, without duplication, (A) all indebtedness of such Person for borrowed money; (B) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (C) all obligations of such Person as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (D) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (E) all Debt of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (F) all Debt of others referred to in clauses (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

        "Effective Time" has the meaning set forth in Section 1.3.

        "Employee Benefit Plans" has the meaning set forth in Section 3.1(l)(i).

        "Employment Agreement" means the employment agreement between Neil Leibman and GEXA dated as of the date of this Agreement, the form of which is attached hereto as Exhibit E.

        "Environmental Laws" has the meaning set forth in Section 3.1(n)(ii).

        "ERISA" has the meaning set forth in Section 3.1(l)(i).

        "ERISA Affiliates" has the meaning set forth in Section 3.1(l)(iii).

        "Escrow Agreement" means the escrow agreement between Neil Leibman and FPL Group dated as of the date of this Agreement, the form of which is attached hereto as Exhibit F.

        "Exchange Act" has the meaning set forth in Section 3.1(d).

        "Exchange Agent" has the meaning set forth in Section 2.2(a).

        "Exchange Fund" has the meaning set forth in Section 2.2(a).

        "Exchange Ratio" has the meaning set forth in Section 2.1(b).

        "FPL Governmental Approvals" has the meaning set forth in Section 3.2(e)(i).

        "FPL Group" has the meaning set forth in the introductory paragraph.

        "FPL Group Common Stock" has the meaning set forth in Section 2.1(b).

        "FPL Group SEC Documents" has the meaning set forth in Section 3.2(k).

        "FPL Third Party Consents" has the meaning set forth in Section 3.2(e)(ii).

        "GAAP" has the meaning set forth in Section 3.1(d).

        "GEXA" has the meaning set forth in the introductory paragraph.

        "GEXA Audited Financial Statements" has the meaning set forth in Section 3.1(s).

        "GEXA Common Stock" has the meaning set forth in the second Whereas clause of this Agreement.

        "GEXA Designated Stockholders" means Neil M. Leibman, Sundowner Holdings Inc., Madison Leibman, Neil M. Leibman Custodian, Andrew Leibman, Neil M. Leibman Custodian, Adrianne Leibman, Neil M. Leibman Custodian, Boxer Capital Ltd., Neil M. Leibman IRA, Amy Pickett Leibman IRA, David K. Holeman, Don Aron, Dan C. Fogarty, Gaylor Investment Trust Partnership, Tom D. O'Leary, and Robert C. Orr, Jr.

        "GEXA Disclosure Schedule" has the meaning set forth in Section 3.1(a).

        "GEXA Financial Advisor" means Oppenheimer & Co. Inc.

        "GEXA Gold" means GEXA Gold Corporation, formerly a Nevada corporation.

        "GEXA Governmental Approvals" has the meaning set forth in Section 3.1(g)(i).

        "GEXA Intellectual Property Rights" has the meaning set forth in Section 3.1(r)(ii).

        "GEXA Per Share Value" is equal to $6.88, which amount has been calculated in reliance on the Outstanding GEXA Stock Amount.

        "GEXA Permits" means all permits, registrations, licenses (including, without limitation, all licenses or registrations required as professional employer organizations and/or as control persons thereof), variances, exemptions, orders and approvals of all Governmental Entities that are necessary, appropriate or otherwise required for the operation of the business or activities of GEXA and its Subsidiaries.

        "GEXA Real Property Leases" has the meaning set forth in Section 3.1(q)(ii).

        "GEXA SEC Documents" has the meaning set forth in Section 3.1(d).

        "GEXA Third Party Consents" has the meaning set forth in Section 3.1(g)(ii).

        "GEXA Unaudited Financial Statements" has the meaning set forth in Section 3.1(s).

        "Governmental Entity" means any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency, court, tribunal, arbitrator, authority, official or instrumentality, and including without limitation the PUC and any other governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over retail electric providers in Texas.

        "Hazardous Materials" means all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any applicable Environmental Laws.

        "Holdings" has the meaning set forth in the introductory paragraph.

        "HSR Act" has the meaning set forth in Section 3.1(g)(i).

        "Injunction" has the meaning set forth in Section 6.1(e).

        "Interim FPL SEC Documents" has the meaning set forth in Section 3.2(k).

        "Interim GEXA SEC Documents" has the meaning set forth in Section 3.1(d).

        "Investment Company Act" has the meaning set forth in Section 3.1(u).

        "knowledge" means (i) in the case of GEXA, the actual knowledge (after reasonable investigation) of each of Neil Liebman, David Holeman, Rod Danielson, Paul Schappaugh, and Tom O'Leary.

        "Laws" means any law, order, statute, rule, regulation, code, judgment, decree, ordinance, rule, ruling, restriction, requirement, writ, injunction, charge, license, interpretation, constitution, decree, or other pronouncement or official act or restriction of any Governmental Entity.

        "Liens" has the meaning set forth in Section 3.1(a).

        "Material Adverse Change" means any event, occurrence, fact, condition, change, development or effect (individually or in the aggregate) occurring after December 31, 2004, and resulting in or reasonably likely to result in a material adverse change in the consolidated financial condition, results of operations, assets, business, or properties, of GEXA or any of its Subsidiaries, other than: (i) those specified in the GEXA Disclosure Schedule, (ii) those specified in the periodic financial statements and the related management, discussion and analysis section of the GEXA SEC Documents filed from September 30, 2004 through the day prior to the date of this Agreement and in the GEXA Unaudited Financial Statements, and (iii) those reasonably resulting from the execution of this Agreement or the announcement or the consummation of the transactions contemplated hereby. A Material Adverse Change shall also have occurred if there is a Working Capital Deficiency.

        "Material Adverse Effect" means, with respect to any Person, any event, occurrence, fact, condition, change, development or effect (individually or in the aggregate) that is or is reasonably likely to be materially adverse to the consolidated financial condition, business, results of operations, or assets of such Person and its Subsidiaries taken as a whole or materially and adversely affects (or is reasonably likely to materially and adversely affect) the ability of such Person to consummate the transactions contemplated by this Agreement in any respect; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions related to or result from general economic conditions or other conditions generally affecting the United States electric power industry.

        "Merger" has the meaning set forth in the first Whereas clause of this Agreement.

        "NASDAQ" means the NASDAQ Small Cap Market.

        "NYSE" means the New York Stock Exchange.

        "Outstanding GEXA Stock Amount" is equal to 13,760,743, which amount represents the sum of (i) 10,063,160 shares of GEXA Common Stock issued and outstanding as of the date of this Agreement, and (ii) 3,697,583 shares of GEXA Common Stock underlying the Stock Options and Warrants as of the date of this Agreement (irrespective of whether such shares options or warrants are in the money, vested or subject to vesting at the Effective Time).

        "Permitted Investments" means (a) direct obligations of, or obligations of the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within ninety (90) days from the date of acquisition thereof; (b) investments in commercial paper maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, a short-term credit rating of A1 from S&P or P1 from Moody's; (c) investments in certificates of deposits, bankers' acceptances and time deposits maturing within ninety (90) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Account Agent or any Affiliate of the Account Agent or any United States office of any commercial bank organized under laws of any member nation of the Organization of Economic Cooperation and Development and having, at the date of acquisition thereof, a combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (d) either (i) direct and general obligations of any state of the United States of America or municipality or other political subdivision thereof or debt obligations of corporations organized within the United States of America, in each case if at the time of acquisition such obligation bears a credit rating of A1 from S&P or P1 from Moody's or (ii) other obligations issued by or on behalf of any state of the United States of America or any municipality or other political subdivision thereof if at the time of acquisition such obligations have been refunded by investments irrevocably deposited in investments bearing a credit rating of A1 from S&P or P1 from Moody's, and in the case of either (i) or (ii), maturing within ninety (90) days of the acquisition thereof; (e) mutual or money market funds, managed by reputable sponsors, consisting and which are required by their constituent documents to consist, of at least ninety-five percent (95%) of investments of the type described in clauses (a), (b), (c), or (d) above; (f) funds held in FDIC insured bank accounts; and (g) other investments substantially similar to those listed in clauses (a) - (f) above.

        "Person" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

        "Proxy Statement" has the meaning set forth in Section 3.1(p).

        "PUC" means the Public Utility Commission of Texas.

        "Qualified Transaction Proposal" has the meaning set forth in Section 4.2(c)(i).

        "Recommendation" has the meaning set forth in Section 4.2(b).

        "Registration Statement" has the meaning set forth in Section 3.1(p).

        "Reincorporation Transaction" means the purported transfer of all assets and liabilities of GEXA Gold to GEXA pursuant to the Amended and Restated Agreement dated as of October 21, 2003.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" has the meaning set forth in Section 3.1(d).

        "Stock Option" has the meaning set forth in Section 2.3(a).

        "Stock Option Agreements" means the agreements evidencing the grant of Stock Options which, collectively, include each of the agreements listed in Section 3.1(c) of the GEXA Disclosure Schedule.

        "Stockholders' Meeting" has the meaning set forth in Section 4.2(b).

        "Sub" has the meaning set forth in the introductory paragraph.

        "Sub Common Stock" has the meaning set forth in Section 2.1(a).

        "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

        "Superior Acquisition Proposal" has the meaning set forth in Section 4.2(c)(iv).

        "Surviving Corporation" has the meaning set forth in Section 1.1.

        "Taxes" means federal, state, county, local, foreign and other taxes (including, without limitation, net income, gross income, profits, premium, estimated, excise, stamp, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security (or similar), unemployment, occupation, service, service use, license, net worth, compensation, payroll, recording, windfall profits, environmental (including taxes under Section 59A of the Code), customs or import duties, capital stock, disability, registration, value added, alternative or add-on minimum, real or personal property and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

        "Tax Return" means material returns, reports, forms or similar statements (including any attached schedules) with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        "TBCL" has the meaning set forth in Section 3.1(e) of this Agreement.

        "Tax Sharing Agreement Amounts" has the meaning set forth in Section 3.1(j)(i).

        "Third-Party Intellectual Property Rights" has the meaning set forth in Section 3.1(r)(ii).

        "Transaction Documents" means this Agreement, the Voting Agreement, the Employment Agreement and the Escrow Agreement.

        "Transaction Proposal" means any inquiry, proposal or offer which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, GEXA or any of its Subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving GEXA or any of its Subsidiaries or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger; provided, however, that the term "Transaction Proposal" will not include the Merger and the transactions contemplated hereby.

        "Voting Agreement" has the meaning set forth in the fifth Whereas clause of this Agreement.

        "Warrant" has the meaning set forth in Section 2.3(a).

        "Warrant Agreements" means all of the agreements evidencing the grant of Warrants which, collectively, include each of the agreements listed in Section 3.1(c) of the GEXA Disclosure Schedule.

        "Working Capital" means Current Assets minus Current Liabilities, less cash received from the exercise of Stock Options or Warrants subsequent to December 31, 2004 and on or prior to the date of the Closing Balance Sheet, plus GEXA's out-of-pocket fees and expenses incurred subsequent to December 31, 2004, but prior to the date of the Closing Balance Sheet in connection with (i) the negotiation of this Agreement and the reasonable transaction costs in connection therewith and (ii) the payment obligation of GEXA (if any) as described in Section 3.1(c) of the GEXA Disclosure Schedule relating to the Termination Agreement dated July 7, 2004, among GEXA, Catalyst Fund Ltd. and others.

        "Working Capital Deficiency" means the amount of Working Capital reflected on the Closing Balance Sheet is less than $13,500,000.

        "Working Capital Statement" has the meaning set forth in Section 4.2(i).

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

  (a)
  If to GEXA to:

    20 Greenway Plaza
    Suite 600
    Houston, Texas 77046
    Attention: Neil M. Liebman
    Facsimile: 888-624-9274

    with a copy to:

    Porter & Hedges, L.L.P.
    700 Louisiana, 35th Floor
    Houston, Texas 77002
    Attention: Robert G. Reedy
    Facsimile: 713-226-0274

    If to FPL Group:

    700 Universe Boulevard
    Juno Beach, Florida 33408
    Attention: General Counsel
    Facsimile: (561) 691-7305

    If to Holdings:

    700 Universe Boulevard
    Juno Beach, Florida 33408
    Attention: General Counsel
    Facsimile: (561) 691-7305

    If to Sub:

    700 Universe Boulevard
    Juno Beach, Florida 33408
    Attention: General Counsel
    Facsimile: (561) 691-7305

        8.3    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Dollar amounts referred to in this Agreement shall not be deemed to establish any standard of materiality.

        8.4    Waivers and Amendments.    This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

        8.5    Expenses and Other Payments.

          (a)   The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Agents; provided, however, that (i) the filing fee applicable to the HSR Act and (ii) the printing and mailing costs associated with delivery of the Proxy Statement and Registration Statement to the GEXA stockholders shall be shared between GEXA and FPL Group.

          (b)   GEXA agrees that if this Agreement shall be terminated pursuant to:

            (i)    Section 7.1(e) and within 12 months after the date of termination of this Agreement, a Business Combination (as hereinafter defined) shall have occurred or GEXA shall have entered into a definitive agreement providing for a Business Combination;

            (ii)   Section 7.1(g);

            (iii)  Section 7.1(h); or

            (iv)  Section 7.1(b) if, within 12 months after the date of termination of this Agreement, a Business Combination (as hereinafter defined) shall have occurred or GEXA shall have entered into a definitive agreement providing for a Business Combination;

  then GEXA shall pay to FPL Group an amount equal to $3,250,000, which amount, if paid, shall, in the case of Section 8.5(b)(i), (ii) or (iii), above, be the FPL Parties' sole remedy hereunder and shall be deemed to include the reimbursement of all of the FPL Parties' out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal, accounting and investment banking fees and expenses.

          (c)   Any payment required to be made pursuant to Section 8.5(b) shall be made as promptly as practicable but not later than two Business Days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Holdings, except that any payment to be made as the result of an event described in Section 8.5(b)(i) or (iv) shall be made as promptly as practicable, but not later than two Business Days after the earlier to occur of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

          (d)   For purposes of this Section 8.5, the term "Business Combination" shall mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving GEXA; (ii) a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of GEXA and/or its Subsidiaries taken as a whole, in a single transaction or series of transactions; or (iii) the acquisition by any Person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 50% or more of the GEXA Common Stock whether by tender offer or exchange offer or otherwise.

        8.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that any of the FPL Parties may assign this Agreement to any Affiliate of FPL Group without the prior written consent of GEXA, it being understood that any such assignment shall not relieve the assignor from its obligations hereunder and no such assignment would have the effect of impairing the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.7    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) other than Section 5.2 and Section 5.3 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        8.8    Non-Survival of Representations and Warranties.    None of the representations, and warranties of the parties made in this Agreement or in any instrument delivered hereunder (excluding the other Transaction Documents) shall survive the Effective Time. The inclusion of any item or matter in the GEXA Disclosure Schedule or FPL Disclosure Schedule is in respect of an abundance of caution and shall not be construed or deemed to be an admission that such item meets any particular standard of materiality set forth in this Agreement.

        8.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas applicable to agreements made and to be performed entirely within such state. Each of the Parties hereto hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement shall be brought exclusively in any of the federal courts of the United States of America having subject matter jurisdiction and, if no such court has jurisdiction, then in any state court having jurisdiction. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. THE PARTIES, AFTER CONSULTING WITH COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN OR AMONG THEM ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS. NO PARTY SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

        8.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

        8.11    Specific Performance.    Except as provided in Section 8.5(b) of this Agreement, the parties hereto agree that irreparable damage would occur if any provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas, in addition to any other remedy to which they are entitled at law or in equity.

        8.12    Damages Disclaimer.    Notwithstanding any other provision in this Agreement or the Voting Agreement, no party to this Agreement or the Voting Agreement shall be liable to any other Person (including any other party to this Agreement) for lost profits or any exemplary, punitive, demonstrative, special or consequential damages by reason of any claim or cause of action whatsoever, regardless of the cause thereof and whether such claims or causes of action arise under any state or federal statute or common law, including without limitation all claims or causes of action based on tort, contract, or express or implied rights of indemnity, contribution or subrogation.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

FRM HOLDINGS, LLC
By	/s/ CHARLES S. SCHULTZ
	Name:	Charles S. Schultz
	Title:	Secretary
WPRM ACQUISITION SUBSIDIARY, INC.
By	/s/ CHARLES S. SCHULTZ
	Name:	Charles S. Schultz
	Title:	Secretary
GEXA CORP.
By	/s/ NEIL LEIBMAN
	Name:	Neil Leibman
	Title:	Chairman & CEO
FPL GROUP, INC.
By	/s/ EDWARD F. TANCER
	Name:	Edward F. Tancer
	Title:	Vice President and General Counsel

ANNEX B

[Letterhead of Oppenheimer & Co. Inc.]

March 27, 2005

Confidential
Board of Directors
Gexa Corp.
20 Greenway Plaza
Suite 600
Houston, TX 77046

Members of the Board:

        We have been engaged to evaluate the fairness, from a financial point of view, to the holders of outstanding shares of the common stock of Gexa Corp., a Texas Corporation ("Gexa" or the "Company"), of the Merger Consideration (as defined below) to be paid pursuant to the Agreement and Plan of Merger (the "Merger Agreement") in execution draft format that is proposed to be entered into by and among FPL Group, Inc., FRM Holdings, LLC, WPRM Acquisition Subsidiary, Inc. (collectively, "FPL" or the "Acquirer") and Gexa (the "Merger").

        Pursuant to the Merger Agreement, each share of Gexa common stock, par value $0.01 per share, outstanding immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement) will be exchanged into a registered common share of FPL Common Stock, par value $.01 per share, equal to the quotient obtained by dividing the Gexa Per Share Value of $6.88 by the Average Closing Date FPL Group Stock Price, which means the daily average closing stock price as reported on the NYSE for the 10 consecutive trading days ending on the third Business Day prior to the Closing Date (as defined under the Merger Agreement) (the "Merger Consideration"). Outstanding options and warrants of the Company will be assumed by the Acquirer and adjusted to become options and warrants to acquire shares of the Acquirer's common stock based on the aforementioned calculated ratio, if not exercised prior to the Merger.

        In arriving at our opinion, we have visited the Company's offices in Houston and had numerous discussions with management about Gexa's operations, financial condition and prospects thereto. We have reviewed the Merger Agreement including the schedules and exhibits thereto, and analyzed financial and other information that was publicly available or furnished to us by the Company, including information provided to us during discussions with the management of Gexa. Included in the information provided during such discussions were historical unaudited financial data of Gexa for the fiscal year ended 2004 and certain financial projections of Gexa prepared by its management. In addition, we have compared certain financial data of Gexa with various other companies in generally similar industries with generally similar business and financial characteristics whose securities are traded in public markets and conducted such other financial studies and analyses as we deemed appropriate for purposes of this opinion. We did not rely on any one particular financial analysis or methodology, but formulated our opinion on the whole of such analyses. As to FPL, we have reviewed its recent public filings, including its Form 10-K for the fiscal year ended 2004, reviewed Wall Street equity and fixed income research and interviewed certain representatives of FPL regarding the nature of its operations, financial condition and prospects. In addition, we considered historical prices and trading activity of both companies' common stock.

        In rendering our opinion, we have assumed that the Merger will be consummated on all material terms described in the Merger Agreement. We have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was reviewed by us, whether obtained from public sources, provided to us by either the Company or FPL, or that was otherwise reviewed by us. We have relied on the representation that the unaudited fiscal 2004 financial statements of Gexa were prepared according to generally accepted accounting principles. In particular, we have relied upon the estimates and projections of the management of Gexa, which was the basis of our financial model for Gexa. With respect to the financial projections supplied to us, we have assumed that the forecasts presented to us by the management team of the Company were reasonably prepared in good faith and reasonably reflect the best currently available estimates and judgments of the management of Gexa regarding the future operating and financial performance of the Company. In addition, we have not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of the Company. Oppenheimer has not engaged in any legal analysis or review of the Agreement itself nor had any such analysis or review conducted on its behalf and has assumed that all legal requirements for consummation of the Merger have or will be complied with. While it is contemplated that the Merger Consideration received by the Gexa shareholders (other than cash received in lieu of fractional shares) will be on a tax-free basis, we express no view to the Company's shareholders as to the federal, state or local tax consequences of such Merger Consideration.

        Oppenheimer participated in various discussions with the management and Board of Directors of the Company regarding the Merger Agreement and assisted in negotiations with FPL regarding such Agreement. In rendering its opinion, we have assumed that the material conditions to closing of the Merger as set forth in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis in the manner contemplated by such Agreement.

        Our opinion is based on economic, market, financial and other conditions as they currently exist, and on the information made available to us as of the date of this letter, and is limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be paid. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation nor does it address the underlying business decision of the Company to effect the Merger. We make no representation as to trading price or activity of any publicly-traded securities of Gexa or FPL from the date of announcement to closing of the Merger or thereafter.

        Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As the financial advisor to the Company in connection with the Merger, Oppenheimer will receive from the Company an advisory fee for its advisory services as to the Merger as well as for rendering this opinion. The Company has agreed to indemnify Oppenheimer under certain circumstances.

        In the ordinary course of our business, Oppenheimer may actively trade securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer and certain of its officers and employees own warrants for the purchase of common stock of Gexa.

        It is understood that this opinion has been prepared solely for the use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to, or used for any other purposes without Oppenheimer's prior written consent, except that the Company may provide a copy of this opinion to FPL, as required by the Merger Agreement or as described below. Oppenheimer understands that the Company will include this opinion in the registration statement filed by FPL with the SEC with respect to the securities to be issued pursuant to the Merger (which registration statement will include the Company's proxy statement), which will be provided to the Company's shareholders. In addition, Oppenheimer will, if requested by the Company, provide additional disclosure to such public filings regarding its engagements with the Company, the basis of its opinion and related Merger compensation.

        Based upon the foregoing and such factors as we deemed relevant, we are of the opinion that the Merger Consideration to be received by the shareholders of Gexa is fair from a financial point of view.

Very truly yours,
Oppenheimer & Co. Inc.
By:	/s/ HENRY P. WILLIAMS Henry P. Williams Senior Vice President

ANNEX C

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 28, 2005 (this "Agreement"), by and among FPL Group, Inc., a Florida corporation ("FPL Group"), and the Persons listed on Schedule 1 hereto (each, a "Shareholder" and, collectively, the "Shareholders").

        WHEREAS, Gexa Corp., a Texas corporation (the "Company"), FPL Group, FRM Holdings, LLC ("Holdings") and WPRM Acquisition Subsidiary, Inc. ("Sub" and, together with FPL Group and Holdings, the "FPL Parties") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, among other things, the merger of Sub with and into the Company (the "Merger");

        WHEREAS, as of the date hereof, the Shareholders are holders of record or Beneficially Own (as defined herein) shares of common stock, par value $0.01 per share ("Company Common Stock"), of the Company; and

        WHEREAS, as a condition to the willingness of the FPL Parties to enter into the Merger Agreement, the FPL Parties have required that each Shareholder agree, and in order to induce the FPL Parties to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Shareholder (collectively, the "Shares").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        Section 1.1    General.    Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

        Section 1.2    Beneficial Ownership.    For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

ARTICLE II

        Section 2.1    Voting Agreement.    Each of the Shareholders hereby irrevocably and unconditionally agrees that during the term of this Agreement as specified in Section 5.1, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each of the Shareholders shall vote (or cause to be voted) the Shares held of record (to the extent such Shareholder also has the right to vote such Shares) or Beneficially Owned (to the extent such Shareholder also has the right to vote such Shares) by such Shareholder in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement. Each of the Shareholders acknowledges receipt and review of a copy of the Merger Agreement.

        Section 2.2    Irrevocable Proxy; Appointment of Proxy.    If any Shareholder fails to comply with the provisions of Section 2.1 (as determined by FPL Group in its sole discretion), such Shareholder hereby agrees that such failure shall result, without any further action by such Shareholder, in the irrevocable appointment of FPL Group, and any other individual who shall be hereafter designated by FPL Group, as such Shareholder's attorney and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Shares at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 2.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SHAREHOLDER MAY TRANSFER ANY OF SUCH SHAREHLOLDER'S SHARES IN BREACH OF THIS AGREEMENT. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to such Shareholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

        Each of the Shareholders hereby represents and warrants, severally and not jointly, to the FPL Parties as follows:

        Section 3.1    Authority Relative to this Agreement.    Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Where such Shareholder is a corporation, partnership or other entity, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

        Section 3.2    No Conflict.    (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, (i) where such Shareholder is a corporation, partnership or other entity, conflict with or violate the organizational documents of such Shareholder, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected.

          (b)   The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval,

  authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

        Section 3.3    Title to the Shares.    As of the date hereof, such Shareholder is the record or Beneficial Owner of the Shares listed opposite the name of such Shareholder on Schedule 1 hereto. The Shares listed opposite the name of such Shareholder on Schedule 1 hereto are all the securities of the Company either held of record or Beneficially Owned by such Shareholder as pf the date hereof. Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Shareholder. Each Shareholder has the right to vote or cause to be voted each of the Shares listed opposite the name of such Shareholder on Schedule 1 hereto and the Shares listed opposite the name of such Shareholder on Schedule 1 hereto are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements (other than in the case of Shares (i) issuable upon the exercise of options or warrants, the stock option agreement or warrant agreement in respect thereof, (ii) granted as restricted stock, the related restricted stock agreements under which such Shares were granted, or (iii) any agreement prohibiting the sale of Shares entered into in connection a private placement of equity securities by the Company), limitations on such Shareholder's voting rights, charges and other encumbrances of any nature whatsoever (collctively, "Liens"), none of which Liens restrict the ability of Shareholder to vote such Shareholder's Shares or to enter into this Agreement.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

        Section 4.1    No Inconsistent Agreement or Action.    Each of the Shareholders hereby covenants and agrees that, except as contemplated by this Agreement, and the Merger Agreement, such Shareholder shall not, or permit any Person under such Shareholder's control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Shareholder or form any "group" for purposes of the Exchange Act or the rules promulgated thereunder, in each such case, which is inconsistent with this Agreement. Except as set forth in the Merger Agreement, no Shareholder shall (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined in the Merger Agreement) or agree to or endorse any Transaction Proposal or (ii) propose, enter into, continue or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

        Section 4.2    Transfer of Title.    Each of the Shareholders hereby covenants and agrees that such Shareholder shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership of any of the Shares, or (iii) further pledge, hypothecate or otherwise dispose of any Shares; provided, that a Shareholder may transfer record ownership of any of the Shares so long as such Shareholder maintains Beneficial Ownership of such Shares (including, without limitation, the unfettered right to vote such Shares in the manner set forth in Section 2.1). Each Shareholder agrees and understands that in order to enforce the transfer restrictions contained in this Agreement, the Company (a) shall direct its transfer agent and registrar to enter stop transfer orders and to not register or cause any third party to register the transfer of any certificate representing any of the Shareholders' Shares, unless the transfer is made in compliance with this Agreement, and (b) may require, if necessary to enforce this

Agreement, all certificates representing any of the Shareholders' Shares to be inscribed with an appropriate legend that reflects this Agreement and the covenants contained herein

ARTICLE V

MISCELLANEOUS

        Section 5.1    Termination.    This Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date the Merger Agreement is terminated in accordance with its terms.

        Section 5.2    Additional Shares.    If, after the date hereof, a Shareholder acquires the right to vote any additional shares of Company Common Stock (any such shares shall be referred to herein as "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Shareholder of record or Beneficial Ownership of such Additional Shares. Each Shareholder shall promptly notify FPL Group upon acquiring Beneficial or record ownership of any Additional Shares.

        Section 5.3    Appraisal or Dissenters' Rights.    Each Shareholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have.

        Section 5.4    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 5.5    Entire Agreement.    This Agreement constitutes the entire agreement between FPL Group and the Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between FPL Group and the Shareholders with respect to the subject matter hereof.

        Section 5.6    Amendment.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 5.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

        Section 5.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        Section 5.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

        Section 5.10    Waiver of Jury Trials.    THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.11    Survival.    The representations, warranties, covenants and agreements set forth in this Agreement shall terminate upon the termination of this Agreement as specified in Section 5.1 above, except for those set forth in this Article V other than Section 5.2. No such termination shall affect the rights of a non-breaching party to enforce its remedies with respect to another party's breaches occurring prior to such termination.

        IN WITNESS WHEREOF, each of the Shareholders and FPL Group have caused this Agreement to be duly executed on the date hereof.

FPL GROUP, INC.
By:	/s/ EDWARD F. TANCER
Name:	Edward F. Tancer
Title:	Vice President and General Counsel
/s/ NEIL LEIBMAN Neil Leibman
/s/ STUART C. GAYLOR Stuart C. Gaylor
/s/ DON S. ARON Don S. Aron
/s/ DAN C. FOGARTY Dan C. Fogarty
/s/ ROBERT C. ORR, JR. Robert C. Orr, Jr.
/s/ TOM D. O'LEARY Tom D. O'Leary
SUNDOWNER HOLDINGS INC
By:	/s/ NEIL M. LEIBMAN
Name:	Neil M. Leibman
Title:	President
/s/ NEIL M. LEIBMAN, CUSTODIAN Madison Leibman, Neil M. Leibman Custodian
/s/ NEIL M. LEIBMAN, CUSTODIAN Andrew Leibman, Neil M. Leibman Custodian
/s/ NEIL M. LEIBMAN, CUSTODIAN Adrianne Leibman, Neil M. Leibman Custodian

BOXER CAPITAL LTD
By:	/s/ NEIL M. LEIBMAN
Name:	Neil M. Leibman
Title:	Managing General Partner
/s/ NEIL M. LEIBMAN Neil M. Leibman IRA
/s/ AMY PICKETT LEIBMAN Amy Pickett Leibman IRA
/s/ DAVID K. HOLEMAN David K. Holeman
/s/ STUART C. GAYLOR Gaylor Investment Trust Partnership

SCHEDULE 1

	Stock	Options	Warrants	Total
Neil M. Leibman		450,000	18,333	468,333
SUNDOWNER HOLDINGS INC	96,650			96,650
Madison Leibman, Neil M. Leibman Custodian	13,500			13,500
Andrew Leibman, Neil M. Leibman Custodian	13,000			13,000
Adrianne Leibman, Neil M. Leibman Custodian	13,500			13,500
BOXER CAPITAL LTD	50,000			50,000
BOXER CAPITAL LTD	3,200,000			3,200,000
Neil M. Leibman IRA	6,640			6,640
Amy Pickett Leibman IRA	811			811
David K. Holeman	25,000	300,000		325,000
Don Aron	200,000	100,000	18,333	318,333
Dan C. Fogarty		100,000		100,000
Gaylor Investment Trust Partnership	36,334	100,000	18,333	154,667
Tom D. O'Leary		100,000		100,000
Robert C. Orr, Jr.	—	100,000	18,333	118,333

	3,655,435	1,250,000	73,332	4,978,767

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 607.0850 of the Florida Statutes generally permits FPL Group to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to FPL Group if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of FPL Group. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, FPL Group may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of FPL Group. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This section of the Florida Statutes also permits FPL Group to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute any of the following:

  •
  a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful);

  •
  a transaction from which he derived an improper personal benefit;

  •
  an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders); or

  •
  willful misconduct or a conscious disregard for the best interests of FPL Group in a proceeding by or in the right of FPL Group to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

        Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless:

  •
  the director breached or failed to perform his duties as a director; and

  •
  the director's breach of, or failure to perform, those duties constitutes any of the following:

  •
  a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

  •
  a transaction from which the director derived an improper personal benefit, either directly or indirectly;

  •
  a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable;

  •
  in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of a corporation, or willful misconduct; or

  •
  in a proceeding by or in the right of someone other than a corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

        FPL Group's bylaws provide generally that FPL Group shall, to the fullest extent permitted by law, indemnify all of its directors and officers, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of FPL Group, as well as any employees or agents of FPL Group's or other persons serving at the request of FPL Group in any capacity with any entity or enterprise other than such registrant to whom FPL Group has agreed to grant indemnification to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an indemnified person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys' fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

        In addition, FPL Group carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
**2.1	Agreement and Plan of Merger, dated as of March 28, 2005, among FRM Holdings, LLC, WPRM Acquisition Subsidiary, Inc. FPL Group, Inc. and Gexa Corp. (filed as Exhibit 2.1 to Form 8-K dated March 28, 2005, File No. 0-16179).
2.2	Voting Agreement, dated as of March 28, 2005, by and between registrant and certain security shareholders of Gexa Corp. (filed as Exhibit 2.2 to Form 8-K dated March 28, 2005, File No. 0-16179).
*3(i)	Restated Articles of Incorporation of FPL Group dated December 21, 1984, as amended through March 10, 2005.
3(ii)	Bylaws of FPL Group as amended February 12, 2001 (filed as Exhibit 3(ii)a to Form 10-K for the year ended December 31, 2000, File No. 1-8841).
4(a)
Form of Rights Agreement, dated as of July 1, 1996, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (f/k/a The First National Bank of Boston), as Rights Agent (filed as Exhibit 4 to Form 8-K dated June 17, 1996, File No. 1-8841).
4(b)
Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (f/k/a The First National Bank of Boston), as the Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003, File No. 1-8841).
4(c)
Third Amendment to Rights Agreement, dated as of January 1, 2004, between FPL Group, Computershare Investor Services, LLC as successor rights agent, and EquiServe Trust Company, N.A. as predecessor rights agent (filed as Exhibit 4 to Form 8-A/A dated December 19, 2003, File No. 1-8841).

4(d)
Certificate of Adjustment, dated March 15, 2005, to the Rights Agreement, dated July 1, 1996, as amended, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor rights agent (filed as Exhibit 4(b) to Form 8-K dated March 16, 2005, File No. 1-8841).
4(e)
Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and six Supplements thereto, between FPL and Deutsche Bank Trust Company Americas, Trustee (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31,1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172 and Exhibit 4(a) to Form 10-Q for the quarter ended September 30, 2004, File No. 2-27612).
4(f)	Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee (filed as Exhibit 4(a) to Form 8-K dated July 16, 1999, File No. 1-8841).
4(g)	Guarantee Agreement between FPL Group (as Guarantor) and The Bank of New York (as Guarantee Trustee) dated as of June 1, 1999 (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).
4(h)	Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 7 3/8% Debentures, Series due June 1, 2009 (filed as Exhibit 4(d) to Form 8-K dated July 16, 1999, File No. 1-8841).
4(i)
Officer's Certificate of FPL Group Capital, dated September 7, 1999, creating the 7 5/8% Debentures, Series due September 15, 2006 (filed as Exhibit 4 to Form 10-Q for the quarter ended September 30,1999, File No. 1-8841).

4(j)
Officer's Certificate of FPL Group Capital, dated May 11, 2001, creating the 6 1/8% Debentures, Series due May 15, 2007 (filed as Exhibit 4 to Form 10-Q for the quarter ended June 30, 2001, File No. 1-8841).
4(k)
Officer's Certificate of FPL Group Capital, dated February 4, 2002, creating the Series A Debentures due February 16, 2007 (filed as Exhibit 4(j)to Form 10-K for the year ended December 31, 2001, File No. 1-8841).
4(l)
Supplemental Officer's Certificate of FPL Group Capital, dated October 27, 2004, to the Officer's Certificate creating the Series A Debentures due February 16, 2007 (filed as Exhibit 4(b) to Form 10-Q for the quarter ended September 30, 2004, File No. 1-8841).
4(m)
Officer's Certificate of FPL Group Capital, dated April 11, 2003, creating the 3 1/4% Debentures, Series due April 11, 2006 (filed as Exhibit 4(ao) to Post-Effective Amendment No. 1 to Form S-3, File Nos. 333-102173,333-102173-01, 333-102173-02 and 333-102173-03).
4(n)
Officer's Certificate of FPL Group Capital, dated June 12, 2002, creating the Series B Debentures due February 16, 2008 (filed as Exhibit 4(a) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).
4(o)
Purchase Contract Agreement, dated as of June 1, 2002, between FPL Group and The Bank of New York, as Purchase Contract Agent and Trustee (filed as Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).
4(p)
Indenture (For Unsecured Subordinated Debt Securities relating to Trust Securities) of FPL Group Capital, dated as of March 1, 2004 (filed as Exhibit 4(au) to Post-Effective Amendment No. 3 to Form S-3, File Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03).
4(q)
Officer's Certificate of FPL Group Capital, dated March 15, 2004, creating the 5 7/8% Junior Subordinated Debentures, Series due March 15, 2044 (filed as Exhibit 4(av) to Post-Effective Amendment No. 3 to Form S-3, File Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03).
4(r)
Preferred Trust Securities Guarantee Agreement between FPL Group (as Guarantor) and The Bank of New York (as Guarantee Trustee), dated as of March 15, 2004 (filed as Exhibit 4(aw) to Post-Effective Amendment No. 3 to Form S-3, File Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03).
4(s)
Amended and Restated Trust Agreement relating to FPL Group Capital Trust I, dated as of March 15, 2004 (filed as Exhibit 4(at) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03).
4(t)
Agreement as to Expenses and Liabilities of FPL Group Capital Trust I, dated as of March 15, 2004 (filed as Exhibit 4(ax) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03).
*5	Opinion and consent of Steel Hector & Davis LLP, counsel to FPL Group.
***8(a)	Opinion and consent of McDermott Will & Emery LLP regarding certain tax aspects of the merger.
***8(b)	Opinion and consent of Porter & Hedges, L.L.P. regarding certain tax aspects of the merger.
*23(a)	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
*23(b)	Consent of Hein & Associates LLP.

*23(c)	Consent of Oppenheimer & Co. Inc.
***23(d)	Consent of McDermott Will & Emery LLP (included in opinion attached hereto as Exhibit 8(a)).
***23(e)	Consent of Porter & Hedges, L.L.P. (included in opinion attached hereto as Exhibit 8(b)).
23(f)	Consent of Steel Hector & Davis LLP (included in opinion attached hereto as Exhibit 5).
24(a)	Power of Attorney (included on the signature pages of this registration statement).
*99(a)	Form of Proxy to be used by Gexa Corp.
*99(b)	Fairness Opinion of Oppenheimer & Co. Inc. (included as Annex B to the proxy statement/prospectus included as part of this registration statement).

*
Filed herewith.
**
Schedules and similar attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
***
To be filed by amendment.

Item 22. Undertakings

  (a)
  (1) The undersigned registrant hereby undertakes:

              (i)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (A)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act");

              (B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (ii)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (iii)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (4)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY

        Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on the 28th day of April, 2005.

FPL GROUP, INC.
By:	/s/ LEWIS HAY, III Lewis Hay, III Chairman of the Board, President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEWIS HAY, III Lewis Hay, III	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2005
/s/ MORAY P. DEWHURST Moray P. Dewhurst	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 28, 2005
/s/ K. MICHAEL DAVIS K. Michael Davis	Controller and Chief Accounting Officer (Principal Accounting Officer)	April 28, 2005
H. Jesse Arnelle	Director
Sherry S. Barrat	Director
/s/ ROBERT M. BEALL, II Robert M. Beall, II	Director	April 28, 2005

/s/ J. HYATT BROWN J. Hyatt Brown	Director	April 28, 2005
/s/ JAMES L. CAMAREN James L. Camaren	Director	April 28, 2005
/s/ FREDERIC V. MALEK Frederic V. Malek	Director	April 28, 2005
/s/ RUDY E. SCHUPP Rudy E. Schupp	Director	April 28, 2005
/s/ MICHAEL H. THAMAN Michael H. Thaman	Director	April 28, 2005
Hansel E. Tookes, II	Director
/s/ PAUL R. TREGURTHA Paul R. Tregurtha	Director	April 28, 2005
/s/ FRANK G. ZARB Frank G. Zarb	Director	April 28, 2005

Index to Exhibits

Exhibit Number		Description
3(i	)	Restated Articles of Incorporation of FPL Group dated December 21, 1984, as amended through March 10, 2005.
5		Opinion and consent of Steel Hector & Davis LLP, counsel to FPL Group.
23(a	)	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23(b	)	Consent of Hein & Associates LLP.
23(c	)	Consent of Oppenheimer & Co. Inc.
99(a	)	Form of Proxy to be used by Gexa Corp.